                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-61006

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus supplement is not complete and may be      +
+changed. We may not deliver these securities until a final prospectus         +
+supplement is delivered. This prospectus supplement and the accompanying + +prospectus are not offers to sell these securities and we are not soliciting + +offers to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JUNE 7, 2001
PRELIMINARY PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED JUNE 5, 2001)

Kansas City Southern Industries, Inc.
                                  [KCSI LOGO]
4,600,000 Mandatory Convertible Units
x.xx% Mandatory Convertible Units

We are offering 4,600,000 Mandatory Convertible Units. The Mandatory Convertible Units initially will consist of units referred to as Corporate Units. Each Corporate Unit will have a stated amount of $25 and will initially consist of (i) a contract to purchase shares of our common stock and (ii) a $25
principal amount   % senior note due August 17, 2007 of The Kansas City
Southern Railway Company, a wholly owned subsidiary of Kansas City Southern Industries, Inc. The senior note will be guaranteed by us and certain of our existing subsidiaries.

The purchase contract will obligate you to purchase from us, on August 17, 2004 for a price of $25, the following number of shares of our common stock:
  . if the average closing price of our common stock over the 20 consecutive trading days ending on the third trading day prior to August 17, 2004 is
    equal to or greater than $  ,    shares
  . if the average closing price of our common stock over the same period is less than $ , but greater than $ , a number of shares having a value, based on such 20-day trading average, equal to the stated amount; and
  . if the average closing price of our common stock over the same period is
    less than or equal to $  ,    shares

The senior note will be pledged to us to secure your obligation to purchase our common stock under the related purchase contract. Interest payments on the senior note will be made on August 17, November 17, February 17 and May 17 of
each year, beginning August 17, 2001. Interest will accrue from     , 2001. The
Kansas City Southern Railway Company senior notes will not trade separately from the Corporate Units unless and until substitution is made as described in this prospectus supplement. The Kansas City Southern Railway Company senior notes are described in this prospectus supplement.

We have applied to have the Corporate Units listed on the New York Stock Exchange, or NYSE under the symbol "KMH". Our common stock is listed on the NYSE under the trading symbol "KSU". On June 6, 2001 the last reported sale for our common stock was $16.10 per share.

Concurrently with this offering of Corporate Units, we are also offering (by a separate prospectus supplement) 4,000,000 shares of our common stock. Neither offering is contingent upon the closing of the other offering.

Investing in the Mandatory Convertible Units involves certain risks. See "Risk Factors" beginning on page S-16 of this prospectus supplement and page 3 of the prospectus.

--------------------------------------------------------------------------------

                    Price
                    to      Underwriting Discounts Net Proceeds
                    Public  and Commissions        to Us
Per Corporate Unit  $       $                      $
Total               $       $                      $

The underwriters have a 30-day option to purchase a maximum of 690,000 additional Corporate Units to cover over-allotments. Delivery of the Corporate
Units will be made on or about       , 2001.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                          Joint Book Running Managers

JPMorgan                                              Morgan Stanley Dean Witter

                                  -----------
                           Deutsche Banc Alex. Brown

The date of this prospectus supplement is       , 2001

                                  [Graphics]

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                         Page
                                                                         -----
About This Prospectus Supplement........................................    ii
Prospectus Supplement Summary...........................................   S-1
Risk Factors............................................................  S-16
Use of Proceeds.........................................................  S-20
Price Range of Common Stock and Dividend Policy.........................  S-20
Capitalization..........................................................  S-21
Selected Consolidated Financial Data....................................  S-22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations..........................................................  S-24
Quantitative and Qualitative Disclosures About Market Risk..............  S-50
Railroad Industry.......................................................  S-52
Business................................................................  S-55
Management..............................................................  S-74
Description of KCS Credit Facilities and Other Indebtedness.............  S-76
Description of the Mandatory Convertible Units..........................  S-79
Description of the Purchase Contracts...................................  S-82
Certain Provisions of the Purchase Contracts, the Purchase Contract
 Agreement and the Pledge Agreement.....................................  S-92
Description of the Notes................................................  S-96
Certain Federal Income Tax Consequences................................. S-134
Accounting Treatment.................................................... S-142
Underwriting............................................................ S-142
Legal Matters........................................................... S-144
Index to Consolidated Financial Statements..............................   F-1

                                   Prospectus

About This Prospectus...................................................     1
Where You Can Find More Information.....................................     1
Forward-Looking Statements..............................................     2
Risk Factors............................................................     3
The Company.............................................................    11
Use of Proceeds.........................................................    12
Earnings to Fixed Charges Ratio.........................................    12
Description of Debt Securities..........................................    13
Description of Common Stock.............................................    17
Description of Stock Purchase Contracts and Stock Purchase Units........    18
Plan of Distribution....................................................    19
Legal Matters...........................................................    20
Experts.................................................................    20

                               ----------------

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information provided by or incorporated by reference in this prospectus supplement or the accompanying prospectus may only be accurate on the date of the document containing the information.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this Mandatory Convertible Units offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless we have indicated otherwise, or unless the content otherwise requires, references in this prospectus supplement and the accompanying prospectus to "KCSI" mean Kansas City Southern Industries, Inc. and references to the "Company," "we," "us," "our" and similar terms refer to KCSI and its subsidiaries, excluding the discontinued operations of its former financial services businesses. Unless the context otherwise requires, references in this document to "KCSR" mean The Kansas City Southern Railway Company, the principal subsidiary of KCSI, and references to "our common stock" refer to the common stock of KCSI.

Industry Data

Unless otherwise indicated, the industry data contained in this prospectus supplement is from the 2000 Edition of "Railroad Facts" or Volume 17 of "Railroad Ten-Year Trends 1990-1999," each published by the Association of American Railroads ("AAR").

                         PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, all of the following information assumes that the underwriters have not exercised their option to purchase up to an additional 690,000 Mandatory Convertible Units within 30 days of the date of this prospectus supplement.

                                  The Company

We, along with our subsidiaries and joint ventures, own and operate a uniquely positioned North American rail network strategically focused on the growing north/south freight corridor that connects key commercial and industrial markets in the central United States, with major industrial cities in Mexico. Our principal subsidiary, KCSR, is one of eight Class I railroads in the United States and our rail network is comprised of approximately 6,000 miles of main and branch lines. Through our strategic alliance with Canadian National Railway Company ("CN") and Illinois Central Corporation ("IC" and together "CN/IC"), we have created a contiguous rail network of approximately 25,000 miles of main and branch lines connecting Canada, the United States and Mexico. We believe that, as a result of the strategic position of our railway, we are poised to continue to benefit from the growing north/south trade between the United States, Mexico and Canada promoted by the implementation of the North American Free Trade Agreement ("NAFTA"). We offer services to companies in a wide range of markets including the coal, chemicals and petroleum, paper and forest, agricultural and mineral, and intermodal and automotive markets. For the twelve months ended March 31, 2001, we generated total revenues of $567.3 million, operating income of $45.9 million and EBITDA (as adjusted and as defined on page S-15) of $106.5 million. EBITDA as presented excludes our equity in net earnings of unconsolidated affiliates of $26.2 million for the twelve months ended March 31, 2001.

Our rail network interconnects with all other Class I railroads and provides customers with an effective alternative to other railroad routes, giving direct access to Mexico and the southwestern United States through less congested interchange hubs. Our principal subsidiary, KCSR, founded in 1887, operates a rail network of approximately 2,700 miles of main and branch lines running on a north/south axis from Kansas City, Missouri to the Gulf of Mexico and on an east/west axis from Meridian, Mississippi to Dallas, Texas. Our operations also include the Gateway Western Railway Company ("Gateway Western"), a wholly-owned regional rail carrier, that provides a strategic link connecting Kansas City with East St. Louis, Illinois over approximately 400 miles of main and branch lines. Eastern railroads and their customers can bypass congested gateways at Chicago, St. Louis, Memphis and New Orleans by interchanging with us at Meridian and Jackson, Mississippi and East St. Louis, Illinois. Other railroads can also interconnect with us at our other gateways at Kansas City, Birmingham, Alabama, Shreveport and New Orleans, Louisiana, Dallas, Beaumont and Laredo, Texas.

Our rail network links directly to major trading centers in Mexico through our affiliates TFM, S.A. de C.V. ("TFM") and The Texas-Mexican Railway Company ("Tex-Mex"). We own an approximate 37% interest in Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM"), which owns 80% of TFM. TFM operates approximately 2,700 miles of main and branch lines running from the U.S./Mexico border at Laredo, Texas to Mexico City and serves most of Mexico's principal industrial cities and three of its four major shipping ports. Our principal international gateway is at Laredo, Texas where more than 50% of all rail and truck traffic between the United States and Mexico crosses the border. We also own a 49% interest in Mexrail, Inc. ("Mexrail"), which owns Tex-Mex. Tex-Mex operates approximately 150 miles of main and branch lines between Laredo and the port city of Corpus Christi, Texas. In addition, Mexrail owns the northern half of the rail bridge at Laredo into Mexico, which spans the Rio Grande River, while TFM operates the southern half of the bridge.

Our network is further expanded through a strategic alliance with CN/IC and marketing agreements with Norfolk Southern Railway Co. ("Norfolk Southern") and I&M Rail Link, LLC ("I&M Rail Link"). The CN/IC alliance connects Canadian markets with major midwestern and southern markets in the United States as well as with major markets in Mexico through our connections with Tex-Mex and TFM. Our marketing agreements with Norfolk Southern allow us to capitalize on our east/west "Meridian Speedway," which runs from Meridian to Dallas, to gain incremental traffic volume between the southeast and the southwest. Our agreement with I&M Rail Link provides us with access to Minneapolis and Chicago and to originations of corn and other grain in Iowa, Minnesota and Illinois.

We also own 50% of the common stock (or a 42% equity interest) of the Panama Canal Railway Company, which holds the concession to operate a 47-mile railroad located adjacent to the Panama Canal. This railroad is currently being reconstructed and is expected to resume freight operations in the third quarter of 2001. In addition, we own 50% of the common stock of Panarail Tourism Company which will operate a commuter and tourist railway service over the lines of the Panama Canal Railway. Panarail Tourism Company is expected to initiate railway passenger service between the cities of Panama and Colon in June 2001.

Competitive Strengths

Strategically Positioned Rail Network. Through our rail network, our strategic alliance with CN/IC and our marketing agreements with Norfolk Southern and I&M Rail Link, we connect with railroads serving major trading points in the United States, Canada, and Mexico. During the mid-1990s, while most major U.S. railroads concentrated on enlarging their shares of east/west transcontinental traffic in the United States, we focused on creating the "NAFTA Railway" to serve north/south traffic across the United States' borders with Mexico and Canada through acquisitions, joint ventures, a strategic alliance and marketing agreements. According to the U.S. Department of Commerce, trade between the United States and Mexico and between the United States and Canada has grown at an average annual rate of 14.3% and 9.0%, respectively, since the implementation of NAFTA in late 1993 through 2000. Our investments in Mexrail and Grupo TFM extend our rail network from Beaumont to the U.S. border at Laredo and through the heart of Mexico's industrial base to Mexico City. TFM serves three of Mexico's four major shipping ports as well as the Mexican states that account for approximately 70% of Mexico's population and industrial base. Through our strategic alliance with CN/IC, we expanded our network into the northern and midwestern United States and Canada. In general, our network provides an alternative for eastern traffic to Mexico and points west of the Mississippi using our lines and bypassing more congested hubs. Our Meridian Speedway provides other railroads and their customers with a less congested route linking the eastern United States with the southwestern United States and Mexico. Gateway Western provides an efficient east/west route by bypassing the more costly and congested route through the St. Louis terminal.

Strategic Mexican Investments. In recent years our investments have enabled us to service a greater variety of customers with growing transportation needs. Through our 49% investment in Mexrail, we have access to a vital link between the United States and Mexico at Laredo--the largest rail freight exchange point between the United States and Mexico. In 1997, we invested approximately $300 million to acquire an approximate 37% interest in Grupo TFM, which, through TFM, provides us with a connection to Mexico's most industrialized and populated regions. Grupo TFM's revenues, operating income and EBITDA (as adjusted and as defined on page S-15) have increased from $431.3 million, $76.6 million and $150.5 million, respectively, in 1998, the first full fiscal year after the privatization of Mexico's previously government operated rail network, to $640.5 million, $164.2 million and $240.0 million, respectively, in 2000. Grupo TFM's revenues, operating income and EBITDA have increased from $146.7 million, $40.6 million and $59.7 million, respectively, in the first three months of 2000 to $156.1 million, $85.8 million and $106.4 million, respectively, in the first three months of 2001. Under International Accounting Standards, Grupo TFM's operating ratio (as defined on page S-15) was 76.6% in 1999, 74.0% in 2000, and 79.8% in the first three months of 2001, all of which were better than the U.S. industry average of 83.6% for 1999.

Strong, Diversified Traffic Mix. We serve customers in a wide range of industries with different transportation needs. We transport products in the coal, chemicals and petroleum, paper and forest, agricultural and mineral, and intermodal and automotive markets. For example, in the coal market, we serve nine utility plants for customers, such as Southwestern Electric Power Company and Entergy Gulf States, generally under long term contracts with an average life of approximately five years. In the chemical and petroleum, paper and forest and agricultural and mineral markets, our customers include Exxon Chemical, Georgia Gulf, Huntsman, International Paper, Willamette, Georgia Pacific, Tyson, and Pilgrims Pride. In the automotive market, our customers include General Motors, Chrysler, Mazda, Volkswagon and Ford.

Well-Maintained Rail Property. From 1996 through 2000, we have invested approximately $238.0 million in our railway track and infrastructure. As a result of recently completed projects, we currently have the capacity and infrastructure to increase our traffic volume and improve our operating efficiency. Investments in locomotives, rail cars, new sidings, centralized traffic control and infrastructure enable us to better serve our customers and mitigate congestion. In the fourth quarter of 1999, we received delivery, under long-term operating leases, of 50 new GE 4400 AC locomotives. The addition of these state-of-the-art locomotives is having a favorable impact on operations and has resulted in fewer train delays and less congestion, decreased maintenance costs, improved fuel efficiency and fleet utilization, increased hauling power and improved reliability and efficiency. In April 2000, we opened automotive facilities in Kansas City and we may further expand those facilities as business opportunities arise. We are also expanding our intermodal facilities in Kansas City, Dallas and Shreveport. These initiatives have produced improvements in operations and traffic flow since the fourth quarter of 1999.

Experienced Management Team. Our growth-oriented management team has substantial transportation industry experience and has been a critical component in our transformation from a regional rail carrier to an extensive North American rail network. Michael Haverty, our Chairman of the Board, President and CEO, has approximately 38 years of railroad industry experience and joined us in 1995 with the vision of creating the "NAFTA Railway." In order to achieve this objective, we have assembled a highly qualified management team by selectively hiring experienced managers from other railroads, as well as from trucking and shipping companies. Our senior management team has on average approximately 28 years of transportation experience.

Strategy

Capitalize on NAFTA Trade. Based on information currently available to us, we believe that, for the four years ending December 31, 2005, trade (in terms of revenue) between the United States and Mexico and between the United States and Canada will grow at an average annual rate of approximately 10% and 8%, respectively. We are well positioned to capture rail traffic bound to or originating from Mexico. Our rail network links to TFM via Tex-Mex at Laredo, the single largest rail freight transfer point between the United States and Mexico. We believe that revenues should grow significantly as NAFTA traffic continues to grow. Furthermore, our strategic alliance with CN/IC and our marketing agreements with Norfolk Southern and I&M Rail Link have enhanced our ability to haul traffic bound for or originating from Mexico by providing coordinated service and competitive rates for customers in market areas served by our expanded rail network. In particular, we believe that our CN/IC alliance and Norfolk Southern marketing agreements will generate additional intermodal and automotive traffic, one of our fastest growing product segments along the NAFTA corridor.

Pursue Domestic Growth Opportunities. We believe our Meridian Speedway and Gateway Western east/west corridors have significant growth potential because of their strategic locations and because they are generally less congested than alternate routes. For many traffic moves, our Meridian Speedway provides the most direct connection for rail traffic moving from the eastern United States to Dallas. The use of the Meridian Speedway provides eastern U.S. and Canadian railroads opportunities for longer hauls, which are more profitable for them. The use of Gateway Western provides an alternative to the more costly and congested route through the St. Louis terminal. Also, we are currently in the process of developing our intermodal and automotive facility at the former Richards-Gebaur Airbase in Kansas City, Missouri. The automotive facility is currently being utilized. The intermodal facility is expected to be in service in 2002 and should allow us to provide faster and more expanded service in and out of Kansas City.

Establish New and Expand Existing Strategic Alliances and Marketing Agreements. In 1998, we entered into a 15-year strategic alliance with CN/IC which provides for joint marketing and pricing for traffic over a coordinated rail network connecting Canadian markets, the major U.S. midwest markets of Detroit, Chicago, Kansas City and St. Louis, and the key southern markets of Memphis, Dallas and Houston. This alliance is designed to target new markets in key north/south traffic corridors and provide (1) increased routing options and reduced transit times, (2) a coordinated sales effort, (3) close coordination of operations, and (4) a direct link to Canada. Our marketing agreements with Norfolk Southern provide incremental traffic volume between the southeast and the southwest through an interchange with Norfolk Southern on the Meridian Speedway. In May 2000, we signed an additional marketing and haulage agreement with Norfolk Southern to move intermodal traffic between Meridian and Dallas. We plan to pursue growth opportunities by executing similar alliances and marketing agreements to increase the scope of products we transport and the regional markets we cover.

Provide Superior Customer Service. We intend to achieve higher levels of customer satisfaction by improving the quality of our customer service operations and increasing the efficiency of our rail operations. In 1999, we completed the centralization of the customer service operations for our U.S. railroads, which we believe resulted in higher levels of customer satisfaction. Later in 2001, we intend to begin implementing a new management control system ("MCS") on our railroads. Through our well-maintained railroad property and a revised transportation service plan, we intend to provide a more fluid rail network that can safely manage higher traffic volumes at faster speeds on our current track infrastructure and thereby mitigate congestion.

Industry Trends

Since 1994, there has been significant consolidation among major North American rail carriers, including the 1995 merger of Burlington Northern, Inc. with Santa Fe Pacific Corporation, the 1995 merger of the Union Pacific Railroad Company ("UP") and the Chicago and North Western Transportation Company ("CNW") and the 1996 merger of UP with Southern Pacific Railroad ("SP"). Further, CSX Corporation ("CSX") and Norfolk Southern purchased the assets of Consolidated Rail Corporation ("Conrail") in 1998 and CN acquired the IC in 1999. As a result of this consolidation, the industry is now dominated by a few "mega-carriers."

In March 2000, the Surface Transportation Board ("STB") imposed a 15-month moratorium on Class I railroad merger activity while it reviews and rewrites the rules applicable to railroad consolidation. In July 2000, the STB's moratorium was upheld by the United States Court of Appeals for the District of Columbia. The STB rulemaking proceedings are scheduled to be completed on June 11, 2001 and the moratorium is expected to end on June 17, 2001. In April 2001, CN and Wisconsin Central Transportation Corporation ("Wisconsin Central") and certain of their respective affiliates filed a merger application with the STB seeking approval for the acquisition of control by CN and Grand Trunk Corporation (a subsidiary of CN) of Wisconsin Central and its rail carrier subsidiaries. The STB determined the proposed transaction to be a "minor transaction" and is expected to issue its final decision by September 7, 2001.

                                ----------------

KCSI is incorporated in Delaware. KCSR is incorporated in Missouri. Our principal executive offices (which include KCSR's principal executive offices) are at 114 West 11th Street, Kansas City, Missouri 64105. Our telephone number is 816-983-1303.

                                  The Offering

Number of Mandatory
Convertible Units             4,600,000 Mandatory Convertible Units, initially
Offered...................    consisting of 4,600,000 Corporate Units.

The Components of a
Corporate Unit............    Each Corporate Unit consists of a purchase
                              contract and, initially, a $25 principal amount senior unsecured note due August 17, 2007 (each such note, a "Note" and collectively, the "Notes") issued by KCSR. The Note that is a component of each Corporate Unit will be owned by you, but it will be pledged to us to secure your obligations under the purchase contract.

                              If the Notes are successfully remarketed or a tax event redemption occurs, in each case as described in this prospectus supplement, the applicable ownership interest in the Treasury portfolio (as described below) will replace the Note as a component of each Corporate Unit and will be pledged to us to secure your obligations under the purchase contract.

Guarantees................    KCSI and certain of its subsidiaries will provide
                              full, irrevocable and unconditional senior unsecured guarantees of the Notes.

Purchase Contracts........    Each purchase contract underlying a Mandatory
                              Convertible Unit obligates the holder of the purchase contract to purchase, and obligates us to sell, on August 17, 2004, for $25, a number of newly issued shares of KCSI common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment under the circumstances set forth in "Description of the Purchase Contracts--Anti-Dilution Adjustments," as follows:

                                 .  If the applicable market value of our
                                    common stock is equal to or greater than
                                    the threshold appreciation price, then
                                    each purchase contract will be settled for
                                    [   ] shares;

                                 .  If the applicable market value of our
                                    common stock is less than the threshold
                                    appreciation price but greater than the
                                    reference price, then each purchase
                                    contract will be settled for a number of shares having a value, based on such applicable market value, equal to the stated amount; and

                                 .  If the applicable market value of our
                                    common stock is less than or equal to the
                                    reference price, then each purchase
                                    contract will be settled for [   ] shares.

                              "Applicable market value" means the average of the closing price per share of common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding August 17, 2004.

                              The "reference price" is $[   ].

                              The "threshold appreciation price" is $[   ].

                              At the option of the holders, a purchase contract may be settled early, in which case [ ] shares of common stock will be issued per Corporate Unit or Treasury Unit.

Treasury Units............    Treasury Units are Mandatory Convertible Units
                              consisting of a purchase contract and a 2.5% undivided beneficial ownership interest in a Treasury security. The Treasury security is a zero-coupon U.S. Treasury security with a principal amount of $1,000 that matures on or prior to August 16, 2004. The interest in the Treasury security that is a component of each Treasury Unit will be owned by the holder of the Treasury Unit, but it will be pledged to us to secure the holders' obligations under the purchase contract.

Creating Treasury Units
from Corporate Units......    Unless the Treasury portfolio has replaced the
                              Notes as a component of Corporate Units as a result of a successful remarketing of the Notes or a tax event redemption, each holder of Corporate Units will have the right, at any time on or prior to the fifth business day immediately preceding August 17, 2004, to substitute for the related Notes held by the collateral agent zero-coupon Treasury securities that mature on or prior to August 16, 2004 in a total principal amount at maturity equal to the aggregate principal amount of the Notes for which substitution is being made. This substitution will create Treasury Units, and the applicable
                              Notes will be released to the holder. Because
                              Treasury securities are issued in multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 40
                              Corporate Units to create 40 Treasury Units.
                              Holders that elect to substitute Treasury securities for pledged Notes will be responsible for any fees or expenses payable in connection with the substitution.

Recreating Corporate
Units from Treasury           Unless the Treasury portfolio has replaced the
Units.....................    Notes as a component of Corporate Units as a
                              result of a successful remarketing of the Notes or a tax event redemption, each holder of Treasury Units will have the right at any time on or prior to the fifth business day immediately preceding August 17, 2004, to substitute Notes for the related Treasury securities held by the collateral agent in an aggregate principal amount of such Notes equal to the aggregate principal amount at stated maturity of the Treasury securities. This substitution would recreate
                              Corporate Units, and the applicable Treasury securities would be released to the holder.
                              Because Treasury securities are issued in integral multiples of $1,000, holders of Treasury
                              Units may make these substitutions only in integral multiples of 40 Treasury Units to create
                              40 Corporate Units. Holders that elect to substitute Notes for pledged Treasury securities will be responsible for any fees or expenses payable in connection with the substitution.

Payments to Holders of
Corporate Units...........    Holders of Corporate Units will be entitled to
                              receive total cash distributions at a rate of [ ]% of the stated amount per year, payable quarterly in arrears. These cash distributions will consist of cumulative distributions on the related Notes or applicable ownership percentage of the Treasury portfolio at the rate of [ ]% of the stated amount per year.
                              Each Corporate Unit has a stated amount of $25.
                              In addition, original issue discount, or OID, will accrue on each related Note. We are not entitled to defer interest payments.

Payments to Holders of
Treasury Units............    Holders of Treasury Units will not be entitled to
                              receive any cash distributions. However, OID will accrue on each related Treasury security.

Payment Dates for the
Corporate Units...........    The current payments described above in respect
                              of the Corporate Units will be payable quarterly
                              in arrears on May 17, August 17, November 17, and
                              February 17 of each year commencing August 17,
                              2001. These payments will be payable through and
                              including the earlier of August 17, 2004 or the
                              most recent quarterly payment date on or before
                              any early settlement of the related purchase
                              contracts. Interest will accrue from      , 2001.
                              Interest payments on the Notes are described below under "Interest Payments on the Notes."

Remarketing...............    The Notes of Corporate Unit holders will be
                              remarketed on the third business day immediately preceding May 17, 2004. The remarketing agent will use its commercially reasonable efforts to obtain a price of approximately 100.25% of the purchase price for the Treasury portfolio. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase the Treasury portfolio. The Treasury portfolio will be substituted for the Notes and will be pledged to the collateral agent to secure the Corporate Unit holders' obligation to purchase our common stock under the purchase contracts. When paid at maturity, Treasury portfolio proceeds equal to the principal amount of the Notes will automatically be applied to satisfy the Corporate
                              Unit holders' obligations to purchase common stock under the purchase contracts.

                              In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the Treasury portfolio purchase price from any amount of the proceeds in excess of the Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders.

                              If the remarketing of the Notes on the third business day preceding May 17, 2004 fails because the remarketing agent cannot obtain a price of at least 100% of the Treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, the Notes will continue to be a component of Corporate Units, and another remarketing will be attempted on the third business day immediately preceding August 17, 2004 as described below. In this remarketing, the remarketing agent will use its commercially reasonable efforts to obtain a price of approximately 100.25% of the aggregate principal amount of the Notes. The portion of the proceeds from the remarketing equal to the total principal amount of the Notes will automatically be applied to satisfy in full the Corporate Unit holders' obligations to purchase common stock under the related purchase contracts.

                              The remarketing agent will deduct as a
                              remarketing fee an amount not exceeding 25 basis points (.25%) of the aggregate principal amount of the remarketed Notes from any amount of the proceeds in excess of the aggregate principal amount of the remarketed Notes. The remarketing agent will remit any remaining portion of the proceeds for the benefit of the holders.

                              If the remarketing of the Notes on the third business day prior to August 17, 2004 fails because the remarketing agent cannot obtain a price of at least 100% of the total principal amount of the Notes or a condition precedent to the remarketing has not been satisfied, we will exercise our rights as a secured party to take possession of the Notes in accordance with applicable law. The holder's obligation to purchase common stock under the related purchase contracts would then be satisfied in full, and the holder will receive common stock.

The Treasury Portfolio....    The Treasury portfolio will be a portfolio of
                              zero-coupon U.S. Treasury securities consisting of

                                 . interest or principal strips of U.S.
                                   Treasury securities that mature on or prior to August 16, 2004 in an aggregate amount equal to the principal amount of the Notes included in Corporate Units, and

                                 . with respect to the scheduled interest
                                   payment date on the Notes that occurs on August 17, 2004, in the case of a successful remarketing of the Notes on the third business day preceding May 17, 2004, or with respect to each scheduled interest payment date on the Notes that occurs after the tax event redemption date and on or before August 17, 2004, in the case of a tax event redemption, interest or principal strips of U.S. Treasury securities that mature on or prior to the interest payment date or dates in an aggregate amount equal to the aggregate interest payment that would be due on that interest payment date or dates on the principal amount of the Notes included in Corporate Units, in each case assuming no reset of the interest rate on the Notes.

Optional Remarketing by
Holders of Notes Not
Components of Corporate
Units.....................
                              Holders of Notes that are not components of Corporate Units may elect, in the manner described in this prospectus supplement, to have their Notes remarketed by the remarketing agent.

Satisfaction of
Obligations Under the
Purchase Contracts by
Means Other than
Participation in              Holders of Mandatory Convertible Units may
Remarketing...............    satisfy their obligations, or their obligations
                              will be terminated, under the purchase contracts

                                 . through early settlement by the early
                                   delivery of cash accompanied by the
                                   Mandatory Convertible Unit certificate with the form of "Election to Settle Early" on the reverse side of such certificate completed and executed, to the purchase contract agent on or prior to the fifth business day immediately preceding August 17, 2004;

                                 . in the case of holders of Corporate Units,
                                   unless the Treasury portfolio has replaced the Notes as a component of Corporate Units as a result of a successful remarketing of the Notes or a tax event redemption, by settling the related purchase contracts with cash on the business day prior to August 17, 2004 pursuant to prior notification to the purchase contract agent; or

                                 . without any further action, upon the
                                   termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization.

Interest Payments on the      Interest payments on the Notes will be payable
Notes.....................    initially at the annual rate of [  ]% of the
                              principal amount of $25 per Note to, but excluding, May 17, 2004, or August 17, 2004 if the interest rate is not reset three business days prior to May 17, 2004. Following a reset of the interest rate three business days prior to May 17, 2004 or three business days prior to August 17, 2004, the Notes will bear interest from May 17, 2004, or August 17, 2004, as applicable, at the reset rate to, but excluding, August 17, 2007. In addition, OID will accrue on the Notes.

Payment Dates on the          Interest payments will be payable quarterly in
Notes.....................    arrears on each May 17, August 17, November 17,
                              and February 17, commencing August 17, 2001.

Resetting of the Interest
Rate on the Notes.........    Unless a tax event redemption has occurred, the
                              interest rate on the Notes will be reset on the third business day immediately preceding May 17, 2004 or August 17, 2004, as the case may be.
                              However, if the remarketing of the Notes on the third business day immediately preceding May 17, 2004 results in a failed remarketing, the interest rate will not be reset on that date and instead will be reset on the third business day immediately preceding August 17, 2004.

The Reset Rate............    The reset rate will be the rate determined by the
                              reset agent on the third business day immediately preceding May 17, 2004 or August 17, 2004, as the case may be, as the rate the Notes should bear in order for the Notes included in the Corporate
                              Units to have an
                              approximate aggregate market value on the reset date of 100.25% of the Treasury portfolio purchase price or approximately 100.25% of the principal amount of the Notes, as applicable. The reset rate will be determined based on the applicable Treasury benchmark rate for the remaining tenor of the Notes, which will be 3 or
                              3.25 years, as the case may be, and the
                              applicable reset spread at the time of the reset, which will not exceed the "reset spread cap" described under "Description of the Notes--Market
                              Rate Reset." The reset rate may not exceed the maximum rate permitted by applicable law.

Redemption of the Notes...    The Notes are redeemable at our option, in whole
                              but not in part, upon the occurrence and continuation of a tax event under the circumstances described in this prospectus supplement. Following any such redemption of the Notes, which we refer to as a tax event redemption, prior to August 17, 2004, investors that own Corporate Units will own the applicable ownership percentage of the Treasury portfolio as a component of their Corporate Units. Following any tax event redemption on or after August 17, 2004, the amount required for the redemption of the Notes will be distributed to the holders of the outstanding Notes.

Federal Income Tax
Consequences Related to
the Corporate Units,
Treasury Units and
Notes.....................    A beneficial owner of Corporate Units or of
                              Notes, if separated from Corporate Units, will be treated as owning an interest in a debt instrument that should be classified as a contingent payment debt instrument for purposes of OID. Accordingly, through May 17, 2004, and possibly thereafter, a holder would be required to include in gross income an amount in excess of the interest actually received, regardless of the holder's usual method of tax accounting, and a holder would generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or disposition of the separate
                              Notes or of the Corporate Units, to the extent such income is allocable to the separate Notes. A beneficial owner of Treasury Units will be required to include in gross income any OID with respect to the Treasury securities as it accrues on a constant yield to maturity basis. If the Treasury portfolio has replaced the Notes as a component of Corporate Units as a result of a successful remarketing of the Notes or a tax event redemption, a beneficial owner of Corporate
                              Units generally will be required to include in gross income its allocable share of OID on the Treasury portfolio as it accrues on a constant yield to maturity basis.

Rights and Privileges of
Our Common Stock..........    Shares of common stock that you will be obligated
                              to purchase under the purchase contracts have one vote per share. For more information, please see the discussion of our common stock in this prospectus supplement under the heading "Risk
                              Factors" and in the accompanying prospectus under the heading "Description of Common Stock."

Use of Proceeds...........    We will use the net proceeds received from the
                              sale of the Corporate Units to repay term loan debt under the KCS Credit Facilities. The interest rate on the Tranche A term loans under the KCS Credit Facilities is 275 basis points over LIBOR, and the maturity date is December 30, 2005. The interest rate on the Tranche B term loans under the KCS Credit Facilities is 300 basis points over LIBOR, and the maturity date is December 29, 2006.

Purchase Contract

Corporate Units and Treasury Units both include a purchase contract under which the investor agrees to purchase shares of KCSI common stock at the end of three years.

                             [Graphs appear here]

--------
(1) For each of the percentage categories shown, the percentage of shares to be delivered at maturity to an investor in a Corporate Unit or Treasury Unit is determined by dividing (a) the related number of shares to be delivered, as indicated in the footnote for each category, by (b) an amount equal to $25, the stated amount, divided by the reference price.
(2) If the applicable market value of our common stock is less than or equal to
    $[   ], the reference price, the number of shares to be delivered per
    Treasury Unit or Corporate Unit, as applicable, will be calculated by dividing the stated amount by the reference price. The "applicable market value" means the average of the closing price per share of common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding August 17, 2004.
(3) If the applicable market value of our common stock is between $[    ], the
    reference price, and $[   ], the threshold appreciation price, the number
    of shares to be delivered per Treasury Unit or Corporate Unit, as applicable, will be calculated by dividing the stated amount by the applicable market value.
(4) If the applicable market value of our common stock is greater than or equal
    to $[   ], the threshold appreciation price, the number of shares to be delivered per Treasury Unit or Corporate Unit, as applicable, will be calculated by dividing the stated amount by the threshold appreciation price.
(5) The "reference price" is $[   ].
(6) The "threshold appreciation price" is $[   ].

Corporate Units

A Corporate Unit consists of two components as described below:

         Purchase Contract                              Note




         (Owed to Investor)                      (Owed to Investor)


            Common Stock                          [  ]% per annum
                                                   paid quarterly



                                         (reset at end of 3 or 3.25 years)

           (Owed to KCSI)                        (Owed to Investor)



          $25 at Maturity                         $25 at Maturity
          (end of year 3)                         (end of year 6)

  . The investor owns the Note but will pledge it to us to secure its obligations under the purchase contract.

  . Following the remarketing of the Notes, the applicable ownership percentage in the Treasury portfolio will replace the Note as a component of the Corporate Unit.

Treasury Units

A Treasury Unit consists of two components as described below:

          Purchase Contract                         Zero Coupon
                                                 Treasury Security




         (Owed to Investor)
                                                 (Owed to Investor)


            Common Stock
                                                      No cash

                                                   distributions


                                                 (Owed to Investor)
           (Owed to KCSI)                          (OID accrues)



                                                  $25 at Maturity

          $25 at Maturity                         (end of year 3)
          (end of year 3)

  . The investor owns the Treasury security but will pledge it to us to secure its obligations under the purchase contract.

Transforming Corporate Units into Treasury Units

  . To create a Treasury Unit, the investor separates a Corporate Unit into its components (the purchase contract and the Note) and then substitutes for the Note a zero coupon Treasury security, which must be acquired at the holder's expense, that matures on or before August 16, 2004.

  . The investor owns the Treasury security but will pledge it to us to secure its obligations under the purchase contract.

  . The Treasury security together with the purchase contract constitutes a Treasury Unit. The Note, which is no longer a component of the Corporate Unit, is tradable as a separate security.

                              [CHART APPEARS HERE]

  . An investor that owns a Treasury Unit can also recreate a Corporate Unit by substituting a Note, which must be acquired at the holder's expense, for the Treasury security that forms a part of the Treasury Unit. Following that substitution, the Treasury security, which is no longer a component of the Treasury Unit, is tradable as a separate security.

Concurrently with this offering of Mandatory Convertible Units, we are also offering (by a separate prospectus supplement), 4,000,000 shares of common stock of KCSI (excluding any underwriters' over-allotment option), although neither offering is conditioned upon the other. The common stock will be
offered at $     per share, and we expect to close that offering at the same time this offering is closed.

                                  Risk Factors

Prospective investors in the Mandatory Convertible Units should carefully consider all of the information in this prospectus supplement and the accompanying prospectus and, in particular, should evaluate the specific factors under "Risk Factors" beginning on page S-16 of this prospectus supplement and page 3 of the prospectus.

               SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER DATA

The following table sets forth summary consolidated financial data for KCSI and other data for certain subsidiaries and affiliates. The statement of income data for the years ended December 31, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1998, 1999 and 2000 have been derived from KCSI's audited financial statements which appear elsewhere in this prospectus supplement. The statement of income data for the three-month periods ended March 31, 2000 and 2001 and the balance sheet data as of March 31, 2001 have been derived from KCSI's unaudited financial statements which appear elsewhere in this prospectus supplement. The balance sheet data as of March 31, 2000 has been derived from KCSI's unaudited financial statements, which are not included in this prospectus supplement.

The unaudited balance sheets and statements of income as of and for the three-month periods ended March 31, 2000 and 2001 include all adjustments, consisting only of normal, recurring adjustments, which management considers necessary for a fair presentation of the financial position and results of operations of KCSI as of such date or for such periods. Operating results for the three months ended March 31, 2001 are not necessarily indicative of results that may be expected for the entire year or for any future period.

All of the summary data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of KCSI and other financial information included elsewhere in this prospectus supplement.

                                                                   Three Months
                           Year Ended December 31,                Ended March 31,
                          ---------------------------------      ----------------------
                            1998      1999           2000          2000          2001
                          --------  --------       --------      --------      --------
                             (dollars in millions, except per share
                                            amounts)
Statement of Income
 Data:
 Revenues...............  $  613.5  $  601.4       $  572.2      $  148.9      $  144.0
 Costs and expenses.....     438.6     480.4          458.3         116.7         123.5
 Depreciation and
  amortization..........      56.7      56.9           56.1          14.2          14.4
                          --------  --------       --------      --------      --------
 Operating income.......     118.2      64.1           57.8          18.0           6.1
 Equity in net earnings
  (losses) of
  unconsolidated
  affiliates:
   Grupo TFM............      (3.2)      1.5           21.6           8.2          11.1
   Other................       0.3       3.7            2.2           0.6           0.1
 Interest expense.......     (59.6)    (57.4)         (65.8)        (17.5)        (15.2)
 Other, net.............       9.4       5.3            6.0           2.7           1.0
                          --------  --------       --------      --------      --------
 Income from continuing
  operations before
  income taxes..........      65.1      17.2           21.8          12.0           3.1
 Income tax expense
  (benefit).............      27.1       7.0           (3.6)          1.6          (3.2)
                          --------  --------       --------      --------      --------
 Income from continuing
  operations............  $   38.0  $   10.2       $   25.4(/1/) $   10.4(/8/) $    6.3(/9/)
                          ========  ========       ========      ========      ========
Basic earnings per share
 from continuing
 operations (/2/).......  $   0.69  $   0.18       $   0.44      $   0.18      $   0.11
                          ========  ========       ========      ========      ========
Diluted earnings per
 share from continuing
 operations (/2/).......  $   0.67  $   0.17       $   0.43      $   0.18      $   0.10
                          ========  ========       ========      ========      ========
Cash Flow Data:
 Operating cash flows...  $  141.6  $  178.0       $   77.2      $  (10.3)     $   13.8
 Investing cash flows...     (61.5)    (97.2)        (101.8)        (19.6)        (13.6)
 Financing cash flows...     (79.4)    (74.5)          34.2          55.8           6.9
Balance Sheet Data (at
 end of period):
 Working capital........  $    1.7  $  (45.7)      $  (32.6)     $   25.2      $  (23.0)
 Total assets (/3/).....   2,337.0   2,672.0        1,944.5       3,317.4       1,956.4
 Total debt.............     836.3     760.9          674.6         699.9         681.7
 Stockholders' equity
  (/2/)(/3/)............     931.2   1,283.1          643.4       1,513.9         649.6
Other Financial Data:
 EBITDA (/4/)...........  $  184.3  $  139.0       $  119.9      $   34.9      $   21.5
 Capital expenditures...      69.9     106.2          104.5          20.3          13.9
Summary Operating
 Statistics:
 KCSR/Gateway Western:
   Millions of net ton
    miles (/5/).........    21,765    22,096         20,494         5,598         5,177
   Approximate route
    miles, main and
    branch lines........     3,158     3,158          3,103         3,158         3,103
   Approximate total
    track miles.........     4,495     4,499          4,444         4,499         4,444
   Operating ratio
    (/6/)...............      79.2%     85.2%(/7/)     88.3%         86.0%         94.0%
 TFM:
   Approximate route
    miles, main and
    branch lines........     2,661     2,661          2,661         2,661         2,661
   Approximate total
    track miles.........     3,500     3,500          3,500         3,500         3,500
   Operating ratio
    (/6/)...............      85.5%     76.6%          74.0%         72.5%         79.8%
 Tex-Mex:
   Approximate route
    miles, main and
    branch lines........       157       157            157           157           157
   Approximate total
    track miles.........       530       533            533           533           533
   Operating ratio
    (Mexrail) (/6/).....     108.4%     96.6%         102.2%        100.5%        104.7%

--------
(1) Income from continuing operations for 2000 excludes extraordinary items for debt retirement costs of $8.7 million (net of income taxes of $4.0 million). This amount includes $1.7 million (net of income taxes of $0.1 million) related to Grupo TFM.
(2) On July 12, 2000, KCSI completed a reverse stock split whereby every two shares of KCSI common stock were converted into one share of KCSI common stock. All periods presented in the accompanying schedules reflect this one-for-two reverse stock split.
(3) The total assets and stockholders' equity presented herein include the net assets of Stilwell Financial Inc. ("Stilwell") as of December 31, 1998 and 1999 and March 31, 2000 as follows: $540.2 million, $814.6 million and $889.0 million, respectively. The total assets and stockholders' equity as of December 31, 2000 and March 31, 2001 do not include the net assets of Stilwell as a result of the spin-off of Stilwell on July 12, 2000.
(4) EBITDA as presented herein is defined as income (loss) from continuing operations before income taxes plus equity in net losses and minus equity in net earnings of unconsolidated affiliates plus interest expense, depreciation and amortization. EBITDA is not a measure of performance under generally accepted accounting principles. EBITDA should not be considered as a substitute for cash flow from operations, net income or other measures of performance as defined by generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures, acquisitions, dividends or other discretionary uses. However, we have included EBITDA because it may be used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. Our definition of EBITDA may not be comparable to that of other companies. Full year 1999 EBITDA excludes $12.7 million of unusual costs incurred in the fourth quarter. These unusual costs relate to employee separations, labor and personal injury related costs, write-off of costs for a previously planned line build-out which we will not pursue and costs associated with the closure of an intermodal facility.
(5) Includes only KCSR net ton miles.
(6) Operating ratio is the ratio of operating expenses to revenues, which for KCSR is calculated under STB regulatory accounting rules. TFM's operating ratio is presented under International Accounting Standards.
(7) Excluding 1999 unusual costs described in note (4) above.
(8) Income from continuing operations for the first quarter of 2000 excludes extraordinary items for debt retirement costs of $5.9 million (net of income taxes of approximately $3.2 million).
(9) Income from continuing operations for the first quarter of 2001 excludes the cumulative effect of accounting change of $(0.4) million (net of income taxes of approximately $(0.2) million).

                                  RISK FACTORS

Before purchasing the Mandatory Convertible Units you should carefully consider the risk factors set forth below and in the accompanying prospectus as well as the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in order to evaluate an investment in the Mandatory Convertible Units.

Risks Relating to the Mandatory Convertible Units

You will bear the entire risk of a decline in the price of our common stock.

The value of the common stock that you will receive upon the settlement of the purchase contract is not fixed, but rather will depend on the market value of our common stock near the purchase contract settlement date. Because the price of our common stock fluctuates, the market value of the number of shares of our common stock receivable upon settlement of the purchase contract may be more or less than the stated amount of $25 per Mandatory Convertible Unit. If the market value of our common stock near the purchase contract settlement date is less than $[ ] per share, the market value of the number of shares issuable upon settlement generally will be less than the stated amount of the purchase contract, and your investment in a Mandatory Convertible Unit may result in a loss. Therefore, you will bear the full risk of a decline in the market value of our common stock prior to the purchase contract settlement date, and that decline could be substantial.

You will receive only a portion of any appreciation in the market price of our common stock.

The aggregate market value of the number of shares of our common stock receivable upon settlement of the purchase contract generally will exceed the stated amount of $25 only if the average closing price of our common stock over the 20-trading day period ending on the third trading day before August 17, 2004 exceeds the threshold appreciation price of $[ ] (which represents an appreciation of [ ]% over the reference price of $[ ] per share). Therefore, during the period prior to settlement, an investment in a Mandatory Convertible Unit affords less opportunity for equity appreciation than a direct investment in shares of our common stock. If the applicable average closing price exceeds the reference price of $[ ] per share but is less than the threshold appreciation price of $[ ] per share, you will realize no equity appreciation on our common stock for the period during which you own the purchase contract. Furthermore, if the applicable average closing price equals or exceeds the threshold appreciation price of $[ ], you will realize only [ ]% of the equity appreciation on the common stock underlying the Mandatory Convertible Units for that period above the threshold appreciation price. See "Description of the Purchase Contracts--General" in this prospectus supplement for an illustration of the fraction of a share of our common stock that you would receive at various average market prices.

The market price of our common stock is unpredictable.

The trading prices of Corporate Units and any Treasury Units in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of the common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the Mandatory Convertible Units, or the perception that such sales could occur, could affect the price of our common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common stock underlying the purchase contracts and of the other components of the Mandatory Convertible Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate Units, any Treasury Units, Notes and common stock.

You have no rights with respect to our common stock until you acquire shares upon settlement of your purchase contracts.

Until you acquire shares of our common stock upon settlement of your purchase contract, you will have no rights with respect to the shares of our common stock (including, without limitation, voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock), but you will be subject to all changes affecting the common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of shares of our common stock only as to actions for which the applicable record date occurs after the settlement date.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

The number of shares of our common stock issuable upon settlement of each purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and certain other specified transactions. The number of shares of our common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of our common stock for cash or in connection with certain acquisitions or other transactions, which may materially and adversely affect the price of our common stock. The terms of the Mandatory Convertible Units do not restrict our ability to offer our common stock in the future or to engage in other transactions that could dilute the value of our common stock.

The secondary market for the Corporate Units, any Treasury Units and Notes may be illiquid.

It is impossible to predict how the Corporate Units, any Treasury Units and the Notes will trade in the secondary market or whether the market for any of these securities will be liquid or illiquid. There currently is no secondary market for any of these securities, and we cannot assure you as to the liquidity of any trading market that may develop, the ability of holders to sell their securities in that market or whether any such market will continue.

We have applied to have the Corporate Units listed on the New York Stock Exchange under the symbol "KMH". However, listing on the New York Stock Exchange does not guarantee the depth or liquidity of the market for the Corporate Units. If holders of the Corporate Units create Treasury Units, the liquidity of the Corporate Units could be adversely affected. Moreover, if the number of the Corporate Units falls below the New York Stock Exchange's requirement for continued listing, whether as a result of the creation of Treasury Units or otherwise, the Corporate Units could be delisted from the New York Stock Exchange or trading in the Corporate Units could be suspended.

If Treasury Units are traded to a sufficient extent to meet applicable exchange listing requirements, we may, in our sole discretion, endeavor to list those securities on the same national securities exchanges or associations as the Corporate Units. However, we do not presently plan to list the Treasury Units or the Notes on any securities exchange and have no obligation to do so in the future. The underwriters have advised us that they presently intend to make a market for the Corporate Units, the Treasury Units and the Notes. However, except as otherwise provided in the Remarketing Agreement, they are not obligated to do so and they may discontinue any market making at any time.

Your rights to the pledged securities will be subject to our security interest.

Although you will be the beneficial owner of the related Notes, Treasury securities or Treasury portfolio, as applicable, those securities will be pledged to the collateral agent to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. Additionally, notwithstanding the automatic termination of the purchase contracts in the event that we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay of
Section 362 of the Bankruptcy Code.

We may redeem the Notes upon the occurrence of a tax event.

We have the option to redeem the Notes, on not less than 30 days or more than 60 days' prior written notice, in whole but not in part, at any time if a tax event occurs and continues under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the Notes at the redemption price plus accrued and unpaid interest, if any. If we redeem the Notes, we will pay the redemption price in cash to the holders of the Notes. If the tax event redemption occurs before August 17, 2004, the redemption price payable to you as a holder of Corporate Units will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase the Treasury portfolio on your behalf, and the Treasury portfolio will be substituted for the Notes as collateral to secure your obligations under the purchase contracts related to the Corporate Units. If your Notes are not components of Corporate Units, you will receive redemption payments directly. There can be no assurance as to the impact on the market prices for the Corporate Units if we substitute the Treasury portfolio as collateral in place of any Notes so redeemed. A tax event redemption will be a taxable event to the holders of the Notes.

The Notes will be classified as contingent payment debt instruments.

For United States federal income tax purposes, we intend to treat the Notes as contingent payment debt instruments. As a result, the Notes will be considered to be issued with original issue discount, which you will be required to include in income during your ownership of the Notes, subject to certain adjustments. Additionally, you will be required to recognize ordinary income on the gain, if any, realized upon a sale, exchange or other taxable disposition of the Notes. See "Certain Federal Income Tax Consequences--Notes--Original Issue Discount".

The purchase contract agreement will not be qualified under the Trust Indenture Act and the obligations of the purchase contract agent are limited.

The purchase contract agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939 and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The Notes constituting a part of the Corporate Units will be issued pursuant to the indenture, which will be qualified under the Trust Indenture Act. Accordingly, if you hold Mandatory Convertible Units, you will not have the benefit of the protections of the Trust Indenture Act other than to the extent applicable to a Note included in a Corporate Unit. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include

  --disqualification of the indenture trustee for "conflicting interests," as defined under the Trust Indenture Act;

  --provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

  --the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

The trading price of the Notes may not fully reflect the value of their accrued but unpaid interest.

The Notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your Notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income, and to add this amount to your adjusted tax basis in the Notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss.

The delivery of Notes upon termination of the purchase contracts is subject to certain risks in the event of our bankruptcy.

The purchase contracts will terminate automatically if certain bankruptcy, insolvency or reorganization events occur with respect to us. If the purchase contracts terminate upon one of these events, your rights and obligations under your purchase contract also will terminate, including your obligation to pay for, and your right to receive, shares of our common stock. Upon termination, you will receive your Note, your applicable ownership interest of the Treasury portfolio or your Treasury security, as the case may be. Notwithstanding the automatic termination of the purchase contracts, procedural delays may affect the timing of the delivery to you of your securities being held as collateral under the pledge arrangement.

                                USE OF PROCEEDS

Our net proceeds from the sale of the 4,600,000 Mandatory Convertible Units in this offering (after deducting assumed underwriting discounts and commissions and estimated offering expenses) will be $110.7 million ($127.5 million if the underwriters' over-allotment option is exercised in full). We will use the net proceeds from the offering of Mandatory Convertible Units to reduce amounts outstanding on the term loans under our senior secured credit facilities (as amended, modified or supplemented from time to time, the "KCS Credit Facilities").

Concurrently with this offering, we are offering 4,000,000 shares of common stock of KCSI (excluding shares subject to any underwriters' over-allotment option). Neither offering is contingent upon the closing of the other offering. Our net proceeds from the sale of common stock in the concurrent offering at an assumed price of $16.10 per share (after deducting assumed underwriting discounts and commissions and estimated offering expenses) will be $60.7 million ($69.9 million if the underwriters' over-allotment option is exercised in full). We will use the net proceeds from the offering of the common stock to further reduce amounts outstanding on the term loans under the KCS Credit Facilities.

At May 31, 2001, the weighted average interest rate on the Tranche A term loans under the KCS Credit Facilities was 7.92%, and the weighted average interest rate on the Tranche B term loans under the KCS Credit Facilities was 7.44%. The maturity date on the Tranche A term loans is December 30, 2005, and the maturity date on the Tranche B term loans is December 29, 2006. See "Description of KCS Credit Facilities and Other Indebtedness."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the NYSE under the symbol "KSU." The following table sets forth, for the periods indicated, the high and low closing sales prices reported by the NYSE, and the dividends per share of our common stock.

                                                     Stock Prices    Dividends
                                                    --------------- Per Share of
                                                     High     Low   Common Stock
                                                    ------- ------- ------------
      Fiscal 1999
        First Quarter.............................. $114.75 $ 86.63    $0.08
        Second Quarter.............................  132.88  100.50     0.08
        Third Quarter..............................  131.88   86.63     0.08
        Fourth Quarter.............................  150.00   75.00     0.08
      Fiscal 2000
        First Quarter..............................  187.75  127.75      --
        Second Quarter.............................  177.75  117.75      --
        Third Quarter(/1/).........................  191.50    5.13      --
        Fourth Quarter.............................   10.31    7.36      --
      Fiscal 2001
        First Quarter..............................   15.02    9.50      --
        Second Quarter
         (through June 6, 2001)....................   16.75   12.25      --

--------
(1) On July 12, 2000, KCSI completed the spin-off of Stilwell through a special dividend of Stilwell common stock distributed to KCSI common stockholders of record on June 28, 2000 (the "Spin-off"). Also, effective July 12, KCSI completed a reverse stock split whereby every two shares of KCSI common stock were converted into one share of KCSI common stock.

The last reported sale price of our common stock on June 6, 2001 on the NYSE is set forth on the cover page of this prospectus supplement. As of May 31, 2001, there were approximately 5,371 holders of record of our common stock.

During the first quarter of 2000, our board of directors announced that, based upon a review of our dividend policy in conjunction with the KCS Credit Facilities and in light of the anticipated Spin-off of Stilwell (which occurred on July 12, 2000), it had decided to suspend common stock dividends of KCSI under KCSI's then-existing structure. The KCS Credit Facilities restrict our ability to pay dividends to our common stockholders. We do not anticipate making any cash dividend payments to our common stockholders for the foreseeable future.

                                 CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of March 31, 2001, as adjusted to give effect to the sale of 4,600,000 Mandatory Convertible Units offered by this prospectus supplement at an offering price of $25 per Mandatory Convertible Unit and as adjusted to give effect to such sale of the Mandatory Convertible Units and the sale of 4,000,000 shares of our common stock in the concurrent offering, at an assumed offering price of $16.10 per share in the concurrent offering, and assuming no exercise of any underwriters' over-allotment option (although neither offering is conditioned upon the other), and the application of the net proceeds from these sales, consisting of the repayment of amounts borrowed under the KCS Credit Facilities, after deducting assumed underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds." This table should be read in conjunction with "Selected Consolidated Financial Data and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the notes thereto, included in this prospectus supplement.

                                                 March 31, 2001
                                     -------------------------------------------
                                               As Adjusted        As Adjusted
                                               for Sale of        for Sale of
                                                Mandatory      Common Stock and
                                               Convertible         Mandatory
                                      Actual      Units        Convertible Units
                                     --------  -----------     -----------------
                                                 (in millions)
Cash and cash equivalents........... $   28.6   $   24.3           $   24.3
                                     ========   ========           ========
Debt (including short-term
 portions):
  Revolving credit facility (/1/)...     15.0       15.0               15.0
  Tranche A term loans..............    145.0       30.0(/2/)           -- (/2/)
  Tranche B term loans..............    249.4      249.4(/2/)         218.7(/2/)
  Other debt........................     72.3       72.3               72.3
  9 1/2% Notes......................    200.0      200.0              200.0
  Senior Notes (Mandatory
   Convertible Units)...............      --            (/3/)              (/3/)
                                     --------   --------           --------
    Total debt......................    681.7           (/3/)              (/3/)
Stockholders' equity
  Preferred stock...................      6.1        6.1                6.1
  Common stock......................      0.6           (/3/)              (/3/)
  Retained earnings.................    645.2           (/3/)              (/3/)
  Accumulated other comprehensive
   loss.............................     (2.3)      (2.3)              (2.3)
                                     --------   --------           --------
    Total stockholders' equity......    649.6           (/3/)              (/3/)
                                     --------   --------           --------
Total capitalization................ $1,331.3   $       (/3/)      $       (/3/)
                                     ========   ========           ========

--------
(1) Drawn on $100.0 million total credit facility.
(2) Assumes that Tranche B lenders will not initially accept the repayment of the Tranche B term loans due to higher interest rates on such loans, and that Tranche A term loans will be paid in full before any proceeds are applied to Tranche B term loans.
(3) The purchase price of each Mandatory Convertible Unit will be allocated between the related purchase contract and the related Note in proportion to their respective fair market values at the time of issuance.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data for KCSI. The statement of income data for the years ended December 31, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1998, 1999 and 2000 have been derived from KCSI's audited financial statements which appear elsewhere in this prospectus supplement. The statement of income data for the three-month periods ended March 31, 2000 and 2001 and the balance sheet data as of March 31, 2001 have been derived from KCSI's unaudited financial statements which appear elsewhere in this prospectus supplement. The statement of income data for the years ended December 31, 1996 and 1997 and the balance sheet data as of December 31, 1996 and 1997 and March 31, 2000 has been derived from KCSI's unaudited financial statements, none of which are included in this prospectus supplement.

The unaudited balance sheets and statements of income as of and for the three-month periods ended March 31, 2000 and 2001 include all adjustments, consisting only of normal, recurring adjustments, which management considers necessary for a fair presentation of the financial position and results of operations of KCSI as of such date or for such periods. Operating results for the three months ended March 31, 2001 are not necessarily indicative of results that may be expected for the entire year or for any future period.

All of the data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of KCSI and other financial information included elsewhere in this prospectus supplement.

                                                                                                Three Months
                                        Year Ended December 31,                                Ended March 31,
                             -----------------------------------------------------------      ----------------------
                             1996(/1/)  1997(/1/)        1998      1999           2000          2000          2001
                             ---------  ---------      --------  --------       --------      --------      --------
                                     (dollars in millions, except per share amounts)
Statement of Income Data:
 Revenues..................  $  517.7   $  573.2       $  613.5  $  601.4       $  572.2      $  148.9      $  144.0
 Costs and expenses........     382.7      424.0          438.6     480.4          458.3         116.7         123.5
 Depreciation and
  amortization.............      62.9       62.1           56.7      56.9           56.1          14.2          14.4
 Restructuring, asset
  impairment and other
  charges..................       --       178.0            --        --             --            --            --
                             --------   --------       --------  --------       --------      --------      --------
 Operating income (loss)...      72.1      (90.9)         118.2      64.1           57.8          18.0           6.1
 Equity in net earnings
  (loss) of unconsolidated
  affiliates:
   Grupo TFM...............       --       (12.9)          (3.2)      1.5           21.6           8.2          11.1
   Other...................       1.5        3.2            0.3       3.7            2.2           0.6           0.1
 Interest expense, net.....     (52.8)     (53.3)         (59.6)    (57.4)         (65.8)        (17.5)        (15.2)
 Other, net................       7.9        3.2            9.4       5.3            6.0           2.7           1.0
                             --------   --------       --------  --------       --------      --------      --------
 Income (loss) from
  continuing operations
  before income taxes......      28.7     (150.7)          65.1      17.2           21.8          12.0           3.1
 Income tax expense
  (benefit)................      12.4      (18.6)          27.1       7.0           (3.6)          1.6          (3.2)
                             --------   --------       --------  --------       --------      --------      --------
 Income (loss) from
  continuing operations....  $   16.3   $ (132.1)      $   38.0  $   10.2       $   25.4(/2/) $   10.4(/9/) $    6.3(/10/)
                             ========   ========       ========  ========       ========      ========      ========

Basic earnings (loss) per
 share from continuing
 operations(/3/)...........  $   0.28   $  (2.46)      $   0.69  $   0.18       $   0.44      $   0.18      $   0.11
Diluted earnings (loss) per
 share from continuing
 operations(/3/)...........  $   0.28   $  (2.46)      $   0.67  $   0.17       $   0.43      $   0.18      $   0.10
Ratio of earnings to fixed
 charges(/4/)..............       1.4x       -- (/5/)       1.9x      1.2x(/6/)      1.0x          1.2x          -- (/7/)
Balance Sheet Data (at end
 of period):
 Working capital...........  $  (36.7)  $ (195.2)      $    1.7  $  (45.7)      $  (32.6)     $   25.2      $  (23.0)
 Total assets(/8/).........   1,770.7    2,109.9        2,337.0   2,672.0        1,944.5       3,317.4       1,956.4
 Total debt................     645.1      916.6          836.3     760.9          674.6         699.9         681.7
 Stockholders'
  equity(/3/)(/8/).........     715.7      698.3          931.2   1,283.1          643.4       1,513.9         649.6

--------
(1) Includes Gateway Western as a wholly-owned unconsolidated affiliate as of December 5, 1996 and as a wholly-owned consolidated subsidiary effective January 1, 1997.
(2) Income from continuing operations for 2000 excludes extraordinary items for debt retirement costs of $8.7 million (net of income taxes of $4.0 million). This amount includes $1.7 million (net of income taxes of $0.1 million) related to Grupo TFM.

(3) On July 12, 2000, KCSI completed a reverse stock split whereby every two shares of KCSI common stock were converted into one share of KCSI common stock. All periods presented in the accompanying schedules reflect this one-for-two reverse stock split.
(4) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose "earnings" represent the sum of (i) pretax income from continuing operations adjusted for income (loss) from unconsolidated affiliates, (ii) fixed charges, (iii) distributed income from unconsolidated affiliates and (iv) amortization of capitalized interest, less capitalized interest. "Fixed charges" represent the sum of
    (i) interest expensed, (ii) capitalized interest, (iii) amortization of deferred debt issuance costs and (iv) one-third of our annual rental expense which management believes is representative of the interest component of rental expense.
(5) Due to the restructuring, asset impairment and other charges of $178.0 million, the 1997 ratio coverage was less than 1:1. The ratio of earnings to fixed charges would have been 1:1 if a deficiency of $148.4 million was eliminated. Excluding the $178.0 million, the ratio for 1997 would have been 1.5x.
(6) Includes unusual costs of $12.7 million. Excluding these items the ratio for 1999 would have been 1.4x.
(7) The ratio of earnings to fixed charges would have been 1:1 if a deficiency of $6.2 million was eliminated.
(8) The total assets and stockholders' equity presented herein include the net assets of Stilwell as of December 31, 1996, 1997, 1998 and 1999 and March 31, 2000 as follows: $234.8 million, $348.3 million, $540.2 million, $814.6 million and $889.0 million, respectively. The total assets and stockholders' equity as of December 31, 2000 and March 31, 2001 do not include the net assets of Stilwell as a result of the Spin-off on July 12, 2000.
(9) Income from continuing operations for the first quarter of 2000 excludes extraordinary items for debt retirement costs of $5.9 million (net of income taxes of approximately $3.2 million).
(10) Income from continuing operations for the first quarter of 2001 excludes the cumulative effect of accounting change of $(0.4) million (net of income taxes of approximately $(0.2) million).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The discussions set forth below, as well as other portions of this prospectus supplement, contain comments not based upon historical fact. Such forward-looking comments are based upon information currently available to management and management's perception thereof as of the date of this prospectus supplement. Readers can identify these forward-looking comments by the use of such verbs as expects, anticipates, believes or similar verbs or conjugations of such verbs. The actual results of operations of Kansas City Southern Industries, Inc. ("KCSI") could materially differ from those indicated in forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to, those factors identified in the "Risk Factors" section of this prospectus supplement and the accompanying prospectus. Readers are strongly encouraged to consider these factors when evaluating any forward-looking comments. We will not update any forward-looking comments set forth in this prospectus supplement.

The discussion herein is intended to clarify and focus on KCSI's results of operations, certain changes in its financial position, liquidity, capital structure and business developments for the periods covered by the consolidated financial statements included in this prospectus supplement. This discussion should be read in conjunction with these consolidated financial statements, the related notes and the Report of Independent Accountants thereon, and is qualified by reference thereto. For purposes of this "Management's Discussion and Analysis of Financial Condition and Results of Operations," discussions for "KCSR/Gateway Western" reflect the results of KCSR and Gateway Western as combined operating companies on a stand-alone basis and exclude other KCSR subsidiaries or affiliates.

General

KCSI, a Delaware corporation organized in 1962, is a holding company with principal operations in rail transportation. As discussed in "--Recent Developments", on July 12, 2000 KCSI completed its spin-off of Stilwell Financial Inc. ("Stilwell"), KCSI's formerly wholly-owned financial services subsidiary.

KCSI supplies its various subsidiaries with managerial, legal, tax, financial and accounting services, in addition to managing certain other investments. Kansas City Southern Lines, Inc. ("KCSL"), which was a wholly-owned subsidiary of KCSI and the direct parent of The Kansas City Southern Railway Company ("KCSR"), was merged into KCSI effective December 31, 2000. KCSI's principal subsidiaries and affiliates include, among others:

  . KCSR, a wholly-owned subsidiary;

  . Gateway Western, a wholly-owned subsidiary;

  . Grupo TFM, an approximate 37% owned unconsolidated affiliate, which owns
    80% of the common stock of TFM;

  . Mexrail, a 49% owned unconsolidated affiliate, which wholly owns Tex-Mex;

  . Southern Capital Corporation, LLC ("Southern Capital"), a 50% owned unconsolidated affiliate that leases locomotive and rail equipment primarily to KCSR;

  . Panama Canal Railway Company ("PCRC"), an unconsolidated affiliate of which KCSR indirectly owns 50% of the common stock; and

  . Panarail Tourism Company ("Panarail"), a 50% indirectly owned unconsolidated affiliate.

All per share information included in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" is presented on a diluted basis and reflects the one-for-two reverse stock split discussed below, which was completed on July 12, 2000 in conjunction with the Spin-off, unless specifically identified otherwise.

Recent Developments

Spin-off of Stilwell Financial Inc. On June 14, 2000, KCSI's Board of Directors approved the spin-off of Stilwell, KCSI's then wholly-owned financial services subsidiary. On July 12, 2000, KCSI completed its spin-off of Stilwell through a special dividend of Stilwell common stock distributed to KCSI common stockholders of record on June 28, 2000 ("Spin-off").

As of the date of the Spin-off, Stilwell was comprised of Janus Capital Corporation, an approximate 81.5% owned subsidiary (as of the Spin-off date); Berger LLC, an approximate 88% owned subsidiary; Nelson Money Managers Plc, an 80% owned subsidiary; DST Systems, Inc., an equity investment in which Stilwell holds an approximate 32% interest; and miscellaneous other financial services subsidiaries and equity investments.

The Spin-off occurred after the close of business of the New York Stock Exchange on July 12, 2000, and each KCSI stockholder received two shares of the common stock of Stilwell for every one share of KCSI common stock owned on the record date. The total number of Stilwell shares distributed was 222,999,786.

On July 9, 1999, KCSI received a tax ruling from the Internal Revenue Service ("IRS") which states that for United States federal income tax purposes the Spin-off qualifies as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended. Additionally, in February 2000, KCSI received a favorable supplementary tax ruling from the IRS to the effect that the assumption of $125 million of KCSI indebtedness by Stilwell would have no effect on the previously issued tax ruling.

KCSI Reverse Stock Split. On July 12, 2000, KCSI completed a reverse stock split, which was previously approved by KCSI stockholders, whereby every two shares of KCSI common stock were converted into one share of KCSI common stock.

Registration of Senior Unsecured Notes. During the third quarter of 2000, we completed a $200 million private offering of debt securities through our wholly-owned subsidiary, KCSR. The offering, completed pursuant to Rule 144A under the Securities Act of 1933 in the United States and Regulation S outside the United States, consisted of 8-year senior unsecured notes ("Senior Notes"). These Senior Notes bear a fixed annual interest rate of 9.5% and are due on October 1, 2008.

On January 25, 2001, we filed a Form S-4 Registration Statement with the Securities and Exchange Commission ("SEC") registering exchange notes under the Securities Act of 1933. We filed Amendment No. 1 to this Registration Statement and the SEC declared this Registration Statement, as amended, effective on March 15, 2001, thereby providing the opportunity for holders of the Senior Notes to exchange them for registered notes. The registration exchange offer expired on April 16, 2001 and all of the original Senior Notes were exchanged for $200 million of registered notes.

Cost Reduction Plan. During the first quarter of 2001, we announced a cost reduction strategy designed to keep us competitive during the existing economic slow-down. The cost reduction strategy will result in a reduction of approximately 5% of our total workforce (both management and union employees). Additionally, we implemented a voluntary, temporary salary reduction for middle and senior management and temporarily suspended certain management benefits. We also delayed the implementation of our new computer system, Management Control System ("MCS"), until economic conditions improve and appropriate training can be administered without significant disruption to the operations of the railroad. Further, planned capital expenditures for 2001 have been reduced by approximately $21 million. These capital reductions will not affect the planned maintenance for the physical structure of our railroads, but will limit the amount of discretionary expenditures for projects such as capacity improvements. During the first quarter of 2001, we recorded approximately $1.3 million of costs related to severance benefits associated with the workforce reduction. As of March 31, 2001, the amount of severance benefits paid and charged against the liability relating to employees actually terminated was not material. It is anticipated that the majority of these employees will be terminated during the second quarter of 2001.

Waiver for Bank Debt Covenants. Due to the impact of the recent economic slow-down in the United States on our operations, we requested and received from lenders a waiver from certain of the financial and coverage covenant provisions included in the KCS Credit Facilities. This waiver was granted on March 19, 2001 and was effective until May 15, 2001. In addition, we requested an amendment to the applicable covenant provisions of the KCS Credit Facilities. The amendment, among other things, revises certain of the covenant provisions (including financial and coverage provisions) through March 31, 2002 to provide us with sufficient time to strengthen our financial position and pursue various financing alternatives. The lenders approved and executed the amendment to the credit agreement on May 10, 2001. At May 31, 2001, we had $424 million borrowed under these facilities, comprised of $394 million of term debt and $30 million under the revolving credit facility.

Implementation of Derivative Standard. In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires that derivatives be recorded on the balance sheet as either assets or liabilities measured at fair value. Changes in the fair value of derivatives are recorded either through current earnings or as other comprehensive income, depending on the type of hedge transaction. For fair value hedge transactions (changes in the fair value of an asset, liability or an unrecognized firm commitment are hedged), changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. For cash flow hedge transactions (the variability of cash flows related to a variable rate asset, liability or a forecasted transaction are hedged), changes in the fair value of the derivative instrument will be reported in other comprehensive income to the extent it offsets changes in cash flows related to the variable rate asset, liability or forecasted transaction, with the difference reported in current earnings. Gains and losses on the derivative instrument reported in other comprehensive income would be reclassified in earnings in the periods in which earnings are impacted by the variability of the cash flow of the hedged item. The ineffective portion of all hedge transactions will be recognized in current period earnings.

We currently have five separate interest rate cap agreements for an aggregate notional amount of $200 million designated as a cash flow hedge. Our objective is to manage our interest rate risk through the use of these interest rate caps or other such derivative instruments in accordance with the provisions of the KCS Credit Facilities. These interest rate cap agreements are designed to hedge our exposure to movements in the London Inter-bank Offered Rate ("LIBOR") on which our variable interest rate is calculated. $100 million of the aggregate notional amount provides a cap on our LIBOR interest rate of 7.25% plus the applicable spread, while $100 million limits the LIBOR interest rate to 7% plus the applicable spread. By holding these interest rate cap agreements, we are able to limit the risk of rising interest rates on our variable rate debt.

We adopted the provisions of SFAS 133 effective January 1, 2001. As a result of this change in the method of accounting for derivative financial instruments, we recorded an after-tax charge to earnings of $0.4 million in the first quarter of 2001. This charge is presented as a cumulative effect of an accounting change in our first quarter 2001 financial statements. This amount represents the ineffective portion of interest rate hedging instruments. We recorded an additional $0.1 million charge during the first quarter of 2001 for changes in the fair value of our interest rate hedging instruments from January 1, 2001 to March 31, 2001.

In addition, we recorded a reduction to our stockholders' equity (accumulated other comprehensive loss) of approximately $2.3 million for our portion of the amount recorded by Southern Capital for the adjustment to the fair value of interest rate swap transactions. We also reduced our investment in Southern Capital by the same amount.

KCSI names former U.S. Secretary of Transportation Rodney E. Slater to its Board of Directors. On June 5, 2001, we announced that Rodney E. Slater, former U.S. Secretary of Transportation and head of the Federal Highway
Administration, has been named to our Board of Directors. Mr. Slater is currently a partner in the public policy practice group of Patton Boggs LLP in Washington, D.C.

Results of Operations

The following table details our income statement components for the years ended December 31, 1998, 1999 and 2000 and the three-month periods ended March 31, 2000 and 2001. Certain prior year amounts have been reclassified to reflect changes in the business groups and to conform to the current year presentation.

                                                              Three Months
                                     Year Ended December     Ended March 31,
                                             31,               (unaudited)
                                     ----------------------  ----------------
                                      1998    1999    2000    2000     2001
                                     ------  ------  ------  -------  -------
                                            (dollars in millions)
Revenues
  KCSR/Gateway Western general
   commodities
    Chemical and petroleum.......... $143.5  $132.7  $126.3  $  31.8  $  32.3
    Paper and forest................  138.9   131.0   132.9     33.7     30.4
    Agricultural and mineral........   99.9    95.6    94.3     24.5     21.3
                                     ------  ------  ------  -------  -------
      Total general commodities.....  382.3   359.3   353.5     90.0     84.0
    Intermodal and automotive.......   48.1    60.6    63.0     15.2     18.6
    Coal............................  117.9   117.4   105.0     29.2     27.6
                                     ------  ------  ------  -------  -------
  Carload revenues..................  548.3   537.3   521.5    134.4    130.2
  Other rail-related revenues.......   48.5    49.1    41.6     11.9      9.9
                                     ------  ------  ------  -------  -------
    Total KCSR/Gateway Western
     revenues.......................  596.8   586.4   563.1    146.3    140.1
  Other subsidiary revenues.........   16.7    15.0     9.1      2.6      3.9
                                     ------  ------  ------  -------  -------
      Total consolidated revenues...  613.5   601.4   572.2    148.9    144.0
Costs and expenses..................  438.6   480.4   458.3    116.7    123.5
Depreciation and amortization.......   56.7    56.9    56.1     14.2     14.4
                                     ------  ------  ------  -------  -------
  Operating income..................  118.2    64.1    57.8     18.0      6.1
Equity in net earnings (losses) of
 unconsolidated affiliates..........   (2.9)    5.2    23.8      8.8     11.2
Interest expense....................  (59.6)  (57.4)  (65.8)   (17.5)   (15.2)
Other, net..........................    9.4     5.3     6.0      2.7      1.0
                                     ------  ------  ------  -------  -------
  Income from continuing operations
   before income taxes..............   65.1    17.2    21.8     12.0      3.1
Income tax expense (benefit)........   27.1     7.0    (3.6)     1.6     (3.2)
                                     ------  ------  ------  -------  -------
  Income from continuing
   operations....................... $ 38.0  $ 10.2  $ 25.4  $  10.4  $   6.3
                                     ======  ======  ======  =======  =======

For a discussion of the markets served by KCSR/Gateway Western, see "Business-- Markets Served."

Costs and Expenses

The following table summarizes the costs and expenses of KCSR/Gateway Western for the years ended December 31, 1998, 1999 and 2000 and the three-month periods ended March 31, 2000 and 2001; respectively:

                                                                Three Months
                                          Year Ended December  Ended March 31,
                                                  31,            (unaudited)
                                          -------------------- ---------------
                                           1998   1999   2000   2000    2001
                                          ------ ------ ------ ------- -------
                                                 (dollars in millions)
   Salaries, wages and benefits.......... $184.8 $199.7 $191.9 $  49.7 $  47.5
   Fuel..................................   33.5   34.2   48.1    12.1    12.4
   Material and supplies.................   36.3   35.1   30.5     8.3     7.3
   Car hire..............................   12.5   22.4   14.8     2.7     6.5
   Purchased services....................   44.6   51.7   47.9    12.9    11.0
   Casualties and insurance..............   29.1   30.6   34.0     6.0    14.5
   Operating leases......................   53.9   50.4   55.6    14.4    13.4
   Depreciation and amortization.........   52.9   52.3   52.1    13.2    13.4
   Other.................................   25.9   37.1   23.8     6.5     5.7
                                          ------ ------ ------ ------- -------
       Total KCSR/Gateway Western........  473.5  513.5  498.7   125.8   131.7
   Other subsidiary costs and expenses...   21.8   23.8   15.7     5.1     6.2
                                          ------ ------ ------ ------- -------
       Total consolidated costs and
        expenses......................... $495.3 $537.3 $514.4 $ 130.9 $ 137.9
                                          ====== ====== ====== ======= =======

Three Months Ended March 31, 2001 Compared with the Three Months Ended March 31, 2000

Income from Continuing Operations. We reported income from continuing operations of $6.3 million for the first quarter of 2001 compared to income from continuing operations of $10.4 million for the first quarter of 2000. This $4.1 million quarter to quarter decline results primarily from a $4.9 million decrease in revenues, a $7.0 million increase in operating expenses, and a $1.7 million decline in other, net, partially offset by $2.9 million in higher equity earnings from Grupo TFM, a $2.3 million decrease in interest expense and lower income taxes of $4.8 million.

Revenues. Revenues totaled $144.0 million for the first quarter of 2001 versus $148.9 million in the first quarter of 2000. This $4.9 million (3.3%) decrease resulted from lower KCSR/Gateway Western revenues of approximately $6.2 million partially offset by higher revenues from other smaller subsidiaries. While revenue growth occurred for plastics (34.0%), petroleum (4.3%) and automotive (147.4%) traffic, revenues were lower for most other commodities served by KCSR/Gateway Western resulting from a decline in carload volumes primarily due to decreased demand related to the continued general slowdown in the U.S. economy. Also contributing to the decline was a change in the mix of traffic and a shorter average length of haul.

Costs and Expenses. Costs and expenses increased $7.0 million (5.3%) to $137.9 million in the first quarter of 2001 compared to $130.9 million in the first quarter of 2000. This resulted from a $5.9 million increase in KCSR/Gateway Western expenses and higher expenses at other smaller subsidiaries commensurate with higher revenues. The increase in KCSR/Gateway Western costs and expenses is attributable to higher casualty and insurance costs, higher costs associated with the usage of rail cars from other rail carriers (car hire) and higher fuel costs. These cost increases were partially offset by cost declines for fringe benefits, materials and supplies and purchased services. Our costs and expenses also include approximately $1.3 million of one-time costs related to severance benefits for the workforce reduction discussed in "--Recent Developments."

Interest Expense. Interest expense for the three months ended March 31, 2001 decreased $2.3 million (13.1%) from the prior year quarter as a result of slightly lower interest rates and lower amortization related to debt issue costs.

Income tax expense. For the three months ended March 31, 2001, the income tax benefit was $3.2 million compared to an income tax provision of $1.6 million for the three months ended March 31, 2000. This variance in income tax expense resulted primarily from the fact that we do not provide deferred income tax expense on our equity earnings from Grupo TFM. During the first quarter of 2001, equity earnings from Grupo TFM were three times higher than our total income from continuing operations before income taxes compared to approximately 73% for the same 2000 period. In as much as we intend to indefinitely reinvest the equity earnings from Grupo TFM, we do not provide deferred income tax expense for the excess of our book basis over the tax basis of our investment in Grupo TFM. Excluding equity earnings of Grupo TFM, the consolidated effective income tax rate for the three months ended March 31, 2001 was (40.0%) compared to 42.1% for the first quarter of 2000.

Unconsolidated Affiliates. We recorded equity earnings of $11.2 million from unconsolidated affiliates for the three months ended March 31, 2001 compared to $8.8 million for the three months ended March 31, 2000. This increase is attributable to higher equity earnings from Grupo TFM, which increased $2.9 million quarter to quarter. This increase resulted from the recognition by TFM of approximately $60 million of pre-tax income relating to certain concession assets. This transaction resulted in a contribution to our income from continuing operations of approximately $9.1 million. Grupo TFM revenues improved 6% to $156.1 million in the first quarter of 2001 compared to $146.7 million in the first quarter of 2000. These higher revenues were offset by an approximate 16.4% increase in operating expenses (exclusive of the income received related to the concession assets) due primarily to higher fuel, car hire and lease costs, and other variable costs related to increased traffic volumes. These higher expenses led to a decline in ongoing operating income of 20% quarter to quarter. Under International Accounting Standards, the first quarter 2001 operating ratio increased to 79.8% versus 72.5% in the same 2000 period. Additionally, first quarter 2001 results include a $1.5 million deferred tax benefit (calculated under U.S. generally accepted accounting principles --"U.S. GAAP") compared to a deferred tax benefit of $15.6 million in the first quarter of 2000, which was caused by fluctuations in the peso exchange rate and inflation. We report our equity in Grupo TFM under U.S. GAAP while Grupo TFM reports under International Accounting Standards.

Combined KCSR/Gateway Western Operating Results. The following provides a comparative analysis of the revenue and expense components of KCSR/Gateway Western for the three months ended March 31, 2001 versus the three months ended March 31, 2000:

Revenues. Combined KCSR/Gateway Western revenues decreased approximately $6.2 million quarter to quarter as declines in most commodities were partially offset by higher plastics, petroleum and intermodal and automotive revenues.

Chemical and Petroleum. For the three months ended March 31, 2001, chemical and petroleum product revenues increased $0.5 million, or 1.6%, compared with the same 2000 period. Higher plastics and petroleum product revenues were mostly offset by declines in other chemical products. The increase in plastics revenues results from a plant expansion by a customer in late 2000, while the increase in petroleum products relates to higher petroleum coke movements through our bulk facility in Port Arthur, Texas. The decline in other chemical products relates mostly to lower demand as a result of the sluggish U.S. economy. Chemical and petroleum products accounted for 24.8% and 23.7% of total carload revenues for the three months ended March 31, 2001 and 2000, respectively.

Paper and Forest. Paper and forest product revenues decreased $3.3 million, or 9.8%, quarter to quarter primarily due to a demand driven decline in carloads across the industry. The continued slow-down in the U.S. economy has affected the paper and forest product industry particularly hard as the need for raw materials in the related manufacturing and production industries has decreased. Wet weather in the southeast region of the United States has also contributed to the decline due to a disruption in logging activities. We believe that when economic conditions improve there will be an increased demand for paper and forest products resulting in an increase in related revenues. Paper and forest products accounted for 23.3% and 25.1% of total carload revenues for the three months ended March 31, 2001 and 2000, respectively.

Agricultural and Mineral. Agricultural and mineral product revenues for the three months ended March 31, 2001 declined 13.1% compared with the three months ended March 31, 2000 primarily as a result of lower domestic grain shipments. A general decrease in the consumption of poultry in the United States has led to less demand for delivery of grain to our chicken producing customers. Additionally, because of the flooding in the upper Midwest of the United States. coupled with pricing pressures, grain has been originating in Illinois and Indiana rather than Iowa and Minnesota. This results in a much shorter haul for our grain shipments. We believe, however, that agricultural and mineral product revenues could improve during the remainder of 2001 due to a better market for exports to Mexico, as well as an improving poultry industry due to certain highly publicized animal diseases currently affecting beef production in Europe. Agriculture and mineral products accounted for 16.4% of total carload revenues for the first quarter of 2001 compared to 18.2% for the first quarter of 2000.

Intermodal and Automotive. Intermodal and automotive revenues increased $3.4 million, or 22.4%, for the three months ended March 31, 2001 compared to the three months ended March 31, 2000. This improvement is comprised primarily of an increase in automotive revenues, which increased $4.2 million period to period, partially offset by a $0.8 million decline in total intermodal revenues. Automotive revenues have increased as a result of the following: (i) Mazda traffic originating at the International Freight Gateway ("IFG") at the former Richards-Gebaur airbase, which is located adjacent to and connects to KCSR's main line; and (ii) Ford business originating from CSX in Louisville and interchanged with Gateway Western in East St. Louis. This Ford automotive traffic is shipped to Kansas City via Gateway Western and interchanged with Union Pacific Railroad for delivery to the western part of the United States. Intermodal revenues have been affected by a marketing agreement with Norfolk Southern, which was entered into during the second quarter of 2000. This marketing agreement provides that KCSR will perform haulage services for Norfolk Southern from Meridian to Dallas for an agreed upon haulage fee. Currently there are two trains operating per day with the expectation that this will increase in the future. Some of this haulage traffic has replaced previous carload intermodal traffic while some of the traffic is incremental to KCSR. A portion of the decline in intermodal revenues results from the Norfolk Southern haulage traffic that replaced existing intermodal revenues as KCSR is now receiving a smaller per unit haulage fee than the share of revenue it received as part of the intermodal movement. This traffic, however, has a lower cost base to KCSR as certain costs such as locomotives, fuel and car hire are incurred and paid by Norfolk Southern. In the long term, intermodal revenues are expected to increase as a result of this haulage agreement. We expect that both intermodal and automotive revenues will increase during the remainder of 2001, primarily related to the relationships with Norfolk Southern and CN/IC and continued growth of the Mazda and Ford business. The early success of IFG is also expected to draw interest from additional car manufacturers as KCSR creates the image of being a quality transportation service provider in the automotive industry. Intermodal and automotive revenues accounted for 14.3% and 11.3% of total carload revenues for the quarters ended March 31, 2001 and 2000, respectively.

Coal. Coal revenues declined $1.6 million, or 5.5%, for the three months ended March 31, 2001 compared with the three months ended March 31, 2000. Lower coal revenues were attributable to an approximate 5% decline in tons delivered coupled with a decline in revenue per carload due to a shorter average length of haul. We expect coal revenues to improve during the remainder of 2001 as a result of coal customers replenishing stockpiles, as well as the scheduled re-opening of the Kansas City Power and Light ("KCPL") Hawthorn plant by July 2001. KCPL's Hawthorn plant has been out of service since January 1999 due to an explosion at the Kansas City facility. Coal accounted for 21.2% and 21.7% of total carload revenues for the three months ended March 31, 2001 and 2000, respectively.

Costs and Expenses. For the three months ended March 31, 2001, KCSR/Gateway Western operating expenses increased $5.9 million compared to the three months ended March 31, 2000. This increase was largely due to higher casualty/insurance, car hire and fuel costs, partially offset by lower costs for salaries and wages, materials and supplies, purchased services and operating leases.

Salaries, Wages and Benefits. Salaries, wages and benefits expense for the three months ended March 31, 2001 decreased $2.2 million, or 4.4%, versus the comparable 2000 period. This decrease resulted from reduced employee counts, lower overall overtime costs, and the use of fewer relief crews coupled with lower fringe benefits. Fringe benefits were lower in the first quarter of 2001 because of a decline in stock option exercises compared to the first quarter of 2000, as well as reductions in retirement-based costs for certain union employees. These declines were partially offset by the one-time severance costs of approximately $1.3 million associated with the workforce reduction discussed in "--Recent Developments."

Fuel. For the three months ended March 31, 2001, fuel expense increased $0.3 million, or 2.5%, compared to the same 2000 quarter. Despite an 11% decline in usage, fuel costs increased quarter to quarter due to a 15% increase in the average price per gallon. Fuel costs represented approximately 9.4% of total KCSR/Gateway Western operating expenses for the first quarter of 2001 compared to 9.6% in the same 2000 period.

Car Hire. For the three months ended March 31, 2001, car hire expense (car hire payable, net of receivables) increased $3.8 million, or 140.7%, compared to the three months ended March 31, 2000. An unusual number of significant derailments during the first quarter of 2001 (see "--Casualties and Insurance" below), coupled with the effects of the economic slowdown and line shut downs due to washouts and flooding, had an impact on the efficiency of our U.S. operations during the first quarter of 2001 and led to some service delays. As a result, first quarter 2001 car hire costs increased primarily because of a higher number of freight cars from other railroads on our rail line. Also contributing to the increase in car hire expense was a higher number of auto rack cars used related to our increased automotive traffic as well as a decline in the number of KCSR cars offline and being used by other railroads due to lower industry-wide traffic volumes.

Purchased Services. For the three months ended March 31, 2001, purchased services expense decreased $1.9 million compared with the same period in 2000. This decline resulted from lower expenses related to intermodal lift services arising from a decline in trailers handled at terminals coupled with an increase in lift charges billed to others. Also contributing to the decline were lower legal fees and other general purchased services.

Casualties and Insurance. For the three months ended March 31, 2001, casualties and insurance expense increased $8.5 million compared with the three months ended March 31, 2000, as a result of several significant derailments and the settlement of a significant personal injury claim. Derailment expense in the first quarter of 2001 nearly exceeded the amount of derailment expense for the entire year of 2000. These derailments had a residual effect on our service levels due to mainline downtime, which resulted in some operating inefficiencies. We believe that the significant increase in derailment expense is not reflective of the well-maintained physical plant of KCSR and Gateway Western.

Operating Leases. For the three months ended March 31, 2001, operating lease expense decreased $1.0 million, or 6.9%, compared to the first quarter of 2000 as a result of the expiration of certain leases that have not been renewed due to better fleet utilization.

Depreciation and Amortization. Depreciation and amortization expense was $13.4 million for the first quarter of 2001 compared to $13.2 million for the first quarter of 2000. This increase results from increases in the asset base partially offset by property retirements and lower STB approved depreciation rates.

Operating Income and Operating Ratio. Operating income for the three months ended March 31, 2001 decreased $12.1 million, or 59%, compared to the same three-month period in 2000. This decline in operating income resulted from a 4.2% decrease in revenues and a 4.7% increase in operating expenses. These factors also resulted in a combined KCSR/Gateway Western operating ratio of 94.0% in the first quarter of 2001 compared to 86.0% in the first quarter of 2000.

Year Ended December 31, 2000 Compared with the Year Ended December 31, 1999

Income from Continuing Operations. For the year ended December 31, 2000, income from continuing operations increased $15.2 million to $25.4 million from $10.2 million for the year ended December 31, 1999. A $20.1 million increase in equity earnings from Grupo TFM and a $10.6 million decrease in the income tax provision were partially offset by a decline in U.S. operating income of $6.3 million and an increase in interest expense of $8.4 million.

Revenues. Revenues totaled $572.2 million for the year ended December 31, 2000 versus $601.4 million in the comparable period in 1999. This $29.2 million, or 4.9%, decrease resulted from lower combined KCSR/Gateway Western revenues of approximately $23.3 million, as well as lower revenues at other transportation companies due to demand driven declines. While KCSR/Gateway Western experienced revenue growth in certain product sectors including plastics, automotive, food products, paper and forest products and metal/ scrap, most commodities declined due to demand driven traffic declines. As the general economy slowed, industrial production and manufacturing also retracted leading to a decline in demand for product shipments. See the detailed discussion of KCSR/Gateway Western revenues below.

Costs and Expenses. Costs and expenses decreased $22.9 million year to year. Excluding $12.7 million of unusual costs and expenses recorded during the fourth quarter of 1999, costs and expenses declined $10.2 million period to period. Operational efficiencies at KCSR and Gateway Western led to decreases in salaries and wages, materials and supplies, car hire, and purchased services expense. Also contributing to the decline in operating expenses was the impact of gains on the sale of operating property of approximately $3.4 million, as well as a $3.0 million revision to the estimate of the allowance for doubtful accounts. This allowance was revised based on the collection of approximately $1.8 million of a receivable from an affiliate and an agreement for payment of the remaining amount. These expense reductions were offset by increases in fuel, casualty and lease expense. See detailed discussion of KCSR/Gateway Western costs and expenses below. Costs and expenses related to other subsidiaries decreased $8.1 million year to year, due primarily to volume-related declines partially offset by higher holding company costs related mostly to the Spin-off.

Interest Expense. Interest expense for the year ended December 31, 2000 increased $8.4 million, or 14.6%, from the year ended December 31, 1999. This increase was due to higher interest rates and the amortization of debt issuance costs associated with the debt re-capitalization in January and September 2000 partially offset by lower overall debt balances and a benefit related to the adjustment of interest expense resulting from the settlement of certain income tax issues.

Income tax expense. For the year ended December 31, 2000, the income tax benefit was $3.6 million compared to an income tax provision of $7.0 million for the year ended December 31, 1999. This variance in income tax expense was due primarily to certain 2000 non-taxable items, the fact that we did not provide deferred income tax expense on our equity earnings from Grupo TFM, and the settlement of various prior year income tax audit issues during 2000. During 2000, equity earnings from Grupo TFM approximated 90% of our income from continuing operations before income taxes compared with approximately 9% in 1999. In as much as we intend to indefinitely reinvest the equity earnings from Grupo TFM, we did not provide deferred income tax expense during 2000 for the excess of our book basis over the tax basis of our investment in Grupo TFM. The consolidated effective income tax rate for 2000 was (16.5%) compared to 40.7% in 1999.

Unconsolidated Affiliates. We recorded $23.8 million of equity earnings from unconsolidated affiliates for the year ended December 31, 2000 compared to $5.2 million for the year ended December 31, 1999. This $18.6 million increase is primarily attributable to higher equity earnings from Grupo TFM partially offset by a decline in equity earnings from Southern Capital (related to a gain on the sale of Southern Capital's non-rail loan portfolio in 1999).

Equity earnings related to Grupo TFM increased $20.1 million to $21.6 million (exclusive of an extraordinary item of $1.7 million related to Grupo TFM) for the year ended December 31, 2000 from $1.5 million for the year ended December 31, 1999. This increase resulted from fluctuations in deferred income taxes and higher Grupo TFM revenues and operating income, which improved 22.1% and 37.2%, respectively. Continued revenue growth resulted from Grupo TFM's strategic positioning in a growing Mexican economy and NAFTA marketplace, as well as the ability for Grupo TFM to attract new business through its marketing efforts. Grupo TFM's 2000 operating expenses rose 17.7% compared to the prior year primarily as a result of volume related cost increases in salaries, wages and benefits, fuel, car hire and operating leases, partially offset by lower materials and supplies expense. In addition to volume related increases, fuel costs were driven by higher prices and car hire was affected by congestion near the U.S. and Mexican border. Under International Accounting Standards, Grupo TFM's operating ratio improved to 74.0% for the year ended December 31, 2000 versus 76.6% for the comparable 1999 period. Also contributing to the increase in Grupo TFM equity earnings was the fluctuation in deferred income taxes. Under U.S. GAAP the deferred tax benefit for Grupo TFM was $13.2 million (excluding the impact of the extraordinary item) for the year ended December 31, 2000 compared to a deferred tax expense of $11.5 million in 1999.

Results of our investment in Grupo TFM are reported using U.S. GAAP. Because we are required to report our equity earnings (losses) in Grupo TFM under U.S. GAAP and Grupo TFM reports under International Accounting Standards, differences in deferred income tax calculations and certain operating expense categories occur. The deferred income tax calculations are significantly impacted by fluctuations in the relative value of the Mexican peso versus the U.S. dollar and the rate of Mexican inflation, and can result in significant variances in the amount of equity earnings (losses) we report.

Combined KCSR/Gateway Western Operating Results. The following provides a comparative analysis of the revenue and expense components of KCSR/Gateway Western for the year ended December 31, 2000 versus the year ended December 31, 1999:

Revenues. Combined KCSR/Gateway Western revenues decreased approximately $23.3 million as declines in coal, chemical and petroleum, agricultural and mineral and haulage revenues were offset by increases in paper and forest products and automotive revenues.

Chemical and Petroleum. For the year ended December 31, 2000, chemical and petroleum product revenues decreased $6.4 million, or 4.8%, compared with the year ended December 31, 1999, resulting primarily from lower miscellaneous chemical and soda ash revenues. Miscellaneous chemical revenues were 3.4% lower due to demand driven traffic declines while soda ash revenues declined 65.2%, due to a merger within the chemical industry and a new dedicated soda ash terminal opening on the railroad which originates the soda ash, which diverted soda ash movements from KCSR. Chemical and petroleum products accounted for 24.2% of total carload revenues for the year ended December 31, 2000 versus 24.7% for the year ended December 31, 1999.

Paper and Forest. Paper and forest product revenues increased $1.9 million, or 1.5%, period to period as a result of increased revenues for paper/pulp products, lumber products and metal/scrap products partially offset by declines in pulpwood, logs and chips and military/other products. Paper/pulp product revenues increased due to the expansion of several paper mills directly served by KCSR, while lumber revenues improved due to a 1% increase in carloads and changes in length of haul. Higher metal/scrap revenues resulted from an increase in steel shipments to the domestic oil exploration industry, which uses steel for drilling pipe. Demand for pulpwood, logs and chips declined due to market weakness while the decline in military/other revenues resulted from higher 1999 revenues due to National Guard movements in 1999 from Camp Shelby, Mississippi to Fort Irving, California. Paper and forest products accounted for 25.5% and 24.4% of total carload revenues for the years ended December 31, 2000 and 1999, respectively.

Agricultural and Mineral. Agricultural and mineral product revenues decreased $1.3 million, or 1.4%, for the year ended December 31, 2000 compared with the year ended December 31, 1999. This decline resulted primarily from lower export grain revenues due to competitive pricing pressures, weather-related operational problems and weakness in the export market. Agricultural and mineral products accounted for 18.1% and 17.8% of total carload revenues for the years ended December 31, 2000 and 1999, respectively.

Intermodal and Automotive. Intermodal and automotive revenues increased $2.4 million, or 4.0%, for the year ended December 31, 2000 compared to the year ended December 31, 1999. This improvement is comprised primarily of an increase in automotive revenues, which increased 78.3% year to year, partially offset by a decline in intermodal revenues. Automotive revenues increased due, in part, to our higher traffic levels for the movement of automobile parts originating in the upper midwest of the United States and terminating in Mexico. Also contributing to the increase in automotive revenues was additional traffic handled by Gateway Western from Mexico, Missouri to Kansas City and the Mazda traffic resulting from the opening of the IFG. Intermodal revenues were affected by the fourth quarter 1999 closure of two of our intermodal facilities that were not meeting profit expectations. These closures resulted in a loss of revenues, but also have improved operating efficiency and profitability of this business sector. Additionally, during the second quarter of 2000, we entered into a marketing agreement with Norfolk Southern whereby we agreed to perform haulage services for Norfolk Southern from Meridian to Dallas for an agreed upon haulage fee. Some of this haulage traffic has replaced previous carload intermodal traffic while some of the traffic is incremental to us. A portion of the decline in intermodal revenues resulted from the Norfolk Southern haulage traffic that replaced existing intermodal traffic as KCSR is now receiving a smaller per unit haulage fee than the share of revenue it received as part of the intermodal movement. This haulage traffic, however, has a lower cost basis to KCSR as certain costs such as locomotives, fuel and car hire are incurred and paid by Norfolk Southern. In the long term, intermodal revenues are expected to increase as a result of this haulage agreement. Intermodal and automotive revenues accounted for 12.1% and 11.3% of total carload revenues for the years ended December 31, 2000 and 1999, respectively.

Coal. Coal revenues declined $12.4 million, or 10.6%, for the year ended December 31, 2000 compared with the year ended December 31, 1999. Lower unit coal revenues were attributable to an approximate 8% decline in tons delivered coupled with a decline in revenue per carload due to changes in length of haul as our longest haul utility temporarily reduced its coal deliveries in the second half of 2000. The decline in tons delivered was primarily due to our major coal customer, Southwestern Electric Power Company ("SWEPCO"), which reduced coal deliveries to decrease inventory stockpiles. Coal accounted for 20.1% and 21.8% of total carload revenues for the year ended December 31, 2000 and 1999, respectively.

Costs and Expenses. For the year ended December 31, 2000, combined KCSR/Gateway Western operating costs and expenses declined $14.8 million compared to 1999. Exclusive of $12.1 million of certain unusual costs and expenses recorded during the fourth quarter of 1999 (see the comparison of 1999 to 1998 results below), operating costs and expenses declined $2.7 million period to period. Declines in salaries, wages and benefits, materials and supplies, car hire and purchased services expense, arising primarily from improved operations and the easing of congestion, were offset by casualties expense related to the Duncan case (discussed below), higher fuel costs, as well as higher locomotive lease and maintenance costs. Also contributing to the decline in operating expenses was the impact of gains on the sale of operating property of approximately $3.4 million, as well as a $3.0 million revision to the estimate of the allowance for doubtful accounts.

Salaries, Wages and Benefits. Salaries, wages and benefits expense for the year ended December 31, 2000 decreased $7.8 million versus the comparable 1999 period. Exclusive of $3.0 million of certain 1999 unusual costs and expenses (see 1999-1998 discussion below), salaries, wages and benefits declined $4.8 million. Wage increases to certain classes of union employees were offset by reduced employee counts, lower overall overtime costs, and the use of fewer relief train crews. Improvements in operating efficiencies during 2000, as well as the absence of congestion-related issues that existed during portions of 1999, contributed to the decline in overtime and relief crew costs.

Fuel. For the year ended December 31, 2000, fuel expense increased $13.9 million, or 40.6%, compared to the year ended December 31, 1999. An increase in the average fuel price per gallon of approximately 64% was somewhat offset by a decrease in fuel usage of approximately 14%. While higher market prices have significantly impacted overall fuel costs, improved fuel efficiency was achieved as a result of the lease of the 50 new fuel-efficient locomotives by KCSR in late 1999 and an aggressive fuel conservation plan which began in mid-1999. Fuel costs represented approximately 9.7% of combined KCSR/Gateway Western operating expenses in 2000 compared to 6.7% in 1999.

Car Hire. For the year ended December 31, 2000, car hire expense declined $7.6 million, or 33.9%, compared to 1999. Improved operations and the easing of congestion drove this improvement. During 1999, KCSR/Gateway Western experienced significant congestion-related issues.

Purchased Services. For the year ended December 31, 2000, purchased services expense declined $3.8 million compared to the year ended December 31, 1999. Increased purchased services expense as a result of maintenance contracts for the 50 new leased locomotives was offset by a decline in short-term locomotive leases and other purchased services (partially related to Y2K contingency efforts in 1999).

Casualties and Insurance. For the year ended December 31, 2000 casualties and insurance expense increased $3.4 million compared with the year ended December 31, 1999, reflecting $4.2 million in costs related to the Duncan case and higher personal injury-related costs partially offset by lower derailment costs.

Operating Leases. For the year ended December 31, 2000, operating lease expense increased $5.2 million, or 10.3%, compared to the year ended December 31, 1999 primarily as a result of the 50 new GE 4400 AC locomotives leased during fourth quarter 1999.

Depreciation and Amortization. Depreciation and amortization expense was $52.1 million for the year ended December 31, 2000 compared to $52.3 million for the year ended December 31, 1999. Depreciation related to property acquisitions was offset by property retirements and lower STB approved depreciation rates.

Operating Income and Operating Ratio. KCSR/Gateway Western operating income for the year ended December 31, 2000 decreased $8.5 million, or 11.7%, to $64.4 million, resulting from a $23.3 million decrease in revenues and a $14.8 million decrease in operating expenses. Excluding $12.1 million of 1999 unusual costs and expenses, KCSR/Gateway Western operating income for the year ended December 31, 2000 would have been $20.6 lower than 1999. The combined KCSR/Gateway Western operating ratio was 88.3% for the year ended December 31, 2000 compared to 85.2% (exclusive of 1999 unusual costs and expenses) for the year ended December 31, 1999.

Year Ended December 31, 1999 Compared with the Year Ended December 31, 1998

Income from Continuing Operations. For the year ended December 31, 1999, income from continuing operations decreased $27.8 million (73.2%) compared to the year ended December 31, 1998, primarily as a result of lower revenues, higher operating expenses and a decline in other, net.

Revenues. Revenues declined $12.1 million, or 2.0%, for the year ended December 31, 1999 versus 1998. Combined KCSR/Gateway Western revenues decreased 1.7% primarily due to declines in chemical and petroleum, paper and forest and agricultural and mineral revenues, partially offset by increased intermodal and automotive revenues. Other transportation businesses also reported lower revenues due to volume-related declines.

Costs and Expenses. Costs and expenses increased approximately 8.5% primarily due to higher congestion-related costs at KCSR.

Interest Expense and Other, net. For the year ended December 31, 1999, interest expense decreased $2.2 million, or 3.7%, to $57.4 million from the prior year due to a slight decrease in average debt balances resulting from net repayments. Other, net declined $4.1 million for the year ended December 31, 1999 relating primarily to a 1998 receipt of interest ($2.8 million) related to a tax refund.

Income Tax Expense. Income tax expense decreased $20.1 million for the year ended December 31, 1999 compared to 1998, primarily because of the decline in income from continuing operations before income taxes of $47.9 million (73.6%). The effective tax rate for 1999 was 40.7% compared to 41.5% in 1998.

Unconsolidated Affiliates. For the year ended December 31, 1999, we recorded $5.2 million of equity in net earnings from unconsolidated affiliates versus equity in net losses of $2.9 million in 1998, an increase of $8.1 million. This increase relates primarily to improvements in equity earnings of Grupo TFM and Mexrail. Also contributing was an increase in 1999 equity earnings from Southern Capital related mostly to the gain on the sale of its non-rail related loan portfolio in 1999.

Grupo TFM contributed equity earnings of $1.5 million to income from continuing operations in 1999 compared to equity losses of $3.2 million in 1998. Exclusive of deferred income tax effects, Grupo TFM's contribution to income from continuing operations (after giving effect to the impact of associated KCSI interest expense) increased $19.4 million, indicative of substantially improved operations and continued growth. This increase was partially offset by a $16 million increase in our proportionate share of Grupo TFM's deferred tax expense in 1999 versus 1998. Higher Grupo TFM earnings resulted from a 21.6% increase in revenues and 56.3% increase in operating income partially offset by an increase in deferred tax expense. Reflecting this growth in revenues, operating expenses increased approximately $50.1 million during 1999; however, the operating ratio (under International Accounting Standards) declined to 76.6% from 85.5%, displaying Grupo TFM management's continued emphasis on operating efficiency and cost control. Volume-related increases in car hire expense and operating leases were partially offset by an 8% decline in salaries and wages.

In 1999, Mexrail contributed equity earnings of $0.7 million compared to equity losses of $2.0 million in 1998, an improvement of $2.7 million. Mexrail revenues increased 3.8% while operating expenses declined approximately 7.5%. The decrease in operating expenses resulted primarily from a reorganization of certain business practices whereby the operations were assumed by TFM. This change in the operations of Mexrail resulted in certain efficiencies and a reduction in related costs.

Combined KCSR/Gateway Western Operating Results. The following provides a comparative analysis of the revenue and expense components of KCSR/Gateway Western for the year ended December 31, 1999 compared to the year ended December 31, 1998.

Revenues. KCSR/Gateway Western 1999 revenues decreased $10.4 million compared to 1998, resulting primarily from a decline in chemical and petroleum, paper and forest and agricultural and mineral traffic, partially offset by an increase in intermodal and automotive traffic. General commodity carloads decreased 3.2%, resulting in a $23.0 million decline in general commodity revenues, while intermodal units shipped increased 20.4% leading to a $4.8 million increase in related revenues. Automotive revenues increased $7.7 million year to year.

Chemicals and Petroleum. During 1999, chemical and petroleum revenues declined $10.8 million, or 7.5%, compared with 1998, primarily as a result of significant declines in miscellaneous chemical and soda ash revenues. Miscellaneous chemical revenues declined $4.1 million due, in part, to the expiration in late 1998 of the emergency service order in the Houston area related to the UP/SP merger congestion, as well as a continuing decline in demand because of domestic and international chemical market conditions and competitive pricing pressures. Soda ash revenues fell 37% year to year because of a decrease in export shipments due to a competitive disadvantage to another carrier. Also contributing to the decline were lower plastic and petroleum revenues, which were impacted by competitive market pricing and lower demand. Chemical and petroleum products accounted for 24.7% of total 1999 carload revenues compared with 26.2% for 1998.

Paper and Forest. For the year ended December 31, 1999, paper and forest product revenues decreased $7.9 million, or 5.7%, compared with 1998. An overall weakness in the paper, lumber and related chemical markets led to volume declines in pulp/paper, scrap paper, and pulpwood, logs and chips. Additionally, metal product revenues declined in 1999 compared to 1998, driven primarily by lower demand within the domestic oil production market and lower demand for oil exploration drill pipe. These declines were partially offset by higher revenues from military/other shipments due to a National Guard move in 1999 from Camp Shelby, Mississippi to Fort Irving, California. Paper and forest traffic comprised 24.4% of carload revenues during 1999 compared to 25.3% in 1998.

Agricultural and Mineral. Agricultural and mineral product revenues for 1999 decreased $4.3 million, or 4.3%, compared to 1998. Revenue declines in export grain, food and related products, non-metallic ores and stone, clay and glass products were partially offset by an increase in domestic grain revenues. Declines in export grain resulted primarily from competitive pricing and changes in length of haul. Declines in food products, non-metallic ores and stone, clay and glass products were primarily attributable to demand-related volume declines, and changes in traffic mix and length of haul. Improvements in domestic grain revenues were driven by higher corn shipments to meet the demands of the feed mills located on KCSR's rail lines; however, during fourth quarter 1999, domestic grain revenues declined approximately $1 million compared to fourth quarter 1998 because of a loss of market share due to a rail line build-in by UP to a feed mill serviced by KCSR. Agricultural and mineral products accounted for 17.8% of carload revenues in 1999 compared with 18.2% in 1998.

Intermodal and Automotive. Intermodal and automotive revenues for 1999 increased $12.5 million, or 26.0%, compared to 1998 revenues primarily due to a $7.7 million increase in automotive revenue in 1999. The increase in automotive traffic is due to the CN/IC strategic alliance on KCSR and Norfolk Southern traffic forwarded to Gateway Western. Additionally, intermodal units shipped increased approximately 20.4% year over year, partially offset by a decrease in revenue per unit shipped. All of the 1999 intermodal revenue growth is attributable to container shipments, which have a lower rate per unit shipped than trailers. As a result revenues per intermodal unit shipped have declined. Container movements, however, have more favorable profit margins due to their lower inherent cost structure compared to trailers. Approximately $2.5 million of the intermodal growth was related to CN/IC alliance traffic. Intermodal and automotive revenues accounted for 11.3% of carload revenues in 1999 compared with 8.8% in 1998.

Coal. During the year ended December 31, 1999, KCSR experienced a slight decline in coal revenues primarily because of (i) a decrease in demand compared with 1998--a year in which KCSR reported record coal revenues, and (ii) slower delivery times due to congestion arising from track maintenance work on the north-south corridor. During the fourth quarter, however, coal revenues improved, mostly offsetting the declines during the first nine months of 1999 and resulting in year end 1999 coal revenues only slightly lower than the 1998 record levels. The improvement noted during the fourth quarter resulted from increased demand, as well as from faster delivery times arising from the completion of the track maintenance work in September 1999, which led to an easing of congestion and increased capacity. Coal accounted for 21.8% of carload revenues during 1999 compared with 21.5% for 1998.

Costs and Expenses. For the year ended December 31, 1999, KCSR/Gateway Western costs and expenses increased $40.0 million (8.4%) versus comparable 1998, primarily as a result of increases in salaries, wages and related fringe benefits, fuel costs, car hire, and purchased services, partially offset by a decrease in operating leases and material and supplies expense. A significant portion of the cost and expenses increase ($12.1 million) was comprised of unusual costs and expenses recorded during fourth quarter 1999 relating to employee separations, labor and personal injury related costs, write-off of costs associated with the Geismar project and costs associated with the closure of an intermodal facility. The remainder of the increase resulted primarily from system congestion and capacity issues arising from track maintenance on the north-south corridor, which began in second quarter 1999 and was completed at the end of the third quarter 1999. Also contributing to capacity and congestion problems was the implementation of a new dispatching system, turnover in certain experienced operations management positions, unreliable and insufficient locomotive power, congestion arising from eastern rail carriers, and several significant derailments.

Salaries, Wages and Benefits. Salaries, wages and benefits expense for the year ended December 31, 1999 increased $14.9 million versus comparable 1998, an increase of 8.1%. This increase includes $3.0 million resulting from certain unusual costs and expenses including employee separations and union labor-related issues. The remaining increase was primarily attributable to the congestion and capacity issues, which resulted in the need for additional crews as well as overtime hours.

Fuel. For the year ended December 31, 1999, fuel expense increased approximately $0.7 million, or 2.1%, compared to 1998, as a result of a 1.0% increase in fuel usage coupled with a 1.0% increase in the average fuel price per gallon. In 1999, fuel costs represented approximately 6.7% of total operating expenses compared to 7.1% in 1998.

Car Hire. For the year ended December 31, 1999, expenses for car hire payable, net of receivables, increased $9.9 million over 1998. A portion of the increase in car hire expense was attributable to congestion-related issues, resulting in higher payables to other railroads because more foreign cars were on our railroad system for a longer period. This congestion also affected car hire receivables as fewer of our cars and trailers were being utilized by other railroads. The remaining increase in car hire expense resulted from a change in equipment utilization. Similar to 1998, for certain equipment, KCSR continued its transition to utilization leases from fixed leases. The cost of utilization leases are based upon usage or utilization of the asset whereas fixed leases are reflected as costs regardless of usage. Costs for utilization leases are recorded as car hire expense, whereas fixed lease costs are recorded as operating lease expense. Additionally, as certain fixed leases expire, KCSR is electing to use more foreign cars rather than renew the leases. A portion of the increase in car hire costs was offset by a decrease in related operating lease expenses as a result of these changes in equipment utilization.

Purchased Services. For the year ended December 31, 1999, purchased services expense increased $7.1 million, or 15.9%, compared to the year ended December 31, 1998, primarily as a result of short-term locomotive needs (rents, maintenance) arising from the congestion and capacity problems discussed above.

Casualties and Insurance. For the year ended December 31, 1999, casualties and insurance expense increased $1.5 million compared with the year ended December 31, 1998. This increase reflects higher derailment related expenses when compared to 1998, while overall personal injury-related costs were essentially flat with the prior year. During first quarter 1999, Gateway Western experienced a $1.4 million derailment, which is unusually large given Gateway Western's prior operating history.

Operating Leases. For the year ended December 31, 1999, operating lease expense decreased $3.5 million, or 6.5% compared to the year ended December 31, 1998, as a result of a change in equipment utilization as discussed above regarding car hire expense.

Depreciation and Amortization. Depreciation and amortization expense in 1999 declined slightly (1%) compared to 1998. This slight decline results from the retirement of certain operating equipment. As these assets fully depreciate and are retired, they are being replaced, as necessary, with equipment under operating leases. This decline was partially offset by increased depreciation from property additions.

Operating Income and Operating Ratio. Operating income for the year ended December 31, 1999 decreased $50.4 million (40.9%) to $72.9 million. This decline in operating income resulted from a 1.7% decline in revenues coupled with a 8.5% increase in operating expenses. Exclusive of $12.1 million of unusual operating costs and expenses, operating income declined $38.3 million, resulting in an operating ratio of 85.2% for the year ended December 31, 1999 compared to 79.2% for 1998.

Trends and Outlook

Our first quarter 2001 diluted earnings per share from continuing operations decreased 44% compared to our diluted earnings per share from continuing operations for the first quarter of 2000. Our first quarter 2001 results have been favorably affected by the results of our investment in Grupo TFM. Domestically, however, our operating results have been adversely affected by the current economic environment and competitive revenue pressures, as well as higher casualty and higher car hire costs. High fuel and interest costs have also affected our operating results. Combined KCSR/Gateway Western revenues declined approximately 4.2% during the first quarter of 2001 compared to the same 2000 period, reflecting the continued impact of the sluggish U.S. economy and competitive pricing issues. Higher operating costs resulted primarily from an $8.5 million increase in casualty costs and higher car hire costs.

A current outlook for our businesses for the remainder of 2001 is as follows:

We expect that general commodities traffic and revenues will continue to be largely dependent on the economic trends within certain industries in the geographic region served by the railroads comprising the NAFTA Railway, as well as economic trends within the United States. Intermodal and automotive revenues are expected to continue to increase based on continued growth of automotive traffic, which is relatively new to our traffic mix. Based on anticipated traffic levels, revenue for general freight for the remainder of 2001 is expected to increase slightly compared to 2000. Coal revenue is also expected to improve during 2001, with a return to more normalized volumes based on the level of existing stockpiles and underlying demand and the return of the KCPL Hawthorn plant. Variable costs and expenses are expected to be at levels proportionate with revenue activity assuming normalized rail operations, except for fuel expenses, which are expected to mirror market conditions.

The service issues caused mostly by first quarter 2001 derailments had an adverse impact on our first quarter operating results. We are addressing these service issues and believe that the second quarter 2001 operations will show improvement. In the short-term, the U.S. economic slow-down is expected to continue to present revenue challenges. In response to this, we implemented a cost reduction strategy in the first quarter of 2001 to address this slow-down and keep us competitive. In the long term, we believe that, with the current cost structure, the NAFTA Railway provides an attractive service for shippers and is positioned to take advantage of the continued growth potential of NAFTA traffic.

We expect to continue to participate in the earnings/losses from our equity investments in Grupo TFM, Southern Capital, Mexrail and PCRC. Due to the variability of factors affecting the Mexican economy, we can make no assurances as to the impact that a change in the value of the peso or a change in Mexican inflation will have on the results of Grupo TFM. See "--Foreign Exchange Matters" and "Quantitative and Qualitative Disclosures About Market Risk" for further information.

Liquidity and Capital Resources

Summary cash flow data is as follows:

                                                                Three Months
                                                                 Ended March
                                        Year Ended December          31,
                                                31,              (unaudited)
                                       -----------------------  --------------
                                        1998    1999    2000     2000    2001
                                       ------  ------  -------  ------  ------
                                              (dollars in millions)
   Cash flows provided by (used for):
     Operating activities............  $141.6  $178.0  $  77.2  $(10.3) $ 13.8
     Investing activities............   (61.5)  (97.2)  (101.8)  (19.6)  (13.6)
     Financing activities............   (79.4)  (74.5)    34.2    55.8     6.9
                                       ------  ------  -------  ------  ------
   Net increase in cash and
    equivalents......................     0.7     6.3      9.6    25.9     7.1
   Cash and equivalents at beginning
    of period........................     4.9     5.6     11.9    11.9    21.5
                                       ------  ------  -------  ------  ------
   Cash and equivalents at end of
    period...........................  $  5.6  $ 11.9  $  21.5  $ 37.8  $ 28.6
                                       ======  ======  =======  ======  ======

During the three months ended March 31, 2001, our consolidated cash position increased $7.1 million from December 31, 2000. This increase resulted mostly from the net proceeds from the issuance of long-term debt.

During the year ended December 31, 2000, our consolidated cash position increased $9.6 million from December 31, 1999, resulting primarily from cash from operating activities, net proceeds from the issuance of long-term debt and the issuance of common stock under employee stock plans, partially offset by changes in working capital balances, property acquisitions and debt issuance costs.

Operating Cash Flows. Our cash flow from operations has historically been positive and sufficient to fund operations, KCSR/Gateway Western roadway capital improvements, other capital improvements and debt service. External sources of cash (principally bank debt, public debt and sales of investments) have typically been used to fund acquisitions, new investments, equipment additions and KCSI common stock repurchases.

The following table summarizes consolidated operating cash flow information. Certain reclassifications have been made to prior year amounts to conform to current year presentation.

                                                               Three Months
                                                               Ended March
                                                                   31,
                                   Year Ended December 31,     (unaudited)
                                   -------------------------  ---------------
                                    1998     1999     2000     2000     2001
                                   -------  -------  -------  -------  ------
                                           (dollars in millions)
   Cash inflows (outflows):
     Net income................... $ 190.2  $ 323.3  $ 380.5  $ 193.2  $  5.9
     Income from discontinued
      operations..................  (152.2)  (313.1)  (363.8)  (188.7)    --
     Depreciation and
      amortization................    56.7     56.9     56.1     14.2    14.4
     Equity in undistributed
      (earnings) losses of
      unconsolidated affiliates...     2.9     (5.2)   (23.8)    (8.8)  (11.2)
     Distributions from
      unconsolidated affiliates...     5.0      --       5.0      --      3.0
     Deferred income taxes........    35.5      9.8     23.1      5.0     4.8
     Transfer from Stilwell.......     4.2     56.6      --       --      --
     Extraordinary items, net of
      tax.........................     --       --       7.5      4.6     --
     Tax benefit realized upon
      exercise of stock options...    12.2      6.4      9.3      5.6     2.8
     Change in working capital
      items.......................    (8.6)    49.7    (14.3)   (35.4)   (6.0)
     Other, net...................    (4.3)    (6.4)    (2.4)     --      0.1
                                   -------  -------  -------  -------  ------
       Net operating cash flow.... $ 141.6  $ 178.0  $  77.2  $ (10.3) $ 13.8
                                   =======  =======  =======  =======  ======

Cash flows from operations are expected to be slightly positive during the remainder of 2001 arising from operating income, which has generally resulted in positive operating cash flows historically. Investing activities will continue to use significant amounts of cash. Future roadway improvement projects will be primarily funded by operating cash flows or, secondarily, through borrowings under existing lines of credit.

Net operating cash inflows (outflows) were $13.8 million and ($10.3) million for the three months ended March 31, 2001 and 2000, respectively. This $24.1 million increase in operating cash flows was mostly attributable to changes in working capital balances, comprised chiefly of certain accounts payable and accrued liability payments made during first quarter 2000.

Net operating cash inflows in 2000 of $77.2 million declined $100.8 million compared to 1999 net operating cash inflows of $178.0 million. This decline was mostly attributable to the 1999 receipt of a $56.6 million transfer from Stilwell. Also contributing to the decline was the payment during 2000 of certain accounts payable and accrued liabilities, including accrued interest of approximately $11.4 million related to indebtedness, as well as the decline in the contribution of domestic operations to income from continuing operations.

Net operating cash inflows for the year ended December 31, 1999 were $178.0 million compared to net operating cash inflows of $141.6 million for the year ended December 31, 1998. This $36.4 million improvement in 1999 operating cash flow was chiefly attributable to an increase in a transfer from Stilwell somewhat offset by lower 1999 income from continuing operations and lower deferred taxes. Also contributing was an increase in current liabilities resulting from a 1998 payment of approximately $23 million related to the KCSR union productivity fund termination.

Investing Cash Flows. Net investing cash outflows were $13.6 million and $19.6 million during the three months ended March 31, 2001 and 2000, respectively. This $6.0 million difference results primarily from lower year to date 2001 capital expenditures and lower investments in affiliates, partially offset by a decrease in funds received from property dispositions.

Net investing cash outflows were $101.8 million and $97.2 million for the years ended December 31, 2000 and 1999, respectively. The $4.6 million difference results from higher investments in affiliates, partially offset by slightly lower capital expenditures and an increase in funds received from property disposals. Additionally, during 1999, Stilwell repaid $16.6 million of debt to us.

Net investing cash outflows were $97.2 million for the year ended December 31, 1999 compared to $61.5 million of net investing cash outflows during 1998. This $35.7 million difference for 1999 compared to 1998 results primarily from higher capital expenditures.

Cash was used for property acquisitions of $69.9, $106.2 and $104.5 million in 1998, 1999 and 2000, respectively, and $13.9 million for the three months ended March 31, 2001. Cash was (used for) provided by investments in and loans with affiliates of ($0.7), $12.7 and ($4.2) million in 1998, 1999 and 2000, respectively, and ($0.4) million for the three months ended March 31, 2001. Proceeds from the disposals of property were $8.4, $2.8 and $5.5 million in 1998, 1999 and 2000, respectively, and $0.5 million for the three months ended March 31, 2001.

Generally, operating cash flows and borrowings under lines of credit have been used to finance property acquisitions and investments in and loans to affiliates.

Financing Cash Flows. Financing cash flows were as follows:

  . Borrowings of $151.7 million, $21.8 million and $1,052.0 million in 1998, 1999 and 2000, respectively, and $15.0 million in the first quarter of 2001. Proceeds from the issuance of debt in 2000 were used for refinancing of debt in January and September 2000. Proceeds from the issuance of debt in 1999 were used for stock repurchases. During 1998, proceeds from borrowings under existing lines of credit were used to repay $100 million of 5.75% Notes which were due on July 1, 1998. Other 1998 borrowings were used to fund the KCSR union productivity fund termination ($23 million) and to provide for working capital needs ($5 million).

  . Repayment of indebtedness in the amounts of $232.0 million, $97.5 million and $1,015.4 million in 1998, 1999 and 2000, respectively, and $7.9 million in the first quarter of 2001. Repayment of indebtedness is generally funded through operating cash flows; however, in 2000 repayments included the refinancing of debt in January and September 2000. Repayments in 1999 were partially funded through a transfer from Stilwell, while 1998 repayments of $100 million of notes as discussed above were funded under then-existing lines of credit.

  . Payment of debt issuance costs of $4.2 million and $17.6 million in 1999 and 2000, respectively.

  . Repurchases of KCSI common stock during 1999 of $24.6 million were funded with borrowings under existing lines of credit (as noted above) and internally generated cash flows.

  . Proceeds from stock plans of $17.9 million, $37.0 million and $17.9 million in 1998, 1999 and 2000, respectively, and $0.8 million in the first quarter of 2001.

  . Payment of cash dividends of $17.8 million, $17.6 million and $4.8 million in 1998, 1999 and 2000, respectively, and $0.1 million in the first quarter of 2001.

Capital Structure

Capital Requirements. Capital improvements for KCSR/Gateway Western roadway track structure have historically been funded with cash flows from operations. We have traditionally used Equipment Trust Certificates for major purchases of locomotives and rolling stock, while using internally generated cash flows or leasing for other equipment. Through our Southern Capital joint venture, we have the ability to finance railroad equipment, and therefore, have increasingly used lease-financing alternatives for our locomotives and rolling stock. Southern Capital was used to finance the purchase of the 50 new GE 4400 AC locomotives in November 1999. These locomotives are being financed by KCSR under operating leases with Southern Capital.

Capital programs are primarily financed through internally generated cash flows. These internally generated cash flows were used to finance capital expenditures (property acquisitions) of $69.9 million, $106.2 million and $104.5 million in 1998, 1999 and 2000, respectively. Internally generated cash flows and borrowings under existing lines of credit are expected to be used to fund capital programs for 2001, currently estimated at approximately $55 million, which include the following major items: maintenance of way, maintenance of equipment, transportation, information technology, administrative, marketing and development of the Richards-Gebaur intermodal yard. In general, we estimate that approximately two-thirds of our capital expenditures are maintenance related.

KCSR/Gateway Western Maintenance. KCSR and Gateway Western, like all railroads, are required to maintain their own property infrastructure. Portions of roadway and equipment maintenance costs are capitalized and other portions expensed (as components of material and supplies, purchased services and others), as appropriate. Maintenance and capital improvement programs are in conformity with the Federal Railroad Administration's track standards and are accounted for in accordance with applicable regulatory accounting rules. Management expects to continue to fund roadway and equipment maintenance expenditures with internally generated cash flows. Maintenance expenses (exclusive of amounts capitalized) for way and structure (roadbed, rail, ties, bridges, etc.) and equipment (locomotives and rail cars) for the three years ended December 31, 2000, as a percentage of KCSR/Gateway Western revenues are as follows:

                                              KCSR/Gateway Western Maintenance
                                                          Expenses
                                             -----------------------------------
                                             Way and Structure     Equipment
                                             ----------------- -----------------
                                                    Percent of        Percent of
      Year                                   Amount  Revenue   Amount  Revenue
      ----                                   ------ ---------- ------ ----------
                                                    (dollars in millions)
      1998.................................. $44.5     7.5%    $47.9     8.0%
      1999..................................  41.6     7.1      52.1     8.9
      2000..................................  39.8     7.1      44.3     7.9

Capital. Components of capital are shown as follows. For purposes of this analysis, stockholders' equity for 1998 and 1999 (periods prior to the Spin-off) exclude the net assets of Stilwell.

                                               December 31,
                                        ----------------------------  March 31,
                                          1998      1999      2000      2001
                                        --------  --------  --------  ---------
                                               (dollars in millions)
      Debt due within one year........  $   10.7  $   10.9  $   36.2  $   38.7
      Long-term debt..................     825.6     750.0     638.4     643.0
                                        --------  --------  --------  --------
        Total debt....................     836.3     760.9     674.6     681.7
      Stockholders' equity (excludes
       the net assets of Stilwell)....     391.0     468.5     643.4     649.6
                                        --------  --------  --------  --------
      Total debt plus equity..........  $1,227.3  $1,229.4  $1,318.0  $1,331.3
                                        ========  ========  ========  ========
      Total debt as a percent of total
       debt plus equity
       ("debt ratio").................      68.1%     61.9%     51.2%     51.2%
                                        --------  --------  --------  --------

Our consolidated ratio of debt to total capitalization was 51.2% at both March 31, 2001 and December 31, 2000, respectively. Our debt increased $7.1 million from December 31, 2000 to $681.7 million at March 31, 2001 as a result of net long-term borrowings. This increase in debt was mostly offset by an increase in our stockholders' equity, which increased $6.2 million from December 31, 2000 to $649.6 million at March 31, 2001. This increase was due primarily to net income and the issuance of common stock under our stock plans.

At December 31, 2000, our consolidated debt ratio decreased 10.7 percentage points compared to December 31, 1999. Total debt decreased $86.3 million as a result of the assumption of $125 million of debt by Stilwell partially offset by net long-term borrowings. Stockholders' equity increased $174.9 million as a result of 2000 income from continuing operations of $25.4 million, the assumption of $125 million of debt by Stilwell and the issuance of common stock under employee stock plans partially offset by extraordinary items of $8.7 million and dividends. The increase in stockholders' equity coupled with the decrease in debt resulted in the decline in the debt ratio from December 31, 1999.

At December 31, 1999, our consolidated debt ratio decreased 6.2 percentage points to 61.9% from 68.1% at December 31, 1998. Total debt decreased $75.4 million as repayments exceeded borrowings. Stockholders' equity increased $77.5 million primarily as a result of 1999 income from continuing operations of $10.2 million, the issuance of common stock under employee stock plans and a transfer from Stilwell, partially offset by common stock repurchases of $24.6 million and dividends of $17.9. The increase in stockholders' equity and the decrease in debt resulted in the decrease in the debt ratio from December 31, 1998.

Under the existing capital structure of KCSI at March 31, 2001, we believe that the ratio of debt to total capitalization would remain flat during the remainder of 2001.

KCS Credit Facilities. In January 2000, in conjunction with the re-capitalization of our debt structure, we entered into a new credit agreement as described below in "Description of KCS Credit Facilities and Other Indebtedness."

Overall Liquidity. We believe, based on current expectations, that our operating cash flows and available financing resources are sufficient to fund anticipated operating, capital and debt service requirements and other commitments through 2001. The proceeds from this offering and the concurrent offering of common stock will be used to reduce our existing term bank debt. See "Use of Proceeds."

We have financing available through a revolving line of credit with a maximum borrowing amount of $100 million (on January 2, 2001 the line of credit was reduced from $150 million to $100 million). As of May 31, 2001, $70 million of this line of credit was available. Our credit agreements contain, among other provisions, various financial covenants. As discussed in "--Recent Developments", we requested and received from lenders party to our credit agreement a waiver from certain of our financial and coverage covenants. In addition, an amendment to the credit agreement became effective on May 10, 2001. This amendment, among other things, revises certain of the financial and coverage covenant provisions through March 31, 2002 to provide us with sufficient time to strengthen our financial position and pursue various financing alternatives. As a result of certain financial covenants contained in the credit agreement, maximum utilization of our available lines of credit may be restricted.

We also filed a Universal Shelf Registration Statement on Form S-3 (File No. 33-69648) in September 1993, as amended in April 1996 (the "Initial Shelf"), for the offering of up to $500 million in aggregate amount of securities. The SEC declared that registration statement effective on April 22, 1996. We have carried forward $200,000,000 aggregate amount of unsold securities from the Initial Shelf to the registration statement of which this prospectus supplement forms a part which we filed on Form S-3 (Registration No. 333-61006) on May 16, 2001 (the "Second Shelf") and, which the SEC declared effective on June 5, 2001. Securities in the aggregate amount of $300,000,000 remain available under the Initial Shelf. We have not engaged an underwriter for those remaining securities and have no current plans to issue any of the remaining securities under the Initial Shelf. Subject to certain restrictions under the KCS Credit Facilities (see "Description of KCS Credit Facilities and Other Indebtedness"), we expect that any net proceeds from the sale of securities under the Initial Shelf would be added to our general funds and used principally for general corporate purposes, including working capital, capital expenditures, and acquisitions of or investments in businesses and assets.

In connection with our debt restructuring in January 2000, we entered into the KCS Credit Facilities providing financing of up to $750 million, including a $200 million term loan due January 11, 2001 that was repaid with the proceeds from a private offering of Senior Notes. On January 25, 2001, we filed a Form S-4 registration statement with the SEC registering exchange notes under the Securities Act of 1933. We filed Amendment No. 1 to the Form S-4 registration statement and the SEC declared that registration statement, as amended, effective on March 15, 2001, thereby providing the opportunity for holders of the original Senior Notes to exchange them for registered notes. The registration exchange offer expired on April 16, 2001, and all of the outstanding original Senior Notes were exchanged for registered notes. These notes bear a fixed annual interest rate of 9.5% and are due on October 1, 2008.

In addition, in January 2000, KCSI borrowed $125 million under a $200 million 364-day senior unsecured competitive advance/revolving credit facility to retire other debt obligations. Stilwell assumed this credit facility and repaid the $125 million in March 2000. Upon such assumption, KCSI was released from all obligations, and Stilwell became the sole obligor, under this credit facility. Our indebtedness decreased as a result of the assumption of this indebtedness by Stilwell.

As discussed in "Business--Joint Venture Arrangements --Grupo TFM," TMM and we, or either TMM or we, could be required to purchase the Mexican government's interest in TFM. However, this provision is not exercisable prior to October 31, 2003. Also, on or prior to July 31, 2002, the Mexican government's interest in Grupo TFM may be called by TMM, an affiliate of TMM, and us, exercisable at the original amount (in U.S. dollars) paid by the Mexican government plus interest based on one-year U.S. Treasury securities.

In preparation for the Spin-off, KCSI completed a re-capitalization of its debt structure in January 2000. As part of the re-capitalization, we refinanced our public debt and revolving credit facilities. We believe that the resulting capital structure provides the necessary liquidity to meet anticipated operating, capital and debt service requirements and other commitments for 2001.

Other

Significant Customer. SWEPCO is our only customer that accounted for more than 10% of revenues during the years ended December 31, 1998, 1999 and 2000, respectively, and the three months ended March 31, 2001. Revenues related to SWEPCO during these periods were $78.0 million, $75.9 million, $67.2 million and $23.2 million, respectively.

Foreign Corporate Joint Venture. Grupo TFM provides deferred income taxes for the difference between the financial reporting and income tax bases of its assets and liabilities. We record our proportionate share of these income taxes through our equity in Grupo TFM's earnings. As of March 31, 2001, we had not provided deferred income taxes for the temporary difference between the financial reporting basis and income tax basis of our investment in Grupo TFM because Grupo TFM is a foreign corporate joint venture that is considered permanent in duration, and we do not expect the reversal of the temporary difference to occur in the foreseeable future.

Financial Instruments and Purchase Commitments. Fuel expense is a significant component of our operating expenses. Fuel costs are affected by (i) traffic levels, (ii) efficiency of operations and equipment, and (iii) fuel market conditions. Controlling fuel expenses is a concern of management, and expense control remains a top priority. As a result, KCSR has established a program to hedge against fluctuations in the price of its diesel fuel purchases to protect our operating results against adverse fluctuations in fuel prices. KCSR enters into forward diesel fuel purchase commitments and commodity swap transactions (fuel swaps or caps) as a means of fixing future fuel prices. These transactions are accounted for as hedges and are correlated to market benchmarks. Hedge positions are monitored to ensure that they will not exceed actual fuel requirements in any period.

At the end of 1997, KCSR had purchase commitments for approximately 27% of expected 1998 diesel fuel usage, as well as fuel swaps for approximately 37% of expected 1998 usage. As a result of actual fuel prices remaining below both the purchase commitment price and the swap price during 1998, KCSR's fuel expense was approximately $4.0 million higher. The purchase commitments resulted in a higher cost of approximately $1.7 million, while KCSR made payments of approximately $2.3 million related to the 1998 fuel swap transactions. At December 31, 1998, KCSR had purchase commitments and fuel swap transactions for approximately 32% and 16%, respectively, of expected 1999 diesel fuel usage. In 1999, KCSR saved approximately $0.6 million as a result of these purchase commitments. The fuel swap transactions resulted in higher fuel expense of approximately $1 million. At December 31, 1999, KCSR had no outstanding purchase commitments for 2000 and had entered into two diesel fuel cap transactions for a total of six million gallons (approximately 10% of expected 2000 usage) at a cap price of $0.60 per gallon. These hedging instruments expired on March 31, 2000 and June 30, 2000. KCSR received approximately $0.8 million during 2000 related to these diesel fuel cap transactions and recorded the proceeds as a reduction of diesel fuel expenses. At December 31, 2000, KCSR had purchase commitments for approximately 12.6% of budgeted gallons of fuel for 2001. At March 31, 2001, KCSR had purchase commitments for approximately 27% of budgeted gallons of fuel for the remainder of 2001. There are currently no diesel fuel cap or swap transactions.

In accordance with the provision of the KCS Credit Facilities requiring KCSR to manage its interest rate risk through hedging activity, at March 31, 2001 KCSR had five separate interest rate cap agreements for an aggregate notional amount of $200 million expiring on various dates in 2002. The interest rate caps are linked to LIBOR. $100 million of the aggregate notional amount provides a cap on KCSR's interest rate of 7.25% plus the applicable spread, while $100 million limits the interest rate to 7% plus the applicable spread. Counterparties to the interest rate cap agreements are major financial institutions who also participate in the KCS Credit Facilities. Credit loss from counterparty non-performance is not anticipated.

These transactions are intended to mitigate the impact of rising fuel prices and interest rates and are recorded using hedge accounting policies as set forth in Note 2 to the consolidated financial statements included elsewhere is this prospectus supplement. In general, KCSR enters into transactions such as those discussed above in limited situations based on management's assessment of current market conditions and perceived risks. Historically, KCSR has engaged in a limited number of such transactions and their impact has been insignificant. However, we intend to respond to evolving business and market conditions in order to manage risks and exposures associated with our various operations, and in doing so, may enter into transactions similar to those discussed above.

Foreign Exchange Matters. In connection with our investment in Grupo TFM, matters arise with respect to financial accounting and reporting for foreign currency transactions and for translating foreign currency financial statements into U.S. dollars. We follow the requirements outlined in Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation" ("SFAS 52"), and related authoritative guidance.

Prior to January 1, 1999, Mexico's economy was classified as "highly inflationary" as defined in SFAS 52. Accordingly, under the highly inflationary accounting guidance in SFAS 52, the U.S. dollar was used as Grupo TFM's functional currency, and any gains or losses from translating Grupo TFM's financial statements into U.S. dollars were included in the determination of its net income (loss). Equity earnings (losses) from Grupo TFM included in our results of operations reflected our share of such translation gains and losses.

Effective January 1, 1999, the SEC staff declared that Mexico should no longer be considered a highly inflationary economy. Accordingly, we performed an analysis under the guidance of SFAS 52 to determine whether the U.S. dollar or the Mexican peso should be used as the functional currency for financial accounting and reporting purposes for periods subsequent to December 31, 1998. Based on the results of the analysis, management believes the U.S. dollar to be the appropriate functional currency for our investment in Grupo TFM; therefore, the financial accounting and reporting of the operating results of Grupo TFM will be performed using the U.S. dollar as Grupo TFM's functional currency.

Because we are required to report equity in Grupo TFM under GAAP and Grupo TFM reports under International Accounting Standards, fluctuations in deferred income tax calculations occur based on translation requirements and differences in accounting standards. The deferred income tax calculations are significantly impacted by fluctuations in the relative value of the Mexican peso versus the U.S. dollar and the rate of Mexican inflation, and can result in significant variances in the amount of equity earnings (losses) we report.

We continue to evaluate existing alternatives with respect to utilizing foreign currency instruments to hedge our U.S. dollar investment in Grupo TFM as market conditions change or exchange rates fluctuate. At March 31, 2001, we had no outstanding foreign currency hedging instruments.

Pensions and Other Postretirement Benefits. Statement of Financial Accounting Standards No. 132 "Employers' Disclosure about Pensions and Other Postretirement Benefits--an amendment of FASB Statements No. 87, 88, and 106" ("SFAS 132") was adopted by the Company in 1998. SFAS 132 establishes standardized disclosure requirements for pension and other postretirement benefit plans, requires additional information on changes in the benefit obligations and fair values of plan assets, and eliminates certain disclosures that are no longer considered useful. The standard does not change the measurement or recognition of pension or postretirement benefit plans. The adoption of SFAS 132 did not have a material impact on our disclosures.

Internally Developed Software. In 1998, we adopted the guidance outlined in American Institute of Certified Public Accountant's Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that computer software costs incurred in the preliminary project stage, as well as training and maintenance costs be expensed as incurred. This guidance also requires that direct and indirect costs associated with the application development stage of internal use software be capitalized until such time that the software is substantially complete and ready for its intended use. Capitalized costs are to be amortized on a straight-line basis over the useful life of the software. The adoption of this guidance did not have a material impact on our results of operations, financial position or cash flows.

Litigation. We are involved as plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of our various legal proceedings cannot be predicted with certainty, we believe (after consultation with legal counsel) that our litigation reserves are adequate. The following outlines four matters:

 Duncan Case

In 1998, a jury in Beauregard Parish, Louisiana returned a verdict against KCSR in the amount of $16.3 million. This case arose from a railroad crossing accident that occurred at Oretta, Louisiana on September 11, 1994, in which three individuals were injured. Of the three, one was injured fatally, one was rendered quadriplegic and the third suffered less serious injuries.

Subsequent to the verdict, the trial court held that the plaintiffs were entitled to interest on the judgment from the date the suit was filed, dismissed the verdict against one defendant and reallocated the amount of that verdict to the remaining defendants. The judgment was affirmed by the Third Circuit Court of Appeals in Louisiana. Upon review, the Supreme Court of Louisiana entered its order affirming in part and reversing in part the judgment. The net effect of the Louisiana Supreme Court action was to reduce the allocation of negligence to KCSR and reduce the judgment, with interest, against KCSR from approximately $28 million to approximately $14.2 million (approximately $9.7 million of damages and $4.5 million of interest), which is in excess of KCSR's insurance coverage of $10 million for this case. KCSR's application for rehearing in the Supreme Court of Louisiana was denied. KCSR then sought a stay of judgment in the Louisiana court, which was denied. KCSR reached an agreement as to the payment structure of the judgment in this case and payment of the settlement was made on March 7, 2001.

We had previously recorded a liability of approximately $3.0 million for this case. Based on the Supreme Court of Louisiana's decision, we recorded an additional liability of $11.2 million and a receivable in the amount of $7.0 million representing the amount of the insurance coverage after giving effect to our deductible. This resulted in recording $4.2 million of net operating expense in the accompanying consolidated financial statements for the year ended December 31, 2000.

 Bogalusa Cases

In July 1996, KCSR was named as one of twenty-seven defendants in various lawsuits in Louisiana and Mississippi arising from the explosion of a rail car loaded with chemicals in Bogalusa, Louisiana in October

1995. The explosion released nitrogen dioxide and oxides of nitrogen into the atmosphere over parts of Bogalusa and the surrounding area allegedly causing evacuations and injuries. Approximately 25,000 residents of Louisiana and Mississippi have asserted claims to recover damages allegedly caused by exposure to the released chemicals.

KCSR neither owned nor leased the rail car or the rails on which it was located at the time of the explosion in Bogalusa. KCSR did, however, move the rail car from Jackson to Vicksburg, Mississippi, where it was loaded with chemicals, and back to Jackson, where the car was tendered to the IC. The explosion occurred more than 15 days after we last transported the rail car. The car was loaded in excess of its standard weight, but under its capacity, when it was transported to interchange with the IC.

The trial of a group of twenty plaintiffs in the Mississippi lawsuits arising from the chemical release resulted in a jury verdict and judgment in our favor in June 1999. The jury found that we were not negligent and that the plaintiffs had failed to prove that they were damaged. The trial of the Louisiana class action is scheduled to commence on June 11, 2001. The trial of a second group of Mississippi plaintiffs is scheduled for January 2002.

We believe the probability of liability for damages in these cases to be remote. If we were to be found liable for punitive damages in these cases, such a judgment could have a material adverse effect on our results of operations, financial position and cash flows.

 Houston Cases

In August 2000 KCSR and certain of its affiliates were added as defendants in lawsuits pending in Jefferson and Harris Counties, Texas. These lawsuits allege damage to approximately 3,000 plaintiffs as a result of an alleged toxic chemical release from a tank car in Houston, Texas on August 21, 1998. Litigation involving the shipper and the delivering carrier had been pending for some time, but KCSR, which handled the car during the course of its transport, had not previously been named a defendant. On information currently available, we believe our probability of liability for damages in these cases to be remote.

 Jaroslawicz Class Action

On October 3, 2000, a lawsuit was filed in the New York State Supreme Court purporting to be a class action on behalf of our preferred shareholders, and naming KCSI, its Board of Directors and Stilwell Financial Inc. as defendants. This lawsuit seeks a declaration that the Spin-off was a defacto liquidation of KCSI, alleges violation of directors' fiduciary duties to the preferred shareholders and also seeks a declaration that the preferred shareholders are entitled to receive the par value of their shares and other relief. We filed a motion to dismiss with prejudice in the New York State Supreme Court on December 22, 2000; the plaintiff filed its brief in opposition to the motion to dismiss on February 1, 2001, and we served reply papers on March 7, 2001. The motion to dismiss is now fully briefed and a ruling has not been rendered. We believe the suit to be groundless and will continue to defend the matter vigorously.

Environmental Matters. Our operations are subject to extensive federal, state and local environmental laws and regulations concerning, among other things, air emissions, water discharges, waste management, hazardous substance transportation, handling and storage, decommissioning of underground storage tanks, and soil and groundwater contamination. The major environmental laws to which we are subject, include, among others, the Federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA," also known as the Superfund law), the Toxic Substances Control Act, the Federal Water Pollution Control Act, and the Hazardous Materials Transportation Act. CERCLA can impose joint and several liability for cleanup and investigation costs, without regard to fault or the legality of the original conduct, on current and predecessor owners and operators of a site, as well as those who generate, or arrange for the disposal of, hazardous substances. We do not foresee that compliance with the requirements imposed by the environmental legislation will impair our competitive capability or result in any material additional capital expenditures, operating or maintenance costs. As part of serving the petroleum and chemicals industry, KCSR transports hazardous materials and has a Shreveport, Louisiana-based hazardous materials emergency team available to handle environmental issues that might occur in the transport of such materials. Additionally, we perform ongoing review and evaluation of the various environmental issues that arise in our operations, and, as necessary, take actions to limit our exposure to potential liability.

Because we transport large quantities of hazardous substances, and due to the fact that many of our current and former properties are or have been used for industrial purposes, we are subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties and to claims alleging personal injury or property damage as the result of exposures to, or release of, hazardous substances. Although we are responsible for investigating and remediating contamination at several locations, and have been identified as a potentially responsible party at several third party locations to which waste may have been sent in the past, based on currently available information, we do not expect any related liabilities, individually or collectively, to have a material impact on our results of operations, financial position or cash flows. In the event that we become subject to more stringent cleanup requirements at these sites, discover new or more widespread contamination or become subject to related personal or property damage claims, however, we could incur material costs.

We are responsible for investigating and remediating contamination at several locations, which we formerly leased to industrial tenants. For example, in North Baton Rouge, Louisiana, we are solely responsible for investigating and remediating soil and groundwater contamination at two contiguous properties, which we leased to third parties. We are seeking recovery against one of these tenants, Western Petrochemicals, Inc., which remains at the site. The second tenant, Export Drum, Inc., is bankrupt. We have established reserves that we believe are adequate to address the costs expected to be incurred at this site.

Similarly, in Port Arthur, Texas, we are responsible for investigating, remediating and closing property that we formerly leased to a company that reconditioned drum storage containers. We sued the former tenant and other parties for a portion of the cleanup costs, and received approximately $326,000 in a mediated settlement. We have established reserves that we believe are adequate to address additional costs expected to be incurred at this site.

In connection with another similar property, a portion of which we owned and formerly leased to a tenant that conducted wood preservative treatment operations, the Louisiana Department of Environmental Quality sought recovery against KCSR in a matter captioned Louisiana Department of Environmental Quality, Docket No. IAS 88-0001-A. This action was resolved in our favor, and the operator of the plant, Joslyn Manufacturing Company ("Joslyn"), is required to indemnify us for any costs relating to contamination it caused at the site pursuant to the former lease agreement. Due to ongoing investigations at the site, including an EPA investigation pursuant to CERCLA, either the EPA or the state may seek additional cleanup and seek recovery of additional related costs. In addition, if the site is added to the EPA's National Priority List, KCSR, as the property owner, would likely be named a potentially responsible party in any future EPA or related action. We believe that Josyln's indemnity obligation to us would cover that eventuality. However, in the event that Josyln should become bankrupt or otherwise fail to satisfy its indemnification obligations, we could incur substantial costs at this site.

In 1996, the Louisiana Department of Transportation ("LDOT") sued KCSR and a number of other defendants in Louisiana state court to recover cleanup costs incurred by LDOT while constructing Interstate Highway 49 at Shreveport, Louisiana (Louisiana Department of Transportation v. The Kansas City Southern Railway Company, et al., Case No. 417190-B in the First Judicial District Court, Caddo Parish, Louisiana). The cleanup was associated with an old oil refinery site, operated by the other named defendants. KCSR's main line was adjacent to that site, and KCSR was included in the suit because LDOT claims that a 1966 derailment on the adjacent track released hazardous substances onto the site. Based on a number of factors, including primarily the fact that the site appears to have been primarily affected by refinery operations, which pre-dated the derailment, we believe that our exposure at this site is limited.

In another proceeding, Louisiana Department of Environmental Quality, Docket No. IE-0-91-0001, KCSR was named as a party in the alleged contamination of Capitol Lake in Baton Rouge, Louisiana. During 1994, the list of potentially responsible parties was significantly expanded to include the State of Louisiana, and the City and Parish of Baton Rouge, among others. Studies commissioned by KCSR indicate that contaminants contained in the lake were not generated by KCSR. Management and counsel do not believe this proceeding will have a material effect on us.

We also are subject to potential liability in connection with a foundry site in Alexandria, Louisiana that we once owned through a former subsidiary and leased to a foundry operator. That operator, Ruston Foundry, is still operating at the site and, we believe, is required to indemnify us for environmental liabilities pursuant to our former lease agreement. The site is on the CERCLA National Priorities List, and potential cleanup costs are substantial. We do not possess sufficient information to precisely assess our exposure, although, based on our experience with such matters, the existence of other potential defendants, and Ruston Foundry's indemnification obligations, we do not expect costs associated with this site to materially affect us.

In addition to these matters, the Mississippi Department of Environmental Quality ("MDEQ") initiated a demand on all railroads operating in Mississippi to clean up their refueling facilities and investigate any soil and groundwater impacts resulting from past refueling activities. KCSR has six facilities located in Mississippi. KCSR has developed a plan, together with the State of Mississippi, that we believe will satisfy the MDEQ's initiative. Estimated costs to complete the studies and expected remediation have been provided for in the consolidated financial statements and are not expected to have a material impact on our consolidated results of operations or financial position.

The Illinois Environmental Protection Agency ("IEPA") has sued Gateway Western for alleged violations of state environmental laws relating to the 1997 spill of 18,000 gallons of methyl isobutyl carbinol from a tank car in Gateway Western's East St. Louis yard. Remediation continues and progress is reported to the IEPA on a quarterly basis and will continue until IEPA clean-up standards have been achieved. The estimated costs for remediation have been provided for in our consolidated financial statements. The parties reached a tentative negotiated settlement of the lawsuit in November 1998, which provides that Gateway Western pay a penalty and further, that it fund a Supplemental Environmental Project in St. Claire County, Illinois. The cleanup costs and the settlement of the lawsuit are not expected to have a material impact on our consolidated results of operations, financial position or cash flows.

Finally, we are investigating and remediating contamination associated with historical roundhouse and fueling operations at Gateway Western yards located in East St. Louis, Illinois, Venice, Illinois, Kansas City, Missouri and Mexico, Missouri. Also, in connection with a program begun in 1993 to remove all underground storage tanks from Gateway Western properties, we are conducting investigation and cleanup activities at several sites. We do not expect costs relating to these activities to materially affect us.

We have recorded liabilities with respect to various environmental issues, which represent our best estimates of remediation and restoration costs that may be required to comply with present laws and regulations. At March 31, 2001 these recorded liabilities were not material. Although these costs cannot be predicted with certainty, we believe that the ultimate outcome of identified matters will not have a material adverse effect on our consolidated results of operations, financial condition or cash flows.

Regulatory Influence. In addition to the environmental agencies mentioned above, KCSR operations are regulated by the STB, various state regulatory agencies, and the Occupational Safety and Health Administration ("OSHA"). State agencies regulate some aspects of rail operations with respect to health and safety and in some instances, intrastate freight rates. OSHA has jurisdiction over certain health and safety features of railroad operations.

We do not foresee that regulatory compliance under present statutes will impair our competitive capability or result in any material effect on results of operations.

Inflation. Inflation has not had a significant impact on our operations in the past three years. Recent increases in fuel prices, however, impacted our operating results in 2000 and in the first quarter of 2001. During the two-year period ended December 31, 1999, locomotive fuel expenses represented an average of 6.9% of KCSR/Gateway Western's combined total operating costs compared to 9.7% in 2000 and 9.4% in the first quarter of 2001. Generally accepted accounting principles require the use of historical costs. Replacement cost and related depreciation expense of our property would be substantially higher than the historical costs reported. Any increase in expenses from these fixed costs, coupled with variable cost increases due to significant inflation, would be difficult to recover through price increases given the competitive environments of our principal subsidiaries. See "--Foreign Exchange Matters" above with respect to inflation in Mexico.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We utilize various financial instruments that entail certain inherent market risks. Generally, these instruments have not been entered into for trading purposes. The following information, together with information included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 11 to our consolidated financial statements included elsewhere in this prospectus supplement, describe the key aspects of certain financial instruments which have market risk to us.

Interest Rate Sensitivity

Our floating-rate indebtedness totaled $278 million and $400 million at December 31, 1999 and 2000, respectively, and $409 million at March 31, 2001. The KCS Credit Facilities, comprised of different tranches and types of indebtedness, accrue interest based on target interest indexes (e.g., LIBOR, federal funds rate, etc.) plus an applicable spread, as set forth in the respective agreement. Due to the high percentage of variable rate debt associated with the restructuring of the debt, we are more sensitive to fluctuations in interest rates than in recent years.

A hypothetical 100 basis points increase in each of the respective target interest indexes would result in additional interest expense of approximately $2.9 million on an annualized basis for the floating-rate instruments outstanding as of December 31, 2000. Assuming the $750 million KCS Credit Facilities had been entered into on January 1, 1999 and the full amount of these facilities were borrowed on that date and remained outstanding throughout the year, a 100 basis points increase in interest rates would have resulted in additional interest expense of approximately $7 million in 1999.

Based upon the borrowing rates available to us for indebtedness with similar terms and average maturities, the fair value of long-term debt after consideration of the January 11, 2000 transaction was approximately $766 million at December 31, 1999, $685 million at December 31, 2000 and $691 million at March 31, 2001. The fair value of long-term debt was $867 million at December 31, 1998.

Certain provisions of the KCS Credit Facilities require us to manage our interest rate risk exposure through the use of hedging instruments for a portion of our outstanding borrowings. Accordingly, in 2000 we entered into five separate interest rate cap agreements for an aggregate notional amount of $200 million expiring on various dates in 2002. The interest rate caps are linked to LIBOR. $100 million of the aggregate notional amount is limited to an interest rate of 7.25% plus the applicable spread, while $100 million is limited to an interest rate of 7% plus the applicable spread. Counterparties to the interest rate cap agreements are major financial institutions who are also participants in the KCS Credit Facilities. Credit loss from counterparty non-performance is not anticipated. There were no interest rate cap or swap agreements in place at December 31, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Other- Financial Instruments and Purchase Commitments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments-- Implementation of Derivative Standard."

Commodity Price Sensitivity

KCSR has a program to hedge against fluctuations in the price of its diesel fuel purchases. This program is primarily completed using various swap or cap transactions. These transactions are typically based on the price of heating oil #2, which we believe to produce a high correlation to the price of diesel fuel. These transactions are generally settled monthly in cash with the counterparty.

Additionally, from time to time, KCSR enters into forward purchase commitments for diesel fuel as a means of securing volumes at competitive prices. These contracts normally require KCSR to purchase defined quantities of diesel fuel at prices established at the origination of the contract.

At March 31, 2001 KCSR had purchase commitments for approximately 27% of budgeted gallons of fuel for the remainder of 2001 at an average price of $0.71 per gallon. There were no diesel fuel cap transactions at March 31, 2001 or December 31, 2000. At December 31, 1999, we had no outstanding diesel fuel purchase commitments for 2000. At December 31, 1999, we had two diesel fuel cap transactions for a total of six million gallons (approximately 10% of expected 2000 usage) at a cap price of $0.60 per gallon. These cap transactions expired on March 31, 2000 and June 30, 2000. The contract prices do not include taxes, transportation costs or other incremental fuel handling costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Other--Financial Instruments and Purchase Commitments."

The unrecognized gain related to the diesel fuel purchase commitments approximated $1.1 million at December 31, 2000 compared to an unrecognized gain related to the diesel fuel cap transactions (based on the average price of heating oil #2) of approximately $0.6 million at December 31, 1999. KCSR had no material unrecognized gains or losses on diesel fuel purchase commitments at March 31, 2001.

At March 31, 2001, we held fuel inventories for use in normal operations. These inventories were not material to our overall financial position. Fuel costs for the remainder of 2001 are expected to continue to mirror market conditions.

Foreign Exchange Sensitivity

We own an approximate 37% interest in Grupo TFM, incorporated in Mexico. In connection with this investment, matters arise with respect to financial accounting and reporting for foreign currency transactions and for translating foreign currency financial statements into U.S. dollars. Therefore, we have exposure to fluctuations in the value of the Mexican peso.

While not currently utilizing foreign currency instruments to hedge our U.S. dollar investment in Grupo TFM, we continue to evaluate existing alternatives as market conditions and exchange rates fluctuate.

                               RAILROAD INDUSTRY

Industry Overview

U.S. railroad companies are categorized by the STB into three types: Class I, Class II (Regional) and Class III (Local). There are currently eight Class I railroads in the United States, which can be further divided geographically by eastern or western classification. The eastern railroads are CSX, Grand Trunk Western (owned by CN), IC (owned by CN) and Norfolk Southern. The western railroads include The Burlington Northern and Santa Fe Railway Company ("BNSF"), KCSR, Soo Line Railroad Company (owned by Canadian Pacific Railway Company ("CP")) and UP.

1999 U.S. Railroad Industry Highlights:

                                                                      Freight
                                      Number of  Miles                Revenue
Railroad Classification               Railroads Operated Employees ($ thousands)
-----------------------               --------- -------- --------- -------------
Regional.............................     36     21,250    11,372     1,764,646
Local................................    510     28,422    12,454     1,448,508
                                      --------- -------- --------- -------------
    Total............................    555    170,658   201,383   $35,893,235
                                      ========= ======== ========= =============
--------
(1) There are currently eight Class I railroads in the United States due to the acquisition of the assets of Conrail by CSX and Norfolk Southern.

Class I railroads generated total freight revenues of $32.7 billion, or approximately 91% of total U.S. freight revenues, in 1999. Revenues are derived generally from the shipment of products under negotiated contracts between suppliers and shippers and, to a lesser extent, published tariff rates. The shipment of coal is the primary source of Class I U.S. railroad revenues. The AAR estimates that in 1999, coal accounted for 43.7% of total Class I U.S. railroad volume in terms of tons originated and 21.8% of total Class I U.S. railroad carload revenues. The next largest commodity source was chemicals and allied products, which the AAR estimates in 1999 accounted for 8.9% of total Class I U.S. railroad volume in terms of tons originated and 13.0% of total Class I U.S. railroad carload revenues. The AAR estimates that intermodal traffic accounted for 15 to 20% of total Class I U.S. railroad carload revenues in 1999.

In 1999, Class I railroads accounted for approximately 71% of total U.S. railroad mileage operated, approximately 88% of total U.S. railroad employees and approximately 91% of total U.S. railroad freight revenue. In 1999, Class I railroads had an estimated 40.3% share of the total U.S. intercity freight traffic in terms of ton-miles and an estimated 25.3% of the total U.S. intercity freight traffic in terms of tons carried. In terms of revenue, railroads accounted for an estimated 10%, trucks accounted for an estimated 81%, and domestic air accounted for an estimated 5% of the U.S. intercity commercial freight transportation market. Preliminary figures for 1999 indicate the following distribution of intercity freight traffic by transportation mode:

Distribution of Intercity Freight Traffic in Terms of Ton-Miles:

     Year                             Railroads Trucks Water  Oil Pipelines Air
     ----                             --------- ------ -----  ------------- ---
     1994............................   39.1%    27.8% 14.6%      18.1%     0.4%
     1995............................   40.4     27.0  14.6       17.6      0.4
     1996r...........................   40.6     27.6  13.8       17.6      0.4
     1997............................   40.2     28.2  13.8       17.5      0.4
     1998r...........................   40.2     28.6  13.6       17.3      0.4
     1999p...........................   40.3     29.4  13.1       16.8      0.4
--------
r--revised; p--preliminary
Source: Association of American Railroads

Distribution of Intercity Freight-Ton Miles--1999 (preliminary)

                           [PIE CHART APPEARS HERE]

--------
Source: Association of American Railroads

Industry Trends

Since 1994, there has been significant consolidation among major North American rail carriers, including the 1995 merger of Burlington Northern, Inc. with Santa Fe Pacific Corporation, the 1995 merger of UP with CNW and the 1996 merger of UP with SP. Further, CSX and Norfolk Southern purchased the assets of Conrail in 1998 and CN acquired the IC in 1999. As a result of this consolidation, the industry is now dominated by a few "mega-carriers."


In March 2000, the STB imposed a 15-month moratorium on Class I railroad merger activity while it reviews and rewrites the rules applicable to railroad consolidation. In July 2000 the STB's moratorium was upheld by the United States Court of Appeals for the District of Columbia. The STB rulemaking proceedings are scheduled to be completed on June 11, 2001 and the moratorium is expected to end on June 17, 2001. In April 2001, CN and Wisconsin Central and certain of their respective affiliates filed a merger application with the STB seeking approval for the acquisition of control by CN and Grand Trunk Corporation of Wisconsin Central and its rail carrier subsidiaries. The STB determined the proposed transaction to be a "minor transaction" and is expected to issue its final decision by September 7, 2001.

                                             Number of
                                              Class I
             Year                            Railroads
             ----                            ---------
             1940...........................    134
             1960...........................    109
             1980...........................     36
             1990...........................     14
             1995...........................     11
             1998...........................      9
             2000...........................      8

The STB and Regulation

The STB, an independent body administratively housed within the Department of Transportation, is responsible for the economic regulation of railroads within the United States. The STB's mission is to ensure that competitive, efficient and safe transportation services are provided to meet the needs of shippers, receivers and consumers.

The STB was created by an Act of Congress known as the ICC Termination Act of 1995 ("ICCTA"). Passage of the ICCTA represented a further step in the process of streamlining and reforming the Federal economic regulatory oversight of the railroad, trucking and bus industries that was initiated in the late 1970's and early 1980's. The STB is authorized to have three members, each with a five-year term of office. The STB Chairman is designated by the President from among the STB's members.

The STB adjudicates disputes and regulates interstate surface transportation. Railway transportation matters under the STB's jurisdiction in general include railroad rate and service issues, rail restructuring transactions (mergers, line sales, line construction and line abandonments) and railroad labor matters.

The U.S. railroad industry was significantly deregulated with the passage of The Staggers Rail Act of 1980 (the "Staggers Act"). In enacting the Staggers Act, Congress recognized that railroads faced intense competition from trucks and other modes for most freight traffic and that prevailing regulation prevented them from earning adequate revenues and competing effectively. Through the Staggers Act, a new regulatory scheme allowing railroads to establish their own routes, tailor their rates to market conditions and differentiate rates on the basis of demand was put in place. The basic principle of the Staggers Act was that reasonable rail rates should be a function of supply and demand. The Staggers Act, among others things:

  . allows railroads to price competing routes and services differently to reflect relative demand;

  . allows railroads to enter into confidential rate and service contracts with shippers; and

  . abolishes collective rate making except among railroads participating in a joint-line movement.

If it is determined that a railroad is not facing enough competition to hold down prices, then the STB has the authority to investigate the actions of the railroad.

The Staggers Act has had a positive effect on the U.S. rail industry. Lower rail rates brought about by the Staggers Act (down 57% in inflation-adjusted terms from 1981 to 1998) have resulted in significant cost savings for shippers and their customers. After decades of steady decline, the rail market share of inter-city freight ton-miles bottomed out at 35.2% in 1978 and has trended slowly upward since then, reaching 40.6% in 1996 before falling slightly in 1997 and 1998.

Labor Relations

Labor relations in the U.S. railroad industry are subject to extensive governmental regulation under the Railway Labor Act ("RLA"). Under the RLA, national labor agreements are renegotiated when they become open for modification, but their terms remain in effect until new agreements are reached. Typically, neither management nor labor employees are permitted to take economic action until extended procedures are exhausted. Existing national union contracts with the railroads became amendable at the end of 1999. Included in the contracts was a provision for wages to increase automatically in the year following the contract term. In 1999 labor costs accounted for 39.4% of rail expenses.

Railroad industry personnel are covered by the Railroad Retirement Act ("RRA") instead of the Social Security Act. Employer contributions under the RRA are currently substantially higher than those under the Social Security Act and may rise further because of the increasing proportion of retired employees receiving benefits relative to the number of working employees. The RRA requires up to a 23.75% contribution by railroad employers on eligible wages, while the Social Security and Medicare Acts only require a 7.65% employer contribution on similar wage bases. Railroad industry personnel are also covered by the Federal Employers Liability Act ("FELA") rather than by state workers' compensation systems. FELA is a fault-based system, with compensation for injuries settled by negotiation and litigation, which can be expensive and time-consuming. By contrast, most other industries are covered by state-administered no-fault plans with standard compensation schedules.

                                    BUSINESS

The Company

We, along with our subsidiaries and joint ventures, own and operate a uniquely positioned North American rail network strategically focused on the growing north/south freight corridor that connects key commercial and industrial markets in the central United States, with major industrial cities in Mexico. Our principal subsidiary, KCSR, is one of eight Class I railroads in the United States and our rail network is comprised of approximately 6,000 miles of main and branch lines. Through our strategic alliance with CN/IC, we have created a contiguous rail network of approximately 25,000 miles of main and branch lines connecting Canada, the United States and Mexico. We believe that, as a result of the strategic position of our railway, we are poised to continue to benefit from the growing north/south trade between the United States, Mexico and Canada promoted by the implementation of NAFTA. We offer services to companies in a wide range of markets including the coal, chemicals and petroleum, paper and forest, agricultural and mineral, and intermodal and automotive markets. For the twelve months ended March 31, 2001, we generated total revenues of $567.3 million, operating income of $45.9 million and EBITDA (as adjusted and as defined on page S-15) of $106.5 million. EBITDA as presented excludes our equity in net earnings of unconsolidated affiliates of $26.2 million for the twelve months ended March 31, 2001.

Our rail network interconnects with all other Class I railroads and provides customers with an effective alternative to other railroad routes, giving direct access to Mexico and the southwestern United States through less congested interchange hubs. Our principal subsidiary, KCSR, founded in 1887, operates a rail network of approximately 2,700 miles of main and branch lines running on a north/south axis from Kansas City, Missouri to the Gulf of Mexico and on an east/west axis from Meridian, Mississippi to Dallas, Texas. Our operations also include Gateway Western, a wholly-owned regional rail carrier, that provides a strategic link connecting Kansas City with East St. Louis, Illinois over approximately 400 miles of main and branch lines. Eastern railroads and their customers can bypass congested gateways at Chicago, St. Louis, Memphis and New Orleans by interchanging with us at Meridian and Jackson, Mississippi and East St. Louis, Illinois. Other railroads can also interconnect with us at our other gateways at Kansas City, Birmingham, Alabama, Shreveport and New Orleans, Louisiana, Dallas, Beaumont and Laredo, Texas.

Our rail network links directly to major trading centers in Mexico through our affiliates TFM and Tex-Mex. We own an approximate 37% interest in Grupo TFM, which owns 80% of TFM. TFM operates approximately 2,700 miles of main and branch lines running from the U.S./Mexico border at Laredo, Texas to Mexico City and serves most of Mexico's principal industrial cities and three of its four major shipping ports. Our principal international gateway is at Laredo, Texas where more than 50% of all rail and truck traffic between the United States and Mexico crosses the border. We also own a 49% interest in Mexrail, which owns Tex-Mex. Tex-Mex operates approximately 150 miles of main and branch lines between Laredo and the port city of Corpus Christi, Texas. In addition, Mexrail owns the northern half of the rail bridge at Laredo which spans the Rio Grande River into Mexico while TFM operates the southern half of the bridge.

Our network is further expanded through a strategic alliance with CN/IC and marketing agreements with Norfolk Southern and I&M Rail Link. The CN/IC alliance connects Canadian markets with major midwestern and southern markets in the United States as well as with major markets in Mexico through our connections with Tex-Mex and TFM. Our marketing agreements with Norfolk Southern allow us to capitalize on our east/west "Meridian Speedway," which runs from Meridian to Dallas, to gain incremental traffic volume between the southeast and the southwest. Our agreement with I&M Rail Link provides us with access to Minneapolis and Chicago and to originations of corn and other grain in Iowa, Minnesota and Illinois.

We also own 50% of the common stock (or a 42% equity interest) of the Panama Canal Railway Company, which holds the concession to operate a 47-mile railroad located adjacent to the Panama Canal. This railroad is currently being reconstructed and is expected to resume operations in the third quarter of 2001. In addition, we own 50% of the common stock of Panarail Tourism Company which will operate a commuter and tourist railway service over the lines of the Panama Canal Railway. Panarail is expected to initiate railway passenger service between the cities of Panama and Colon in June 2001.

Rail Network

 Owned Network

KCSR owns and operates approximately 2,700 miles of main and branch lines and approximately 1,180 miles of other tracks in a nine-state region that includes Missouri, Kansas, Arkansas, Oklahoma, Mississippi, Alabama, Tennessee, Louisiana and Texas. KCSR has the shortest north/south rail route between Kansas City and several key ports along the Gulf of Mexico in Louisiana, Mississippi and Texas and an east/west rail route between Meridian and Dallas. This geographic reach enables us to service a customer base that includes electric generating utilities and a wide range of companies in the chemical and petroleum, agricultural and mineral, paper and forest, and automotive and intermodal markets.

Gateway Western owns and operates 402 miles of main and branch lines linking Kansas City with East St. Louis and Springfield, Illinois. In addition, Gateway Western has limited haulage rights between Springfield and Chicago that allow Gateway Western to move traffic that originates or terminates on its rail lines. Gateway Western provides us with access to East St. Louis, and allows us to avoid the more congested and costly St. Louis terminal.

 Significant Investments

   Grupo TFM

In 1997, we invested $298 million to obtain a 36.9% interest in Grupo TFM. TMM and a TMM affiliate own 38.5% of Grupo TFM and the Mexican government owns 24.6% of Grupo TFM. Grupo TFM owns 80% of the common stock of TFM. The remaining 20% of TFM was retained by the Mexican government. TFM is both a strategic and financial investment for us. Strategically our investment in TFM promotes the NAFTA growth strategy whereby we, along with strategic partners in our expanded rail network, can provide transportation services between the heart of Mexico's industrial base, the United States and Canada. TFM seeks to establish its railroad as the primary inland freight transporter linking Mexico with the United States and Canadian markets along the NAFTA corridor. TFM's strategy is to provide reliable customer service, capitalize on foreign trade growth and convert truck tonnage to rail.

Under the concession awarded to Grupo TFM by the Mexican government in 1996 (the "Concession"), TFM operates the Northeast Rail Lines, which are located along a strategically significant corridor between Mexico and the United States, and have as their core routes a key portion of the shortest, most direct rail passageway between Mexico City and the southern, midwestern and eastern United States. These rail lines are the only rail lines which serve Nuevo Laredo, the largest rail freight exchange point between the United States and Mexico. TFM's rail lines connect the most populated and industrialized regions of Mexico with Mexico's principal U.S. border railway gateway at Laredo. In addition, this rail system serves three of Mexico's four primary seaports at Veracruz and Tampico on the Gulf of Mexico and Lazaro Cardenas on the Pacific Ocean. TFM serves 15 Mexican states and Mexico City, which together represent a majority of the country's population and account for a majority of its estimated gross domestic product. We believe the Laredo gateway is the most important interchange point for rail freight between the United States and Mexico. As a result, we believe TFM's routes are integral to Mexico's foreign trade.

This route structure enables us to benefit from growing trade resulting from the increasing integration of the North American economy through NAFTA. Trade between Mexico and the United States has grown at an average annual rate of 14.3% from 1993 through 2000. Through Tex-Mex and KCSR, as well as through interchanges with other major U.S. railroads, TFM provides its customers with access to an extensive network through which they may distribute their products throughout North America and overseas.

Financially, we believe TFM has growth potential. TFM's operating strategy has been to increase productivity and maximize operating efficiencies. With Mexico's economic progress, growth of NAFTA trade between Mexico, the United States and Canada, and customer focused rail service, we believe the growth potential of TFM could be significant. We believe TFM has been a successful privatization of a previously government operated rail network.

Since TFM commenced operations in June 1997 it has made significant progress, which is reflected in its financial results. In 2000, TFM increased revenues by 22.1% from 1999, while increasing EBITDA by 26.9% over the same period. The increase in EBITDA is attributable to a significant improvement in operating ratio. TFM has substantially lowered its operating ratio (under International Accounting Standards) to 74.0% for 2000, from 76.6% in 1999 and 85.5% in 1998 and 93.9% for the first six months following commencement of its operations in June 1997. TFM's operating ratio was 79.8% for the first three months of 2001. We believe this operating ratio achievement is significant given that the weighted average operating ratio for the eight major North American or "Class I" railroads was approximately 84% for 1999. Based upon the relatively low labor costs prevailing in Mexico coupled with revenue growth opportunities, we believe that TFM has the potential to achieve additional operating ratio improvements.

Under the Concession, TFM operates 2,661 miles of main and branch lines and an additional 838 miles of sidings, spur tracks and main line under trackage rights. TFM has the right to operate the rail lines, but does not own the land, roadway or associated structures. Approximately 91% of the main line operated by TFM consists of continuously welded rail. As of December 31, 2000, TFM owned 459 locomotives, owned or leased from affiliates 5,089 freight cars and leased from non-affiliates 141 locomotives and 5,254 freight cars.

   Mexrail

In 1995, we invested approximately $23 million to acquire a 49% economic interest in Mexrail, which owns 100% of Tex-Mex and certain other assets. Tex-Mex and TFM operate the international rail traffic bridge at Laredo spanning the Rio Grande River. TMM, which has the largest equity interest in TFM through its ownership of shares of Grupo TFM, owns the remaining 51% of Mexrail. The bridge at Laredo is the most significant entry point for rail traffic between Mexico and the United States. Tex-Mex also operates a 157-mile rail line extending from Laredo to Corpus Christi and has 99-year trackage rights granted pursuant to a 1996 STB decision totaling approximately 360 miles between Corpus Christi and Beaumont, where Tex-Mex connects with KCSR. Our Mexrail investment provides us with a vital link between our U.S. operations through KCSR and our Mexican operations through TFM.

In early 1999, Tex-Mex completed Phase II of a new rail yard in Laredo. Phase I of the project was completed in December 1998 and included four tracks comprising approximately 6.5 miles. Phase II of the project consisted of two new intermodal tracks totaling approximately 2.8 miles. Although groundwork for an additional ten tracks has been completed, construction on those ten tracks has not yet begun. Capacity of the Laredo yard is currently approximately 800 freight cars and, upon completion of all tracks, is expected to be approximately 2,000 freight cars.

On March 12, 2001, Tex-Mex purchased from the UP a line of railroad extending
84.5 miles between Rosenberg, Texas and Victoria, Texas, and UP granted Tex-Mex trackage sufficient to integrate the line into Tex-Mex's existing trackage rights. The line is not in service and will require extensive reconstruction, which has not yet been scheduled. The $9.2 million purchase price for the line was determined through arbitration and the acquisition also required the prior approval or exemption of the transaction by the STB. By its Order entered on December 8, 2000, the STB granted Tex-Mex's Petition for Exemption and exempted the transaction from this prior approval requirement. Once reconstruction of the line is completed, Tex-Mex will be able to shorten its existing route between Corpus Christi and Houston by over 70 miles.

   Panama Canal Railway Company

The Panama Canal Railway is a north-south railroad traversing the Panama isthmus between the Pacific and Atlantic Oceans. Its origins date back to the late 1800's and the railway serves as a complement to the Panama

Canal shipping channel. The railroad is currently under reconstruction and is expected to be completed during the third quarter of 2001 with commercial operations to begin immediately thereafter. We believe the prime potential and opportunity of the Panama Canal Railway will be in the movement of traffic between the ports of Balboa and Colon for shipping customers repositioning of containers. We have had significant interest from both shipping companies and port terminal operators. In addition, there has been interest in passenger traffic for both commuter and pleasure/tourist travel. While only 47 miles long, we believe the Panama Canal Railway provides us with a unique opportunity to participate in transoceanic shipments as a complement to the existing Canal traffic.

In January 1998, the Republic of Panama awarded the PCRC, a joint venture between us and Mi-Jack Products, Inc. ("Mi-Jack"), the concession to reconstruct and operate the Panama Canal Railway. As of April 24, 2001, we have invested approximately $12.5 million toward the reconstruction of the existing 47-mile railway which runs parallel to the Panama Canal and, upon reconstruction, will provide international shippers with a railway transportation medium to complement the Panama Canal. In November 1999, the PCRC completed the financing arrangements for this project with the International Finance Corporation ("IFC"), a member of the World Bank Group.

   Panarail Tourism Company

During 2000, we formed with Mi-Jack, Panarail, a joint venture designed to operate and promote commuter and pleasure/tourist passenger service in conjunction with and over the lines of the PCRC. Panarail is expected to initiate railway passenger service between the cities of Panama and Colon in June 2001.

 Expanded Network

Through our strategic alliance with CN/IC and marketing agreements with Norfolk Southern and the I&M Rail Link we have expanded our domestic geographic reach beyond that covered by our owned network.

  Strategic Alliance with Canadian National and Illinois Central

In 1998, KCSR, CN and IC announced a 15-year strategic alliance aimed at coordinating the marketing, operations and investment elements of north-south rail freight transportation. The strategic alliance did not require STB approval and was effective immediately. This alliance connects Canadian markets, the major midwest U.S. markets of Detroit, Chicago, Kansas City and St. Louis and the key southern markets of Memphis, Dallas and Houston. It also provides U.S. and Canadian shippers with access to Mexico's rail system through our connections with Tex-Mex and TFM.

In addition to providing access to key north-south international and domestic U.S. traffic corridors, our alliance with CN/IC is intended to increase business primarily in the automotive and intermodal markets and also in the chemical and petroleum and paper and forest products markets. This alliance has provided opportunities for revenue growth and positioned us as a key provider of rail service for NAFTA trade.

Under a separate agreement, KCSR and CN formed a management group made up of representatives from both railroads to develop plans for the construction of new facilities to support business development, including investments in automotive, intermodal and transload facilities at Memphis, Dallas, Kansas City and Chicago. This agreement also granted KCSR certain trackage and haulage rights and granted CN and IC certain haulage rights. Under the terms of this agreement, and through action taken by the STB, in October 2000 we gained access to six additional chemical customers in the Geismar, Louisiana industrial area through haulage rights.

   Marketing Agreements with Norfolk Southern

In December 1997, we entered into a three-year marketing agreement with Norfolk Southern and Tex-Mex which allows us to increase our traffic volume along our east-west corridor between Meridian and Dallas by using interchange points with Norfolk Southern. This agreement provides Norfolk Southern run-through service with access to Dallas and the Mexican border at Laredo while avoiding the congested rail gateways of Memphis and New Orleans. This agreement was automatically renewed for an additional term of three years in December 2000 and will be automatically renewed for additional three-year terms unless written notice of termination is given at least 90 days prior to the expiration of the then-current term.

In May 2000, we entered into an agreement with Norfolk Southern under which we will provide haulage services for intermodal traffic between Meridian and Dallas and receive fees for those services from Norfolk Southern. Under this agreement Norfolk Southern may quote rates and enter into transportation service contracts with shippers and receivers covering this haulage traffic. Unless renewed by Norfolk Southern, this agreement terminates on December 31, 2003.

This new marketing agreement with Norfolk Southern provides us with additional sources of intermodal business. The current arrangement envisions approximately two trains per day running both east and west between our connection with the Norfolk Southern at Meridian and our BNSF connection at Dallas. The structure of the agreement provides for lower gross revenue to KCSR but improved operating income, since as a haulage arrangement fuel and car hire expenses are the responsibility of Norfolk Southern not KCSR. We believe this business has additional growth potential as Norfolk Southern seeks to shift its traffic to southern gateways to increase its length of haul.

   Marketing Agreement with I&M Rail Link

In May 1997, we entered into a marketing agreement with I&M Rail Link which provides us with access to Minneapolis and Chicago and to originations of corn and other grain in Iowa, Minnesota and Illinois. Through this marketing agreement, we receive and originate shipments of grain products for delivery to 35 poultry industry feed mills on our network. Grain is currently our largest export product to Mexico. This agreement is terminable upon 90 days notice.

   Haulage Rights

As a result of the 1988 acquisition of the Missouri-Kansas-Texas Railroad by UP, we were granted (1) haulage rights between Kansas City, Missouri and each of Council Bluffs, Iowa, Omaha and Lincoln, Nebraska and Atchison and Topeka, Kansas, and (2) a joint rate agreement for our grain traffic between Beaumont, Texas and each of Houston and Galveston, Texas. We have the right to convert these haulage rights to trackage rights. Our haulage rights require UP to move our traffic in UP trains; trackage rights would allow us to operate our trains over UP tracks. Our rights have a term of 199 years.

Markets Served

The following summarizes combined KCSR/Gateway Western revenue and carload statistics by commodity category. Certain prior year amounts have been reclassified to reflect changes in the business groups and to conform to the current period presentation.

                                                          Carloads and Intermodal
                                    Revenues                       Units
                         ------------------------------ ---------------------------
                                                Three                       Three
                              Year Ended       Months      Year Ended      Months
                             December 31,       Ended     December 31,      Ended
                         -------------------- March 31, ----------------- March 31,
                          1998   1999   2000    2001    1998  1999  2000    2001
                         ------ ------ ------ --------- ----- ----- ----- ---------
                             (dollars in millions)             (in thousands)
General Commodities:
 Chemical and
  petroleum............. $143.5 $132.7 $126.3  $ 32.3   172.2 165.5 154.1    40.8
 Paper and forest.......  138.9  131.0  132.9    30.4   212.8 202.9 192.4    44.9
 Agricultural and
  mineral...............   99.9   95.6   94.3    21.3   141.5 141.0 132.0    30.9
                         ------ ------ ------  ------   ----- ----- -----   -----
     Total general
      commodities.......  382.3  359.3  353.5    84.0   526.5 509.4 478.5   116.6
 Intermodal and
  automotive............   48.1   60.6   63.0    18.6   187.1 233.9 269.3    76.8
 Coal...................  117.9  117.4  105.0    27.6   205.3 200.8 184.2    46.5
                         ------ ------ ------  ------   ----- ----- -----   -----
   Carload revenues and
    total carloads and
    intermodal units....  548.3  537.3  521.5   130.2   918.9 944.1 932.0   239.9
 Other rail-related
  revenues..............   48.5   49.1   41.6     9.9     --    --    --      --
                         ------ ------ ------  ------   ----- ----- -----   -----
     Total.............. $596.8 $586.4 $563.1  $140.1   918.9 944.1 932.0   239.9
                         ====== ====== ======  ======   ===== ===== =====   =====

 Chemicals and Petroleum

Chemical and petroleum products accounted for approximately 22.4% and 23.1% of KCSR/Gateway Western combined total revenues in 2000 and for the three months ended March 31, 2001, respectively. We transport chemical and petroleum products via tank and hopper cars primarily to markets in the southeast and northeast United States through interchange with other rail carriers. Certain products revenues within this commodity group have improved, and we expect continued improvement in the future, as a result of our access, which began on October 1, 2000 under our agreement with CN, to additional chemical customers in the Geismar, Louisiana industrial corridor, which is one of the largest concentrations of chemical suppliers in the world.

 Paper and Forest

Paper and forest products accounted for approximately 23.6% and 21.7% of KCSR/Gateway Western combined total revenues in 2000 and for the three months ended March 31, 2001, respectively. Our rail lines run through the heart of the southeastern U.S. timber-producing region. We believe that trees from this region tend to grow faster and that forest products made from them are generally less expensive than those from other regions. As a result, southern yellow pine products from the southeast are increasingly being used at the expense of western producers who have experienced capacity reductions because of public policy considerations. We serve eleven paper mills directly and six others indirectly through short-line connections. Our customers include International Paper Company, Georgia Pacific Corporation and Riverwood International. Primary traffic includes pulp and paper, lumber, panel products (plywood and oriented strand board), engineered wood products, pulpwood, woodchips and raw fiber used in the production of paper, pulp and paperboard, as well as metal, scrap and slab steel, waste and military equipment. These products are transported to customers for numerous uses. Slab steel products are used primarily in the oil industry for the manufacture of drill pipe. Military equipment is shipped to and from several military bases on our rail lines.

 Agricultural and Mineral

Agricultural and mineral products accounted for approximately 16.7% and 15.2% of KCSR/Gateway Western combined total revenues in 2000 and for the three months ended March 31, 2001, respectively. Agricultural products consist of domestic and export grain, food and related products. Shipper demand for agricultural products is affected by competition among sources of grain and grain products as well as price fluctuations in international markets for key commodities. In our domestic grain business, we receive and originate shipments of grain and grain products for delivery to feed mills serving the poultry industry. Through our marketing agreement with I&M Rail Link, we have access to sources of corn and other grain in Iowa and other midwestern states. We currently serve 35 feed mills along our rail lines throughout Arkansas, Oklahoma, Texas, Louisiana, Mississippi and Alabama. Export grain shipments include primarily wheat, soybean and corn transported over our own rail lines to the Gulf of Mexico for international destinations and to Mexico via Laredo. A general decrease in the consumption of poultry in the United States has led to less demand for delivery of grain to our chicken producing customers. Additionally, because of the flooding in the upper midwest of the United States coupled with pricing pressures, grain has been originating in Illinois and Indiana rather than Iowa and Minnesota, resulting in a shorter haul for KCSR. However, we believe that agricultural and mineral product revenues could improve during the remainder of 2001 due to a better market for exports to Mexico, as well as an improving poultry industry due to certain highly publicized animal diseases currently affecting beef production in Europe. Over the long term, we expect our grain shipments to increase as a result of our strategic investments in Tex-Mex and TFM, given Mexico's reliance on grain imports. Food and related products consist mainly of soybean meal, grain meal, oils and canned goods, sugar and beer. Our mineral shipments consist of a variety of products including ores, clay, stone and cement.

 Intermodal and Automotive

Intermodal products accounted for approximately 11.2% and 13.3% of KCSR/Gateway Western combined total revenues in 2000 and for the three months ended March 31, 2001, respectively. The intermodal freight business consists of hauling freight containers or truck trailers by a combination of water, rail and motor carriers, with rail carriers serving as the link between the other modes of transportation. Our intermodal business has grown significantly over the last seven years with intermodal units increasing from 61,748 in 1993 to 247,604 in 2000 and intermodal revenues increasing from $17 million to nearly $50 million during the same period. Through our dedicated intermodal train service between Meridian and Dallas, we compete directly with truck carriers along the Interstate 20 corridor.

The intermodal business is highly price and service driven as the trucking industry maintains certain competitive advantages over the rail industry. Trucks are not obligated to provide or maintain rights of way and do not have to pay real estate taxes on their routes. In prior years, the trucking industry diverted a substantial amount of freight from railroads as truck operators' efficiency over long distances increased. In response to these competitive pressures, railroad industry managements sought avenues to improve the competitiveness of rail traffic and forged numerous alliances with truck companies in order to move more traffic by rail and provide faster, safer and more efficient service to their customers. We have entered into agreements with several trucking companies for train service between Dallas and Meridian.

As KCSR/Gateway Western intermodal revenues increased rapidly, margins on certain intermodal business declined. In 1999 we addressed the declining margins by increasing certain intermodal rates effective September 1, 1999 and by closing two underperforming intermodal facilities at Salisaw, Oklahoma and Port Arthur, Texas on our north/south route. These actions have helped to improve the profitability and operating efficiency of our intermodal business.

Our strategic alliance with CN/IC and our marketing agreements with Norfolk Southern should enable us to further capitalize on the growth potential of intermodal freight revenues, particularly for traffic moving between points in the upper midwest and Canada to Kansas City, Dallas and Mexico. Furthermore, we are in the process of transforming the former Richards-Gebaur Airbase in Kansas City to a U.S. customs pre-clearance processing facility, the Kansas City International Freight Terminal, which we expect to handle and process large volumes of domestic and international intermodal freight. Upon completion, we expect this facility to provide additional opportunities for intermodal revenue growth. Through an agreement with Mazda through the Ford Motor Company Claycomo manufacturing facility located in Kansas City, KCSR developed an automotive distribution facility at the Richards-Gebaur facility. This facility became operational in April 2000 for the movement of Mazda vehicles. Full intermodal operations at the facility are expected to be complete in 2002, providing KCSR with additional capacity in Kansas City.

Our automotive traffic consists primarily of moving vehicle parts into Mexico from the northern sections of the United States and moving finished vehicles from Mexico into the United States. CN/IC, Norfolk Southern and TFM have a significant number of automotive production facilities on their rail lines. Our rail network essentially serves as the connecting bridge carrier for these movements of automotive parts and finished vehicles. We have also recently entered into an agreement with Ford to ship automotive parts from East St. Louis to Kansas City.

 Coal

Coal has historically been one of our most stable sources of revenues. In 2000 and for the three months ended March 31, 2001, coal revenues represented 18.6% and 19.7% of KCSR/Gateway Western combined total revenues. Substantially all of our coal customers are under long term contracts. Our coal contracts have an average term of approximately five years. Our most significant customer is SWEPCO, which we serve under contract until 2006. We deliver coal to nine electric generating plants, including SWEPCO facilities in Flint Creek, Arkansas and Welsh, Texas, KCPL plants in Kansas City and Amsterdam, Missouri, an Empire District Electric Company plant near Pittsburg, Kansas and an Entergy Gulf States plant in Mossville, Louisiana. SWEPCO accounted for approximately 64% of KCSR/Gateway Western combined coal revenues and 12% of KCSR/Gateway Western total revenues for the year ending December 31, 2000, and for approximately 17% of KCSR/Gateway Western total revenues for the three months ended March 31, 2001. The coal we transport originates in the Powder River Basin in Wyoming and is transferred to our rail lines at Kansas City. We also transport coal as an intermediate carrier for a Western Farmers Electric Cooperative plant from Kansas City to Dequeen, Arkansas, where it interchanges with a short-line carrier for delivery to the plant, and deliver lignite to an electric generating plant at Monticello, Texas. In the fourth quarter of 1999, we began serving as a bridge carrier for coal deliveries to a Texas Utilities electric generating plant in Martin Lake, Texas. KCPL's Hawthorn plant in Kansas City is scheduled to re-open by July 2001. This facility has been out of service for over two years due to an explosion.

 Other

Other non-general commodities revenues include a variety of miscellaneous services provided to customers and interconnecting carriers and accounted for approximately 7.4% and 7.1% of combined KCSR/Gateway Western total revenues in 2000 and for the three months ended March 31, 2001, respectively. Major items in this category include railcar switching services, demurrage (car retention penalties) and drayage (local truck transportation services). Also included in this category are haulage services we perform for the benefit of BNSF under an agreement which continues through 2004 and includes minimum volume commitments.

Sales and Marketing

We employ a total of 17 sales and 27 marketing professionals on a full-time basis. Our marketing staff is organized by product category, while our sales staff is generally organized by geographic region. Transportation needs vary depending upon the type of customer and its specific market. Consequently, our sales and marketing staffs are composed of professionals who are knowledgeable about the particular markets and customers they cover. Our sales and marketing professionals work together to maintain existing relationships as well as ascertain opportunities for incremental business with additional customers in a given market. Our sales and marketing professionals market our services through customer visits, direct customer contacts, telemarketing, trade shows and industry meetings. In addition, our marketing force focuses on conducting market and competitive research to identify new business and strategic opportunities. Our rates, service design changes, equipment supply and traffic scheduling are generally communicated by our sales and marketing forces and depend upon the customer, specific market and specific geographic route. Our sales staff uses competitive market information and detailed knowledge about our customers to tailor services to the specific needs of our customers. Our sales and marketing staffs are compensated through both salaries and stock option and stock-ownership programs. We believe that this method of compensation focuses our sales and marketing professionals on establishing and maintaining profitable long-term customer relationships.

In connection with our strategic alliance with CN/IC, we are undertaking coordinated sales and marketing efforts to attract new customers in the United States and Canada. Our alliance allows our and CN/IC's salesmen to quote single through rates from origin to destination along our expanded network, including through rates to specific destinations in Mexico. We coordinate similar programs related to steel and other shipments with TFM to maximize asset utilization.

Customer Service

Most of our customer services are centralized in our Customer Service Center ("CSC") in Shreveport. Shippers can contact our CSC 24 hours a day, seven days a week to receive prompt responses to a range of shipping inquiries. CSC performance is measured by internally generated service standards. For example, over 90% of all incoming calls to the CSC are answered within the first three rings. Our CSC is staffed with approximately 128 clerks and 10 managers who have expertise in the transportation of specific commodities. Our representatives interact closely with our other employees to provide fast solutions to customer needs and requests. In addition, our dedicated problem resolution team communicates to our field managers specific problems on behalf of customers for immediate resolution, while our proactive monitoring team consistently monitors system traffic and communicates this information to customers.

Our CSC can help our customers check the status of shipments traveling on any of KCSR, Tex-Mex, TFM or Gateway Western. We use electronic data interchange ("EDI") and now receive approximately 70% of all bills of lading from customers electronically. Inquiries regarding invoices and bills of lading are directed to our customer service specialists, revenue accounting staff or credit and collections personnel depending on the issue in question. Our customers can use the Internet to track shipments through our website. In conjunction with other rail carriers we are working to develop web portals which include nationwide tracking and tracing of shipments, bills of lading, electronic billing and payment, shipment priority, capacity management and car ordering through an industry initiative called steelroads.com.

Systems and Technology

 Management Control System Project

In April 1997, we entered into an agreement with International Business Machines Corporation ("IBM") to jointly develop our MCS, which includes the following elements:

  . a new waybill system;

  . a new transportation system;

  . a work queue management infrastructure;

  . a service scheduling system;

  . enhanced revenue and car accounting systems; and

  . EDI interfaces to the new systems.

We implemented our MCS on Gateway Western in the first quarter of 2000. As part of our cost reduction strategy, we have delayed the implementation of MCS on KCSR until economic conditions improve (currently expected to be implemented in stages in late 2001) and appropriate training can be administered without significant disruption to the operations of the railroad. Under our agreement with IBM, we along with IBM intend to market our MCS to other railroads and we may receive royalties from any sales of our MCS.

We expect our MCS to provide more accurate and timely information on terminal dwell time, car velocity through terminals and priority of switching to meet schedules. We believe that our MCS will provide better analytical tools for us to make decisions based on more extensive statistics. A data warehouse will provide the foundation of an improved decision support infrastructure. By making decisions based upon that information, we intend to improve our utilization of both locomotives and rolling stock and thereby reduce cycle times and costs. With the implementation of service scheduling, we also expect our MCS to provide improved customer service through improved advanced planning, real-time decision support and improved measurements. By designing all new business processes around workflow technology, we intend to more effectively follow key operating statistics to measure productivity and improve performance across our entire operations.

We also expect our MCS to improve clerical and information technology group efficiencies. We believe that information technology and other support groups will be able to reduce maintenance costs, increase their flexibility to respond to new requests and improve productivity. By using a layered design approach, we expect to be able to extend our MCS to new technologies as they become available. Our MCS can be modified to connect customers with our applications via the Internet and will be constructed to support multiple railroads, permit modifications to accommodate the local language requirements of the area and operate across multiple time zones.

 Train Dispatching System

KCSR is currently operating on two types of train dispatching systems, Direct Train Control ("DTC") and Centralized Traffic Control ("CTC"). DTC uses direct radio communication between dispatchers and engineers to coordinate train movement. DTC is used on approximately 68% of KCSR's track, including the track from Shreveport to Meridian and Shreveport to New Orleans. CTC controls switches and signals in the field from the dispatcher's desk top via microwave link. CTC is used on approximately 32% of KCSR's track, including the track from Kansas City to Beaumont and Shreveport to Dallas. CTC is normally utilized on heavy traffic areas with single main line or heavy traffic areas with multiple routes. Each dispatcher currently has his assigned territory displayed on high resolution monitors driven by a mini-mainframe in Shreveport with a remote station in Beaumont. KCSR has implemented a new dispatching computer system expected to enhance the overall efficiency of train movements on the railroad system.

As of December 31, 2000, we had invested approximately $49 million in MCS.

Properties and Equipment

 KCSR/Gateway Western Combined Fleet

                                                                    As of
                                                              December 31, 2000
                                                              ------------------
                                                               Leased    Owned
                                                              --------- --------
Locomotives
  Road Units.................................................       323      108
  Switch Units...............................................        52      --
  Other......................................................       --         8
                                                              --------- --------
    Total Locomotives........................................       375      116
                                                              ========= ========
Rolling Stock
  Box Cars...................................................     5,942    2,019
  Hopper Cars................................................     2,197    1,171
  Flat Cars (Intermodal & Others)............................     1,584      613
  Gondolas...................................................       704       78
  Auto Rack..................................................       201      --
  Tank Cars..................................................        46       55
                                                              --------- --------
    Total Rolling Stock......................................    10,674    3,936
                                                              ========= ========

As of December 31, 2000, KCSR's fleet consisted of 491 diesel locomotives, of which 116 were owned, 335 were leased from affiliates and 40 were leased from non-affiliates. Approximately 38 of KCSR's older, less efficient locomotives are not currently in use and certain of these may be sold or leased to third parties. KCSR leased 50 new General Electric 4400 AC locomotives from Southern Capital during the fourth quarter of 1999. In 2000, operating lease expense increased by approximately $7.3 million due to these new leases. As of December 31, 2000, KCSR's fleet of rolling stock consisted of 14,610 freight cars, of which 3,936 were owned, 3,269 were leased from affiliates and 7,405 were leased from non-affiliates. A significant portion of the locomotives and rolling stock leased from affiliates are leased through Southern Capital, a 50-50 joint venture with GATX Capital Corporation formed in October 1996. Some of our owned equipment is subject to liens created under conditional sales agreements, equipment trust certificates and leases in connection with the original purchase or lease of such equipment.

Certain KCSR property statistics follow:

                                                       1998     1999     2000
                                                      -------  -------  -------
      Route miles--main and branch line..............   2,756    2,756    2,701
      Total track miles..............................   3,931    3,935    3,880
      Miles of welded rail in service................   2,031    2,032    2,032
      Main line welded rail (% of total).............      64%      64%      64%
      Cross ties replaced............................ 255,591  275,384  318,687
      Average Age (in years):
        Wood ties in service.........................    15.8     16.0     15.5
        Rail in main and branch line.................    25.5     26.5     27.5
        Road locomotives.............................    23.3     21.7     22.6
        All locomotives..............................    23.9     22.5     23.5

In support of our transportation operations, we own and operate repair shops, depots and office buildings along our right-of-way. A major facility, the Deramus Yard, is located in Shreveport, Louisiana and includes a general office building, locomotive repair shop, car repair shops, customer service center, material warehouses and fueling facilities totaling approximately 227,000 square feet. We also own a 107,800 square foot facility in Pittsburg, Kansas that previously was used as a diesel locomotive repair facility. This facility was closed during 1999. We also own freight and truck maintenance buildings in Dallas totaling approximately 125,200 square feet. Our executive offices are located in an eight-story office building in Kansas City which is leased from one of our subsidiaries. We also own a 21,000 square foot freight car repair shop in Kansas City and approximately 15,000 square feet of office space in Baton Rouge, Louisiana.

We own five intermodal facilities located in Dallas, Kansas City, Shreveport, New Orleans, and Jackson, Mississippi which are operated by third party contractors. In April 2000, we opened automotive facilities at the former Richards-Gebaur Airbase in Kansas City and we may further expand those facilities as business opportunities arise. We are also expanding our intermodal facilities in Kansas City, Dallas and Shreveport. For further discussion see "--Markets Served--Intermodal and Automotive."

We own 16.6% of Kansas City Terminal Railway Company, which owns and operates approximately 80 miles of track and operates an additional eight miles of track under trackage rights in greater Kansas City, Missouri. We also lease for operating purposes certain short sections of track owned by various other railroad companies and jointly own certain other facilities with these railroads.

We own 1,025 acres of property located on the waterfront in the Port Arthur, Texas area, which includes 22,000 linear feet of deep-water frontage and three docks. Port Arthur is an uncongested port with direct access to the Gulf of Mexico. Approximately 75% of this property is available for development. Through wholly owned subsidiaries we operate a 12,000 square foot railroad wood tie treating plant in Vivian, Louisiana under an industrial revenue bond lease arrangement with an option to purchase, own a 70 acre coal and petroleum coke bulk handling facility in Port Arthur, Texas and own and operate a microwave system, which extends essentially along our right-of-way from Kansas City to Dallas, Beaumont, Port Arthur and New Orleans. Our

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other subsidiaries own approximately 8,000 acres of land at various points adjacent to our right-of-way, a 354,000 square foot warehouse at Shreveport and several former railway buildings which are now being rented to non-affiliated companies, primarily as warehouse space. We own 80% of Wyandotte Garage Corporation, which owns a 1,147 space parking facility adjacent to our executive offices in downtown Kansas City that is used by our employees, our affiliates and the general public. We are in negotiations for the lease of new office space in downtown Kansas City for our principal executive offices.

Competition

Our rail operations compete against other railroads, many of which are much larger and have significantly greater financial and other resources than us. Since 1994, there has been significant consolidation among major North American rail carriers, including the 1995 merger of Burlington Northern, Inc. with Santa Fe Pacific Corporation, the 1995 merger of UP with CNW and the 1996 merger of UP with SP. Further, CSX and Norfolk Southern purchased the assets of Conrail in 1998 and CN acquired the IC in June 1999. As a result of this consolidation, the industry is now dominated by a few "mega-carriers". We believe that our revenues were negatively affected by the UP/SP and BNSF mergers, which both led to diversions of rail traffic away from our lines. We also believe that our revenues have been negatively impacted by the congestion resulting from the Norfolk Southern and CSX takeover of Conrail. We regard the larger western railroads, in particular, as significant competitors to our operations and prospects because of their substantial resources. The ongoing impact of these mergers is uncertain. We believe, however, that because of our investments and strategic alliances, we are positioned to attract additional rail traffic through our "NAFTA Railway."

In March 2000, the STB imposed a 15-month moratorium on Class I railroad merger activities, while it reviews and rewrites the rules applicable to railroad consolidation. In July 2000 the STB's moratorium was upheld by the United States Court of Appeals for the District of Columbia. The STB rulemaking proceedings are scheduled to be completed on June 11, 2001 and the moratorium is expected to end on June 17, 2001. In April 2001, CN and Wisconsin Central and certain of their respective affiliates filed a merger application with the STB seeking approval for the acquisition of control by CN and Grand Trunk Corporation (a subsidiary of CN) of Wisconsin Central and its rail carrier subsidiaries. The STB determined the proposed transaction to be a "minor transaction" and is expected to issue its final decision by September 7, 2001.

Truck carriers have eroded the railroad industry's share of total transportation revenues. Changing regulations, subsidized highway improvement programs and favorable labor regulations have improved the competitive position of trucks in the United States as an alternative mode of surface transportation for many commodities. Standard & Poor's Research Services estimates that fuel expense accounts for approximately 7% of railroads' total expenses compared to 14% of truckload carriers' total expenses. Intermodal traffic and certain other traffic face highly price sensitive competition, particularly from motor carriers. In the United States, the truck industry frequently is more cost and transit-time competitive than railroads, particularly for distances of less than 300 miles. We are subject to competition from motor carriers, barge lines and other maritime shipping, which compete with us across certain routes in our operating area. Mississippi and Missouri River barge traffic, among others, compete with KCSR in the transportation of bulk commodities such as grains, steel and petroleum products. However, rail carriers, including KCSR, have placed an emphasis on competing in the intermodal marketplace, working together to provide end-to-end transportation of products.

While deregulation of freight rates has enhanced the ability of railroads to compete with each other and with alternative modes of transportation, this increased competition has resulted in downward pressure on freight rates. Competition with other railroads and other modes of transportation is generally based on the rates charged, the quality and reliability of the service provided and the quality of the carrier's equipment for certain commodities.

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Employees and Labor Relations

At March 31, 2001, we had approximately 2,800 employees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Recent Developments--Cost Reduction Plan" for a discussion of our planned workforce reduction. Approximately 84% of KCSR and Gateway Western employees are covered under various collective bargaining agreements.

In 1996, national labor contracts governing KCSR were negotiated with all major railroad unions, including the United Transportation Union, the Brotherhood of Locomotive Engineers, the Transportation Communications International Union, the Brotherhood of Maintenance of Way Employees and the International Association of Machinists and Aerospace Workers. Formal negotiations to enter into new agreements are in progress and the 1996 labor contracts will remain in effect until new agreements are reached. The wage increase elements of these new agreements may have retroactive application. The provisions of the various labor agreements generally include periodic general wage increases, lump-sum payments to workers and greater work rule flexibility, among other provisions. We are currently exploring alternative compensation arrangements in lieu of cash increases. We do not expect that those negotiations or the resulting labor agreements will have a material impact on our consolidated results of operations, financial condition or cash flows.

We acquired MidSouth in 1993. Labor agreements related to former MidSouth employees covered by collective bargaining agreements reopened for negotiations in 1996. These agreements entail eighteen separate groups of employees and are not included in the national labor contracts. We have reached new agreements with all but one of these unions. While discussions with this one union are ongoing, we do not anticipate that those discussions or the resulting labor agreement will have a material impact on our consolidated results of operations, financial condition or cash flows.

Most Gateway Western employees are covered by collective bargaining agreements that extended through December 1999. Negotiations on those agreements began in late 1999, and those agreements will remain in effect until new agreements are reached. We do not anticipate that those negotiations or the resulting labor agreements will have a material impact on our consolidated results of operations, financial condition or cash flows.

Insurance

KCSI maintains multiple insurance programs for its various subsidiaries including rail liability and property, general liability, directors and officers coverage, workers compensation coverage and various specialized coverages for specific entities as needed. Coverage for KCSR is by far the most significant part of the KCSI program. It includes liability coverage up to $250 million, subject to a $3 million deductible and certain aggregate limitations, and property coverage up to $200 million subject to a $2 million deductible and certain aggregate limitations. We believe that our insurance program is in line with industry norms and provides adequate coverage for potential losses.

Joint Venture Arrangements

 Grupo TFM

In December 1995, we entered into a joint venture agreement with TMM. The purposes of the joint venture were, among others, to provide for the formation of Grupo TFM, to provide for our participation in the upcoming privatization of the Mexican national railway system through Grupo TFM, and to promote the movement of rail traffic over Tex-Mex, TFM and KCSR. The term of the joint venture agreement was automatically renewed for a term of three years on December 1, 2000 and will automatically renew for additional terms of three years each unless either TMM or we give notice of termination at least 90 days prior to the end of the then-current term. The joint venture agreement may also terminate under certain circumstances prior to the end of a term, including upon a change of control or bankruptcy of either TMM or us or a material default by TMM or us. Upon termination of the agreement, any joint venture assets which are not held in our

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or TMM's name will be distributed proportionally to TMM and us. The joint venture does not have any material assets and we believe that a termination of the joint venture agreement would not have a material adverse effect on us or our interests in Mexrail or Grupo TFM.

The Grupo TFM by-laws and the shareholders agreement dated May 1997, between us, Caymex Transportation, Inc., Grupo Servia, S.A. de C.V. ("Grupo Servia"), TMM and TMM Multimodal, S.A. de C.V. which governs our investment in Grupo TFM
(1) restrict each of the parties to the shareholders agreement from directly or indirectly transferring any interest in Grupo TFM or TFM to a competitor of the parties, Grupo TFM or TFM without the prior written consent of each of the parties, (2) prohibit any transfer of shares of Grupo TFM to any person other than an affiliate without the prior consent of Grupo TFM's board of directors and (3) provide that KCSI, Grupo Servia and TMM may not transfer control of any subsidiary holding all or any portion of shares of Grupo TFM to a third party other than an affiliate or another party to the shareholders agreement without the consent of the other parties to the shareholders agreement. The Grupo TFM by-laws grant the shareholders of Grupo TFM a right of first refusal to acquire shares to be transferred by any other shareholder in proportion to the number of shares held by each non-transferring shareholder, although holders of preferred shares or shares with special or limited rights are only entitled to acquire those shares and not ordinary shares. The shareholders agreement requires that the boards of directors of Grupo TFM and TFM be constituted to reflect the parties' relative ownership of the ordinary voting common stock of Grupo TFM.

TFM holds the Concession to operate Mexico's Northeast Rail Lines for the 50 years beginning in June 1997 and, subject to certain conditions, has an option to extend the Concession for an additional 50 years. The Concession is subject to certain mandatory trackage rights and is only exclusive for 30 years. Additionally, the Mexican government may revoke exclusivity after 20 years if it determines that there is insufficient competition and may terminate the Concession as a result of certain conditions or events, including (1) TFM's failure to meet its operating and financial obligations with regard to the Concession under applicable Mexican law, (2) a statutory appropriation by the Mexican government for reasons of public interest and (3) liquidation or bankruptcy of TFM. TFM's assets and its rights under the Concession may also be seized temporarily by the Mexican government.

In January 1997, Grupo TFM paid approximately $565 million to the Mexican government as approximately 40% of the purchase price for 80% of TFM. Grupo TFM funded this initial installment of the TFM purchase price with capital contributions from TMM and KCSI. KCSI contributed approximately $298 million to Grupo TFM, of which approximately $277 million was used by Grupo TFM as part of the initial installment payment. KCSI financed this contribution using borrowings under then-existing lines of credit.

In June 1997, Grupo TFM paid approximately $835 million to the Mexican government as the remaining portion of the purchase price for 80% of TFM. Grupo TFM funded this payment with a significant portion of the funds obtained from:
(1) senior secured term credit facilities ($325 million); (2) senior notes and senior discount debentures ($400 million); (3) proceeds from the sale of 24.6% of Grupo TFM to the Mexican government (approximately $199 million based on the then effective U.S. dollar/Mexican peso exchange rate); and (4) additional capital contributions from TMM and KCSI (approximately $1.4 million from each partner). Additionally, Grupo TFM entered into a $150 million revolving credit facility for general working capital purposes. The Mexican government's interest in Grupo TFM is in the form of limited voting right shares. KCSI, TMM and an affiliate of TMM, Grupo Servia, have a call option for the Mexican government's interest in Grupo TFM which is exercisable, prior to July 31, 2002, at the original amount (in U.S. dollars) paid by the Mexican government plus interest based on one-year U.S. Treasury securities. In addition, after the expiration of that call option, KCSI, TMM and Grupo Servia have a right of first refusal to purchase the Mexican government's interest in Grupo TFM if the Mexican government wishes to sell that interest to a third party which is not a governmental entity. On or after October 31, 2003 the Mexican government has the option to sell its 20% interest in TFM through a public offering or to Grupo TFM at the initial share price paid by Grupo TFM plus interest. In the event that Grupo TFM does not purchase the Mexican government's 20% interest in TFM, the government may require TMM and KCSI, or either TMM or KCSI, to purchase its interest. KCSI

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and TMM have cross indemnities in the event the Mexican government requires only one of them to purchase its interest. The cross indemnities allow the party required to purchase the Mexican government's interest to require the other party to purchase its pro rata portion of such interest. However, if KCSI were required to purchase the Mexican government's interest in TFM and TMM could not meet its obligations under the cross-indemnity, then KCSI would be obligated to pay the total purchase price for the Mexican government's interest. If we and TMM, or either us or TMM alone, had been required to purchase the Mexican goverment's 20% interest in TFM as of March 31, 2001, the total purchase price would have been approximately $487.2 million. TMM and KCSI are currently in negotiations with the Mexican government that may lead to a purchase of the Mexican government's interest in TFM at a discount from the current option price. During the third quarter of 2000, Grupo TFM accomplished a refinancing of approximately $285 million of its senior secured credit facility through the issuance of a U.S. Commercial Paper Program backed by a letter of credit. This refinancing provides the ability for Grupo TFM to pay limited dividends with the consent of KCSI and TMM; however none have been paid.

During the first quarter of 2001, TFM modified the Concession by granting back to the Mexican government the rights to operate the La Griega-Mariscala line, an approximately 32-kilometer portion of redundant track in the vicinity of the city of Queretaro, which was part of the Concession assets, back to the Mexican government. TFM received income of approximately $60 million in connection with the modification of the Concession.

 Mexrail

The share purchase agreement dated as of October 5, 1995 between us and TMM which governs our investment in Mexrail provides, among other things, that we have a right of first refusal if (1) TMM decides to sell all or a portion of its Mexrail common stock, (2) TMM votes its Mexrail common stock in favor of a merger or consolidation involving Mexrail or Tex-Mex or any plan to sell all or substantially all of the assets of Mexrail or Tex-Mex or (3) Mexrail decides to sell all or a portion of its Tex-Mex common stock. The share purchase agreement also gives us the right to appoint two of Mexrail's five directors and four of Tex-Mex's nine directors.

 Panama Canal Railway Company

The financing for this project is comprised of a $5 million investment from the IFC and senior loans through the IFC in an aggregate amount of up to $45 million. The investment of $5 million from the IFC is comprised of non-voting preferred shares which pay a 10% cumulative dividend. The preferred shares may be redeemed at the IFC's option any year after 2008 at the lower of (1) a net cumulative internal rate of return of 30% or (2) eight times earnings before interest, income taxes, depreciation and amortization for the two years preceding the redemption that is proportionate to the IFC's percentage ownership in PCRC. Under the terms of the concession, we are, under certain limited conditions, a guarantor for up to $15 million of cash deficiencies associated with the reconstruction project and, if PCRC terminates the concession contract without the IFC's consent, a guarantor for up to 50% of the outstanding senior loans. We expect the total cost of the reconstruction project to be $75 million and do not expect our equity commitment to exceed $16.5 million (excluding the guarantees described above).

 Panarail Tourism Company

In 2000, we and Mi-Jack formed Panarail as a joint venture with equal ownership interests, for the purpose of developing, marketing and operating a commuter and tourist railway passenger service in Panama. Panarail, which is expected to initiate railway passenger service between the cities of Panama and Colon in June 2001, will operate in conjunction with and over the tracks of the PCRC.

 Southern Capital

In 1996, we and GATX Capital Corporation ("GATX") formed a 50-50 joint venture--Southern Capital--to perform certain leasing and financing activities. Southern Capital's operations are the acquisition of

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locomotives and rolling stock and the leasing thereof to KCSR and other rail entities. Concurrent with the formation of this joint venture, KCSR entered into operating leases with Southern Capital for substantially all the locomotives and rolling stock which KCSR contributed or sold to Southern Capital at the time of formation of the joint venture. GATX contributed cash in the joint venture transaction formation. In addition, Southern Capital formerly managed a portfolio of non-rail loan portfolio assets primarily in the amusement entertainment, construction and trucking industries which it sold in April 1999 to Textron Financial Corporation, thereby leaving only the rail equipment related assets leased to KCSR.

The purpose of Southern Capital is to partner a Class I railroad in KCSR with an industry leader in the rail equipment financing in GATX. Southern Capital provides us with access to attractive equipment financing alternatives.

Legal Matters

We are involved as plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of our various legal proceedings cannot be predicted with certainty, we believe, after consulting with legal counsel, that our litigation reserves are adequate and that, except as disclosed below, these legal actions currently are not material to our consolidated results of operations, financial position or cash flows. The following outlines four significant matters:

 Duncan Case

In 1998, a jury in Beauregard Parish, Louisiana returned a verdict against KCSR in the amount of $16.3 million. This case arose from a railroad crossing accident that occurred at Oretta, Louisiana on September 11, 1994, in which three individuals were injured. Of the three, one was injured fatally, one was rendered quadriplegic and the third suffered less serious injuries.

Subsequent to the verdict, the trial court held that the plaintiffs were entitled to interest on the judgment from the date the suit was filed, dismissed the verdict against one defendant and reallocated the amount of that verdict to the remaining defendants.

On November 3, 1999, the Third Circuit Court of Appeals in Louisiana affirmed the judgment. Subsequently KCSR sought and obtained review of the case in the Supreme Court of Louisiana. On October 30, 2000 the Supreme Court of Louisiana entered its order affirming in part and reversing in part the judgment. The net effect of the Louisiana Supreme Court action was to reduce the allocation of negligence to KCSR and reduce the judgment, with interest, against KCSR from approximately $28 million to approximately $14.2 million (approximately $9.7 million of damages and $4.5 million of interest), which is in excess of KCSR's insurance coverage of $10 million for this case. KCSR filed an application for rehearing in the Supreme Court of Louisiana which was denied on January 5, 2001. KCSR then sought a stay of judgment in the Louisiana court. The Louisiana court denied the stay application on January 12, 2001. KCSR has reached agreement as to the payment structure of the judgment in this case and payment of the settlement amount has been made.

We had previously recorded a liability of approximately $3.0 million for this case. Based on the Supreme Court of Louisiana's decision, we recorded an additional liability of $11.2 million and a receivable in the amount of $7.0 million representing the amount of the insurance coverage after giving effect to our deductible. This resulted in recording $4.2 million of net operating expense in the accompanying consolidated financial statements for the year ended December 31, 2000.

 Bogalusa Cases

In July 1996, KCSR was named as one of twenty-seven defendants in various lawsuits in Louisiana and Mississippi arising from the explosion of a rail car loaded with chemicals in Bogalusa, Louisiana in October 1995. The explosion released nitrogen dioxide and oxides of nitrogen into the atmosphere over parts of

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Bogalusa and the surrounding area and caused evacuations and injuries.
Approximately 25,000 residents of Louisiana and Mississippi have asserted claims to recover damages allegedly caused by exposure to the released chemicals.

We neither owned nor leased the rail car or the rails on which it was located at the time of the explosion in Bogalusa. We did, however, move the rail car from Jackson to Vicksburg, Mississippi, where it was loaded with chemicals, and back to Jackson, where the car was tendered to the IC. The explosion occurred more than 15 days after we last transported the rail car. The car was loaded in excess of its standard weight, but under its capacity, when we transported it to interchange with the IC.

The trial of a group of twenty plaintiffs in the Mississippi lawsuits arising from the chemical release resulted in a jury verdict and judgment in our favor in June 1999. The jury found that we were not negligent and that the plaintiffs had failed to prove that they were damaged. The trial of the Louisiana class action is scheduled to commence on June 11, 2001. The trial of a second group of Mississippi plaintiffs is scheduled for January 2002.

We believe that our exposure to liability in these cases is remote. If we were to be found liable for punitive damages in these cases, such a judgment could have a material adverse effect on our results of operations, financial position and cash flows.

 Houston Cases

In August 2000, KCSR and certain of its affiliates were added as defendants in lawsuits pending in Jefferson and Harris Counties, Texas. These lawsuits allege damage to approximately 3,000 plaintiffs as a result of an alleged toxic chemical release from a tank car in Houston, Texas on August 21, 1998. Litigation involving the shipper and the delivering carrier has been pending for some time, but KCSR, which handled the car during the course of its transport, was not previously a defendant. On information currently available, we believe the probability of our liability for damages in these cases to be remote.

 Jaroslawicz Class Action

On October 3, 2000, a lawsuit was filed in the New York State Supreme Court purporting to be a class action on behalf of our preferred shareholders, and naming KCSI, its Board of Directors and Stilwell Financial Inc. as defendants. This lawsuit seeks a declaration that the Spin-off was a defacto liquidation of KCSI, alleges violation of directors' fiduciary duties to the preferred shareholders and also seeks a declaration that the preferred shareholders are entitled to receive the par value of their shares and other relief. We filed a motion to dismiss with prejudice in the New York State Supreme Court on December 22, 2000; plaintiff served a memorandum of law in opposition to the motion to dismiss on February 1, 2001, and we served reply papers on March 7, 2001. The motion to dismiss is now fully briefed and a ruling has not been rendered. We believe the suit to be groundless and will continue to defend the matter vigorously.

 Other

We are defendants in a number of personal injury actions, brought primarily by former employees and third-party contractors, involving alleged exposure to asbestos in connection with our historical locomotive maintenance operations. In addition, we also are subject to claims alleging hearing loss as a result of alleged elevated noise levels in connection with our current and former operations. We are aggressively defending these matters and have established liability reserves which we believe are adequate to cover our expected costs. Nevertheless, due to the inherent unpredictability of litigation, we could incur substantial related costs above our reserved amounts.

Environmental Matters

Our operations are subject to extensive federal, state and local environmental laws and regulations concerning, among other things, air emissions, water discharges, waste management, hazardous substance transportation,

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handling and storage, decommissioning of underground storage tanks, and soil and groundwater contamination. The major environmental laws to which we are subject include, among others, CERCLA, (also known as the "Superfund" law), the Toxic Substances Control Act, the Federal Water Pollution Control Act, and the Hazardous Materials Transportation Act. CERCLA can impose joint and several liability for cleanup and investigation costs, without regard to fault or the legality of the original conduct, on current and predecessor owners and operators of a site, as well as those who generate, or arrange for the disposal of, hazardous substances. We do not foresee that compliance with the requirements imposed by the environmental legislation will impair our competitive capability or result in any material additional capital expenditures, operating or maintenance costs. As part of serving the petroleum and chemicals industry, KCSR transports hazardous materials and has a Shreveport, Louisiana-based hazardous materials emergency team available to handle environmental issues that might occur in the transport of such materials. Additionally, we perform ongoing review and evaluation of the various environmental issues that arise in our operations, and, as necessary, take actions to limit our exposure to potential liability.

Because we transport large quantities of hazardous substances, and due to the fact that many of our current and former properties are or have been used for industrial purposes, we are subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties and to claims alleging personal injury or property damage as the result of exposures to, or release of, hazardous substances. Although we are responsible for investigating and remediating contamination at several locations, and have been identified as a potentially responsible party at several third party locations to which waste may have been sent in the past, based on currently available information, we do not expect any related liabilities, individually or collectively, to have a material impact on our results of operations, financial position or cash flows. In the event that we become subject to more stringent cleanup requirements at these sites, discover new or more widespread contamination or become subject to related personal or property damage claims, however, we could incur material costs.

We are responsible for investigating and remediating contamination at several locations which we formerly leased to industrial tenants. For example, in North Baton Rouge, Louisiana, we are solely responsible for investigating and remediating soil and groundwater contamination at two contiguous properties which we leased to third parties. We are seeking recovery against one of these tenants, Western Petrochemicals, Inc., which remains at the site. The second tenant, Export Drum, Inc., is bankrupt. We have established reserves that we believe are adequate to address the costs expected to be incurred at this site.

Similarly, in Port Arthur, Texas, we are responsible for investigating, remediating and closing property that we formerly leased to a company that reconditioned drum storage containers. We sued the former tenant and other parties for a portion of the cleanup costs, and received approximately $326,000 in a mediated settlement. We have established reserves that we believe are adequate to address additional costs expected to be incurred at this site.

In connection with another similar property, a portion of which we owned and formerly leased to a tenant that conducted wood preservative treatment operations, the Louisiana Department of Environmental Quality sought recovery against KCSR in a matter captioned Louisiana Department of Environmental Quality, Docket No. IAS 88-0001-A. This action was resolved in our favor, and the operator of the plant, Joslyn Manufacturing Company ("Joslyn"), is required to indemnify us for any costs relating to contamination it caused at the site pursuant to the former lease agreement. Due to ongoing investigations at the site, including an EPA investigation pursuant to CERCLA, either the EPA or the state may seek additional cleanup and seek recovery of additional related costs. In addition, if the site is added to the EPA's National Priority List, KCSR, as the property owner, would likely be named a potentially responsible party in any future EPA or related action. We believe that Joslyn's indemnity obligation to us would cover that eventuality. However, in the event that Joslyn should become bankrupt or otherwise fail to satisfy its indemnification obligations, we could incur substantial costs at this site.

In 1996, LDOT sued KCSR and a number of other defendants in Louisiana state court to recover cleanup costs incurred by LDOT while constructing Interstate Highway 49 at Shreveport, Louisiana (Louisiana Department of Transportation v. The Kansas City Southern Railway Company, et al., Case No. 417190-B in the First

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Judicial District Court, Caddo Parish, Louisiana). The cleanup was associated with an old oil refinery site, operated by the other named defendants. KCSR's main line was adjacent to that site, and KCSR was included in the suit because LDOT claims that a 1966 derailment on the adjacent track released hazardous substances onto the site. Based on a number of factors, including primarily the fact that the site appears to have been primarily affected by refinery operations which pre-dated the derailment, we believe that our exposure at this site is limited.

In another proceeding, Louisiana Department of Environmental Quality, Docket No. IE-0-91-0001, KCSR was named as a party in the alleged contamination of Capitol Lake in Baton Rouge, Louisiana. During 1994, the list of potentially responsible parties was significantly expanded to include the State of Louisiana, and the City and Parish of Baton Rouge, among others. Studies commissioned by KCSR indicate that contaminants contained in the lake were not generated by KCSR. Management and counsel do not believe this proceeding will have a material effect on us.

We also are subject to potential liability in connection with a foundry site in Alexandria, Louisiana that we once owned through a former subsidiary and leased to a foundry operator. That operator, Ruston Foundry, is still operating at the site and, we believe, is required to indemnify us for environmental liabilities pursuant to our former lease agreement. The site is on the CERCLA National Priorities List, and potential cleanup costs are substantial. We do not possess sufficient information to precisely assess our exposure, although, based on our experience with such matters, the existence of other potential defendants, and Ruston Foundry's indemnification obligations, we do not expect costs associated with this site to materially affect us.

In addition to these matters, the MDEQ initiated a demand on all railroads operating in Mississippi to clean up their refueling facilities and investigate any soil and groundwater impacts resulting from past refueling activities. KCSR has six facilities located in Mississippi. KCSR has developed a plan, together with the State of Mississippi, that we believe will satisfy the MDEQ's initiative. Estimated costs to complete the studies and expected remediation have been provided for in our consolidated financial statements and are not expected to have a material impact on our consolidated results of operations or financial position.

The IEPA has sued Gateway Western for alleged violations of state environmental laws relating to the 1997 spill of 18,000 gallons of methyl isobutyl carbinol from a tank car in Gateway Western's East St. Louis yard. Remediation continues and progress is reported to the IEPA on a quarterly basis and will continue until IEPA cleanup standards have been achieved. The estimated costs for remediation have been provided for in our consolidated financial statements. The parties reached a tentative negotiated settlement of the lawsuit in November 1998, which provides that Gateway Western pay a penalty and further, that it fund a Supplemental Environmental Project in St. Claire County, Illinois. The cleanup costs and the settlement of the lawsuit are not expected to have a material impact on our consolidated results of operations, financial position or cash flows.

Finally, we are investigating and remediating contamination associated with historical roundhouse and fueling operations at Gateway Western yards located in East St. Louis, Illinois, Venice, Illinois, Kansas City, Missouri and Mexico, Missouri. Also, in connection with a program begun in 1993 to remove all underground storage tanks from Gateway Western properties, we are conducting investigation and cleanup activities at several sites. We do not expect costs relating to these activities to materially affect us.

We have recorded liabilities with respect to various environmental issues, which represent our best estimates of remediation and restoration costs that may be required to comply with present laws and regulations. At March 31, 2001, these recorded liabilities were not material. Although these costs cannot be predicted with certainty, we believe that the ultimate outcome of identified matters will not have a material adverse effect on our consolidated results of operations, financial condition or cash flows.

                                   MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information concerning each of the current directors and executive officers of KCSI:

             Name         Age                      Position
             ----         ---                      --------
      Michael R. Haverty   57 Chairman of the Board, President and Chief
                               Executive Officer

      Gerald K. Davies     56 Executive Vice President and Chief Operating
                               Officer

      Robert H. Berry      57 Senior Vice President and Chief Financial Officer

      William J. Pinamont  40 Vice President and General Counsel-Law and Risk
                               Management

      Warren K. Erdman     42 Vice President--Corporate Affairs

      Thomas G. King       44 Vice President and Treasurer

      Louis G. Van Horn    42 Vice President and Comptroller

      Jay M. Nadlman       41 Associate General Counsel and Corporate Secretary

      A. Edward Allinson   66 Director

      Michael G. Fitt      69 Director

      James R. Jones       61 Director

      Landon H. Rowland    63 Director

      Rodney E. Slater     46 Director

      Byron G. Thompson    68 Director

The directors of KCSR are Michael R. Haverty, Gerald K. Davies, Robert H. Berry, Warren K. Erdman and Albert W. Rees.

Michael R. Haverty has served as the President and Chief Executive Officer of KCSI since July 12, 2000 and as a director since May 1995. Mr. Haverty has served as Chairman of the Board of KCSI since January 1, 2001. Mr. Haverty served as Executive Vice President of KCSI from May 1995 until July 12, 2000. He has been President and Chief Executive Officer of KCSR since May 1995. Mr. Haverty has served as Chairman of the Board of KCSR since November 1999. He also serves as the President and a director of Mexrail and as a director and Co-Chairman of the Board of Directors of the Panama Canal Railway Company. Mr. Haverty is also a director and Chairman of the Executive Committee of the Board of Directors of Grupo TFM, an affiliate of KCSI. He previously served as Chairman and Chief Executive Officer of Haverty Corp., a transportation investment business from 1993 to May 1995, acted as an independent executive transportation adviser from 1991 to 1993 and was President and Chief Operating Officer of The Atchison, Topeka and Santa Fe Railway Company from 1989 to 1991. Mr. Haverty is also a director of Midwest Grain Products, Inc. of Atchison, Kansas.

Gerald K. Davies has served as Executive Vice President and Chief Operating Officer of KCSI since July 18, 2000. Mr. Davies joined KCSR in January 1999 as the Executive Vice President and Chief Operating Officer. Mr. Davies has served as a director of KCSR since November 1999. Prior to joining KCSR, Mr. Davies served as the Executive Vice President of Marketing with Canadian National Railway from 1993 through 1998. Mr. Davies held senior management positions with Burlington Northern Railway from 1976 to 1984 and 1991 to 1993, respectively, and with CSX Transportation from 1984 to 1991.

Robert H. Berry has served as Senior Vice President and Chief Financial Officer of KCSI since July 18, 2000. Mr. Berry has served as Senior Vice President and Chief Financial Officer of KCSR since June 1997 and as a director of KCSR since November 1999. Mr. Berry is also a director of Grupo TFM. Prior to joining KCSR, Mr. Berry was employed by Northern Telecom for 21 years in various senior financial positions, including Vice President--Finance of NorTel Communications Systems, Inc. from 1995 to 1997 and Vice President--Finance for Bell Atlantic Meridian Systems from 1993 to 1995. Mr. Berry is a Certified Public Accountant.

William J. Pinamont has served as Vice President and General Counsel--Law and Risk Management of KCSI since April 2001. He joined KCSR in December 2000 as Assistant Vice President Risk Management. Prior to joining KCSI, Mr. Pinamont was Of Counsel at the law firm Piper, Marbury, Rudnick & Wolfe, LLP. From July 1992 until June 1999, he served as Associate General Counsel for Consolidated Rail Corporation.

Warren K. Erdman has served as Vice President--Corporate Affairs of KCSI since April 15, 1997 and as Vice President--Corporate Affairs of KCSR since May 1997. Mr. Erdman became a director of KCSR in May 2001. Prior to joining KCSI, Mr. Erdman served as Chief of Staff to United States Senator Kit Bond of Missouri from 1987 to 1997.

Thomas G. King has served as Vice President and Treasurer of KCSI since July 18, 2000 and as Vice President and Treasurer of KCSR since November 1999. Mr. King has also served as Vice President and Treasurer of KCS Transportation Company since May 1997. Mr. King has served as Vice President and Treasurer of Gateway Western since November 1999. Mr. King served as Treasurer of Gateway Western from May 1997 to October 1999, and as Vice President and Chief Financial Officer from December 1989 to May 1997. Mr. King is a Certified Public Accountant.

Louis G. Van Horn has served as Vice President and Comptroller of KCSI since May 1996. He has also served as Vice President and Comptroller of KCSR since 1995. He was Comptroller of KCSI from September 1992 to May 1996. From January 1992 to September 1992, he served as Assistant Comptroller of KCSI. Mr. Van Horn is a Certified Public Accountant.

Jay M. Nadlman has served as Associate General Counsel and Corporate Secretary of KCSI since April 1, 2001. Mr. Nadlman joined KCSI in December 1991 as a General Attorney, and was promoted to Assistant General Counsel in 1997. Prior to joining KCSI, Mr. Nadlman served as an attorney with Union Pacific Railroad Company from 1985 to 1991.

A. Edward Allinson has been a director of KCSI since 1990. He served as the Chief Executive Officer and Chairman of the Board of EquiServe LP ("EquiServe") from January 1, 2000 through December 2000, and remains a director of EquiServe. EquiServe provides stock transfer and related services to publicly listed corporations. Prior to joining EquiServe, Mr. Allinson was an Executive Vice President of State Street Bank and Trust Company, Chairman of the Board of Directors of Boston Financial Data Services, Inc. ("BFDS"), and Executive Vice President of State Street Corporation from March 1990 through December 1999. BFDS provides full service share owner accounting and recordkeeping services to mutual funds, selected services to certain retirement plans and certain securities transfer services. DST Systems, Inc. owns 50% of BFDS. Mr. Allinson is also a director of DST Systems, Inc.

Michael G. Fitt has been a director of KCSI since 1986. Prior to retirement, he was Chairman and Chief Executive Officer of Employers Reinsurance Corporation of Overland Park, Kansas, from 1980 through 1992 and President of that company from 1979 through 1991. Employers Reinsurance Corporation, a subsidiary of General Electric Capital Services, Inc., is a reinsurance company. Mr. Fitt is also a director of DST Systems, Inc.

James R. Jones has been a director of KCSI since November 1997. Mr. Jones is also a director of Grupo TFM and TFM, S.A. de C.V., both affiliates of KCSI. He is Special Counsel to the firm of Manatt, Phelps & Phillips. He is also Chairman of Globe Ranger Corp. Mr. Jones was President of Warnaco Inc. International Division from 1997 through 1998; U.S. Ambassador to Mexico from 1993 through 1997 and Chairman and Chief Executive Officer of the American Stock Exchange from 1989 through 1993. Mr. Jones served as a member of the U.S. Congress representing Oklahoma for 14 years. He was White House Special Assistant and Appointments Secretary to President Lyndon Johnson. Mr. Jones is also a director of Anheuser-Busch, Grupo Modelo S.A. de C.V., San Luis Corporacion, TV Azteca, and Keyspan Energy Corporation.

Landon H. Rowland has been a director of KCSI since 1983 and served as Chairman of the Board of KCSI from 1997 through December 31, 2000. Mr. Rowland served as President of KCSI from July 1983 to July 12, 2000 and as Chief Executive Officer from January 1987 to July 12, 2000. Mr. Rowland is Chairman of the Board of Directors of Stilwell Financial Inc.

Rodney E. Slater has been a director of KCSI since June 5, 2001. Mr. Slater is a partner in the public policy practice group of the firm Patton Boggs LLP and serves as head of the firm's transportation practice group in Washington, D.C. He served as U.S. Secretary of Transportation from 1997 to January 2001 and head of the Federal Highway Administration from 1993 to 1996. Mr. Slater is also a director of Southern Development Bancorporation.

Byron G. Thompson has been a director of KCSI since August 17, 2000. Mr. Thompson has served as Chairman of the Board of Country Club Bank, n.a., Kansas City since February 1985. Prior to that time, Mr. Thompson served as Vice Chairman of Investment Banking at United Missouri Bank of Kansas City and as a member of the Board of United Missouri Bancshares, Inc.

Albert W. Rees has served as a director of KCSR since May 1996. Since March 2001, he has served as Senior Vice President--Operations of KCSR. From January 1999 to March 2001, he served as Senior Vice President--International Operations of KCSR. From June 1995 to January 1999, Mr. Rees served as Senior Vice President--Operations of KCSR. Prior to joining KCSR, Mr. Rees was with The Atchison, Topeka and Santa Fe Railway Company, serving as Vice President-- Quality Management from June 1991 to June 1995 and as Vice President-- Operations from June 1989 through May 1991. Mr. Rees also serves as a director and chairman of the executive committee of each of the Kansas City Terminal Railway Company and Tex-Mex.

          DESCRIPTION OF KCS CREDIT FACILITIES AND OTHER INDEBTEDNESS

KCS Credit Facilities

In preparation for the Spin-off, KCSI re-capitalized its debt structure in January 2000 through a bond tender and other debt repayment and entered into new senior credit facilities. On December 6, 1999, KCSI commenced offers to purchase and consent solicitations with respect to any and all of KCSI's outstanding 7.875% Notes due July 1, 2002, 6.625% Notes due March 1, 2005, 8.8% Debentures due July 1, 2022, and 7% Debentures due December 15, 2025 (collectively "Debt Securities" or "notes and debentures").

Approximately $398.4 million of the $400 million outstanding Debt Securities were validly tendered and accepted by KCSI. Total consideration paid for the repurchase of these outstanding notes and debentures was $401.2 million. Funding for the repurchase of these Debt Securities and for the repayment of $264 million of borrowings under then existing revolving credit facilities was obtained from a combination of new credit facilities, the KCS Credit Facilities and an additional credit facility assumed by Stilwell, each of which was entered into on January 11, 2000.

We entered into the KCS Credit Facilities with a syndicate of banks and other financial institutions (the "Lenders") led by The Chase Manhattan Bank, as administrative agent, collateral agent, issuing bank and swingline lender and The Bank of Nova Scotia, as syndication agent. KCSR is the borrower under the KCS Credit Facilities, which provide senior secured financing of up to $750 million, consisting of a $150 million tranche A term loan facility, which matures on December 30, 2005, a $250 million tranche B term loan facility, which matures on December 29, 2006, a $200 million tranche X term loan facility, which was due on January 11, 2001 prior to its repayment from the proceeds of the offering of Senior Notes (see "--Other Indebtedness") and a $150 million revolving credit facility, which was reduced to $100 million on January 2, 2001. The commitments under the revolving credit facility will terminate and all outstanding revolving loans will be due and payable on January 11, 2006. Letters of credit are also available under the revolving credit facility up to a limit of $15 million.

Each remaining loan under the KCS Credit Facilities bears interest at a rate equal to the selected rate (LIBOR or, at KCSR's option, the alternate base rate (as defined in the KCS Credit Facilities)) plus an applicable margin. The applicable margin is determined by the type of loan and KCSI's leverage ratio (defined as KCSI's total debt to consolidated earnings before interest, taxes, depreciation and amortization excluding the equity earnings of unconsolidated affiliates for the prior four fiscal quarters). Based on KCSI's leverage ratio, as of May 31, 2001, the tranche A term loans maturing in 2005 and all loans under the revolving credit facility have an applicable margin of 2.75% per annum for LIBOR priced loans and 1.50% per annum for alternate base rate priced loans. The tranche B term loans maturing in 2006, as of March 31, 2001, have an applicable margin of 3.00% per annum for LIBOR priced loans and 1.75% per annum for alternate base rate priced loans.

On January 11, 2000, KCSR borrowed the full amount of the term facilities and used the proceeds to repurchase the Debt Securities, retire other debt obligations and pay related fees and expenses. No funds were initially borrowed under the revolving credit facility. Proceeds of future borrowings under the revolving credit facility may be used for working capital and for other general corporate purposes. The letters of credit under the revolving credit facility are to be used for general corporate purposes.

In addition to paying interest on outstanding principal under the KCS Credit Facilities, KCSR is required to pay a commitment fee to the Lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to .50% per annum. Additionally, a fee equal to a per annum rate equal to 0.25% plus the applicable margin for LIBOR priced revolving loans will be paid on any letter of credit issued under the KCS Credit Facilities.

The term loans are subject to a mandatory prepayment with, among other things:

  . 100% of the net proceeds of (1) certain asset sales or other dispositions of property, (2) the sale or issuance of certain indebtedness or equity securities and (3) certain insurance recoveries

  . 50% of excess cash flow (as defined in the KCS Credit Facilities).

We may voluntarily repay outstanding loans under the KCS Credit Facilities without penalty.

The obligations under the KCS Credit Facilities and the related documents are secured by a first priority lien upon substantially all of our real and personal property, and a pledge of substantially all the common stock of KCSR and certain of KCSI's other subsidiaries. Our obligations under the KCS Credit Facilities are guaranteed by KCSI and certain of KCSI's other subsidiaries.

The tranche A facility and the tranche B facility will amortize each year in quarterly amounts in the following approximate aggregate principal amounts for each year set forth below.

      Year                                 Tranche A Facility Tranche B Facility
      ----                                 ------------------ ------------------
      2001................................    $ 20,000,000       $  2,500,000
      2002................................    $ 30,000,000       $  2,500,000
      2003................................    $ 30,000,000       $  2,500,000
      2004................................    $ 30,000,000       $  2,500,000
      2005................................    $ 40,000,000       $  2,500,000
      2006................................             n/a       $237,500,000
                                              ------------       ------------
          Total...........................    $150,000,000       $250,000,000
                                              ============       ============

Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, January 11, 2006.

The KCS Credit Facilities contain a number of covenants that, among other things, restrict our ability to:

  . incur additional indebtedness,

  . incur additional liens,

  . enter into sale and leaseback transactions,

  . engage in certain transactions with affiliates,

  . enter into other agreements that restrict our ability to incur liens or pay dividends,

  . make investments, loans, advances, guarantees or acquisitions,

  . make certain restricted payments and dividends,

  . repay other certain indebtedness, or

  . make capital expenditures.

In addition, under the KCS Credit Facilities, KCSI is required to comply with specified financial ratios and tests, including minimum interest expense coverage and leverage ratios. The KCS Credit Facilities also contains certain customary events of default.

In accordance with a provision in the KCS Credit Facilities requiring KCSR to manage its interest rate risk through hedging activity, in first quarter 2000 KCSR entered into five separate interest rate cap agreements for an aggregate notional amount of $200 million expiring on various dates in 2002. The interest rate caps are linked to LIBOR. A total of $100 million of the aggregate notional amount provides a cap on KCSR's interest rate of 7.25% plus the applicable spread, while a total of $100 million limits the interest rate to 7% plus the applicable spread. Counterparties to the interest rate cap agreements are major financial institutions who also participate in the KCS Credit Facilities. Credit loss from counterparty non-performance is not anticipated.

Due to the impact of the recent economic slow-down in the United States on our operations, we requested and received from the Lenders a waiver from certain of the financial and coverage covenant provisions included in the KCS Credit Facilities. This waiver was granted from the Lenders on March 19, 2001 and was effective until May 15, 2001. In addition, we requested an amendment to the applicable covenant provisions of the KCS Credit Facilities. The amendment revises certain of the covenant provisions (including financial and coverage provisions) through March 31, 2002 to provide us with sufficient time to strengthen our financial position and pursue various financing alternatives. The Lenders approved and executed the amendment to the credit agreement on May 10, 2001.

Other Indebtedness

During the third quarter of 2000, KCSI completed a $200 million private offering of 8-year Senior Notes through its wholly owned subsidiary, KCSR. Net proceeds from the offering of $196.5 million were used to repay the tranche X term loan facility under the KCS Credit Facilities. On January 25, 2001, we filed a Form S-4 registration statement with the SEC registering exchange notes under the Securities Act of 1933. We filed Amendment No. 1 to this registration statement and the SEC declared the registration statement, as amended, effective on March 15, 2001, thereby providing the opportunity for holders of the original Senior Notes to exchange them for registered notes. The registration exchange offer expired on April 16, 2001 and all of the outstanding original Senior Notes were exchanged for registered exchange notes. Currently $200 million of the exchange notes are outstanding.

The exchange notes mature on October 1, 2008. Each exchange note bears interest at a rate of 9 1/2% per annum with interest to be paid semiannually to holders of record at the close of business on the March 15 or September 15 immediately preceding the interest payment date date on April 1 and October 1 of each year.

The Indenture under which the exchange notes were issued contains a number of restrictive covenants similar to those described above under "--KCS Credit Facilities."

KCSR has purchased rolling stock under conditional sales agreements, equipment trust certificates and capitalized lease obligations. The equipment has been pledged as collateral for the related indebtedness. We lease transportation equipment, as well as office and other operating facilities under various capital and operating leases. Our indebtedness with respect to equipment trust certificates, conditional sales agreements and capital leases totaled approximately $58.4 million at December 31, 2000.

Minimum annual payments and present value thereof under existing capital leases, other debt maturities and minimum annual rental commitments under noncancellable operating leases as of December 31, 2000 are as follows:

                     Capital Leases                        Operating Leases
                -------------------------               -----------------------
                Minimum             Net
                 Lease     Less   Present Other  Total             Third
                Payments Interest  Value   Debt   Debt  Affiliates Party Total
                -------- -------- ------- ------ ------ ---------- ----- ------
                                     (dollars in millions)
2001...........   $0.8     $0.3    $0.5   $ 35.7 $ 36.2   $ 35.0   $17.8 $ 52.8
2002...........    0.7      0.2     0.5     45.9   46.4     35.0    13.3   48.3
2003...........    0.8      0.2     0.6     49.7   50.3     35.0    11.7   46.7
2004...........    0.6      0.1     0.5     40.7   41.2     31.6     6.3   37.9
2005...........    0.5      0.1     0.4     49.0   49.4     27.0     4.9   31.9
Later Years....    1.2      0.2     1.0    450.1  451.1    195.3    20.9  216.2
                -------- -------- ------- ------ ------ ---------- ----- ------
    Total......   $4.6     $1.1    $3.5   $671.1 $674.6   $358.9   $74.9 $433.8
                ======== ======== ======= ====== ====== ========== ===== ======

                 DESCRIPTION OF THE MANDATORY CONVERTIBLE UNITS

The summary of the Mandatory Convertible Units and certain provisions of the related purchase contract agreement set forth below is not complete and is qualified in all respects by reference to such agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part or as an exhibit to a document incorporated by reference into such registration statement.

We will issue the Mandatory Convertible Units under the purchase contract agreement between us and the purchase contract agent. The Mandatory Convertible Units initially will consist of 4,600,000 units referred to as Corporate Units with a stated amount per Corporate Unit equal to $25.

Corporate Units

Each Corporate Unit will consist of a unit comprising:

  (1) a purchase contract under which the holder will purchase from KCSI, not later than August 17, 2004, for the stated amount, a number of newly issued shares of KCSI's common stock equal to the settlement rate described below under "Description of the Purchase Contracts--Purchase of Common Stock," and

  (2) either

    . a senior unsecured Note issued by KCSR having a principal amount equal to the stated amount, or

    . following a successful remarketing of the Notes on the third business day immediately preceding May 17, 2004, or the occurrence of a tax event redemption prior to August 17, 2004, the appropriate applicable ownership interest defined below in a portfolio of zero-coupon U.S. Treasury securities, which we refer to as the Treasury portfolio.

"Applicable ownership interest" means, with respect to a Corporate Unit and the U.S. Treasury securities in the Treasury portfolio,

  (1) a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to August 16, 2004, and

  (2) for the scheduled interest payment date on the Notes that occurs on August 17, 2004, in the case of a successful remarketing of the Notes on the third business day immediately preceding May 17, 2004, or for each scheduled interest payment date on the Notes that occurs after the tax event redemption date (defined below under "Description of Notes-- Tax Event Redemption") and on or before August 17, 2004, in the case of a tax event redemption, a [ ]% undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to that interest payment date in an amount that is sufficient to pay the interest that is due on such date, assuming the interest rate on the Notes is not reset as described in "Description of the Notes--Market Rate Reset."

The purchase price of each Mandatory Convertible Unit will be allocated between the related purchase contract and the related Note in proportion to their respective fair market values at the time of issuance. We will report the fair market value of each Note at the time of issuance as $[ ] and the fair market value of each purchase contract at the time of issuance as $[ ]. This position generally will be binding on each beneficial owner of each Corporate Unit but not on the IRS.

As long as a Mandatory Convertible Unit is in the form of a Corporate Unit, the Note or the appropriate applicable ownership interest in the Treasury portfolio, as applicable, forming a part of the Corporate Unit will be pledged to the collateral agent to secure the holder's obligation to purchase common stock under the related purchase contract.

Creating Treasury Units by Substitution of a Treasury Security for Notes

Unless the Treasury portfolio has replaced the Notes as a component of the Corporate Units as the result of a successful remarketing of the Notes or a tax event redemption, each holder of Corporate Units will have the right, at any time on or prior to the fifth business day immediately preceding August 17, 2004, to substitute for the related Notes, U.S. zero-coupon Treasury securities (CUSIP No. 912833CL2) maturing on or prior to August 16, 2004, which we refer to as Treasury securities, in a total principal amount at maturity equal to the aggregate principal amount of the Notes for which substitution is being made. This substitution will create Treasury Units, and the applicable Notes will be released to the holder.

Because Treasury securities are issued in multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 40 Corporate Units.

Each Treasury Unit will consist of a unit with a stated amount of $25 comprised of:

  (1) a purchase contract under which the holder will purchase from KCSI, not later than August 17, 2004, for the stated amount, a number of newly issued shares of our common stock equal to the settlement rate, and

  (2) a 2.5% undivided beneficial ownership interest in a Treasury security with a principal amount at maturity equal to $1,000.

For example, to create 40 Treasury Units if the Treasury portfolio has not replaced the Notes as a component of a Corporate Unit, the Corporate Unit holder will:

  . deposit with the collateral agent a Treasury security maturing on or prior to August 16, 2004 that has a principal amount at maturity of $1,000, which Treasury security must be acquired at the holder's expense, and

  . transfer 40 Corporate Units to the purchase contract agent accompanied by a notice stating that the holder has deposited a Treasury security with the collateral agent and requesting the release to the holder of the 40 Notes relating to the 40 Corporate Units.

Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related 40 Notes from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent then will:

  . cancel the 40 Corporate Units,

  . transfer the 40 related Notes to the holder, and

  . deliver 40 Treasury Units to the holder.

The Treasury security will be substituted for the Notes and will be pledged to the collateral agent to secure the holder's obligation to purchase common stock under the related purchase contracts. The related Notes released to the holder thereafter will trade separately from the resulting Treasury Units.

Recreating Corporate Units

Unless the Treasury portfolio has replaced the Notes as a component of the Corporate Units as the result of a successful remarketing of the Notes or a tax event redemption, each holder of Treasury Units will have the right, at any time on or prior to the fifth business day immediately preceding August 17, 2004, to substitute for the related Treasury securities held by the collateral agent Notes in an aggregate principal amount equal to the aggregate principal amount at stated maturity of the Treasury securities. This substitution would create Corporate Units, and the applicable Treasury securities would be released to the holder.

Because Treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make this substitution only in integral multiples of 40 Treasury Units.

For example, to create 40 Corporate Units if the Treasury portfolio has not replaced the Notes as a component of a Corporate Unit, the Treasury Unit holder will:

  . deposit with the collateral agent 40 Notes, which Notes must be acquired at the holder's expense, and

  . transfer 40 Treasury Unit certificates to the purchase contract agent accompanied by a notice stating that the Treasury Unit holder has deposited 40 Notes with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release the Treasury security relating to the Treasury Units.

Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury securities from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then

  . cancel the 40 Treasury Units,

  . transfer the related Treasury securities to the holder of Treasury Units, and

  . deliver 40 Corporate Units to the holder of Treasury Units.

The substituted Notes will be pledged with the collateral agent to secure the Corporate Unit holder's obligation to purchase common stock under the related purchase contracts.

Holders that elect to substitute pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution.

Current Payments

The payments on the Corporate Units will consist of cash distributions on the related Notes or the applicable ownership interest in the Treasury portfolio,
as applicable, payable at the rate of [    ]% of the stated amount per year
payable quarterly, in arrears. In addition, OID will accrue on the related
Notes.

Holders who create Treasury Units will not be entitled to receive any cash distributions. However, OID will accrue on the related Treasury securities.

Our obligations with respect to the Notes will be senior and unsecured and will rank on an equal basis in right of payment with all of our other senior unsecured obligations.

Voting and Certain Other Rights

Holders of purchase contracts forming part of the Corporate Units or Treasury Units, in their capacities as such holders, will have no voting or other rights in respect of the common stock underlying the purchase contracts.

Listing of the Securities

We have applied to have the Corporate Units listed on the NYSE under the symbol "KMH". Unless and until substitution has been made as described in "--Creating Treasury Units By Substitution of a Treasury Security for Notes" or "-- Recreating Corporate Units," neither the Note component of a Corporate Unit nor the Treasury security component of a Treasury Unit will trade separately from Corporate Units or Treasury Units. The Note or Treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Units, and the Treasury security component will trade as a unit with the purchase contract component of the Treasury Units. If Treasury Units or Notes are separately traded to a sufficient extent that the applicable exchange listing requirements are met, we may, in our sole discretion, endeavor to cause the Treasury Units or Notes to be listed on the exchange on which the Corporate Units are then listed, including, if applicable, the NYSE.

Miscellaneous

We or our affiliates may from time to time purchase any of the securities offered by this prospectus supplement which are then outstanding by tender, in the open market or by private agreement.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

General

The summary of the purchase contract agreement, purchase contracts, pledge agreement, remarketing agreement, supplemental remarketing agreement and indenture set forth below is not complete and is qualified in all respects by reference to those agreements, forms of which have been filed as exhibits to the registration statement of which this prospectus supplement forms a part or as an exhibit to a document incorporated by reference in such registration statement. We urge that you carefully read each of the purchase contract agreement, purchase contract, pledge agreement, remarketing agreement and indenture as they, and not this description, govern your rights as holders.

Purchase of Common Stock

Each purchase contract underlying a Mandatory Convertible Unit will obligate the holder of the purchase contract to purchase, and us to sell, on August 17, 2004, for an amount in cash equal to $25, the stated amount of the Mandatory Convertible Units, a number of newly issued shares of common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment under the circumstances described in "--Anti-Dilution Adjustments," as follows:

  . If the average of the closing price per share of common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding August 17, 2004 is equal to or greater than $[ ], the "threshold appreciation price," then each purchase contract will be settled for [ ] shares;

  . If the average of the closing price per share of common stock on each of the twenty consecutive trading days ending on the third trading day
    immediately preceding August 17, 2004 is less than $[   ] but

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   greater than $[  ], the "reference price," then each purchase contract will be settled for a number of shares having a value, based on such 20-day trading average, equal to the stated amount; and

  . If the average of the closing price per share of common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding August 17, 2004 is less than or equal to the reference price, then each purchase contract will be settled for [ ] shares.

"Closing price" of the common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of the common stock on the NYSE on that date or, if the common stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States national or regional securities exchange on which the common stock is so listed. If the common stock is not so listed on a United States national or regional securities exchange, the closing price means the last closing sale price of the common stock as reported by the Nasdaq Stock Market, or, if the common stock is not so reported, the last quoted bid price for the common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value of the common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A "trading day" means a day on which the common stock

  .is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and

  . has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

We, in our sole discretion, will decide whether to issue fractional shares of common stock pursuant to the purchase contracts. In lieu of issuing fractional shares in respect of purchase contracts being settled by a holder of Corporate Units or Treasury Units, we may pay to the holder an amount of cash equal to the applicable fraction of a share times the average of the closing price per share of common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding August 17, 2004.

On the business day immediately preceding August 17, 2004, unless:

  . a holder of Corporate Units or Treasury Units has settled the related purchase contracts prior to August 17, 2004 through the early delivery of cash to the purchase contract agent in the manner described under "-- Early Settlement,"

  . a holder of Corporate Units has settled the related purchase contracts with separate cash on the business day immediately preceding August 17, 2004 pursuant to prior notice in the manner described under "--Notice to Settle with Cash,"

  . a holder of Corporate Units has had the Notes related to the holder's purchase contracts remarketed on or prior to the third business day immediately preceding August 17, 2004 in the manner described herein, or

  . an event described under "--Termination" below has occurred,

then

  . in the case of Corporate Units, unless the Treasury portfolio has replaced the Notes as a component of the Corporate Units as the result of a successful remarketing of the Notes or a tax event redemption, we will exercise our rights as a secured party and take possession of the Notes in accordance with applicable law, which will satisfy in full the holders' obligation to purchase common stock under the related purchase contracts, and

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  . in the case of Treasury Units or, in the event that the Treasury portfolio has replaced the Notes as a component of the Corporate Units as the result of a successful remarketing of the Notes or a tax event redemption, in the case of Corporate Units, the principal amount of the related Treasury securities, or the appropriate applicable ownership interest of the Treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase common stock under the related purchase contracts.

The common stock will then be issued and delivered to the holder or the holder's designee, upon presentation and surrender of the certificate evidencing the Mandatory Convertible Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will be deemed to have:

  . irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the pledge agreement and to have agreed to perform its obligations thereunder for so long as the holder remains a holder of the Mandatory Convertible Units, and

  . duly appointed the purchase contract agent as the holder's attorney-in-fact to enter into and perform the related purchase contracts and pledge agreement on behalf of and in the name of the holder.

In addition, each beneficial owner of Corporate Units or Treasury Units, by acceptance of this interest, will be deemed to have agreed to treat

  . itself as the owner of the related Notes, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, and

  . the Notes as indebtedness for all United States federal income tax purposes.

Settlement through Remarketing

Pursuant to the remarketing agreement and subject to the terms of the supplemental remarketing agreement among the remarketing agent, the purchase contract agent and us, unless a tax event redemption has occurred, the Notes of Corporate Unit holders will be remarketed on the third business day immediately preceding May 17, 2004.

The remarketing agent will use its commercially reasonable efforts to remarket these Notes at an aggregate price of approximately 100.25% of the Treasury portfolio purchase price described below, provided that, unless we otherwise so notify the reset agent, the reset spread shall not exceed the "reset spread cap" (as discussed in "Description of the Notes--Market Rate Reset"). The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase a Treasury portfolio consisting of

  . interest or principal strips of U.S. Treasury securities that mature on or prior to August 16, 2004 in an aggregate amount equal to the principal amount of the Notes included in Corporate Units, and

  . interest or principal strips of U.S. Treasury securities that mature on or prior to August 16, 2004 in an aggregate amount equal to the aggregate interest payment that would be due on that date on the principal amount of the Notes included in Corporate Units assuming the interest rate on the Notes were not reset as described in "Description of the Notes-- Market Rate Reset".

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The Treasury portfolio will be substituted for the Notes and will be pledged to the collateral agent to secure the Corporate Unit holders' obligations to purchase our common stock under the purchase contracts. At the maturity of the Treasury portfolio, proceeds of the Treasury portfolio in an amount equal to the principal amount of the Notes will be automatically applied to satisfy the holders' obligations to purchase our common stock under the purchase contracts.

In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the Treasury portfolio purchase price from any amount of the proceeds of remarketing in excess of the Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Corporate Unit holders whose Notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

As used in this context, "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding May 17, 2004 for the purchase of the Treasury portfolio described above for settlement on May 17, 2004.

"Quotation agent" means J.P. Morgan Securities Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

If (1) despite using its commercially reasonable efforts, the remarketing agent cannot remarket the related Notes, other than to us, at a price equal to or greater than 100% of the Treasury portfolio purchase price, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, the Notes will continue to be a component of Corporate Units, and another remarketing will be attempted as described below.

If the remarketing of the Notes on the third business day preceding May 17, 2004 has resulted in a failed remarketing, and unless a tax event redemption has occurred, the Notes of Corporate Unit holders who have failed to notify the purchase contract agent on or prior to the fifth business day immediately preceding August 17, 2004 of their intention to settle the related purchase contracts with separate cash, will be remarketed on the third business day immediately preceding August 17, 2004.

The remarketing agent will then use its commercially reasonable efforts to remarket these Notes at a price of approximately 100.25% of the aggregate principal amount of the Notes, provided that, unless we otherwise so notify the reset agent, the reset spread shall not exceed the "reset spread cap" (as discussed in "Description of the Notes--Market Rate Reset"). The portion of the proceeds from this remarketing equal to the aggregate principal amount of the Notes will be applied on August 17, 2004 to satisfy in full the Corporate Unit holders' obligations to purchase common stock.

In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the aggregate principal amount of the remarketed Notes, from any amount of the proceeds of the remarketing in excess of the aggregate principal amount of the remarketed Notes. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Corporate Unit holders whose Notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

If (1) despite using its commercially reasonable efforts, the remarketing agent cannot remarket the related Notes, other than to us, at a price equal to or greater than 100% of the aggregate principal amount of the Notes, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, for each holder who has not settled its purchase contract with

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cash or has given notice of its election to settle its purchase contract with cash but failed to do so, we will exercise our rights as a secured party and take possession of the Notes in accordance with applicable law, which will satisfy in full each holder's obligation to purchase common stock under the related purchase contracts.

We will cause a notice of any failed remarketing to be published on the second business day immediately preceding May 17, 2004 or August 17, 2004, as applicable, by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be "The Wall Street Journal". In addition, we will request, not later than seven nor more than 15 calendar days prior to a remarketing date, that the depositary notify its participants holding Notes, Corporate Units and Treasury Units of the remarketing. If required, we will endeavor to ensure that a registration statement with regard to the full amount of the Notes to be remarketed will be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process. In addition, if we conclude that it is necessary to do so, we will also endeavor to ensure that an appropriate registration statement will be effective with respect to the Notes in the event of the release of Notes in connection with the creation of Treasury Units or the cash settlement option in August 2004 described below.

In the event of a failed remarketing on the third business day preceding August 17, 2004, if you are a holder of a Note that is not a part of a Mandatory Convertible Unit, the rate on your Note will be set at the rate determined as set forth under "Description of the Notes--Failed Final Remarketing".

Remarketing Agent

The remarketing agent will be J.P. Morgan Securities Inc. KCSI and the remarketing agent will enter into the remarketing agreement which provides, among other things, that the remarketing agent will act as the exclusive remarketing agent and will use commercially reasonable efforts to remarket the Notes. Under certain circumstances, some portion of the Notes tendered in the remarketing may be purchased by the remarketing agent.

The remarketing agreement provides that the remarketing agent will incur no liability to KCSI or to any holder of Mandatory Convertible Units or Notes in its individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise in connection with the transactions contemplated by the remarketing agreement, except as a result of negligence or willful misconduct on its part.

We have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with its duties under the remarketing agreement.

The remarketing agreement also will provide that the remarketing agent may resign and be discharged from its duties and obligations under the remarketing agreement. No such resignation, however, will become effective unless a nationally recognized broker-dealer has been appointed by us as successor remarketing agent and that successor remarketing agent has entered into a remarketing agreement with us. In such case, we will use reasonable efforts to appoint a successor remarketing agent and enter into a remarketing agreement with such person as soon as reasonably practicable.

Early Settlement

Unless the Treasury portfolio has replaced the Notes as a component of Corporate Units as a result of a successful remarketing of the Notes or a tax event redemption, a holder of Corporate Units may settle the related purchase contracts at any time on or prior to the fifth business day immediately preceding August 17, 2004 by presenting and surrendering the related Mandatory Convertible Unit certificate at the offices of the purchase contract agent with the form of "Election to Settle Early" on the reverse side of such certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to the stated amount times the number of purchase contracts being settled. Holders of Corporate Units may settle early only in integral multiples of 40 Corporate Units.

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A holder of Treasury Units may settle the related purchase contracts at any time on or prior to the second business day immediately preceding August 17, 2004 by presenting and surrendering the related Mandatory Convertible Unit certificate at the offices of the purchase contract agent with the form of "Election to Settle Early" on the reverse side of such certificate completed and executed as indicated, accompanied by payment in immediately available funds of an amount equal to the stated amount times the number of purchase contracts being settled.

So long as the Mandatory Convertible Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

Upon early settlement of the purchase contracts related to any Corporate Units or Treasury Units:

  . the holder will receive [ ] newly issued shares of common stock per Corporate Unit or Treasury Unit, subject to adjustment under the circumstances described in "--Anti-Dilution Adjustments" below, accompanied by this prospectus supplement, as amended or stickered, and

  . the Notes or the Treasury securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to the holder free and clear of our security interest.

If the purchase contract agent receives a Mandatory Convertible Unit certificate, accompanied by the completed "Election to Settle Early" and required immediately available funds, from a holder of Mandatory Convertible Units by 5:00 p.m., New York City time, on a business day, that day will be considered the settlement date. If the purchase contract agent receives the above after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date.

Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the Mandatory Convertible Unit certificate evidencing the related Corporate Units or Treasury Units and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the Corporate Units or Treasury Units, we will cause the shares of common stock being purchased to be issued, and the related Notes or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in "--Pledged Securities and Pledge Agreement" and transferred, within three business days following the settlement date, to the purchasing holder or the holder's designee.

Unless we are advised by counsel that it is not necessary to do so in order to comply with applicable securities law, we will use our best efforts to keep this prospectus supplement, as amended or stickered, current for use upon early settlement, and to keep the underlying registration statement effective including, if necessary, by means of one or more post-effective amendments. If for any reason we are not able to do so, we will so notify any holder electing early settlement, in which case the right to settle early will be deferred until such time as we are able to deliver a current and effective prospectus. We will promptly notify any holders who have requested early settlement when we are able to deliver a current prospectus, in which case the holder may reinstitute the early settlement procedure if such holder elects to do so.

Early Settlement Upon Cash Merger

Prior to the settlement date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents ("cash merger"), then on or after the date of the cash merger each holder of the Corporate Units or Treasury Units will have the right to accelerate and settle the related purchase contract. We refer to this right as the "merger early settlement right". We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be not less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur and a date by which each holder's merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the

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cash, securities and other consideration receivable by the holder upon settlement. For purposes of this "--Early
Settlement Upon Cash Merger" provision, the "applicable market value" of our common stock to be used in the calculation of the applicable settlement rate will be equal to the last reported price of our common stock prior to the closing of the cash merger. To exercise the merger early settlement right, you must deliver to the purchase contract agent, on or one business day before the early settlement date as specified in our notice, the certificate evidencing your units and payment of the applicable purchase price in the form of a certified or cashier's check. If you exercise the merger early settlement right, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the cash merger. If you do not elect to exercise your merger early settlement right, your Corporate Units or Treasury Units, as applicable, will remain outstanding and be subject to normal settlement on the settlement date.

Notice to Settle With Cash

Unless the Treasury portfolio has replaced the Notes as a component of Corporate Units as a result of a successful remarketing of the Notes or a tax event redemption, or the holder has notified the purchase contract agent of its intention to elect early settlement, a holder of Corporate Units may settle the related purchase contract with separate cash prior to 11:00 a.m., New York City time, on the business day immediately preceding August 17, 2004. A holder of a Corporate Unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Corporate Unit certificate evidencing the Corporate Unit at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding August 17, 2004. If a holder who has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding August 17, 2004, we will exercise our right as a secured party to take possession of, in accordance with applicable law, the related Note, which will satisfy in full the holder's obligation to purchase common stock under the related purchase contracts.

Anti-Dilution Adjustments

The formula for determining the settlement rate will be subject to adjustment, without duplication, upon the occurrence of certain events, including:

  (a) the payment of dividends and other distributions of common stock made in shares of common stock;

  (b) the issuance to all holders of common stock of rights, warrants or options (other than any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase common stock at less than the "current market price," as defined below, of common stock;

  (c) subdivisions, splits and combinations of common stock;

  (d) distributions to all holders of common stock of evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash);

  (e) distributions consisting exclusively of cash to all holders of common stock in an aggregate amount that, together with (1) other all-cash distributions made within the preceding 12 months and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization (aggregate market capitalization being the product of the current market price of common stock multiplied by the number of shares of common stock then outstanding) on the date of the distribution; and

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  (f) the successful completion of a tender or exchange offer made by us or any of our subsidiaries for common stock which involves an aggregate consideration having a fair market value that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by us or any of our subsidiaries for the common stock concluded within the preceding 12 months and (2) the aggregate amount of any all-cash distributions to all holders of common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the expiration of the tender or exchange offer.

The "current market price" per share of common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, shall mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

In the case of certain reclassifications (of common equity securities to non-common equity securities), consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Corporate Unit or Treasury Unit, as the case may be, become a contract to purchase only the kind and amount of securities, or to receive cash and other property receivable upon such reorganization event (except as otherwise specifically provided, without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the purchase contract settlement date) which would have been received by the holder of the related Corporate Unit or Treasury Unit immediately prior to the date of consummation of such transaction if such holder had then settled such purchase contract. Holders have the rights to settle their obligations under the purchase contracts early in the event of certain cash mergers as described under "--Early Settlement Upon Cash Merger".

If at any time we make a distribution of property to our stockholders which would be taxable to the stockholders as a dividend for United States federal income tax purposes (i.e., distributions out of our current or accumulated earnings and profits of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, this increase may give rise to a taxable dividend to holders of Mandatory Convertible Units. See "Certain Federal Income Tax Consequences--Purchase Contracts--Early Settlement."

In addition, we may make increases in the settlement rate to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reason.

Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate shall be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment.

Whenever the settlement rate is adjusted, we must deliver to the purchase contract agent within ten business days following the adjustment a certificate setting forth the settlement rate, detailing the calculation of the settlement rate and describing the facts upon which the adjustment is based. In addition, we must notify the holders of the Corporate Units and the Treasury Units of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which the settlement rate was adjusted.

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Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon any settlement of a purchase contract.

Termination

The purchase contracts, and the rights and obligations of us and of the holders of the Mandatory Convertible Units under the purchase contracts, including the right and obligation to purchase common stock, will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us. Upon any termination, the collateral agent will release the related Notes, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of the Treasury portfolio or the Treasury securities, to the purchase contract agent's disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that we become the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted.

Pledged Securities and Pledge Agreement

Pledged securities will be pledged to the collateral agent, for our benefit, pursuant to the pledge agreement to secure the obligations of holders of Mandatory Convertible Units to purchase common stock under the related purchase contracts. The rights of holders of Mandatory Convertible Units to the related pledged securities will be subject to our security interest created by the pledge agreement.

No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to the Corporate Units or Treasury Units from the pledge arrangement except

  . to substitute Treasury securities for the related Notes, as provided for under "Description of the Mandatory Convertible Units--Creating Treasury Units By Substitution of a Treasury Security for Notes",

  . to substitute Notes for the related Treasury securities, as provided for under "Description of the Mandatory Convertible Units--Recreating Corporate Units", or

  . upon the termination or early settlement of the related purchase contracts.

Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Corporate Units, unless the Treasury portfolio has replaced the Notes as a component of Corporate Units as a result of a successful remarketing of the Notes or a tax event redemption, will be entitled through the purchase contract agent and the collateral agent to all of the rights of the related Notes, including interest payments and voting, redemption, repayment and liquidation rights. Each holder of Treasury Units and each holder of Corporate Units, if the Treasury portfolio has replaced the Notes as a component of Corporate Units as a result of a successful remarketing of the Notes or a tax event redemption, will retain beneficial ownership of the related Treasury securities or the appropriate applicable ownership interest of the Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

Except as described in "Certain Provisions of the Purchase Contracts, Purchase Contract Agreement and the Pledge Agreement--General," the collateral agent will, upon receipt of payments, if any, on the pledged securities, distribute such payments to the purchase contract agent, which will in turn distribute those payments to the persons in whose names the related Corporate Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of payment.

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Book Entry-System

The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Mandatory Convertible Units. The Mandatory Convertible Units will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully-registered global security certificates, representing the total aggregate number of Mandatory Convertible Units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Mandatory Convertible Units so long as the Mandatory Convertible Units are represented by global security certificates.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

Although the depositary has agreed to the foregoing procedure in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

In the event that

  . the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

  . an event of default under the purchase contract agreement or the indenture has occurred and is continuing,

certificates for the Mandatory Convertible Units will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global Note that is exchangeable pursuant to the preceding sentence shall be exchangeable for Mandatory Convertible Units certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Mandatory Convertible Units represented by these certificates for all purposes under the Mandatory Convertible Units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates

  . will not be entitled to have such global security certificates or the Mandatory Convertible Units represented by these certificates registered in their names,

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  . will not receive or be entitled to receive physical delivery of Mandatory
    Convertible Units certificates in exchange for beneficial interests in global security certificates and

  . will not be considered to be owners or holders of the global security certificates or any Mandatory Convertible Units represented by these certificates for any purpose under the Mandatory Convertible Units or the purchase contract agreement.

All payments on the Mandatory Convertible Units represented by the global security certificates and all transfers and deliveries of related Notes, Treasury portfolio, Treasury securities and common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on August 17, 2004 or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of KCSI, KCSR, the purchase contract agent or any agent of KCSI, KCSR or the purchase contract agent will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

      CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS, THE PURCHASE CONTRACT
                       AGREEMENT AND THE PLEDGE AGREEMENT

The summary of the purchase contracts, purchase contract agreement and pledge agreement set forth below is not complete and is qualified in all respects by reference to those agreements, forms of which have been filed as exhibits to the registration statement of which this prospectus supplement forms a part or as exhibits to a document incorporated by reference in such registration statement.

General

Distributions on the Mandatory Convertible Units will be payable, purchase contracts (and documents related to the Mandatory Convertible Units and purchase contracts) will be settled and transfers of the Mandatory Convertible Units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Mandatory Convertible Units do not remain in book-entry form, payment of distributions on the Mandatory Convertible Units may be made, at our option, by check mailed to the address of the person entitled to payment as shown on the security register.

Shares of common stock will be delivered on August 17, 2004 (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered as soon as practicable taking into account any delay as a result of the imposition of the automatic stay under the Bankruptcy Code (see "Description of the Purchase Contracts -- Termination"), in each case upon presentation and surrender of the Mandatory Convertible Unit certificate at the office of the purchase contract agent.

                                      S-92
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If a holder of outstanding Corporate Units or Treasury Units fails to present and surrender the Mandatory Convertible Unit certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on August 17, 2004, the shares of common stock issuable in settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for the benefit of the holder until the Mandatory Convertible Unit certificate is presented and surrendered or the holder provides satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and KCSI.

If the purchase contracts have terminated prior to August 17, 2004, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the Mandatory Convertible Unit certificate evidencing the holder's Corporate Units or Treasury Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the Mandatory Convertible Unit certificate is presented or the holder provides the evidence and indemnity described above.

The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending distribution, as described above.

No service charge will be made for any registration of transfer or exchange of the Mandatory Convertible Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

Modification

The purchase contract agreement will contain provisions permitting us and the purchase contract agent to modify the purchase contract agreement without the consent of the holders for any of the following purposes:

  . to evidence the succession of another person to our obligations,

  . to add to the covenants for the benefit of holders,

  . to evidence and provide for the acceptance of appointment of a successor purchase contract agent,

  . to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events, or

  . to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders in any material respect.

The purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent or collateral agent, as the case may be, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts, the purchase contract agreement and the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

  . change any payment date,

  . change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, impair the right of the holder of a purchase contract to receive distributions on the collateral or otherwise adversely affect the holder's rights in or to the collateral,

  . change the place or currency of payment,

  . impair the right to institute suit for the enforcement of the purchase contract,

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  . reduce the number of shares of common stock or the amount of any other property purchasable under the purchase contract, increase the price to purchase common stock or any other property upon settlement of the purchase contract, change the purchase contract settlement date or otherwise adversely affect the holder's rights under the purchase contract or

  . reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

If any amendment or proposal referred to above would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class.

No Consent to Assumption

Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will under the terms of the purchase contract agreement and the Corporate Units or Treasury Units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us, our receiver, liquidator or trustee if we become the subject of a case under the Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

Consolidation, Merger, Sale or Conveyance

We will covenant in the purchase contract agreement that we will not merge or consolidate with or into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless

  . we are the continuing corporation or the successor entity is a corporation organized and existing under the laws of the United States of America or a U.S. state or the District of Columbia and the corporation expressly assumes our obligations under the purchase contracts, the Notes, the purchase contract agreement, the pledge agreement, the indenture and the remarketing agreement and

  . we or the successor corporation is not, immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, in default of our or its payment obligations under the purchase contracts, the Notes, the purchase contract agreement, the pledge agreement, the indenture or the remarketing agreement or in material default in the performance of any of our or its other obligations under these agreements.

Title

We, the purchase contract agent and the collateral agent may treat the registered owner of any Mandatory Convertible Units as the absolute owner of the Mandatory Convertible Units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Replacement of Mandatory Convertible Unit Certificates

In the event that physical certificates have been issued, any mutilated Mandatory Convertible Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Mandatory Convertible Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of the destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Mandatory Convertible Unit certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the Mandatory Convertible Units evidenced by the certificate before a replacement will be issued.

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Notwithstanding the foregoing, we will not be obligated to issue any Corporate
Units or Treasury Units on or after August 17, 2004 (or after early settlement) or after the purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement Mandatory Convertible Unit certificate following August 17, 2004, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the purchase contracts have terminated prior to August 17, 2004, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

Governing Law

The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

The Bank of New York will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Corporate Units and Treasury Units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary action in connection with a default under the terms of the Corporate Units and Treasury Units or the purchase contract agreement.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

The Bank of New York maintains commercial banking relationships with us.

Information Concerning the Collateral Agent

The Chase Manhattan Bank will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units and Treasury Units except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

The Chase Manhattan Bank maintains commercial banking relationships with us.

Miscellaneous

The purchase contract agreement will provide that we will pay all fees and expenses related to

  . the offering of the Mandatory Convertible Units,

  . the retention of the collateral agent and

  . the retention of the purchase contract agent and the enforcement by the purchase contract agent of the rights of the holders of the Mandatory Convertible Units.

However, holders who elect to substitute the related pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of such fees or expenses.

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                            DESCRIPTION OF THE NOTES

General

The Notes are an issue of the securities described in general terms in the accompanying prospectus. Definitions of certain terms used in this Description of the Notes may be found under the heading "Certain Definitions." For purposes of this section, (i) the term "Issuer" refers only to KCSR and not any of its subsidiaries and (ii) the term "Parent" refers only to KCSI, the parent company of the Issuer, and not to any of its subsidiaries. The Parent and certain of its existing subsidiaries will guarantee the Notes. Each company that guarantees the Notes is referred to in this section as a "Note Guarantor." Each such guarantee is termed a "Note Guarantee."

The following description is meant to be only a summary of certain provisions of the indenture. It does not restate the terms of the indenture in their entirety. We urge that you carefully read the indenture as it, and not this description, governs your rights as Holders. The following description of the terms of the Notes supplements and modifies the description of the general terms of the securities set forth in the prospectus, which we request that you read. Reference in this prospectus supplement to Notes refers to [ ]% senior Notes due August 17, 2007.

KCSR will issue the Notes under an indenture, to be dated as of June [ ], 2001 (the "Indenture"), among the Issuer, the Note Guarantors and The Bank of New York, as Trustee (the "Trustee"), a copy of which is available upon request to the Issuer. The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Issuer and of each Note Guarantor under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

Overview of the Notes and the Note Guarantees

The Notes:

  . will be general unsecured obligations of the Issuer;

  . will rank equally in right of payment with all existing and future Senior
    Indebtedness (defined below) of the Issuer;

  . will be senior in right of payment to all future Subordinated Obligations of the Issuer;

  . will be effectively subordinated to all Secured Indebtedness of the Parent and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

  . will be effectively subordinated to all liabilities (including Trade
    Payables) and Preferred Stock of each Subsidiary of the Parent that is not a Note Guarantor.

The Guarantees:

The Notes will be guaranteed by the Parent and certain of its existing Subsidiaries. The Note Guarantors other than the Parent are:

  Gateway Eastern Railway Company;
  Gateway Western Railway Company;
  SIS Bulk Holding, Inc.;
  PABTEX GP, LLC;
  PABTEX, L.P.:
  KCS Transportation Company;
  Mid-South Microwave, Inc.;
  Rice-Carden Corporation;
  Southern Development Company;
  Southern Industrial Services, Inc.; and
  Trans-Serve, Inc.

The Note Guarantee of each Note Guarantor:

  . will be a general unsecured obligation of such Note Guarantor;

  . will rank equally in right of payment with all existing and future Senior
    Indebtedness of such Note Guarantor;

  . will be senior in right of payment to all future Subordinated Obligations of such Note Guarantor; and

  . will be effectively subordinated to all Secured Indebtedness of the Parent and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

Initially, the Notes will not be guaranteed by Caymex Transportation Inc., SCC Holdings Inc., The Kansas City Northern Railway Company, Veals, Inc. and any Subsidiaries of the Parent that do not Guarantee the Bank Indebtedness. Caymex Transportation, Inc. is a holding company that indirectly owns our investments in Grupo TFM and TFM (through Nafta Rail S.A. de C.V.), Panama Canal Railway Company and Panarail Tourism Company. SCC Holdings, Inc. is a holding company that owns our investment in Southern Capital LLC. The Kansas City Northern Railway Company and Veals, Inc. are inactive and do not hold any material assets. As of and for the twelve months ended March 31, 2001, after giving effect to the offering and the concurrent offering of common stock and the application of the proceeds thereof, and eliminating intercompany activity, the Subsidiaries of the Parent, other than the Issuer and those Subsidiaries that are Note Guarantors, would have had approximately $22.8 million of total liabilities (including Trade Payables), would have had approximately 18% of the Parent's consolidated assets and would have generated approximately 1% of the Parent's consolidated revenues and 0% of its EBITDA.

Principal, Maturity and Interest

The Notes will not be subject to a sinking fund provision. Unless a tax event redemption has occurred prior to August 17, 2007, the entire principal amount of the Notes will mature and become due and payable, together with any accrued and unpaid interest, on August 17, 2007. Except for a tax event redemption, the Notes will not be redeemable by us.

Notes forming a part of the Corporate Units will be issued in certificated form, will be in denominations of $25 and integral multiples of $25, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the offices described below. Payments on Notes issued as a global security will be made to the depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the Notes. Principal and interest with respect to certificated Notes will be payable, the transfer of the Notes will be registrable and Notes will be exchangeable for Notes of other denominations of a like aggregate principal amount, at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment. We will appoint The Bank of New York as the initial paying agent, transfer agent and registrar for the Notes. We may at any time designate additional transfer agents and paying agents with respect to the Notes, and may remove any transfer agent, paying agent or registrar for the Notes. We will at all times be required to maintain a paying agent and transfer agent for the Notes in the Borough of Manhattan, The City of New York.

Any monies deposited with the Trustee or any paying agent, or held by us in trust, for the payment of principal of or interest on any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the Note shall thereafter look, as a general unsecured creditor, only to us for the payment thereof.

Each Note shall bear interest initially at the rate of [ ]% per year from the original issue date, payable quarterly in arrears on August 17, November 17, February 17 and May 17 of each year, each an "interest

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payment date," commencing August 17, 2001, to the person in whose name the Note is registered at the close of business on the first day of the month in which the interest payment date falls. Interest will accrue from June [ ], 2001. In addition, OID will accrue on the Notes.

The applicable interest rate on the Notes will be reset on the third business day immediately preceding May 17, 2004 to the reset rate described below under "--Market Rate Reset", unless the remarketing of the Notes on that date fails. If the remarketing of the Notes on that date fails, the interest rate on the Notes will not be reset at that time. However, in these circumstances, the interest rate on the Notes outstanding on and after a successful or a failed remarketing on the third business day preceding August 17, 2004 will be reset on the third business day immediately preceding August 17, 2004 to the reset rate described below in "--Market Rate Reset". Following a reset of the interest rate three business days prior to May 17, 2004 or three business days prior to August 17, 2004, outstanding Notes will bear interest from May 17, 2004 or August 17, 2004, as applicable, at the reset rate to, but excluding August 17, 2007.

The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the Notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

Market Rate Reset

The reset rate will be equal to the sum of the reset spread and the rate of interest on the applicable benchmark Treasury in effect on the third business day immediately preceding May 17, 2004 or August 17, 2004, as the case may be, and will be determined by the reset agent provided, however, the reset spread will not exceed the "reset spread cap" (as described below). In the case of a reset on the third business day immediately preceding May 17, 2004, the reset rate will be the rate (which may be higher or lower than the initial distribution rate of [ ]%) determined by the reset agent as the rate the Notes should bear in order for the Notes included in Corporate Units to have an approximate aggregate market value on the reset date of 100.25% of the Treasury portfolio purchase price described under "Description of the Purchase Contracts--Settlement Through Remarketing." In the case of a reset on the third business day immediately preceding August 17, 2004, the reset rate will be the rate determined by the reset agent as the rate the Notes should bear in order for each Note to have an approximate market value of 100.25% of the principal amount of the Note. The reset rate will in no event exceed the maximum rate permitted by applicable law (and will be subject to the reset spread cap).

The "applicable benchmark Treasury" means direct obligations of the United States, as agreed upon by us and the reset agent (which may be obligations traded on a when-issued basis only), having a maturity comparable to the remaining term to maturity of the Notes, which will be three years or three and one-quarter years as applicable. The rate for the applicable benchmark Treasury will be the bid side rate displayed at 10:00 A.M., New York City time, on the third business day immediately preceding May 17, 2004 or August 17, 2004, as applicable, in the Telerate system (or if the Telerate system is no longer available on that date or, in the opinion of the reset agent (after consultation with us), no longer an appropriate system from which to obtain the rate, such other nationally recognized quotation system as, in the opinion of the reset agent (after consultation with us), is appropriate). If this rate is not so displayed, the rate for the applicable benchmark Treasury will be, as calculated by the reset agent, the yield to maturity for the applicable benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 A.M., New York City time, on the third business day immediately preceding May 17, 2004 or August 17, 2004, as applicable, of three leading United States government securities dealers selected by the reset agent (after consultation with us) (which may include the reset agent or an affiliate thereof). It is currently anticipated that J.P. Morgan Securities Inc. will be the reset agent.

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On the tenth business day immediately preceding May 17, 2004 or August 17,
2004, the applicable benchmark Treasury to be used to determine the reset rate on the third business day prior to May 17, 2004 or August 17, 2004, as applicable, will be selected, and the reset spread to be added to the rate on the applicable benchmark Treasury in effect on the third business day immediately preceding May 17, 2004 or August 17, 2004, as applicable, will be established by the reset agent, provided, however, the reset spread will not exceed the reset spread cap, and the reset spread and the applicable benchmark Treasury will be announced by us (the "reset announcement date"). We will cause a notice of the reset spread and the applicable benchmark Treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be "The Wall Street Journal". We will request, not later than 7 nor more than 15 calendar days prior to the reset announcement date, that the depositary notify its participants holding Notes, Corporate Units or Treasury Units of the reset announcement date and of the procedures that must be followed if any owner of Corporate Units wishes to settle the related purchase contract with cash on the business day immediately preceding August 17, 2004.

Unless we otherwise so notify the reset agent, the reset spread shall not exceed the reset spread cap. The "reset spread cap" will equal (1) if KCSR's 9 1/2% senior notes due 2008 (the "Existing Senior Notes") are outstanding at such time, the amount by which the yield to maturity of the Existing Senior Notes, as determined by the reset agent, is greater than such applicable benchmark Treasury rate on the business day such Treasury rate is determined or
(2) if no Existing Senior Notes are outstanding at such time, the spread referenced in the JPMorgan Dollar Global Bond Index for comparably rated companies, adjusted for the appropriate maturity, in each case plus (a) 125 basis points (1.25%) and (b) for purposes of determining the reset spread cap on the third business day preceding May 17, 2004 only, an additional spread sufficient to provide amounts to pay the interest due on the Notes on August 17, 2004 to the holders of the Notes participating in the remarketing, provided that such additional spread shall not exceed 50 basis points (.50%).

Optional Remarketing

On or prior to the fifth business day immediately preceding May 17, 2004, in the case of the remarketing to be conducted on the third business day preceding May 17, 2004, or August 17, 2004, in the case of the remarketing, if any, to be conducted on the third business day preceding August 17, 2004, but no earlier than the payment date immediately preceding May 17, 2004 or August 17, 2004, as applicable, holders of Notes that are not components of Corporate Units may elect to have their Notes remarketed in the same manner as Notes that are components of Corporate Units by delivering their Notes along with a notice of this election to the custodial agent. The custodial agent will hold the Notes in an account separate from the collateral account in which the pledged securities will be held. Holders of Notes electing to have their Notes remarketed will also have the right to withdraw the election on or prior to the fifth business day immediately preceding May 17, 2004 or August 17, 2004, as applicable.

Remarketing Procedures

For information on remarketing procedures, you should carefully read "Description of the Purchase Contracts--Settlement through Remarketing" above.

Failed Final Remarketing

If, by 4:00 p.m., New York City time, on the third business day immediately preceding August 17, 2004, the remarketing agent is unable to remarket all the Notes tendered or deemed tendered for purchase in the final remarketing, a "failed final remarketing" will be deemed to have occurred, and the remarketing agent will so advise the depositary, the collateral agent and us.

If a failed final remarketing occurs and you are a Corporate Unit holder who has not settled your purchase contract early or has not settled your purchase contract with cash or has given notice of your election to settle your purchase contract with cash but failed to do so, we will exercise our rights as a secured party and take

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possession of your Notes in accordance with applicable law. Your obligation to purchase the shares of our common stock then will be fully satisfied, and you will receive the appropriate number of shares of our common stock.

If a failed final remarketing occurs, and you are a holder of Notes that are not part of a Corporate Unit, you will retain possession of your Notes and the reset rate will be equal to the rate that was determined by the reset agent, in connection with the remarketing effort on the third business day immediately preceding August 17, 2004, as the rate the Notes should bear in order for each Note to have an approximate market value of 100.25% of its principal amount. See "--Market Rate Reset."

The remarketing agent is not obligated to purchase any Notes that would otherwise remain unsold in the remarketing. Neither we, the trustee nor the remarketing agent will be obligated in any case to provide funds to make payment upon tender of Notes for remarketing. Whether or not there has been a "failed final remarketing" will be determined in the sole, reasonable discretion of the remarketing agent.

Tax Event Redemption

If a "tax event" as described below occurs and is continuing, we may, at our option, redeem the Notes in whole, but not in part, at any time. Installments of interest on Notes which are due and payable on or prior to a redemption date will be payable to the holders of the Notes registered as such at the close of business on the relevant record dates. If the tax event redemption occurs prior to May 17, 2004, or if the Notes are not successfully remarketed on the third business day immediately preceding May 17, 2004, prior to August 17, 2004, the redemption price for the Notes forming a part of the Corporate Units will be the "Treasury portfolio purchase price" described below and will be distributed to the collateral agent, who in turn will purchase the Treasury portfolio described below on behalf of the holders of Corporate Units. The Treasury portfolio will be substituted for the Notes and will be pledged to the collateral agent to secure the Corporate Unit holders' obligations to purchase our common stock under the purchase contracts. The "tax event redemption date" is the date on which the Treasury portfolio is substituted for the Notes. If a tax event redemption occurs after a successful remarketing of the Notes or on or after August 17, 2004, the Treasury portfolio will not be purchased and the amount required for the redemption of the Notes will be distributed to the holders of the outstanding Notes. A holder of a Note that is not part of a Corporate Unit (as a result of remarketing or for any other reason described herein) will directly receive the redemption amount attributable to such Note, which will be equal to the principal amount of such Note plus accumulated and unpaid interest, if any, to the date of redemption.

In the event a tax event occurs and is continuing and we do not elect to redeem the Notes, the Notes will remain outstanding.

"Tax event" means the receipt by us of an opinion of Sonnenschein Nath & Rosenthal or other nationally recognized independent tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest payable by us on the Notes is not, or within 90 days of such opinion will not be, deductible, in whole or in part, by us for United States federal income tax purposes as a result of

  . any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation,

  . any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or

  . any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the original issue date,

which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the original issue date.

If a Treasury portfolio is to be purchased on behalf of the holders of Corporate Units as a result of a tax event redemption, it will consist of

  . interest or principal strips of U.S. Treasury securities which mature on or prior to August 16, 2004 in an aggregate amount equal to the aggregate principal amount of the Notes included in Corporate Units and

  . with respect to each scheduled interest payment date on the Notes that occurs after the tax event redemption date and before August 17, 2004, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the Notes on that date if the interest rate of the Notes was not reset on the applicable reset date.

"Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the Treasury portfolio for settlement on the tax event redemption date.

"Quotation agent" means J.P. Morgan Securities Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the tax event redemption date to each registered holder of Notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the tax event redemption date interest shall cease to accrue on the Notes. In the event any Notes are called for redemption, neither we nor the Trustee will be required to register the transfer of or exchange the Notes to be redeemed.

Paying Agent and Registrar

We will pay the principal of, premium, if any, and interest on the Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of the Issuer in such matters. The location of the corporate trust office is 101 Barclay Street, Floor 21 West, New York, New York 10286. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Ranking

The Notes will be unsecured Senior Indebtedness of the Issuer, will rank equally in right of payment with all existing and future Senior Indebtedness of the Issuer and will be senior in right of payment to all future Subordinated Obligations of the Issuer. The Notes also will be effectively subordinated to all Secured Indebtedness of the Parent and its Subsidiaries (including the Issuer) to the extent of the value of the assets securing such Secured Indebtedness.

The Note Guarantees will be unsecured Senior Indebtedness of the applicable Note Guarantor, will rank equally in right of payment with all existing and future Senior Indebtedness of such Note Guarantor and will be senior in right of payment to all future Subordinated Obligations of such Note Guarantor. The Note Guarantees also will be effectively subordinated to all Secured Indebtedness of the Parent and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness. Although the Indenture will limit the Incurrence of Indebtedness by and the issuance of Preferred Stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications.

The Parent currently conducts all of its operations through its Subsidiaries and the Issuer currently conducts a portion of its operations through its Subsidiaries. To the extent the Subsidiaries of the Parent (other than the Issuer) are not Note Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Holders. The Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Parent (other than the Issuer) that are not Note Guarantors.

Assuming that we had completed this offering and applied the net proceeds we receive from this offering in the manner described under the heading "Use of Proceeds," as of March 31, 2001, there would have been outstanding:

  (1)  $[     ] million of Senior Indebtedness of the Issuer, of which
       $[     ] million would have been Secured Indebtedness (exclusive of unused commitments under the Credit Agreement);

  (2) $8.9 million of Senior Indebtedness of the Note Guarantors (exclusive of guarantees of Indebtedness under the Credit Agreement), all of which would have been Secured Indebtedness;

  (3) $5.3 million of Senior Indebtedness of Subsidiaries of the Parent (other than the Issuer) that are not Note Guarantors; and

  (4) no Indebtedness of the Issuer or the Note Guarantors subordinate or junior in right of payment to the Notes or the Guarantees.

Although the Indenture will limit the Incurrence of Indebtedness by the Parent, the Issuer and the other Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Parent and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitation on Indebtedness" below.

"Senior Indebtedness" of the Issuer or any Note Guarantor means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer or any Note Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of the Issuer or any Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the Notes or such Note Guarantor's Note Guarantee, as applicable; provided, however, that Senior Indebtedness of the Issuer or any Note Guarantor shall not include:

  (1) any obligation of the Issuer to the Parent or any other Subsidiary of the Parent or any obligation of such Note Guarantor to the Parent or any other Subsidiary of the Parent;

  (2) any liability for Federal, state, local or other taxes owed or owing by the Issuer or such Note Guarantor, as applicable;

  (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

  (4) any Indebtedness or obligation of the Issuer or such Note Guarantor, as applicable (and any accrued and unpaid interest in respect thereof), that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Issuer or such Note Guarantor, as applicable, including any Subordinated Obligations of the Issuer or such Note Guarantor, as applicable;

  (5)  any obligations with respect to any Capital Stock; or

  (6)  any Indebtedness Incurred in violation of the Indenture.

Note Guarantees

The Parent and each of its Subsidiaries that Guarantees the Bank Indebtedness on the Closing Date (other than Caymex Transportation, Inc., SCC Holdings, Inc., The Kansas City Northern Railway Company and Veals, Inc.), and certain future subsidiaries of the Parent (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"). Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Closing Date, the Parent will cause (i) at any time that any Bank Indebtedness is outstanding, each Subsidiary of the Parent (other than the Issuer, Caymex Transportation, Inc., SCC Holdings, Inc., The Kansas City Northern Railway Company and Veals, Inc.) that enters into a Guarantee of any Bank Indebtedness and (ii) at any time that no Bank Indebtedness is outstanding, each Subsidiary of the Parent (other than the Issuer, The Kansas City Northern Railway Company and Veals, Inc.) that enters into a Guarantee of any obligations of the Parent or any of its domestic Subsidiaries, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. See "-- Certain Covenants--Future Note Guarantors" below.

Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns. Notwithstanding the foregoing, the Note Guarantee of a Note Guarantor will be released and terminated (1) upon the sale (including by means of a merger) of all of the Capital Stock of such Note Guarantor made in compliance with the terms of the Indenture and (2) upon any release and termination of the Note Guarantee by such Note Guarantor of the Bank Indebtedness (other than by reason of repayment and satisfaction of all of the Bank Indebtedness).

Certain Covenants

The Indenture will contain covenants including, among others, those described below.

Covenant Suspension. During any period of time that:

  (a)  the Notes have an Investment Grade Rating from both the Rating
       Agencies and

  (b) no Default or Event of Default has occurred and is continuing under the Indenture,

the Parent and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

  .  "--Limitation on Indebtedness,"

  .  "--Limitation on Restricted Payments,"

  . "--Limitation on Restrictions on Distributions from Restricted
  Subsidiaries,"

  .  "--Limitation on Sales of Assets and Capital Stock,"

  .  "--Limitation on Transactions with Affiliates" and

  .  "--Limitation on Lines of Business"

(collectively, the "Suspended Covenants"). In the event that the Parent and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default (other than as a result of any breach of the Suspended Covenants) occurs and is continuing, then the Parent and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of the covenant described below under "--Limitation on Restricted Payments" as though, for purposes of determining whether new Restricted Payments can be made after such time, such covenant had been in effect during the entire period of time from the date the Notes are issued.

Limitation on Indebtedness. (a) The Parent will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Parent or any Restricted Subsidiary that is a Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.0:1.

(b) Notwithstanding the foregoing paragraph (a), the Parent and the Restricted Subsidiaries may Incur the following Indebtedness:

  (1) Bank Indebtedness in an aggregate principal amount not to exceed (A) in the case of any term borrowings, $400.0 million less the aggregate amount of all (i) prepayments of principal (other than those funded by Refinancing Indebtedness) applied to permanently reduce any such Indebtedness, (ii) scheduled repayments of principal of, and reductions of commitments for, any such Indebtedness and (iii) Attributable Debt in respect of Designated Sale/Leaseback Transactions and (B) in the case of any such Bank Indebtedness that consists of borrowings under a revolving credit facility, $250.0 million;

  (2) Indebtedness of the Parent owed to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Parent or any Wholly Owned Subsidiary; provided, however, that
       (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Parent or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Note Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to and held by a Wholly Owned Subsidiary that is not a Note Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Note Guarantor with respect to its Note Guarantee;

  (3) Indebtedness (A) represented by the Notes and the Note Guarantees, (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness permitted under clauses (1) and (2) of this paragraph
       (b);

  (4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Parent (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Parent); provided, however, that on the date that such Restricted Subsidiary is acquired by the Parent, the Parent would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

  (5) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Parent and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Interest Rate Agreements entered into for bona fide hedging purposes of the Parent in the ordinary course of business; provided, however, that such Interest Rate Agreements do not increase the Indebtedness of the Parent outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder;

  (6) Purchase Money Indebtedness and Capitalized Lease Obligations (in an aggregate principal amount not in excess of 10% of Consolidated Net Tangible Assets at any time outstanding);

  (7) Attributable Debt in respect of Designated Sale/Leaseback Transactions in an aggregate principal amount not to exceed $400.0 million; or

  (8) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, will not exceed $50.0 million.

(c) Notwithstanding the foregoing, the Issuer or any Note Guarantor may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the Notes or such Note Guarantor's Note Guarantee, as applicable, to at least the same extent as such Subordinated Obligations.

(d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Parent or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

  (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

  (2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

  (3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Parent, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

Limitation on Restricted Payments. (a) The Parent will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

  (1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Parent, or any Subsidiary of the Parent) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Parent or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Parent or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

  (2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent or any Restricted Subsidiary held by Persons other than the Parent or a Restricted Subsidiary,

  (3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition),

  (4) make any Investment (other than a Permitted Investment) in any Person, (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment being herein referred to as a "Restricted Payment") if at the time the Parent or such Restricted Subsidiary makes such Restricted Payment:

    (A) a Default will have occurred and be continuing (or would result therefrom);

    (B)  the Parent could not Incur at least $1.00 of additional
         Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness;" or

    (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

      (i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

      (ii) the aggregate Net Cash Proceeds received by the Parent or the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock or in respect of Excluded Contributions) subsequent to the Closing Date (other than an issuance or sale to (x) a Subsidiary of the Parent or (y) an employee stock ownership plan or other trust established by the Parent or any of its Subsidiaries);

      (iii) the amount by which Indebtedness of the Parent or the Restricted Subsidiaries is reduced on the Parent's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Parent) subsequent to the Closing Date of any Indebtedness of the Parent or the Restricted Subsidiaries issued after the Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Parent (less the amount of any cash or the Fair Market Value of other property distributed by the Parent or any Restricted Subsidiary upon such conversion or exchange);

      (iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Parent or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Parent or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; and

           (v)  $50.0 million.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

  (1) any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock of the Parent made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Parent (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Parent or an employee stock ownership plan or other trust established by the Parent or any of its Subsidiaries); provided, however, that:

    (A) such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

    (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

  (2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Parent made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Parent that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under "--Limitation on Indebtedness;" provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

  (3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on Sales of Assets and Capital Stock"; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

  (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

  (5) dividends paid by the Parent with respect to the 242,170 outstanding shares of its preferred stock, par value $25.00 per share, paying noncumulative dividends of $1.00 per share in amounts each year which do not exceed $242,170 (the amount paid with respect to such preferred stock in the year ended December 31, 1999); provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

  (6) Investments that are made with Excluded Contributions; provided, however, that such Investments will be excluded in the calculation of the amount of Restricted Payments; or

  (7) any purchase, repurchase, redemption, retirement or other acquisition for value of shares of, or options to purchase shares of, common stock of the Parent or any of its Subsidiaries from employees, former employees, directors or former directors of the Parent or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed $3.0 million in any calendar year; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Parent will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Parent or any Restricted Subsidiary;

  (2)  make any loans or advances to the Parent or any Restricted Subsidiary;
       or

  (3) transfer any of its property or assets to the Parent or any Restricted Subsidiary, except:

    (A) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date;

    (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Parent (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Parent) and outstanding on such date;

    (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause
         (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

    (D)  in the case of clause (3), any encumbrance or restriction

      (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

      (ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements; and

    (E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

Limitation on Sales of Assets and Capital Stock. (a) The Parent will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

  (1) the Parent or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

  (2) at least 75% of the consideration thereof received by the Parent or such Restricted Subsidiary is in the form of cash, and

  (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Parent (or such Restricted Subsidiary, as the case may be)

    (A) first, to the extent the Parent elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Bank Indebtedness of the Parent or a Note Guarantor within 180 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

    (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Parent or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Parent or another Restricted Subsidiary) within 360 days from the later of such Asset Disposition or the receipt of such Net Available Cash;

    (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Parent or the Issuer elects (or is required by the terms of any other Senior Indebtedness), such Offer may be made ratably to purchase the Notes and other Senior Indebtedness of the Parent, the Issuer or any Note Guarantor, and

    (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Indenture;

  provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A) or (C) above, the Parent or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Notwithstanding the foregoing provisions of this covenant, the Parent and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $50.0 million.

For the purposes of this covenant, the following are deemed to be cash:

  . the assumption of Indebtedness of the Parent or any Restricted Subsidiary (other than any Preferred Stock, including Disqualified Stock, constituting Indebtedness) and the release of the Parent or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, and

  . securities received by the Parent or any Restricted Subsidiary from the transferee that are promptly converted by the Parent or such Restricted Subsidiary into cash.

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(3)(C) of this covenant, the Parent or the Issuer will be required (i) to purchase Notes tendered pursuant to an offer by the Issuer for the Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indenture and (ii) to purchase other Senior Indebtedness of the Parent, the Issuer or any Note Guarantor on the terms and to the extent contemplated thereby (provided that in no event shall the Parent or the Issuer offer to purchase such other Senior Indebtedness at a purchase price in excess of 100% of its principal amount, plus accrued and unpaid interest thereon. If the aggregate purchase price of Notes (and other Senior Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes (and other Senior Indebtedness), the Parent or the Issuer will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Parent and the Issuer will not be required to make an Offer for Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $50.0 million in the aggregate for all Asset Dispositions after the Closing Date.

(c) The Parent and the Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Parent and the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates. (a) The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Parent (an "Affiliate Transaction") unless such transaction is on terms:

  (1) that are no less favorable to the Parent or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

  (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

    (A)  are set forth in writing, and

    (B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and,

  (3) that, in the event such Affiliate Transaction involves an amount in excess of $20.0 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Parent and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

  (1) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments,"

  (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors,

  (3) the grant of stock options or similar rights to employees and directors of the Parent pursuant to plans approved by the Board of Directors,

  (4) loans or advances to employees in the ordinary course of business in accordance with past practices of the Parent, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time,

  (5) Stock Purchase Loans, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time,

  (6) the payment of reasonable fees to directors of the Parent and its Subsidiaries who are not employees of the Parent or its Subsidiaries, or

  (7) any transaction between the Parent and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

Limitation on Liens. The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that the Parent may Incur other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this proviso does not exceed 10% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Parent as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.

SEC Reports. The Parent will (a) file with the SEC and provide the Trustee for delivery to the Holders and prospective Holders (upon request) within 15 days after it files them with the SEC a copy of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange

Act and (b) furnish to the Trustee for delivery to the Holders, promptly upon their becoming available, a copy of its annual report to shareholders and any other information provided by it to its public shareholders generally. In addition, following an underwritten primary public offering of common stock of the Company or the Issuer pursuant to an effective registration statement under the Securities Act, the Parent shall furnish to the Trustee for delivery to the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company or the Issuer, as applicable, to its public shareholders generally. The Parent also will comply with the other provisions of Section 314(a) of the TIA.

Future Note Guarantors. The Parent will cause (i) at any time that any Bank Indebtedness is outstanding, each Subsidiary of the Parent (other than the Issuer, Caymex Transportation, Inc., SCC Holdings, Inc., The Kansas City Northern Railway Company and Veals, Inc.) that enters into a Guarantee of any Bank Indebtedness and (ii) at any time that no Bank Indebtedness is outstanding, each Subsidiary of the Parent (other than the Issuer, The Kansas City Northern Railway Company and Veals, Inc.) that enters into a Guarantee of any obligations of the Parent or any of its domestic Subsidiaries, to execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Limitation on Lines of Business. The Parent will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business. At any time that it is not Guaranteeing payment of the Notes (which shall be effected by executing and delivering to the Trustee a supplemental indenture in the form set forth in the Indenture), (1) Caymex Transportation, Inc. will not engage in any business or activity other than the ownership of the Capital Stock of foreign subsidiaries and activities incidental thereto,
(2) SCC Holdings, Inc. will not engage in any business or activity other than the ownership of the Capital Stock of Southern Capital LLC and activities incidental thereto, (3) TransFin Insurance Ltd. will not engage in any business or activity other than the insurance business and activities incidental thereto, and (4) The Kansas City Northern Railway Company and Veals, Inc. will not conduct any material business or activity.

Limitation on Sale/Leaseback Transactions. The Parent will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

  (1)  the Parent or such Restricted Subsidiary would be entitled to:

    (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Limitation on Indebtedness" and

    (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "--Limitation on Liens,"

  (2) the net proceeds received by the Parent or such Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property and

  (3) the transfer of such property is permitted by, and the Parent applies the proceeds of such transaction in compliance with, the covenant described under "--Limitation on Sale of Assets and Capital Stock."

Merger and Consolidation

The Issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the

     District of Columbia and the Successor Company (if not the Issuer) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Notes and the Indenture;

  (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company, the Parent or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company, the Parent or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

  (3) immediately after giving effect to such transaction, the Parent would be able to Incur an additional $1.00 of Indebtedness under paragraph
       (a) of the covenant described under "--Limitation on Indebtedness;"

  (4) immediately after giving effect to such transaction, the Successor Company will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Parent immediately prior to such transaction;

  (5) the Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

  (6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of the Issuer under the Indenture, but the predecessor Issuer in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

In addition, none of the Note Guarantors will consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

  (1) the resulting, surviving or transferee Person (the "Successor Guarantor") will be a corporation organized and existing under the laws of the jurisdiction under which such Note Guarantor was organized and existing or the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee;

  (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

  (3) immediately after giving effect to such transaction, the Parent or the Successor Guarantor, as applicable, would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness";

  (4) immediately after giving effect to such transaction, the Parent and the Restricted Subsidiaries will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Parent and the Restricted Subsidiaries immediately prior to such transaction;

  (5) the Parent shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

  (6) the Parent shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

Notwithstanding the foregoing:

  (A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Note Guarantor; and

  (B) the Parent or the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Parent or the Issuer, as the case may be, in another jurisdiction to realize tax or other benefits;

Defaults

Each of the following is an Event of Default:

  (1) a default in any payment of interest on any Note when due and payable continued for 30 days,

  (2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise,

  (3) the failure by the Parent or any Subsidiary to comply with its obligations under the covenant described under "--Merger and Consolidation" above,

  (4) the failure by the Parent or any Subsidiary to comply for 30 days after notice with any of its obligations under the covenants described under "--Certain Covenants" above (other than a failure to purchase Notes),

  (5) the failure by the Parent or any Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,

  (6) the failure by the Parent or any Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice specified in the Indenture,

  (7) certain events of bankruptcy, insolvency or reorganization of the Parent, the Issuer or a Significant Subsidiary (the "bankruptcy provisions"),

  (8) the rendering of any judgment or decree for the payment of money in excess of $10.0 million or its foreign currency equivalent against the Parent or a Subsidiary if:

    (A)  an enforcement proceeding thereon is commenced by any creditor or

    (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or

  (9) any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms such Note Guarantor's obligations under the Indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5) or (6) will not constitute an Event of Default until the Trustee notifies the Issuer or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuer and the Trustee of the default and the Issuer or the Note Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5) or (6) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Parent or the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Parent or the Issuer occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee in its reasonable discretion against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

  (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

  (2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy,

  (3) such Holders have offered the Trustee security or indemnity satisfactory to it in its reasonable discretion against any loss, liability or expense,

  (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

  (5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuer will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture or the Notes may be amended with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

  (1) reduce the amount of Notes whose Holders must consent to an amendment,

  (2) reduce the rate of or extend the time for payment of interest or any liquidated damages on any Note,

  (3) reduce the principal of or extend the Stated Maturity of any Note,

  (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" above,

  (5) make any Note payable in money other than that stated in the Note,

  (6) impair the right of any Holder to receive payment of principal of, and interest or any liquidated damages on, such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes,

  (7) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions, or

  (8) modify the Note Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Issuer, the Note Guarantors and the Trustee may amend the Indenture to:

  . cure any ambiguity, omission, defect or inconsistency,

  . provide for the assumption by a successor corporation of the obligations of the Issuer or a Note Guarantor under the Indenture,

  . provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

  . add additional Guarantees with respect to the Notes,

  . secure the Notes,

  . add to the covenants of the Parent and the Restricted Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon the Parent or the Issuer,

  . make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture,

  . increase or eliminate the reset spread cap, or

  . comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Issuer is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

A Holder will be able to transfer or exchange Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes required by law or permitted by the Indenture. The Issuer will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to the mailing of a notice of redemption of Notes. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes.

Defeasance

The Parent and the Issuer may at any time terminate all their obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, the Parent and the Issuer may at any time terminate:

  (1) its obligations under the covenants described under "--Certain
      Covenants,"

  (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clauses (3) and (4) under the first paragraph and clause
      (3) under the third paragraph of "--Merger and Consolidation" above ("covenant defeasance").

In the event that the Parent and the Issuer exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Parent and the Issuer may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Parent and the Issuer exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Parent and the Issuer exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6) or (7) (with respect only to Significant Subsidiaries), (8) (with respect only to Significant Subsidiaries) under "Defaults" above or because of the failure of the Issuer to comply with clause
(3) or (4) under the first paragraph and clauses (3) and (4) under the third paragraph of "--Merger and Consolidation" above.

In order to exercise either defeasance option, the Parent and the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium (if any) and interest on, and liquidated damages, if any, in respect of the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Parent as Registrar and Paying Agent with regard to the Notes.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

"Additional Assets" means:

  (1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Parent or a Restricted Subsidiary in a Permitted Business;

  (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent or another Restricted Subsidiary; or

  (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:

any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Transactions with Affiliates" and "--Certain Covenants--Limitation on Sales of Assets and Capital Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Parent or the Issuer or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

"Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Parent or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Parent or a Restricted Subsidiary),

  (2) all or substantially all the assets of any division or line of business of the Parent or any Restricted Subsidiary or

  (3) any other assets of the Parent or any Restricted Subsidiary outside of the ordinary course of business of the Parent or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

  (A) disposition by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to a Wholly Owned Subsidiary,

  (B) for purposes of the provisions described under "--Certain Covenants-- Limitation on Sales of Assets and Capital Stock" only, a disposition subject to the covenant described under "--Certain Covenants-- Limitation on Restricted Payments",

  (C) a disposition of assets with a Fair Market Value of less than $100,000,

  (D) any exchange of like property pursuant to Section 1031 of the Code for use in a Permitted Business,

  (E) the disposition by (i) the Parent of any or all of its shares of Capital Stock of Wyandotte Garage Corporation, (ii) Wyandotte Garage Corporation of any or all of its assets, (iii) the Issuer of any or all of the shares of Capital Stock of Southern Development Company and (iv) Southern Development Company of any or all of its assets, but only to the extent that the Net Cash Proceeds or Net Available Cash (treating such dispositions referred to in clauses (i)-(iv) as Asset Dispositions for purposes of the definition of "Net Available Cash") from such dispositions are used to make leasehold improvements with a cost not exceeding $5.0 million in the aggregate for all such dispositions at the Parent's new leased headquarters offices no later than one year after the applicable disposition, and

  (F) a Grupo TFM Disposition to the extent that the Net Cash Proceeds of such Grupo TFM Disposition are used to make a Grupo TFM Investment or to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Bank Indebtedness of the Parent or a Note Guarantor, in each case within one year after such Grupo TFM Disposition.

"Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

"Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

  (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

  (2) the sum of all such payments.

"Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

"Board of Directors" means the Board of Directors of the Parent or any committee thereof duly authorized to act on behalf of the Board of Directors of the Parent.

"Business Day" means each day which is not a Legal Holiday.

"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

"Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

"Closing Date" means the date of the Indenture.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consolidated Coverage Ratio" as of any date of determination means the ratio of:

  (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to

  (2) Consolidated Interest Expense for such four fiscal quarters;

  provided, however, that:

    (A) if the Parent or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period (other than Indebtedness under a revolving credit facility) that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

    (B) if the Parent or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness (other than Indebtedness under a revolving credit facility) since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Parent or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

    (C) if since the beginning of such period the Parent or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Parent or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Parent and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

    (D) if since the beginning of such period the Parent or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

    (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Parent or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Parent and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

"Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of the Parent and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a Consolidated basis, after eliminating:

  (1) all intercompany items between the Parent and any Restricted Subsidiary and

  (2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

"Consolidated Interest Expense" means, for any period, the total interest expense of the Parent and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Parent and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

  (1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction,

  (2) amortization of debt discount and debt issuance costs,

  (3) capitalized interest,

  (4) noncash interest expense,

  (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

  (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Parent or any Restricted Subsidiary,

  (7) net costs associated with Hedging Obligations (including amortization of fees),

  (8) dividends in respect of all Disqualified Stock of the Parent or the Issuer and all Preferred Stock of any of the Subsidiaries of the Parent (other than the Issuer), to the extent held by Persons other than the Parent or a Wholly Owned Subsidiary,

  (9) interest Incurred in connection with investments in discontinued operations and

  (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Parent) in connection with Indebtedness Incurred by such plan or trust.

"Consolidated Net Income" means, for any period, the net income of the Parent and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

  (1) subject to the limitations contained in clause (2) below, any net income of any Person (other than the Parent) if such Person is not a Restricted Subsidiary, except that:

    (A) subject to the limitations contained in clause (5) below, the Parent's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (4) below) and

    (B) the Parent's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

  (2) all net income and net loss attributable to each Foreign Equity Investment shall be excluded from Consolidated Net Income and, in lieu thereof, the amount determined as follows shall be included in Consolidated Net Income:

    (A) the Parent's equity in the pretax net income and pretax net loss attributable to each Foreign Equity Investment shall be determined in the aggregate (so that pretax net losses offset corresponding amounts of pretax net income);

    (B) if the amount determined pursuant to subclause (A) is positive, it shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Persons during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (4) below); and

    (C) if the amount determined pursuant to subclause (A) is negative, such loss shall be included in determining such Consolidated Net Income;

  (3) any net income (or loss) of any Person acquired by the Parent or a Subsidiary of the Parent in a pooling of interests transaction for any period prior to the date of such acquisition;

  (4) any net income (or loss) of any Restricted Subsidiary other than the Issuer if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, except that:

    (A) subject to the limitations contained in clause (5) below, the Parent's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Parent or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

    (B) the Parent's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

  (5) any gain (but not loss) realized upon the sale or other disposition of any asset of the Parent or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

  (6) any extraordinary gain or loss;

  (7) the cumulative effect of a change in accounting principles; and

  (8) for periods prior to July 12, 2000, any net income attributable to Stilwell Financial Inc., a Delaware corporation, and its subsidiaries.

Notwithstanding the foregoing, for the purpose of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Parent or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.

"Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Parent and its Consolidated Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

  (1) minority interests in consolidated Subsidiaries held by Persons other than the Parent or a Restricted Subsidiary;

  (2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;

  (3) any revaluation or other write-up in book value of assets subsequent to the Closing Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

  (4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

  (5) treasury stock;

  (6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

  (7) Investments in and assets of Unrestricted Subsidiaries.

"Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Parent and its Restricted Subsidiaries, determined on a Consolidated basis, as of the end of the most recent fiscal quarter of the Parent ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as

  (1) the par or stated value of all outstanding Capital Stock of the Parent plus

  (2) paid-in capital or capital surplus relating to such Capital Stock plus

  (3) any retained earnings or earned surplus less

    (A) any accumulated deficit and

    (B) any amounts attributable to Disqualified Stock.

"Consolidation" means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Parent in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Parent or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

"Credit Agreement" means the Credit Agreement dated as of January 11, 2000, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time, among the Parent, the Issuer, the lenders party thereto, The Chase Manhattan Bank, as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender, The Bank of Nova Scotia, as Syndication Agent, and Fleet National Bank, as Documentation Agent (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Notes at the time outstanding).

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designated Sale/Leaseback Transaction" means any Sale/Leaseback Transaction that at the time of determination (a) has been designated a Designated Sale/Leaseback Transaction by the Board of Directors by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and (b) has not been removed as a Designated Sale/Leaseback Transaction by the Board of Directors by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such removal.

"Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

  (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

  (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Parent or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable) or

  (3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenant described under "--Limitation on Sale of Assets and Capital Stock."

"EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

  (1) income tax expense of the Parent and its Consolidated Restricted Subsidiaries,

  (2) Consolidated Interest Expense,

  (3) depreciation expense of the Parent and its Consolidated Restricted Subsidiaries and

  (4) amortization expense of the Parent and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period)

in each case for such period; provided, however, that (a) for any period including any fiscal quarter or portion thereof prior to the Spin-off, EBITDA shall for all purposes be determined on a pro forma basis as if the Spin-off had occurred at the beginning of such period and (b) there shall be excluded in determining EBITDA for any period including the date of the Spin-off the net effect of the aggregate amount of costs attributable to the Spin-off, not exceeding $3 million.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Parent shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Parent by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

"Equity Offering" means an underwritten primary public offering of common stock of the Parent or the Issuer pursuant to an effective registration statement under the Securities Act or a bona fide private placement of the common stock of the Parent or the Issuer on arm's length terms to unaffiliated third parties.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Contributions" means net cash proceeds received by the Parent or the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than an issuance or sale to (x) a Subsidiary of the Parent or (y) an employee stock ownership plan or other trust established by the Parent or any of its Subsidiaries), in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed on the date such Capital Stock is issued or sold which are excluded from the calculation set forth in clause (a)(4)(C) under "--Certain Covenants-- Limitation on Restricted Payments."

"Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

"Foreign Equity Investment" means any investment in Mexrail, Tex-Mex, TFM, Grupo TFM, Panama Canal Railway Company, or Panarail Tourism Company or their successors for which the equity method of accounting is used.

"GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

  (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

  (2) statements and pronouncements of the Financial Accounting Standards
      Board,

  (3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

  (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

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"Grupo TFM Disposition" means any sale, transfer or other disposition for cash
(or series of related sales, transfers or dispositions) by Caymex
Transportation, Inc. or Nafta Rail S.A. de C.V. of any shares of Capital Stock of Nafta Rail S.A. de C.V., Grupo TFM, TFM or any combination thereof, in each case on arm's length terms to unaffiliated third parties.

"Grupo TFM Investment" means (1) any purchase or acquisition by Nafta Rail S.A. de C.V. of any shares of Capital Stock of Grupo TFM or TFM from the government of Mexico or an instrumentality thereof or (2) any capital contribution made to Grupo TFM, TFM or both to fund the purchase by it or them, as applicable, of shares of Capital Stock of Grupo TFM, TFM or both from the government of Mexico or an instrumentality thereof, in each case made with the proceeds of a Grupo TFM Disposition.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

  (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement.

"Holder" means the Person in whose name a Note is registered on the Registrar's books.

"Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

"Indebtedness" means, with respect to any Person on any date of determination, without duplication:

  (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

  (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

  (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

  (5) all Capitalized Lease Obligations and all Attributable Debt of such
      Person;

  (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person that is not a Note Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

    (A) the Fair Market Value of such asset at such date of determination and

    (B) the amount of such Indebtedness of such other Persons;

  (8) Hedging Obligations of such Person; and

  (9) all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

"Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

"Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments:"

  (1) "Investment" shall include the portion (proportionate to the Parent's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

    (A) the Parent's "Investment" in such Subsidiary at the time of such redesignation less

    (B) the portion (proportionate to the Parent's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

  (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

"Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's Investors Service, Inc. or BBB- (or the equivalent) by Standard & Poor's Ratings Group, Inc.

"Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

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"Net Available Cash" from an Asset Disposition means cash payments received
(including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

  (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

  (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

  (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

  (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Parent or any Restricted Subsidiary after such Asset Disposition.

"Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"Note Guarantee" means each Guarantee of the obligations with respect to the Notes issued by a Person pursuant to the terms of the Indenture.

"Note Guarantor" means any Person that has issued a Note Guarantee.

"Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Parent. "Officer" of a Note Guarantor has a correlative meaning.

"Officers' Certificate" means a certificate signed by two Officers.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Parent, a Note Guarantor or the Trustee.

"Permitted Business" means any business engaged in by the Parent or any Restricted Subsidiary on the Closing Date and any Related Business.

"Permitted Investment" means an Investment by the Parent or any Restricted Subsidiary in:

  (1) the Parent, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

  (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Parent or a Restricted Subsidiary; provided, however, that such Person's primary business is a Permitted Business;

  (3)  Temporary Cash Investments;

  (4) receivables owing to the Parent or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Parent or such Restricted Subsidiary and not exceeding $2.0 million in the aggregate outstanding at any one time;

  (7) Stock Purchase Loans not exceeding $3.0 million in the aggregate outstanding at any one time;

  (8) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Parent or any Restricted Subsidiary or in satisfaction of judgments;

  (9) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Sale of Assets and Capital Stock";

  (10) The Texas-Mexican Railway Company or any other domestic railway company that owns railways that are contiguous with those owned by the Issuer in the form of Guarantees for the benefit of, or capital contributions or loans to, or sale/leaseback transactions with, The Texas-Mexican Railway Company or such other domestic railway company; provided, however, that the aggregate amount of such capital contributions, loans and guaranteed Indebtedness and sale/leaseback transactions shall not exceed $50.0 million;

  (11) any company that is engaged in the same line of business as the Issuer or a related line of business in the form of Guarantees for the benefit of, or capital contributions or loans to, or sale/leaseback transactions with, such company; provided, however, that the aggregate amount of such capital contributions, loans and guaranteed Indebtedness and sale/leaseback transactions shall not exceed $50.0 million;

  (12)  Grupo TFM Investments;

  (13) the Panarail Tourism Company; provided, however, that the aggregate amount of all such Investments made after the Closing Date shall not exceed $5 million; or

  (14) the Panama Canal Railway Company; provided, however, that the aggregate amount of all such Investments made after the Closing Date shall not exceed $20.0 million.

"Permitted Liens" means, with respect to any Person:

  (1)  Liens to secure Indebtedness permitted pursuant to clause (b)(1) and
       (b)(7) of the covenant described under "--Certain Covenants-- Limitation on Indebtedness;"

  (2) Liens for taxes, assessments or governmental charges or levies on such Person's property if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith and by appropriate proceedings;

  (3) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations (A) which are being contested in good faith by appropriate proceedings or (B) for which such Person or any of its Subsidiaries, as applicable, has posted a bond supported only by cash;

  (4) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, laws providing for old age pensions or other social security or retirement benefits, or similar legislation or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

  (5) utility easements, building restrictions and such other encumbrances or charges against real property and defects and irregularities in the title thereto or facts an accurate survey of the property would show and landlords' and lessors' liens under leases to which such Person or any of its Subsidiaries is a party, none of which in any material way affect the marketability of the same or interfere with the use thereof in the ordinary course of the business of such Person or its Subsidiaries;

  (6)  Liens existing on the Closing Date;

  (7) any Lien on any property or asset prior to the acquisition thereof by such Person or any of its Subsidiaries or existing on any property or asset of any other Person that becomes a Subsidiary of such Person after the Closing Date prior to the time such other Person becomes a Subsidiary of such Person; provided, however, that (A) such Lien is not created, Incurred or assumed in contemplation of or in connection with such acquisition or such other Person becoming a Subsidiary of such Person, as the case may be, (B) such Lien shall not apply to any other property or assets of such Person or its Subsidiaries and (c) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such other Person becomes a Subsidiary of such Person, as the case may be;

  (8) Liens on fixed or capital assets acquired, constructed or improved by such Person or any of its Subsidiaries; provided, however, that (A) such Liens secure Indebtedness permitted pursuant to clause (b)(6) of the covenant described under "--Certain Covenants--Limitation on Indebtedness," (B) such Liens and the Indebtedness secured thereby are Incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of such Person or any of its Subsidiaries;

  (9) judgment Liens in respect of judgments that do not constitute an Event of Default pursuant to clause (8) under "Defaults;"

  (10) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

  (11) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

  (12) Liens securing obligations under Interest Rate Agreements so long as such obligations relate to Indebtedness that is, and is permitted under the Indenture to be, secured by a Lien on the same property securing such obligations; and

  (13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7) and (8); provided, however, that:

    (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and

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    (B)  the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

      (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (6), (7) or (8) at the time the original Lien became a Permitted Lien under the Indenture and

      (ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

"principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

"Purchase Money Indebtedness" means Indebtedness:

  (1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

  (2) Incurred to finance the acquisition by the Parent or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that such Indebtedness is incurred within 180 days after the acquisition by the Parent or such Restricted Subsidiary of such asset.

"Rating Agency" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent (as certified by the Board of Directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

"Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

"Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism), in whole or in part, any Indebtedness of the Parent or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture (including Indebtedness of the Parent that Refinances Refinancing Indebtedness); provided, however, that:

  (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

  (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

  (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced and

  (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

    (A) Indebtedness of a Restricted Subsidiary that Refinances
        Indebtedness of the Issuer or

    (B) Indebtedness of the Parent or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

"Related Business" means any business related, ancillary or complementary to the businesses of the Parent and the Restricted Subsidiaries on the Closing Date.

"Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

"Restricted Subsidiary" means the Issuer and any other Subsidiary of the Parent other than an Unrestricted Subsidiary.

"Sale/Leaseback Transaction" means an arrangement entered into after the date of the Indenture relating to property now owned or hereafter acquired by the Parent or a Restricted Subsidiary whereby the Parent or a Restricted Subsidiary transfers such property to a Person and the Parent or such Restricted Subsidiary leases it from such Person, other than leases between the Parent and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

"SEC" means the Securities and Exchange Commission.

"Secured Indebtedness" means any Indebtedness of the Issuer secured by a Lien. "Secured Indebtedness" of a Note Guarantor has a correlative meaning.

"Significant Subsidiary" means any Restricted Subsidiary other than the Issuer that would be a "Significant Subsidiary" of the Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"Spin-off" means the distribution by the Parent of all the issued and outstanding common stock of Stilwell Financial Inc., a Delaware corporation, to the shareholders of the Parent on July 12, 2000 as described in the Form 10 filed by Stilwell Financial Inc. with the SEC which became effective on June 15, 2000.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuer unless such contingency has occurred).

"Stock Purchase Loans" means loans or advances made by the Parent or any Restricted Subsidiary in the ordinary course of business to employees for the purpose of purchasing restricted shares of common stock of the Parent.

"Subordinated Obligation" means any Indebtedness of the Issuer (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement. "Subordinated Obligation" of a Note Guarantor has a correlative meaning.

"Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

  (1) such Person,

  (2) such Person and one or more Subsidiaries of such Person or

  (3) one or more Subsidiaries of such Person.

"Temporary Cash Investments" means any of the following:

  (1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

  (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

  (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause
      (2) above,

  (4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"), and

  (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc.

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C. (S)(S) 77aaa-77bbbb) as in effect on the Closing Date.

"Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

"Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

"Trust Officer" means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

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"Unrestricted Subsidiary" means:

  (1) any Subsidiary of the Parent that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

  (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Parent (including any newly acquired or newly formed Subsidiary of the Parent but excluding the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Parent or any other Subsidiary of the Parent that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

  (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

  (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "Limitation on Restricted Payments."

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

  (x) the Parent could Incur $1.00 of additional Indebtedness under paragraph
      (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and

  (y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

"Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

"Wholly Owned Subsidiary" means a Restricted Subsidiary of the Parent all the Capital Stock of which (other than directors' qualifying shares) is owned by the Parent or another Wholly Owned Subsidiary.

Book-Entry and Settlement

Notes which are released from the pledge following substitution or early settlement will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate Units, Notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, Notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

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Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of Notes in certificated form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no global security representing Notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

In the event that

  . the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice,

  . the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered,

  . we, in our sole discretion, determine that the global security certificates shall be so exchangeable or

  . an event of default under the Indenture has occurred and is continuing,

certificates for the Notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global Note that is exchangeable pursuant to the preceding sentence shall be exchangeable for Note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of the Mandatory Convertible Units, Notes and common stock acquired under a purchase contract. Unless otherwise stated, this summary deals only with Mandatory Convertible Units, Notes and common stock held as capital assets (generally, assets held for investment) by holders who acquire Mandatory Convertible Units upon original issuance. The tax treatment of a holder may vary depending upon such holder's particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker dealers, tax-exempt organizations or foreign taxpayers. In addition, this summary does not address any aspects of state, local or foreign tax laws. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations (including proposed Treasury regulations), IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change or differing interpretations, possibly on a retroactive basis. Each investor should consult its tax advisor as to the particular tax consequences of purchasing, owning, and disposing of the Mandatory Convertible Units or Notes or common stock, including the application and effect of United States federal, state, local and foreign tax laws.

No statutory, administrative or judicial authority directly addresses the treatment of Mandatory Convertible Units or instruments similar to Mandatory Convertible Units for United States federal income tax purposes. As a result, no assurance can be given that the IRS will agree with the tax consequences described herein.

For purposes of this summary, the term "U.S. holder" means (1) a person who is a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation, regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more

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United States persons have the authority to control all substantial decisions of such trust or (b) such trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes. The term "non-U.S. holder" means any person that is not a U.S. holder. If a partnership holds Mandatory Convertible Units, Notes or our common stock, as the case may be, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding any of the above instruments should consult their tax advisors.

Allocation of Purchase Price

A holder's acquisition of a Mandatory Convertible Unit will be treated as an acquisition of a unit consisting of two components--the Note and the purchase contract constituting such Mandatory Convertible Unit. The purchase price of each Mandatory Convertible Unit will be allocated between the two components in proportion to their respective fair market values at the time of purchase. Such allocation will establish the holder's initial tax basis in the Note and the purchase contract. We will report the fair market value of each Note as $[ ] and the fair market value of each purchase contract as $[ ]. This position will be binding upon each holder (but not upon the IRS) unless such holder explicitly discloses a contrary position on a statement attached to such holder's timely filed United States federal income tax return for the taxable year in which a Unit is acquired. Thus, absent such disclosure, a holder should allocate the purchase price for a Mandatory Convertible Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price will be respected for United States federal income tax purposes.

Ownership of Notes, Treasury Securities or the Applicable Ownership Interest of the Treasury Portfolio

A holder will be treated as owning, for United States federal income tax purposes, the Notes or Treasury securities constituting a part of the Corporate Units or Treasury Units, respectively. A holder also will be treated as the owner, for United States federal income tax purposes, of the applicable ownership interest of the Treasury portfolio constituting a part of the Corporate Units beneficially owned by such holder in the event of a remarketing of the Notes on the third business day immediately preceding May 17, 2004, a tax event redemption prior to May 17, 2004 or, if the Notes are not successfully remarketed on the third business day immediately preceding May 17, 2004, a tax event redemption prior to August 17, 2004. We and, by acquiring Mandatory Convertible Units, each holder, agree to treat such holder as the owner, for United States federal income tax purposes, of the Notes, the Treasury securities or the applicable ownership interest of the Treasury portfolio constituting a part of the Mandatory Convertible Units beneficially owned by such holder. The remainder of this summary assumes such treatment. The United States federal income tax consequences of owning the Notes, the Treasury securities or the Treasury portfolio, as the case may be, are discussed below.

Classification of the Notes

In connection with the issuance of the Notes, Sonnenschein Nath & Rosenthal will deliver an opinion that, under current law, and based upon certain representations, facts and assumptions set forth in such opinion, the Notes will be classified as indebtedness for United States federal income tax purposes. We and, by acquiring Corporate Units, each holder, agree to treat the Notes as indebtedness of KCSR for United States federal income tax purposes.

U.S. Federal Income Taxation of U.S. Holders

Mandatory Convertible Units

 Sales, Exchanges or Other Taxable Dispositions of Mandatory Convertible Units

Upon a sale, exchange or other taxable disposition (collectively, a "disposition") of a Mandatory Convertible Unit, a U.S. holder will be treated as having sold, exchanged or disposed of the purchase contract and the Notes, the Treasury portfolio or the Treasury securities, that constitute such Unit and generally will recognize gain or loss equal to the difference between the portion of the proceeds to such holder allocable to the purchase contract and the Notes, the Treasury portfolio or the Treasury securities, as the case may be, and such holder's respective adjusted tax basis in the purchase contract and the Notes, the Treasury portfolio or the Treasury securities, except to the extent that such holder is treated as receiving an amount with respect to accrued but unpaid interest on the Treasury portfolio, which amount will be treated as ordinary interest income to the extent not previously included in income. In the case of the purchase contract, the Treasury portfolio and the Treasury securities, such gain or loss generally will be capital gain or loss, and such gain or loss generally will be long-term capital gain or loss if a U.S. holder held the Mandatory Convertible Unit for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of the Notes are summarized below under "Notes--Sales, Exchanges or Other Taxable Dispositions of Notes". If the disposition of a Mandatory Convertible Unit occurs when the purchase contract has negative value, a U.S. holder should be considered to have received additional consideration for the Notes, Treasury portfolio or Treasury securities, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from such holder's obligation under the purchase contract. Because, as discussed below, any gain on the disposition of Notes prior to the purchase contract settlement date generally will be treated as ordinary interest income for United States federal income tax purposes, the ability to offset such interest income with a loss on the purchase contract may be limited. U.S. holders should consult their tax advisors regarding a disposition of a Mandatory Convertible Unit at a time when the purchase contract has negative value.

Notes

 Original Issue Discount

No administrative or judicial authority directly addresses the determination of original issue discount ("OID") on the Notes or an instrument similar thereto for United States federal income tax purposes. As a result, no assurance can be given that the IRS will agree to the treatment described herein. Because of the manner in which the interest rate on the Notes is reset, we will accrue OID on the Notes as contingent payment debt instruments subject to the "noncontingent bond method"under applicable Treasury regulations. This discussion assumes that the Notes will be so treated for United States federal income tax purposes. As discussed more fully below, the effects of applying such method will be: (1) to require each U.S. holder, regardless of its usual method for tax accounting, to use an accrual method with respect to the Notes, (2) for all accrual periods through May 17, 2004, and possibly for accrual periods thereafter, to require each U.S. holder to accrue interest income in excess of interest payments actually received and (3) generally to result in ordinary, rather than capital, treatment of any gain or loss upon the sale, exchange or other disposition of the Notes. See "--Sale, Exchange or Other Taxable Dispositions of Notes".

A U.S. holder of Notes will accrue OID on a constant yield to maturity basis based on the "comparable yield" of the Notes. The comparable yield of the Notes will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the Notes (which rate will exceed the current interest payments on the Notes). We have determined that the comparable yield is [ ]%, and the projected payments for the Notes per $25 of principal
amount are $[ ] on August 17, 2001, $[   ] for each subsequent quarter ending
on or prior to May 17, 2004 and $[ ] for each quarter ending after May 17, 2004. We also have determined that the projected payment for the Notes, per $25 of principal amount, at the maturity date is $[ ] (which includes the stated principal amount of the Notes as well as the final projected interest payment).

If after May 17, 2004, the remaining amounts of principal and interest payable on the Notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such difference generally should be taken into account by a holder as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period.

U.S. holders generally are bound by the comparable yield and projected payment schedule provided by us unless either is unreasonable. A U.S. holder that uses its own comparable yield and projected payment schedule must explicitly disclose this fact and the reason that it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the timely filed United States federal income tax return of a U.S. holder for the taxable year that includes the date of its acquisition of the Note.

The foregoing comparable yield and projected payment schedule is supplied by us solely for computing income under the noncontingent bond method for United States federal income tax purposes and does not constitute a projection or representation as to the amounts that holders of Notes or Corporate Units will actually receive.

 Adjustment to Tax Basis in Notes

A U.S. holder's tax basis in its Note will be increased by the amount of OID included in income with respect to the Note and decreased by payments received with respect to the Note.

 Sales, Exchanges or Other Taxable Dispositions of Notes

A U.S. holder will recognize gain or loss on a disposition of a Note (including a redemption for cash or the remarketing thereof) in an amount equal to the difference between the amount realized by such holder on the disposition of the Note and such holder's adjusted tax basis in the Note. Selling expenses incurred by a U.S. holder, including the remarketing fee, should reduce the amount of gain or increase the amount of loss recognized by such holder upon a disposition of a Note. Gain recognized on the disposition of a Note prior to the purchase contract settlement date should be treated as ordinary interest income. Loss recognized on the disposition of a Note prior to the purchase contract settlement date should be treated as ordinary loss to the extent of such holder's prior inclusions of OID on the Note exceed the total net negative adjustments on the Note taken into account as ordinary loss, and as capital loss thereafter. In general, gain recognized on the disposition of a Note on or after the purchase contract settlement date should be treated as ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the Note over the total remaining payments set forth on the projected payment schedule for the Note. Any gain recognized in excess of such amount and any loss recognized upon such a disposition generally will be treated as capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Treasury Securities

 Original Issue Discount

A U.S. holder of Treasury Units will be required to treat its ownership interest in the Treasury securities comprising a Treasury Unit as an interest in a bond that was originally issued on the date such holder acquired the Treasury securities and that has OID equal to the excess of the amount payable at maturity of such Treasury securities over the issue price thereof. A U.S. holder will be required to include such OID in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the Treasury securities, regardless of such holder's method of tax accounting and in advance of the receipt of cash attributable to such OID. Amounts of OID included in a U.S. holder's gross income will increase such holder's adjusted tax basis in its interest in the Treasury securities.

 Sales, Exchanges or Other Taxable Dispositions of Treasury Securities

As discussed below, in the event that a U.S. holder obtains the release of Treasury securities by delivering Notes to the collateral agent, such holder generally will not recognize gain or loss upon such substitution. A U.S. holder will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by such holder on such disposition and such holder's adjusted tax basis in the Treasury securities. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if such holder held such Treasury securities for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

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Purchase Contracts

 Acquisition of Common Stock Under a Purchase Contract

A U.S. holder of a Mandatory Convertible Unit generally will not recognize gain or loss on the purchase of common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of common stock. Subject to the following discussion, a U.S. holder's aggregate initial tax basis in the common stock received under a purchase contract generally should equal the purchase price paid for such common stock plus such holder's adjusted tax basis in the purchase contract (if any), less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

 Ownership of Common Stock Acquired Under the Purchase Contract

Any distribution on common stock paid by KCSI out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) will constitute a dividend and will be includible in income by a U.S. holder upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends received deduction.

Upon a disposition of common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized and such holder's adjusted tax basis in the common stock. Such capital gain or loss generally will be long-term capital gain or loss if a U.S. holder held such common stock for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

 Early Settlement of Purchase Contract

A U.S. holder of Mandatory Convertible Units will not recognize gain or loss on the receipt of such holder's proportionate share of Notes or Treasury securities upon early settlement of a purchase contract and will have the same adjusted tax basis in such Notes or Treasury securities as before such early settlement.

 Termination of Purchase Contract

If a purchase contract terminates, a U.S. holder of a Mandatory Convertible Unit will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and such holder's adjusted tax basis (if any) in the purchase contract at the time of such termination. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if such holder held the purchase contract for more than one year immediately prior to such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. holder will not recognize gain or loss on the receipt of such holder's proportionate share of the Notes, Treasury securities or Treasury portfolio, as the case may be, upon termination of the purchase contract and will have the same adjusted tax basis in such Notes, Treasury securities or Treasury portfolio as before such distribution.

 Adjustment to Settlement Rate

A U.S. holder of Mandatory Convertible Units might be treated as receiving a constructive dividend distribution from KCSI if (1) the settlement rate is adjusted and as a result of such adjustment the proportionate interest of holders of Mandatory Convertible Units in the assets or earnings and profits of KCSI is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a holder for certain taxable distributions with respect to our common stock.

Substitution of Treasury Securities to Create or Recreate Treasury Units

A U.S. holder of a Corporate Unit that delivers Treasury securities to the collateral agent in substitution for Notes generally will not recognize gain or loss upon the delivery of such Treasury securities or the release of the Notes to the holder. Such holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such Treasury securities and Notes, and such holder's adjusted tax bases in the Treasury securities, the Notes and the purchase contract will not be affected by such delivery and release.

Substitution of Notes to Recreate Corporate Units

A U.S. holder of a Treasury Unit that delivers Notes to the collateral agent in substitution for Treasury securities generally will not recognize gain or loss upon the delivery of such Notes or the release of the Treasury securities to the holder. Such holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such Treasury securities and Notes, and such holder's adjusted tax bases in the Treasury securities, the Notes and the purchase contract will not be affected by such delivery and release.

Remarketing and Tax Event Redemption of Notes

A remarketing or tax event redemption will be a taxable event for a U.S. holder of Notes which will be subject to tax in the manner described under "Notes-- Sales, Exchanges or Other Taxable Dispositions of Notes".

 Treasury Portfolio--Interest Income and Original Issue Discount

The Treasury portfolio will consist of stripped U.S. Treasury securities. Following a remarketing of the Notes on the third business day immediately preceding May 17, 2004, a tax event redemption prior to May 17, 2004 or, if the Notes are not successfully remarketed on the third business day immediately preceding May 17, 2004, a tax event redemption prior to August 17, 2004, a U.S. holder of Corporate Units will be required to treat its pro rata portion of each U.S. Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant U.S. Treasury securities and that has OID equal to such holder's pro rata portion of the excess of the amounts payable on such U.S. Treasury securities over the value of the U.S. Treasury securities at the time the collateral agent acquires them on behalf of holders of Corporate Units. A U.S. holder, whether on the cash or accrual method of tax accounting, will be required to include OID (other than OID on short-term U.S. Treasury securities as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis. The amount of such excess will constitute only a portion of the total amounts payable in respect of the Treasury portfolio. Consequently, a portion of each scheduled interest payment to a U.S. holder will be treated as a return of such holder's investment in the Treasury portfolio and will not be considered current income for United States federal income tax purposes.

In the case of any U.S. Treasury security with a maturity of one year or less from the date of its issue (a "short-term U.S. Treasury Security"), in general only an accrual method of accounting U.S. holder will be required to include OID in income as it accrues. Unless such accrual method holder elects to accrue the OID on a short-term U.S. Treasury Security according to the constant yield to maturity basis, such OID will be accrued on a straight-line basis.

 Tax Basis of the Treasury Portfolio

A U.S. holder's initial tax basis in the applicable ownership interest of the Treasury portfolio will equal such holder's pro rata portion of the amount paid by the collateral agent for the Treasury portfolio. A U.S. holder's adjusted tax basis in the Treasury portfolio will be increased by the amount of OID included in income with respect thereto and decreased by the amount of any cash received in respect of the Treasury portfolio.

U.S. Federal Income Taxation of Non-U.S. Holders

 Payments of Interest

The payments of interest to a non-U.S. holder on the Notes or on the Treasury securities and the Treasury portfolio issued in registered form generally will not be subject to a 30% U.S. federal withholding tax provided that the non-U.S. holder (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and Treasury regulations; (2) is not a controlled foreign corporation that is related to us through stock ownership as provided in the Code and Treasury regulations; (3) is not a bank whose receipt of interest on the Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and (4)(a) provides its name and address on an IRS Form W-8BEN (or a successor form) and certifies under penalties of perjury that it is not a U.S. person or (b) a bank, brokerage house, or other financial institution that holds the Corporate Units, Treasury Units or Notes on behalf of the non-U.S. holder in the ordinary course of its trade or business (a "financial institution") certifies to us, under penalty of perjury, that it has received an IRS Form W-8BEN (or a successor form) from the beneficial owner and provides us with a copy thereof. In the case of financial institutions that have entered into a withholding agreement with the IRS to become qualified intermediaries, an alternative method may be applicable for satisfying the certification requirement described in (4)(b) above.

If a non-U.S. holder cannot satisfy the requirements described in the immediately preceding paragraph, payments of interest made to the non-U.S. holder will be subject to a 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or a successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or a successor form) stating that the interest paid on the note is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States. In addition, the non-U.S. holder may, under certain circumstances, be required to obtain a U.S. taxpayer identification number ("TIN").

If a non-U.S. holder of the Notes, the Treasury securities or the Treasury portfolio is engaged in a trade or business in the United States and interest thereunder is effectively connected with the conduct of such trade or business, the non-U.S. holder will be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. holder, unless the non-U.S. holder can claim an exemption under the benefit of an applicable income tax treaty. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

 Dividends

In general, distributions paid to a non-U.S. holder of our common stock acquired under a purchase contract will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits determined under U.S. federal income tax principles. Dividends will be subject to U.S. federal withholding tax at a 30% rate or at a lower rate that may be specified by an applicable income tax treaty. A non-U.S. holder generally will be required to provide, in order to obtain a reduced rate of withholding under an applicable income tax treaty, an IRS Form W-8BEN (or a successor form) establishing the non-U.S. holder's eligibility for benefits under such treaty.

A non-U.S. holder will not be subject to a withholding tax on dividend income that is effectively connected with its conduct of a trade or business within the United States if such holder provides us with a properly executed IRS Form W-8ECI (or a successor form) stating that the dividend income is so connected. Instead, such dividend income will be subject to U.S. federal income tax in the same manner as if the non-U.S. holder were a U.S. resident, unless the non-U.S. holder can claim an exemption under the benefit of an applicable income tax treaty. A non-U.S. holder that is a corporation may also be subject to a "branch profits tax" equal to 30% (or lower applicable tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business within the United States.

 Sales, Exchanges or Other Taxable Dispositions

Generally, a non-U.S. holder will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange or other disposition of a Corporate Unit, a Treasury Unit, a Note, a purchase contract, a

Treasury security, the Treasury portfolio or our common stock acquired under the purchase contract unless (1) the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; (2) in the case of a non-U.S. holder who is a nonresident alien individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; (3) the non-U.S. holder is subject to tax pursuant to the provisions of the Code applicable to certain U.S. expatriates; or (4) in the case of Corporate Units, Treasury Units or our common stock, we are or have been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time during the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period. Notwithstanding (1) and (2), a non-U.S. holder will not be subject to U.S. federal income tax if a treaty exemption applies and the appropriate documentation is provided.

We may now be, or may become prior to a non-U.S. holder's disposition of the Corporate Units, Treasury Units, or our common stock, a U.S. real property holding corporation. Even if we are or become a U.S. real property holding corporation, a non-U.S. holder should not be subject to U.S. federal income tax on the disposition of a purchase contract (that is part of a Corporate Unit or Treasury Unit) or our common stock, if our common stock continues to be regularly traded on an established securities market and the non-U.S. holder does not own, actually or constructively, at any time during the shorter of the periods described in (4) in the immediately preceding paragraph, more than 5% of the total outstanding purchase contracts or shares of our common stock (including, for this purpose, the shares of common stock to be issued under a non-U.S. holder's purchase contract), as applicable. A non-U.S. holder should consult its tax advisor as to the application of these rules, especially if it holds or plans to acquire a substantial interest in the Corporate Units, Treasury Units, or our common stock.

Information Reporting and Backup Withholding

U.S. holders may be subject, under certain circumstances, to information reporting and backup withholding at a 31% rate with respect to payments under the Corporate Units, Treasury Units, the Notes, the Treasury securities or our common stock, the proceeds received with respect to a fractional share of our common stock upon the settlement of a purchase contract, and the proceeds from the sale, exchange or other disposition of the Corporate Units, Treasury Units, Notes, purchase contracts, Treasury securities or our common stock. Backup withholding may apply if the U.S. holder (1) fails to furnish its TIN on an IRS Form W-9 (or a suitable substitute form) within a reasonable time after a request therefor; (2) furnishes an incorrect TIN; (3) fails to report properly any interest or dividends; or (4) fails, under certain circumstances, to provide a certified statement signed under penalty of perjury that the TIN provided is its correct number and that it is not subject to backup withholding. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. holders generally will not be subject to 31% backup withholding with respect to payments made by us, if we do not have actual knowledge that the non-U.S. holder is a U.S. person and such holder provides the requisite certification on IRS Form W-8BEN (or a successor form) or otherwise establishes an exemption from backup withholding. Such payments, however, may be subject to certain reporting requirements.

Payments of the proceeds from the sale, exchange or other disposition of the Corporate Units, Treasury Units, Notes, purchase contracts, Treasury securities or our common stock effected by or through a U.S. office of a broker generally will be subject to 31% backup withholding and information reporting unless the non-U.S. holder certifies as to its non-U.S. status on IRS Form W-8BEN (or a successor form) or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the sale is effected outside the United States through a non-U.S. office of a non-U.S. broker and payment is not received in the United States.

However, information reporting generally will apply to a payment of disposition proceeds where the sale is effected outside the United States by or through an office outside the United States of a broker which fails to maintain documentary evidence that the holder is a non-U.S. holder or that the holder otherwise is entitled to an exemption, and the broker is (1) a U.S. person; (2) a foreign person which derives 50% or more of its gross income for defined periods from the conduct of a trade or business in the United States;
(3) a controlled foreign corporation for U.S. federal income tax purposes; or
(4) a foreign partnership (a) more than 50% of the capital or profits interest of which is owned by U.S. persons or (b) which is engaged in a U.S. trade or business. Backup withholding will apply to a payment of those disposition proceeds if the broker has actual knowledge that the holder is a U.S. person.

Backup withholding is not an additional tax. The amount of any backup withholding imposed on a payment to a U.S. or non-U.S. holder will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

                              ACCOUNTING TREATMENT

The Notes will be shown on our balance sheet as long-term debt, and the interest payments thereon and accrued OID will be included in interest expense in our statement of operations.

The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive the stated amount of $25 on the purchase contract and will issue the requisite number of shares of our common stock. The stated amount received will be credited to stockholders' equity.

Prior to the issuance of shares of our common stock upon settlement of the purchase contracts, the Mandatory Convertible Units will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share (based on the settlement formula applied at the end of the reporting period) is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, we expect there will be no dilutive effect on our earnings per share except during periods when the average market price of a share of our common stock is above the threshold appreciation price.

The FASB has issued an exposure draft entitled "Accounting for Financial Instruments with Characteristics of Liabilities, Equity or Both." This proposed Statement would require that, in the initial year of adoption, an entity restate all financial statements for earlier years presented for the effects of financial instruments within the scope of this Statement that were outstanding at any time during the initial year of adoption. This proposed Statement would be effective for fiscal years beginning after June 15, 2002.

As is customary with an exposure draft, it is subject to future comments and deliberations. Accordingly, the ultimate outcome and timing of the exposure draft and its effect on the financial statement presentation of this offering is uncertain.

                                  UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us the following respective number of Mandatory Convertible Units:

                                                             Number of Mandatory
      Name                                                    Convertible Units
      ----                                                   -------------------
      J.P. Morgan Securities Inc............................
      Morgan Stanley & Co. Incorporated ....................
      Deutsche Banc Alex. Brown Inc. .......................
                                                                  ---------
          Total.............................................      4,600,000
                                                                  =========

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all of the Mandatory Convertible Units offered by us if they purchase any Mandatory Convertible Units.

The following table shows the per Mandatory Convertible Unit and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional Mandatory Convertible Units.

Underwriting Discounts and Commissions

      Per Mandatory Convertible Unit.................................... $
      Total............................................................. $

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $800,000.

The underwriters propose to offer the Mandatory Convertible Units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession
not in excess of $    per Mandatory Convertible Unit. After the public offering
of the Mandatory Convertible Units, the underwriters may change the offering price and other selling terms.

The underwriters have an option to purchase up to an additional 690,000 Mandatory Convertible Units at the public offering price set forth on the cover page of this prospectus supplement less underwriting commissions. The underwriters can exercise this option for a period of 30 days after the date of this prospectus supplement. If the underwriters exercise this option, each underwriter will have a firm commitment, subject to some conditions, to purchase approximately the same percentage of any additional Mandatory Convertible Units as the percentage of the Mandatory Convertible Units initially offered that such underwriter has agreed to purchase. The underwriters may exercise this option only to cover over-allotments, if any, made on the sale of Mandatory Convertible Units offered hereby.

The offering of the Mandatory Convertible Units is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of Mandatory Convertible Units in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

Our executive officers and directors have agreed that they will not, directly or indirectly, sell, announce the intention to sell, offer, contract to sell, transfer (in whole or in part) the economic risk of ownership in, make any short sale, pledge or otherwise dispose of shares of our common stock, purchase contracts for the purchase of shares of our common stock, or any securities convertible or exchangeable or exercisable for shares of our common stock, purchase contracts or any other rights to purchase or acquire such securities, without the prior written consent of J.P. Morgan Securities Inc., acting on behalf of the underwriters, for a period of 90 days after the date of this prospectus supplement.

We have been advised by the underwriters that, pursuant to Regulation M under the Securities Act, some persons participating in the offering may engage in transactions, including syndicate covering transactions, stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the Mandatory Convertible Units at a level above that which might otherwise prevail in the open market.

A "syndicate covering transaction" is a bid for or the purchase of Mandatory Convertible Units on behalf of the underwriters to reduce a syndicate short position incurred by the underwriters in connection with the offering. The underwriters may create a syndicate short position by making short sales of our Mandatory Convertible Units and may purchase our Mandatory Convertible Units on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Mandatory Convertible Units than they are required to purchase in the offering. Short sales can be either "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares from us in the offering. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Mandatory Convertible Units in the open market after pricing that could adversely affect investors who purchase in the offering. If the underwriters create a syndicate short position, they may choose to reduce or "cover" this position by either exercising all or part of the over-allotment option to purchase additional Mandatory Convertible Units from us or by engaging in "syndicate covering transactions." The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. The underwriters must close out any naked short position by purchasing securities in the open market. In determining the source of Mandatory Convertible Units to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option.

A "stabilizing bid" is a bid for or the purchase of Mandatory Convertible Units on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A "penalty bid" is an arrangement that permits the representatives to reclaim the selling concession from an underwriter or a syndicate member for Mandatory Convertible Units purchased by the representatives in a syndicate covering transaction and therefore have not been effectively placed by the underwriter or syndicate member.

We have been advised by the representatives that these transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time. Similar to other purchase activities, these activities may have the effect of raising or maintaining the market price of our Mandatory Convertible Units or preventing or retarding a decline in the market price of our Mandatory Convertible Units. As a result, the price of our Mandatory Convertible Units may be higher than the price that might otherwise exist in the open market.

Prior to this offering, there has been no public market for the Mandatory Convertible Units. We have applied to have the Corporate Units listed on the New York Stock Exchange under the symbol "KMH." In order to meet one of the requirements for listing on the New York Stock Exchange, the underwriters have undertaken to sell the Corporate Units to a minimum of 400 beneficial owners.

In the ordinary course of their business, the underwriters or their affiliates have engaged, are engaged and may in the future engage in investment banking, financial advisory and/or commercial banking transactions with us and our affiliates. J.P. Morgan Securities Inc. is an affiliate of The Chase Manhattan Bank ("Chase") which is the agent bank and a lender under the KCS Credit Facilities. Chase will receive its proportionate share of our repayment of amounts outstanding under those facilities from the proceeds of this offering. In addition, J.P. Morgan Securities Inc. acted as an initial purchaser for the offering of the Senior Notes.

                                 LEGAL MATTERS

The validity of our securities offered hereby and certain tax matters will be passed upon for us by Sonnenschein Nath & Rosenthal. Legal matters with respect to the securities will be passed upon for the underwriters by Cravath, Swaine & Moore. See "Legal Matters" in the accompanying prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Kansas City Southern Industries, Inc. and Subsidiaries:

  Financial Statements:

    Report of Independent Accountants..................................... F-2

    Consolidated Statements of Income for each of the three years in the period ended December 31, 2000 and (unaudited) for the three months ended March 31, 2000 and 2001........................................ F-3

    Consolidated Balance Sheets at December 31, 1998, 1999 and 2000 and
     (unaudited) as of March 31, 2001..................................... F-4

    Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2000 and (unaudited) for the three months ended March 31, 2000 and 2001................................. F-5

    Consolidated Statements of Changes in Stockholders' Equity for each of the three years in the period ended December 31, 2000 and (unaudited)
     for the three months ended March 31, 2001............................ F-6

    Notes to Consolidated Financial Statements............................ F-7

  Financial Statement Schedules:

    All schedules are omitted because they are not applicable, are insignificant or the required information is shown in the consolidated financial statements or notes thereto.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Kansas City Southern Industries, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Kansas City Southern Industries, Inc. and its subsidiaries at December 31, 2000, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                            /s/ PricewaterhouseCoopers LLP
                                          -------------------------------------
                                               PricewaterhouseCoopers LLP

Kansas City, Missouri
March 22, 2001

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                 Dollars in Millions, Except per Share Amounts

                                                               Three Months
                                   Year Ended December 31,    Ended March 31,
                                   -------------------------  ----------------
                                    1998     1999     2000     2000     2001
                                   -------  -------  -------  -------  -------
                                                                (Unaudited)
Revenues.........................  $ 613.5  $ 601.4  $ 572.2  $ 148.9  $ 144.0
Costs and expenses
 Salaries, wages and benefits....    190.7    206.0    197.8     51.2     49.1
 Purchased services..............     58.4     64.0     59.8     15.5     15.2
 Depreciation and amortization...     56.7     56.9     56.1     14.2     14.4
 Operating leases................     48.0     44.0     48.9     12.7     12.2
 Fuel............................     33.5     34.2     48.1     12.1     12.4
 Other...........................    108.0    132.2    103.7     25.2     34.6
                                   -------  -------  -------  -------  -------
     Total costs and expenses....    495.3    537.3    514.4    130.9    137.9
                                   -------  -------  -------  -------  -------
Operating Income.................    118.2     64.1     57.8     18.0      6.1
Equity in net earnings (losses)
 of unconsolidated affiliates:
 Grupo TFM.......................     (3.2)     1.5     21.6      8.2     11.1
 Other...........................      0.3      3.7      2.2      0.6      0.1
Interest expense.................    (59.6)   (57.4)   (65.8)   (17.5)   (15.2)
Other, net.......................      9.4      5.3      6.0      2.7      1.0
                                   -------  -------  -------  -------  -------
Income from continuing operations
 before income taxes,
 extraordinary item and
 cumulative effect of accounting
 change..........................     65.1     17.2     21.8     12.0      3.1
Income tax provision (benefit)
 (Note 8)........................     27.1      7.0     (3.6)     1.6     (3.2)
                                   -------  -------  -------  -------  -------
Income from continuing operations
 before extraordinary item and
 cumulative effect of accounting
 change..........................     38.0     10.2     25.4     10.4      6.3
Income from discontinued
 operations (net of income taxes
 of $103.7, $216.1, $233.3,
 $114.3 and $0, respectively)....    152.2    313.1    363.8    188.7      --
                                   -------  -------  -------  -------  -------
Income before extraordinary item
 and cumulative effect of
 accounting change...............    190.2    323.3    389.2    199.1      6.3
Extraordinary item, net of income
 taxes
 Debt retirement costs--KCSI.....      --       --      (7.0)    (5.9)     --
 Debt retirement costs--Grupo
  TFM............................      --       --      (1.7)     --       --
Cumulative effect of accounting
 change, net of income taxes.....      --       --       --       --      (0.4)
                                   -------  -------  -------  -------  -------
Net income.......................  $ 190.2  $ 323.3  $ 380.5  $ 193.2  $   5.9
                                   =======  =======  =======  =======  =======
Per Share Data (Note 2):
 Basic earnings per share:
   Continuing operations.........  $  0.69  $  0.18  $  0.44  $  0.18  $  0.11
   Discontinued operations.......     2.78     5.68     6.42     3.40      --
                                   -------  -------  -------  -------  -------
 Basic earnings per share before
  extraordinary item and
  cumulative effect of
  accounting change..............     3.47     5.86     6.86     3.58     0.11
 Extraordinary item, net of
  income taxes...................      --       --     (0.15)   (0.10)     --
 Cumulative effect of accounting
  change, net of income taxes....      --       --       --       --     (0.01)
                                   -------  -------  -------  -------  -------
     Total.......................  $  3.47  $  5.86  $  6.71  $  3.48  $  0.10
                                   =======  =======  =======  =======  =======
Diluted earnings per share:
 Continuing operations...........  $  0.67  $  0.17  $  0.43  $  0.18  $  0.10
 Discontinued operations.........     2.65     5.40     6.14     3.24      --
                                   -------  -------  -------  -------  -------
Diluted earnings per share before
 extraordinary item and
 cumulative effect of accounting
 change..........................     3.32     5.57     6.57     3.42     0.10
Extraordinary item, net of income
 taxes...........................      --       --     (0.15)   (0.10)     --
Cumulative effect of accounting
 change, net of income taxes.....      --       --       --       --     (0.00)
                                   -------  -------  -------  -------  -------
     Total.......................  $  3.32  $  5.57  $  6.42  $  3.32  $  0.10
                                   =======  =======  =======  =======  =======
Weighted average common shares
 outstanding (in thousands):
 Basic...........................   54,610   55,142   56,650   55,543   58,257
 Dilutive potential common
  shares.........................    1,920    1,883    1,740    1,939    2,519
                                   -------  -------  -------  -------  -------
 Diluted.........................   56,530   57,025   58,390   57,482   60,776
                                   =======  =======  =======  =======  =======
Dividends per share
 Preferred.......................  $  1.00  $  1.00  $  1.00  $  0.25  $  0.25
 Common..........................  $  0.32  $  0.32      --       --       --

          See accompanying notes to consolidated financial statements.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                 Dollars in Millions, Except per Share Amounts

                                             As of December 31,        As of
                                         --------------------------  March 31,
ASSETS                                     1998     1999     2000      2001
------                                   -------- -------- -------- -----------
                                                                    (Unaudited)
Current Assets:
  Cash and equivalents.................. $    5.6 $   11.9 $   21.5  $   28.6
  Accounts receivable, net (Note 6).....    131.8    132.2    135.0     140.3
  Inventories...........................     47.0     40.5     34.0      31.8
  Other current assets (Note 6).........     25.8     23.9     25.9      23.7
                                         -------- -------- --------  --------
    Total current assets................    210.2    208.5    216.4     224.4
Investments held for operating purposes
 (Notes 3, 5)...........................    327.9    337.1    358.2     364.4
Properties, net (Note 6)................  1,229.3  1,277.4  1,327.8   1,326.8
Intangibles and Other Assets, net.......     29.4     34.4     42.1      40.8
Net Assets of Discontinued Operations
 (Note 3)...............................    540.2    814.6      --        --
                                         -------- -------- --------  --------
    Total assets........................ $2,337.0 $2,672.0 $1,944.5  $1,956.4
                                         ======== ======== ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities:
  Debt due within one year (Note 7)..... $   10.7 $   10.9 $   36.2  $   38.7
  Accounts and wages payable............     64.1     74.8     52.9      44.4
  Accrued liabilities (Note 6)..........    133.7    168.5    159.9     164.3
                                         -------- -------- --------  --------
    Total current liabilities...........    208.5    254.2    249.0     247.4
                                         -------- -------- --------  --------
Other Liabilities:
  Long-term debt (Note 7)...............    825.6    750.0    638.4     643.0
  Deferred income taxes (Note 8)........    285.2    297.4    332.2     336.9
  Other deferred credits................     86.5     87.3     81.5      79.5
  Commitments and contingencies (Notes
   3, 7, 8, 11, 12)
                                         -------- -------- --------  --------
    Total other liabilities.............  1,197.3  1,134.7  1,052.1   1,059.4
                                         -------- -------- --------  --------
Stockholders' Equity (Notes 2, 3, 4, 7,
 9):
  $25 par, 4% noncumulative, Preferred
   stock................................      6.1      6.1      6.1       6.1
  $.01 par, Common stock................      1.1      1.1      0.6       0.6
  Retained earnings.....................    849.1  1,167.0    636.7     645.2
  Accumulated other comprehensive
   income...............................     74.9    108.9      --       (2.3)
                                         -------- -------- --------  --------
    Total stockholders' equity..........    931.2  1,283.1    643.4     649.6
                                         -------- -------- --------  --------
    Total liabilities and stockholders'
     equity............................. $2,337.0 $2,672.0 $1,944.5  $1,956.4
                                         ======== ======== ========  ========

          See accompanying notes to consolidated financial statements.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                              Dollars in Millions

                                                                Three Months
                                                                Ended March
                                   Year Ended December 31,          31,
                                  ---------------------------  ---------------
                                   1998     1999      2000      2000     2001
                                  -------  -------  ---------  -------  ------
                                                                (Unaudited)
Cash Flows Provided by (Used
 For):
  Operating Activities:
    Net income................... $ 190.2  $ 323.3  $   380.5  $ 193.2  $  5.9
    Adjustments to reconcile net
     income:
      Income from discontinued
       operations................  (152.2)  (313.1)    (363.8)  (188.7)    --
      Depreciation and
       amortization..............    56.7     56.9       56.1     14.2    14.4
      Deferred income taxes......    35.5      9.8       23.1      5.0     4.8
      Equity in undistributed
       earnings of unconsolidated
       affiliates................     2.9     (5.2)     (23.8)    (8.8)  (11.2)
      Distributions from
       unconsolidated affiliates.     5.0      --         5.0      --      3.0
      Transfer from Stilwell
       Financial Inc.............     4.2     56.6        --       --      --
      Gain on sale of assets.....    (5.7)    (0.6)      (3.4)     --      --
    Tax benefit associated with
     exercised stock options.....    12.2      6.4        9.3      5.6     2.8
    Extraordinary item, net of
     tax.........................     --       --         7.5      4.6     --
    Changes in working capital
     items:
      Accounts receivable........    (8.5)    (0.4)      (2.8)    12.0    (5.3)
      Inventories................    (8.6)     6.5        6.5      1.2     2.2
      Other current assets.......    (2.9)    (2.1)       4.2      2.3     2.2
      Accounts and wages payable.     4.6      4.5      (15.7)   (16.2)   (8.5)
      Accrued liabilities........     6.8     41.2       (6.5)   (34.7)    3.4
    Other, net...................     1.4     (5.8)       1.0      --      0.1
                                  -------  -------  ---------  -------  ------
        Net......................   141.6    178.0       77.2    (10.3)   13.8
                                  -------  -------  ---------  -------  ------
Investing Activities:
  Property acquisitions..........   (69.9)  (106.2)    (104.5)   (20.3)  (13.9)
  Proceeds from disposal of
   property......................     8.4      2.8        5.5      1.3     0.5
  Investments in and loans with
   affiliates....................    (0.7)    12.7       (4.2)    (1.7)   (0.4)
  Other, net.....................     0.7     (6.5)       1.4      1.1     0.2
                                  -------  -------  ---------  -------  ------
        Net......................   (61.5)   (97.2)    (101.8)   (19.6)  (13.6)
                                  -------  -------  ---------  -------  ------
Financing Activities:
  Proceeds from issuance of long-
   term debt.....................   151.7     21.8    1,052.0    760.0    15.0
  Repayment of long-term debt....  (232.0)   (97.5)  (1,015.4)  (698.1)   (7.9)
  Debt issue costs...............     --      (4.2)     (17.6)   (13.4)    --
  Proceeds from stock plans......    17.9     37.0       17.9     15.2     0.8
  Stock repurchased..............     --     (24.6)       --       --      --
  Cash dividends paid............   (17.8)   (17.6)      (4.8)    (4.7)   (0.1)
  Other, net.....................     0.8     10.6        2.1     (3.2)   (0.9)
                                  -------  -------  ---------  -------  ------
        Net......................   (79.4)   (74.5)      34.2     55.8     6.9
                                  -------  -------  ---------  -------  ------
Cash and Equivalents:
  Net increase...................     0.7      6.3        9.6     25.9     7.1
  At beginning of year...........     4.9      5.6       11.9     11.9    21.5
                                  -------  -------  ---------  -------  ------
  At end of period (Note 4)...... $   5.6  $  11.9  $    21.5  $  37.8  $ 28.6
                                  =======  =======  =========  =======  ======

          See accompanying notes to consolidated financial statements.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 Dollars in Millions, Except per Share Amounts

                                      $1 Par    $.01             Accumulated  Shares
                            $25 Par  Series B   Par                 other      held
                           Preferred Preferred Common Retained  comprehensive   In
                             Stock     stock   stock  earnings     income      trust     Total
                           --------- --------- ------ --------  ------------- -------  ---------
Balance at December 31,
 1997....................    $6.1      $1.0     $1.1  $  839.3     $  50.8    $(200.0) $   698.3
Comprehensive income:
 Net income..............                                190.2
 Net unrealized gain on
  investments............                                             24.3
   Less: Reclassification
    adjustment for gains
    included in net
    income...............                                             (0.2)
Comprehensive income.....                                                                  214.3
Dividends................                                (17.7)                            (17.7)
Stock plan shares issued
 from treasury...........                                  3.0                               3.0
Stock issued in
 acquisition.............                                  3.2                               3.2
Options exercised and
 stock subscribed........                                 30.1                              30.1
Termination of shares
 held in trust...........              (1.0)            (199.0)                 200.0
                             ----      ----     ----  --------     -------    -------  ---------
Balance at December 31,
 1998....................     6.1                1.1     849.1        74.9                 931.2
Comprehensive income:
 Net income..............                                323.3
 Net unrealized gain on
  investments............                                             39.3
   Less: Reclassification
    adjustment for gains
    included in net
    income...............                                             (4.4)
 Foreign currency
  translation
  adjustment.............                                             (0.9)
Comprehensive income.....                                                                  357.3
Dividends................                                (17.9)                            (17.9)
Stock repurchased........                                (24.6)                            (24.6)
Options exercised and
 stock subscribed........                                 37.1                              37.1
                             ----      ----     ----  --------     -------    -------  ---------
Balance at December 31,
 1999....................     6.1                1.1   1,167.0       108.9               1,283.1
Comprehensive income:
 Net income..............                                380.5
 Net unrealized gain on
  investments............                                              5.9
   Less: Reclassification
    adjustment for gains
    included in net
    income...............                                             (1.1)
 Foreign currency
  translation
  adjustment.............                                             (2.6)
Comprehensive income.....                                                                  382.7
Spin-off of Stillwell
 Financial Inc...........                               (954.1)     (111.1)             (1,065.2)
1-for-2 reverse stock
 split...................                       (0.5)      0.5
Dividends................                                 (0.2)                             (0.2)
Stock plan shares issued
 from treasury...........                                  6.3                               6.3
Options exercised and
 stock subscribed........                                 36.7                              36.7
                             ----      ----     ----  --------     -------    -------  ---------
Balance at December 31,
 2000....................     6.1                0.6     636.7                             643.4
Comprehensive income:
 Net income..............                                  5.9
 Cumulative effect of
  accounting change......                                             (0.9)
 Change in fair market
  value of cash flow
  hedge of
  unconsolidated
  affiliate..............                                             (1.4)
Comprehensive income.....                                                                    3.6
Dividends................                                 (0.1)                             (0.1)
Options exercised and
 stock subscribed........                                  2.7         --                    2.7
                             ----      ----     ----  --------     -------    -------  ---------
Balance at March 31, 2001
 (unaudited).............    $6.1      $        $0.6  $  645.2     $  (2.3)   $        $   649.6
                             ====      ====     ====  ========     =======    =======  =========

          See accompanying notes to consolidated financial statements.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of the Business

Kansas City Southern Industries, Inc. ("Company" or "KCSI"), a Delaware corporation organized in 1962, is a holding company with principal operations in rail transportation. On July 12, 2000 KCSI completed its spin-off of Stilwell Financial Inc. ("Stilwell"), the Company's former wholly-owned financial services subsidiary.

Spin-off of Stilwell and related events

On June 14, 2000 KCSI's Board of Directors approved the spin-off of Stilwell. KCSI completed its spin-off of Stilwell through a special dividend of Stilwell common stock distributed to KCSI common stockholders of record on June 28, 2000 ("Spin-off").

As of the date of the Spin-off, Stilwell was comprised of Janus Capital Corporation, an approximate 81.5% owned subsidiary; Berger LLC, an approximate 88% owned subsidiary; Nelson Money Managers Plc, an 80% owned subsidiary; DST Systems, Inc., an equity investment in which Stilwell holds an approximate 32% interest; and miscellaneous other financial services subsidiaries and equity investments.

The Spin-off occurred after the close of business of the New York Stock Exchange on July 12, 2000, and each KCSI stockholder received two shares of the common stock of Stilwell for every one share of KCSI common stock owned on the record date. The total number of Stilwell shares distributed was 222,999,786.

As previously disclosed, on July 9, 1999, KCSI received a tax ruling from the Internal Revenue Service ("IRS") which states that for United States federal income tax purposes the Spin-off qualifies as a tax-free distribution under
Section 355 of the Internal Revenue Code of 1986, as amended. Additionally, in February 2000, the Company received a favorable supplementary tax ruling from the IRS to the effect that the assumption of $125 million of KCSI indebtedness by Stilwell (in connection with the Company's re-capitalization of its debt structure as discussed in Note 7) would have no effect on the previously issued tax ruling.

Also on July 12, 2000, KCSI completed a reverse stock split whereby every two shares of KCSI common stock was converted into one share of KCSI common stock. All periods presented in the accompanying consolidated financial statements reflect this one-for-two reverse stock split, which had previously been approved by KCSI common stockholders.

As a result of the Spin-off, the accompanying consolidated financial statements for the year ended December 31, 2000 reflect the results of operations and cash flows of Stilwell as discontinued operations through the date of the Spin-off (July 12, 2000). Effective with the Spin-off, the net assets of Stilwell have been removed from the consolidated balance sheet. The accompanying consolidated financial statements as of December 31, 1998 and 1999, and for the years ended December 31, 1998 and 1999 reflect the financial position, results of operations and cash flows of Stilwell as discontinued operations. See Note 3.

Prior to the Spin-off, KCSI and Stilwell entered into various agreements for the purpose of governing certain of the limited ongoing relationships between KCSI and Stilwell during a transitional period following the Spin-off, including an intercompany agreement, a contribution agreement and a tax disaffiliation agreement.

Nature of operations. The Company is the holding company for all of the subsidiaries comprising the transportation operations. KCSI's principal subsidiaries and affiliates include:

  . The Kansas City Southern Railway Company ("KCSR"), a wholly-owned subsidiary of KCSI;

  . Gateway Western Railway Company ("Gateway Western"), a wholly-owned subsidiary of KCSR;

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

  . Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM"), an approximate 37% owned unconsolidated affiliate of KCSR. Grupo TFM owns 80% of the common stock of TFM, S.A. de C.V. ("TFM");

  . Mexrail, Inc. ("Mexrail"), a 49% owned unconsolidated affiliate of KCSR.
    Mexrail wholly owns The Texas Mexican Railway Company ("Tex-Mex");

  . Southern Capital Corporation, LLC ("Southern Capital"), a 50% owned unconsolidated affiliate of KCSR; and

  . Panama Canal Railway Company ("PCRC"), an unconsolidated affiliate of which KCSR owns 50% of the common stock.

KCSI, along with its principal subsidiaries and joint ventures, owns and operates a rail network of approximately 6,000 miles of main and branch lines that link key commercial and industrial markets in the United States and Mexico. A strategic alliance with the Canadian National Railway Company ("CN") and Illinois Central Corporation ("IC") (collectively "CN/IC") and other marketing agreements have expanded its reach to comprise a contiguous rail network of approximately 25,000 miles of main and branch lines connecting Canada, the United States and Mexico.

KCSI's rail network connects shippers in the midwestern and eastern regions of the United States and Canada, including shippers utilizing Chicago and Kansas City--the two largest rail centers in the United States--with the largest industrial centers of Canada and Mexico, including Toronto, Edmonton, Mexico City and Monterrey. KCSI's rail system, through its core network, strategic alliances and marketing partnerships, interconnects with all Class I railroads in North America.

A summary of the Company's principal subsidiaries and affiliates is as follows:

Consolidated Rail Operations

The Kansas City Southern Railway Company. KCSR operates a Class I Common Carrier railroad system in the United States, on a North-South axis from the Midwest to the Gulf of Mexico and on an East-West axis from Meridian, Mississippi to Dallas, Texas. KCSR, which traces its origins to 1887, offers the shortest route between Kansas City and major port cities along the Gulf of Mexico in Louisiana, Mississippi and Texas. KCSR's customer base includes electric generating utilities and a wide range of companies in the chemical and petroleum industries, agricultural and mineral industries, paper and forest product industries, and intermodal and automotive product industries, among others. KCSR, in conjunction with the Norfolk Southern Corporation ("Norfolk Southern"), operates the most direct rail route (referred to as the "Meridian Speedway"), between the Atlanta, Georgia and Dallas, Texas rail gateways for rail traffic moving between the southeast and southwest regions of the United States. The "Meridian Speedway" also provides eastern shippers and other U.S. and Canadian railroads with an efficient connection to Mexican markets.

Gateway Western Railway Company. Gateway Western, a wholly-owned subsidiary of KCSR, operates a regional common carrier system which links Kansas City with East St. Louis and Springfield, Illinois (with limited haulage rights between Springfield and Chicago, Illinois). Gateway Western provides key interchanges with the majority of other Class I railroads and like KCSR, serves customers in a wide range of industries.

Southwestern Electric Power Company ("SWEPCO") is the Company's only customer which accounted for more than 10% of revenues during the years ended December 31, 1998, 1999 and 2000, respectively. Revenues related to SWEPCO during these periods were $78.0, $75.9 and $67.2 million, respectively.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

KCSR and Gateway Western operations are subject to the regulatory jurisdiction of the Surface Transportation Board ("STB") within the Department of Transportation, various state regulatory agencies, and the Occupational Safety and Health Administration ("OSHA"). The STB has jurisdiction over interstate rates, routes, service, issuance of guarantee of securities, extension or abandonment of rail lines, and consolidation, merger or acquisition of control of rail common carriers. States regulate some aspects of rail operations with respect to health and safety and, in some instances, intrastate freight rates. OSHA has jurisdiction over certain health and safety features of railroad operations.

Unconsolidated Affiliates

Grupo TFM. Grupo TFM was formed in June 1996 to participate in the privatization of the Mexican railroad system. In December 1996, the Mexican government awarded Grupo TFM the right to acquire an 80% interest (representing 100% of the unrestricted voting rights) in TFM for approximately 11.072 billion Mexican pesos (approximately $1.4 billion based on the U.S. dollar/Mexican peso exchange rate on the award date). TFM holds a 50-year concession (with the option of a 50-year extension subject to certain conditions) to operate approximately 2,700 miles of track which directly link Mexico City and Monterrey (as well as Guadalajara through trackage rights) with the ports of Lazaro Cardenas, Veracruz and Tampico and the Mexican/United States border crossings of Nuevo Laredo-Laredo, Texas and Matamoros-Brownsville, Texas. TFM's route network provides the shortest connection to the major industrial and population areas of Mexico from midwestern and eastern points in the United States. TFM interchanges traffic with Tex-Mex and the Union Pacific Railroad ("UP") at Laredo, Texas.

On June 23, 1997, Grupo TFM completed the acquisition of its 80% interest in TFM and began to record TFM's results of operations under the equity method of accounting. The Company accounts for its investment in Grupo TFM using the equity method of accounting. As of December 31, 2000, the Company owned 36.9% of Grupo TFM.

Mexrail, Inc. In November 1995, the Company purchased a 49% interest in Mexrail, which owns 100% of Tex-Mex. Tex-Mex and TFM operate the international rail traffic bridge at Laredo spanning the Rio Grande River. This bridge is a significant entry point for rail traffic between Mexico and the United States. Tex-Mex also is comprised of a 521-mile rail network between Laredo and Beaumont, Texas (including 157 owned miles from Laredo to Corpus Christi, Texas and 364 miles, via trackage rights, from Corpus Christi to Houston and Beaumont, Texas). Tex-Mex connects with KCSR via trackage rights at Beaumont, Texas, with TFM at Laredo, Texas (the single largest rail freight transfer point between the United States and Mexico), as well as with other Class I railroads at various locations. The Company accounts for its investment in Mexrail using the equity method of accounting.

Through Grupo TFM and Mexrail, both operated in partnership with Transportacion Maritima Mexicana, S.A. de C.V. ("TMM"), the Company has established a prominent position in the Mexican transportation market.

Southern Capital Corporation, LLC. In October 1996, the Company and GATX Capital Corporation ("GATX") completed the transactions for the formation and financing of a joint venture--Southern Capital--to perform certain leasing and financing activities. Southern Capital's principal operations are the acquisition of locomotives and rolling stock and the leasing thereof to the Company and other rail entities. The Company holds a 50% interest in Southern Capital, which it accounts for using the equity method of accounting.

Panama Canal Railway Company. In January 1998, the Republic of Panama awarded the Panama Canal Railway Company ("PCRC"), a joint venture between KCSR and Mi-Jack Products, Inc. ("Mi-Jack"), the concession to reconstruct and operate the Panama Canal Railway. The 47-mile railroad runs parallel to the

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Panama Canal and, upon reconstruction, will provide international shippers with an important complement to the Panama Canal. Reconstruction of the Panama Canal Railway's right-of-way is expected to be complete in 2001 with commercial operations to begin immediately thereafter. The Company owns 50% of the common stock of PCRC, which it accounts for using the equity method of accounting.

Panarail Tourism Company. During 2000, the Company and Mi-Jack formed a joint venture designed to operate and promote commuter and pleasure/tourist passenger service over the lines of the Panama Canal Railway. Panarail is expected to commence operations in 2001, immediately following completion of the reconstruction of the Panama Canal Railway's tracks.

Other operations. The Company operates various entities in support of or as an adjunct to its principal rail subsidiaries/investments including: a petroleum coke bulk transfer facility, a captive insurance company, a cross tie and timber treating facility, a parking garage and various pieces of real estate adjacent to KCSR's right of way.

Note 2. Significant Accounting Policies

Basis of Presentation. Use of the term "Company" as described in these Notes to Consolidated Financial Statements means Kansas City Southern Industries, Inc. and all of its consolidated subsidiary companies. Significant accounting and reporting policies are described below. Certain prior year amounts have been reclassified to conform to the current year presentation.

As a result of the Spin-off, the accompanying consolidated financial statements for each of the applicable periods presented reflect the financial position, results of operations and cash flows of Stilwell as discontinued operations.

Use of Estimates. The accounting and financial reporting policies of the Company conform with accounting principles generally accepted in the United States ("U.S. GAAP"). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation. The accompanying consolidated financial statements are presented using the accrual basis of accounting and generally include the Company and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

The equity method of accounting is used for all entities in which the Company or its subsidiaries have significant influence, but not more than 50% voting interest; the cost method of accounting is generally used for investments of less than 20% voting interest.

Interim Financial Information (unaudited). The interim financial statements as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 are unaudited. These unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments (consisting of normal interim closing procedures) necessary to present fairly the financial position of the Company and its subsidiaries as of March 31, 2001 and for the three months ended March 31, 2000 and 2001. The results of operations and cash flows for the three months ended March 31, 2001 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 2001.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Revenue Recognition. The Company recognizes freight revenue based upon the percentage of completion of a commodity movement. Other revenues, in general, are recognized when the product is shipped, as services are performed or contractual obligations fulfilled.

Cash Equivalents. Short-term liquid investments with an initial maturity of generally three months or less are considered cash equivalents.

Inventories. Materials and supplies inventories are valued at average cost.

Properties and Depreciation. Properties are stated at cost. Additions and renewals constituting a unit of property are capitalized and all properties are depreciated over the estimated remaining life of such assets. Ordinary maintenance and repairs are charged to expense as incurred.

The cost of transportation equipment and road property normally retired, less salvage value, is charged to accumulated depreciation. The cost of industrial and other property retired, and the cost of transportation property abnormally retired, together with accumulated depreciation thereon, are eliminated from the property accounts and the related gains or losses are reflected in net income.

Depreciation is computed using composite straight-line rates for financial statement purposes. The Surface Transportation Board ("STB") approves the depreciation rates used by KCSR. KCSR evaluates depreciation rates for properties and equipment and implements approved rates. Periodic revisions of rates have not had a material effect on operating results. Depreciation for other consolidated subsidiaries is computed based on the asset value in excess of estimated salvage value using the straight-line method over the estimated useful lives of the assets. Accelerated depreciation is used for income tax purposes. The ranges of annual depreciation rates for financial statement purposes are:

      Road and structures................................................ 1%-20%
      Rolling stock and equipment........................................ 1%-24%
      Other equipment.................................................... 1%-33%
      Capitalized leases................................................. 3%-20%

Long-lived assets. In accordance with Statement of Financial Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121"), the Company periodically evaluates the recoverability of its operating properties. The measurement of possible impairment is based primarily on the ability to recover the carrying value of the asset from expected future operating cash flows of the assets on a discounted basis.

Intangibles. Intangibles principally represent the excess of cost over the fair value of net underlying assets of acquired companies using purchase accounting and are amortized using the straight-line method (principally over 40 years). On a periodic basis, the Company reviews the recoverability of goodwill and other intangibles by comparing the related carrying value to its fair value.

Changes of Interest in Subsidiaries and Equity Investees. A change of the Company's interest in a subsidiary or equity investee resulting from the sale of the subsidiary's or equity investee's stock is generally recorded as a gain or loss in the Company's net income in the period that the change of interest occurs. If an issuance of stock by the subsidiary or affiliate is from treasury shares on which gains have been previously recognized, however, KCSI will record the gain directly to its equity and not include the gain in net income. A change of interest in a subsidiary or equity investee resulting from a subsidiary's or equity investee's purchase of its stock increases the Company's ownership percentage of the subsidiary or equity investee. The Company records this type of transaction under the purchase method of accounting, whereby any excess of fair market value over the net tangible and identifiable intangible assets is recorded as goodwill.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Computer Software Costs. Costs incurred in conjunction with the purchase or development of computer software for internal use are accounted for in accordance with American Institute of Certified Public Accountant's Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which was adopted by the Company in 1998. Costs incurred in the preliminary project stage, as well as training and maintenance costs, are expensed as incurred. Direct and indirect costs associated with the application development stage of internal use software are capitalized until such time that the software is substantially complete and ready for its intended use. Capitalized costs are amortized on a straight line basis over the useful life of the software. As of December 31, 2000, approximately $49 million has been capitalized for a new transportation operating system expected to be implemented in April 2001.

Derivative Financial Instruments. The Company follows the requirements outlined in Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation" ("SFAS 52"), and related authoritative guidance. Accordingly, gains and losses related to hedges of the Company's investment in Grupo TFM were deferred and recognized as adjustments to the carrying amount of the investment when the hedged transaction occurred.

Any gains and losses qualifying as hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income as part of those carrying amounts. Any gains or losses on derivative contracts that do not qualify as hedges are recognized currently as other income. Gains and losses on hedges are reflected in operating activities in the statement of cash flows. See New Accounting Pronouncements below.

See Notes 11 and 15 for additional information with respect to derivative financial instruments and purchase commitments.

Fair Value of Financial Instruments. Statement of Financial Accounting Standards No. 107 "Disclosures About Fair Value of Financial Instruments" ("SFAS 107") requires an entity to disclose the fair value of its financial instruments. The Company's financial instruments include cash and cash equivalents, accounts receivable, lease and contract receivables, accounts payable and long-term debt. In accordance with SFAS 107, lease financing and contracts that are accounted for under Statement of Financial Accounting Standards No. 13 "Accounting for Leases," are excluded from fair value presentation.

The carrying value of the Company's cash equivalents approximate their fair values due to their short-term nature. Carrying value approximates fair value for all financial instruments with six months or less to re-pricing or maturity and for financial instruments with variable interest rates. The Company approximates the fair value of long-term debt based upon borrowing rates available at the reporting date for indebtedness with similar terms and average maturities.

Income Taxes. Deferred income tax effects of transactions reported in different periods for financial reporting and income tax return purposes are recorded under the liability method of accounting for income taxes. This method gives consideration to the future tax consequences of the deferred income tax items and immediately recognizes changes in income tax laws upon enactment. The income statement effect is generally derived from changes in deferred income taxes on the balance sheet.

Treasury Stock. The excess of par over cost of the Preferred shares held in Treasury is credited to capital surplus. Common shares held in Treasury are accounted for as if they were retired and the excess of cost over par value of such shares is charged to capital surplus, if available, then to retained earnings.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Stock Plans. Proceeds received from the exercise of stock options or subscriptions are credited to the appropriate capital accounts in the year they are exercised.

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") in October 1995. This statement allows companies to continue under the approach set forth in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"), for recognizing stock-based compensation expense in the financial statements, but encourages companies to adopt the fair value method of accounting for employee stock options. The Company has elected to retain its accounting approach under APB 25, and has presented the applicable pro forma disclosures in Note 9 to the consolidated financial statements pursuant to the requirements of SFAS 123.

In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 was issued to clarify the application of APB 25 with respect to, among other issues: i) the definition of employee; ii) the criteria for determining whether a plan qualifies as a non-compensatory plan;
iii) the accounting consequences of modifications to the terms of a previous fixed stock option grant; and iv) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 also addresses the treatment of stock options in the case of spin-off transactions and other equity restructuring. The adoption of FIN 44 during the third quarter of 2000 did not have a material impact on the Company's results of operations, financial position or cash flows. Additionally, the provisions of FIN 44 relating to spin-off transactions are consistent with those of the Emerging Issues Task Force of the Financial Accounting Standards Board ("EITF") in its Issue No. 90-9, "Changes to Fixed Employee Stock Option Plans as a Result of Equity Restructuring" ("EITF 90-9"), and, therefore, FIN 44 did not result in any changes in the Company's accounting for stock transactions relating to the Spin-off. See Note 1.

All shares held in the Employee Stock Ownership Plan ("ESOP") are treated as outstanding for purposes of computing the Company's earnings per share. See additional information on the ESOP in Note 10.

Earnings Per Share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed giving effect to all dilutive potential common shares that were outstanding during the period (i.e., the denominator used in the basic calculation is increased to include the number of additional common shares that would have been outstanding if the dilutive potential shares had been issued). SFAS 128 requires the Company to present basic and diluted per share amounts for income
(loss) from continuing operations and for net income (loss) on the face of the statements of income.

The effect of stock options to employees represent the only difference between the weighted average shares used for the basic computation compared to the diluted computation. The total incremental shares from assumed conversion of stock options included in the computation of diluted earnings per share were 1,920,167, 1,883,286 and 1,739,982 for the years ended December 31, 1998, 1999 and 2000, respectively and 1,939,154 and 2,519,226 for the three-month periods ended March 31, 2000 and 2001, respectively. The weighted average of options to purchase 137,170, 44,438 and 18,207 shares in 1998, 1999 and 2000, respectively, and 6,414 and 33,654 for the three-month periods ended March 31, 2000 and 2001, respectively, were excluded from the diluted earnings per share computation because the exercise prices were greater than the respective average market price of the common shares.

The only adjustments that currently affect the numerator of the Company's diluted earnings per share computation include preferred dividends and potentially dilutive securities at certain subsidiaries and affiliates. Adjustments related to potentially dilutive securities totaled $2.3, $4.8 and $5.4 million for the years ended December 31, 1998, 1999 and 2000, respectively and $2.3 million for the three months ended March 31, 2000.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

These adjustments relate to securities at certain Stilwell subsidiaries and affiliates and affect the diluted earnings per share from discontinued operations computation in the applicable periods presented. Preferred dividends are the only adjustments that affect the numerator of the diluted earnings per share from continuing operations computation. Adjustments related to preferred dividends were not material for the periods presented.

Stockholders' Equity. Information regarding the Company's capital stock at December 31, 1998, 1999 and 2000 follows:

                                                            Shares      Shares
                                                          Authorized    Issued
                                                          ----------- ----------
      $25 Par, 4% noncumulative, Preferred stock.........     840,000    649,736
      $1 Par, Preferred stock............................   2,000,000       None
      $1 Par, Series A, Preferred stock..................     150,000       None
      $1 Par, Series B convertible, Preferred stock......   1,000,000       None
      $.01 Par, Common stock............................. 400,000,000 73,369,116

The Company's stockholders approved a one-for-two reverse stock split at a special stockholders' meeting held on July 15, 1998. On July 12, 2000, KCSI completed a reverse stock split whereby every two shares of KCSI common stock were converted into one share of KCSI common stock. All share and per share data reflect this split. See Note 1.

Shares outstanding are as follows at December 31, (in thousands):

                                                             1998   1999   2000
                                                            ------ ------ ------
      $25 Par, 4% noncumulative, Preferred stock...........    242    242    242
      $.01 Par, Common stock............................... 54,908 55,287 58,140

Comprehensive Income. The Company's other comprehensive income consists primarily of its proportionate share of unrealized gains and losses relating to investments held by certain subsidiaries and affiliates of Stilwell (discontinued operations) as "available for sale" securities as defined by Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). The Company records its proportionate share of any unrealized gains or losses related to these investments, net of deferred income taxes, in stockholders' equity as accumulated other comprehensive income. The unrealized gain related to these investments increased $24.3 million, $39.3 million and $5.9 million, net of deferred taxes for the years ended December 31, 1998, 1999 and 2000, respectively. Subsequent to the Spin-off the Company does not expect to hold investments that are accounted for as "available for sale" securities.

Postretirement benefits. The Company provides certain medical, life and other postretirement benefits to certain retirees. The costs of such benefits are expensed over the estimated period of employment.

Environmental liabilities. The Company records liabilities for remediation and restoration costs related to past activities when the Company's obligation is probable and the costs can be reasonably estimated. Costs of ongoing compliance activities to current operations are expensed as incurred. As of December 31, 1998, 1999 and 2000, liabilities for environmental remediation are not material.

New Accounting Pronouncements.

Statement of Financial Accounting Standards No. 133. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative financial instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that all derivatives be recorded on the balance sheet as either assets or liabilities measured at fair value. Changes in

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

the fair value of the derivatives are recorded as either current earnings or other comprehensive income, depending on the type of hedge transaction. The Company implemented the provisions of SFAS 133 on January 1, 2001. For fair value hedge transactions in which the Company would hedge changes in the fair value of an asset, liability or an unrecognized firm commitment, changes in the fair value of the derivative instrument would generally be offset in the income statement by changes in the hedged item's fair value. For cash flow hedge transactions in which the Company hedges the variability of cash flows related to a variable rate asset, liability or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income to the extent it offsets changes in cash flows related to the variable rate asset, liability or forecasted transaction, with the difference reported in current earnings. Gains and losses on the derivative instrument reported in other comprehensive income will be reclassified to earnings in the periods in which earnings are impacted by the variability of the cash flow of the hedged item. The ineffective portion of all hedge transactions will be recognized in the current period.

Based on interest rate hedging instruments outstanding at December 31, 2000, the impact of the implementation of SFAS 133 will result in a charge of $0.6 million recorded as a cumulative effect of an accounting change in the first quarter of 2001. This amount represents the ineffective portion of interest rate hedging instruments.

EITF Issue No. 99-19. The Emerging Issues Task Force of the FASB issued EITF Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" ("EITF 99-19"). EITF 99-19 provides guidance as to whether a company should report revenue based on (a) the gross amount billed to a customer because it has earned revenue from the sale of the goods or services or (b) the net amount retained because it has earned a commission or a fee. The adoption of EITF 99-19 did not change the Company's method for recording its revenues.

Note 3. Acquisitions and Dispositions

Spin-off of Stilwell. On July 12, 2000, KCSI completed the Spin-off. See Note
1.

Summarized financial information of the discontinued Stilwell businesses is as follows (in millions):

                                                                        Three
                                              Year Ended               Months
                                             December 31,               Ended
                                            ---------------- 1/1/00-  March 31,
                                             1998     1999   7/12/00    2000
                                            ------  -------- -------- ---------
      Revenues............................. $670.8  $1,212.3 $1,187.9  $545.1
      Operating expenses...................  390.2     694.0    646.2   300.2
                                            ------  -------- --------  ------
      Operating income.....................  280.6     518.3    541.7   244.9
      Equity in earnings of unconsolidated
       affiliates..........................   25.8      46.7     37.0    18.8
      Reduction in ownership of DST........  (29.7)      --       --      --
      Gain on litigation settlement........    --        --      44.2    44.2
      Gain on sale of Janus common stock...    --        --      15.1    15.1
      Interest expense and other, net......   12.6      21.5     18.6     7.3
                                            ------  -------- --------  ------
      Pretax income........................  289.3     586.5    656.6   330.3
      Income tax provision.................  103.7     216.1    233.3   114.3
      Minority interest in consolidated
       earnings............................   33.4      57.3     59.5    27.3
                                            ------  -------- --------  ------
      Income from discontinued operations,
       net of income taxes................. $152.2  $  313.1 $  363.8  $188.7
                                            ======  ======== ========  ======

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------ --------
      Current assets........................................... $259.3 $  525.0
      Total assets.............................................  822.9  1,231.5
      Current liabilities......................................   71.1    162.5
      Total liabilities........................................  248.4    359.6
      Minority interest........................................   34.3     57.3
      Net assets of discontinued operations....................  540.2    814.6

The following discusses certain agreements between KCSI and certain Janus stockholders. Subsequent to the Spin-off, these agreements and related provisions apply to Stilwell through assignment or through the agreement of Stilwell to meet KCSI's obligations under the agreements.

A stock purchase agreement with Thomas H. Bailey, the Chairman, President and Chief Executive Officer of Janus Capital Corporation ("Janus"), and another Janus stockholder (the "Janus Stock Purchase Agreement") and certain restriction agreements with other Janus minority stockholders contain, among other provisions, mandatory put rights whereby under certain circumstances, Stilwell would be required to purchase the minority interests of such Janus minority stockholders at a fair market value purchase price equal to fifteen times the net after-tax earnings of Janus over the period indicated in the relevant agreement or in some circumstances as determined by an independent appraisal. Under the Janus Stock Purchase Agreement, termination of Mr. Bailey's employment could require a purchase and sale of the Janus common stock held by him. If other minority holders terminated their employment, some or all of their shares also could be subject to mandatory purchase and sale provisions. Certain other minority holders who continue their employment also could exercise puts. The Janus Stock Purchase Agreement, and certain stock purchase agreements and restriction agreements with other minority stockholders that have not been assigned to Stilwell, also contain provisions whereby upon the occurrence of a Change in Ownership (as defined in such agreements) of KCSI (or Stilwell with respect to the Janus Stock Purchase Agreement), Stilwell may be required to purchase such holders' Janus stock. The fair market value price for such purchase or sale would be equal to fifteen times the net after-tax earnings of Janus over the period indicated in the relevant agreement or in some circumstances as determined by Janus' Stock Option Committee or as determined by an independent appraisal.

The Janus Stock Purchase Agreement has been assigned to Stilwell and Stilwell has assumed and agreed to discharge KCSI's obligations under that agreement. However, KCSI is obligated as a guarantor of Stilwell's obligations under that agreement. With respect to other restriction agreements not assigned to Stilwell, Stilwell has agreed to perform all of KCSI's obligations under these agreements and KCSI has agreed to transfer all of its benefits and assets under these agreements to Stilwell. In addition, Stilwell has agreed to indemnify KCSI for any and all losses incurred with respect to the Janus Stock Purchase Agreement and all other Janus minority stockholder agreements. However, if Stilwell were unable to meet its obligations with respect to these agreements, KCSI would be obligated to make the payments under these agreements.

On January 26, 2001, Stilwell announced that it expected to purchase 600,000 shares of Janus common stock from Mr. Bailey under the terms and conditions of the Janus Stock Purchase Agreement. According to Stilwell management, the purchase price for these shares is expected to approximate $603 million and the purchase is expected to occur during the second quarter of 2001 (See note 15). KCSI believes, based on discussions with Stilwell management, that Stilwell has adequate financial resources available to fund this obligation. If Stilwell were unable to meet its obligation to purchase the shares of Janus common stock from Mr. Bailey KCSI would be required to purchase such shares. If KCSI were required to purchase those shares of Janus common stock, it would have a material effect on the Company's business, financial condition, results of operations and cash flows. If all of the mandatory purchase and sale provisions and all the puts under all Janus minority stockholder

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

agreements had been implemented as of December 31, 2000 (including those for Mr. Bailey as discussed above), and Stilwell had been obligated to purchase such shares, Stilwell management has indicated that Stilwell would have been required to pay approximately $1.42 billion as of December 31, 2000 (of which KCSI could have been ultimately responsible for approximately $1.25 billion at December 31, 2000, in the event Stilwell was unable to meet its obligations). These amounts totaled approximately $789 million at December 31, 1999 and approximately $447 million as of December 31, 1998. After giving effect to the expected purchase from Mr. Bailey and the completed purchase of certain shares from several minority stockholders, Stilwell would have been required to pay approximately $616 million assuming exercises as of December 31, 2000. In the future these amounts may be higher or lower depending on Janus' earnings, fair market value and the timing of the exercise. Payment for the purchase of the respective minority interests is to be made under the Janus Stock Purchase Agreement within 120 days after receiving notification of exercise of the put rights. Under the restriction agreements with certain other Janus minority stockholders, payment for the purchase of the respective minority interests is to be made 30 days after the later to occur of (i) receiving notification of exercise of the put rights or (ii) determination of the purchase price through the independent appraisal process.

Stilwell management has indicated that if Stilwell had been required to purchase the holders' Janus common stock (including the stock from Mr. Bailey as discussed above) after a Change in Ownership as of December 31, 2000 and 1999, the purchase price would have been approximately $1.67 billion and $899 million, respectively. KCSI could have been ultimately responsible for approximately $1.31 billion at December 31, 2000 in the event Stilwell was unable to meet its obligations. After giving effect to the expected purchase from Mr. Bailey and the completed purchase of certain shares from several minority stockholders, Stilwell would have been required to pay approximately $871 million assuming exercises as of December 31, 2000.

The Janus Stock Purchase Agreement, as amended, provides that so long as Mr. Bailey is a holder of at least 5% of the common stock of Janus and continues to be employed as President or Chairman of the Board of Janus (or, if he does not serve as President, James P. Craig, III serves as President and Chief Executive Officer or Co-Chief Executive Officer with Mr. Bailey), Mr. Bailey shall continue to establish and implement policy with respect to the investment advisory and portfolio management activity of Janus. The agreement also provides that, in furtherance of such objective, so long as both the ownership threshold and officer status conditions described above are satisfied Stilwell will vote its shares of Janus common stock to elect directors of Janus, at least the majority of whom are selected by Mr. Bailey, subject to Stilwell's approval, which approval may not be unreasonably withheld. The agreement further provides that any change in management philosophy, style or approach with respect to investment advisory and portfolio management policies of Janus shall be mutually agreed upon by Stilwell and Mr. Bailey.

On September 25, 2000, Mr. Craig left Janus to manage money for a new charitable foundation established by Mr. Craig and his wife. Mr. Craig had previously been identified as the successor to Mr. Bailey in the event that Mr. Bailey left Janus. Mr. Craig's responsibilities were assumed by Janus's Executive Investment Committee, a group formed by Mr. Craig over a year ago and comprised of several portfolio managers and Mr. Bailey. Stilwell has indicated that a revised succession plan has not yet been developed.

Stilwell does not believe Mr. Bailey's rights under the Janus Stock Purchase Agreement are "substantive," within the meaning of Issue No. 96-16 of the Emerging Issues Task Force ("EITF 96-16"), of the FASB, because Stilwell can terminate those rights at any time by removing Mr. Bailey as an officer of Janus. Stilwell also believes that the removal of Mr. Bailey would not result in significant harm to Stilwell based on the factors discussed below. Colorado law provides that removal of an officer of a Colorado corporation may be done directly by its stockholders if the corporation's bylaws so provide. While Janus' bylaws contain no such provision currently, Stilwell has indicated it has the ability to cause Janus to amend its bylaws to include such a provision. Under Colorado law, Stilwell has indicated it could take such action at an annual meeting of

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

stockholders or make a demand for a special meeting of stockholders. Janus is required to hold a special stockholders' meeting upon demand from a holder of more than 10% of its common stock and to give notice of the meeting to all stockholders. If notice of the meeting is not given within 30 days of such a demand, the District Court is empowered to summarily order the holding of the meeting. As the holder of more than 80% of the common stock of Janus, Stilwell has stated that it has the requisite votes to compel a meeting and to obtain approval of the required actions at such a meeting.

KCSI has concluded, supported by an opinion of legal counsel rendered to Stilwell, that Stilwell could carry out the above steps to remove Mr. Bailey without breaching the Janus Stock Purchase Agreement and that if Mr. Bailey were to challenge his removal by instituting litigation, his sole remedy would be for damages and not injunctive relief and that Stilwell would likely prevail in that litigation.

Although Stilwell has the ability to remove Mr. Bailey, Stilwell has indicated that there is no present plan or intention to do so, as he is one of the persons regarded as most responsible for the success of Janus. The consequences of any removal of Mr. Bailey would depend upon the timing and circumstances of such removal. Mr. Bailey could be required to sell, and Stilwell could be required to purchase, his Janus common stock, unless he were terminated for cause. Certain other Janus minority stockholders would also be able, and, if they terminated employment, required, to sell to Stilwell their shares of Janus common stock. The amounts that Stilwell, or if Stilwell were unable to meet its obligations to purchase such shares, KCSI, would be required to pay in the event of such purchase and sale transactions could be material. As of December 31, 2000, such removal would have also resulted in acceleration of the vesting of a portion of the shares of restricted Janus common stock held by other minority stockholders having an approximate aggregate value of $44.8 million.

There may also be other consequences of removal that cannot be presently identified or quantified. For example, Mr. Bailey's removal could result in the loss of other valuable employees or clients of Janus. The likelihood of occurrence and the effects of any such employee or client departures cannot be predicted and may depend on the reasons for and circumstances of Mr. Bailey's removal. However, Stilwell believes that Janus would be able in such a situation to retain or attract talented employees because: (i) of Janus' prominence; (ii) Janus' compensation scale is at the upper end of its peer group; (iii) some or all of Mr. Bailey's repurchased Janus stock could be then available for sale or grants to other employees; and (iv) many key Janus employees must continue to be employed at Janus to become vested in currently unvested restricted stock valued in the aggregate (after considering additional vesting that would occur upon the termination of Mr. Bailey) at approximately $86.2 million as of December 31, 2000. In addition, notwithstanding any removal of Mr. Bailey, Stilwell would expect to continue its practice of encouraging autonomy by its subsidiaries and their boards of directors so that management of Janus would continue to have responsibility for Janus' day-to-day operations and investment advisory and portfolio management policies and, because it would continue that autonomy, Stilwell would expect many current Janus employees to remain with Janus.

With respect to clients, Janus' investment advisory contracts with its clients are terminable upon 60 days' notice and in the event of a change in control of Janus. Because of his rights under the Janus Stock Purchase Agreement, Mr. Bailey's departure, whether by removal, resignation or death, might be regarded as such a change in control. However, in view of Janus' investment record, Stilwell has concluded it is reasonable to expect that in such an event most of Janus' clients would renew their investment advisory contracts, requiring approval of fund shareowners and other advisory clients to obtain new agreements. This conclusion is reached because (i) Janus relies on a team approach to investment management and development of investment expertise, (ii) Mr. Bailey has not served as a portfolio manager for any Janus fund for several years and (iii) Janus should be able to continue to attract talented portfolio managers. It is reasonable to expect that Janus' clients' reaction will depend on the circumstances, including, for example, how much of the Janus team remains in place and what investment advisory alternatives are available.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

The Janus Stock Purchase Agreement and other agreements provide for rights of first refusal on the part of Janus minority stockholders, Janus, Stilwell and KCSI, with respect to certain sales of Janus stock. These agreements also require Stilwell or KCSI to purchase the shares of Janus minority stockholders in certain circumstances. In addition, in the event of a Change in Ownership of Stilwell, as defined in the Janus Stock Purchase Agreement, Stilwell may be required to sell its stock of Janus to the stockholders who are parties to such agreement or to purchase such holders' Janus stock. In the event Mr. Bailey was terminated for any reason within one year following a Change in Ownership, he would be entitled to a severance payment, amounting, at December 31, 2000, to approximately $2 million. Purchase and sales transactions under these agreements are to be made based upon a multiple of the net earnings of Janus and/or other fair market value determinations, as defined therein.

Panama Canal Railway Company. In January 1998, the Republic of Panama awarded KCSR and its joint venture partner, Mi-Jack Products, Inc., the concession to reconstruct and operate the Panama Canal Railway. The 47-mile railroad runs parallel to the Panama Canal and, upon reconstruction, will provide international shippers with an important complement to the Panama Canal. In November 1999, PCRC completed the financing arrangements for this project with the International Finance Corporation ("IFC"), a member of the World Bank Group. The financing is comprised of a $5 million investment from the IFC and senior loans with IFC in the aggregate amounts of up to $45 million. The investment of $5 million from the IFC is comprised of non-voting preferred shares, paying a 10% cumulative dividend. The preferred shares may be redeemed at the option of IFC any year after 2008 at the lower of i) a net cumulative internal rate of return of 30%, or ii) eight-times the average of two consecutive years of earnings before interest, taxes, depreciation and amortization, determined in accordance with International Accounting Standards calculated in proportion to the IFC's percentage ownership in PCRC. Under certain limited conditions, the Company is a guarantor for up to $15 million of cash deficiencies associated with project completion. Additionally, if the Company or its partner terminate the concession contract without the consent of the IFC, the Company is a guarantor for up to 50% of the outstanding senior loans. The total cost of the reconstruction project is estimated to be $75 million with an equity commitment from KCSR not to exceed $16.5 million. Reconstruction of PCRC's right-of-way is expected to be complete in 2001 with commercial operations to begin immediately thereafter.

Note 4. Supplemental Cash Flow Disclosures

Supplemental Disclosures of Cash Flow Information.

                                                            1998   1999   2000
                                                            ----- ------ ------
Cash payments (refunds) (in millions):
  Interest (includes $7.9, $1.5 and $0.7 million,
   respectively, related to Stilwell)...................... $74.2 $ 64.2 $ 72.4
  Income taxes (includes $83.1, $142.9 and $195.9 million,
   respectively, related to Stilwell)......................  83.2  143.3  143.1

Non-cash Investing and Financing Activities.

The Company initiated the Twelfth Offering of KCSI common stock under the Employee Stock Purchase Plan ("ESPP") during 2000. Stock subscribed under the Twelfth Offering will be issued to employees in 2002 and paid for through employee payroll deductions in 2001. The Company did not initiate an offering of KCSI common stock under the ESPP during 1999. In connection with the Eleventh Offering of the ESPP (initiated in 1998), in 1999 the Company received approximately $6.3 million from employee payroll deductions for the purchase of KCSI common stock. This stock was issued to employees in January 2000.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

During 1998, the Company issued 113,589 shares of KCSI common stock, respectively, under various offerings of the ESPP. These shares, totaling a purchase price of $3.0 million in 1998 were subscribed and paid for through employee payroll deductions in years preceding the issuance of stock.

During 1998 and 1999, the Company's Board of Directors declared a quarterly dividend totaling approximately $4.4 and $4.6 million, respectively, payable in January of the following year. The dividend declaration reduced retained earnings and established a liability at the end of each respective year. No cash outlay occurred until the subsequent year. During early 2000, the Company's Board of Directors announced that, based upon a review of the Company's dividend policy in conjunction with the KCS Credit Facilities discussed in Note 7 and in light of the anticipated Spin-off, it decided to suspend common stock dividends of KCSI under the then-existing structure of the Company. This action complies with the terms and covenants of the KCS Credit Facility. It is not anticipated that KCSI will make any cash dividend payments to its common stockholders for the foreseeable future.

In January 2000, KCSI borrowed $125 million under a $200 million 364-day senior unsecured competitive advance/revolving credit facility (the "Stilwell Credit Facility") to retire debt obligations as discussed in Note 7. Stilwell assumed this credit facility and repaid the $125 million in March 2000. Upon such assumption, KCSI was released from all obligations, and Stilwell became the sole obligor, under the Stilwell Credit Facility. The Company's indebtedness decreased as a result of the assumption of this indebtedness by Stilwell.

In 1998, 1999 and 2000, the Company capitalized approximately $3 million, $4 million and $9 million of costs related to capital projects for which no cash outlay had yet occurred. These costs were included in accrued liabilities at December 31, 1998, 1999 and 2000, respectively.

Note 5. Investments

Investments held for operating purposes, which include investments in unconsolidated affiliates, are as follows (in millions):

                                                         Carrying Value
                                    Percentage  --------------------------------
                                    Ownership       December 31,
                                   December 31, --------------------  March 31,
   Company Name                        2000      1998   1999   2000     2001
   ------------                    ------------ ------ ------ ------ -----------
                                                                     (Unaudited)
   Grupo TFM......................     37%      $285.1 $286.5 $306.0   $317.1
   Southern Capital...............     50%        24.6   28.1   24.6     19.7
   Mexrail........................     49%        13.0   13.7   13.3     13.0
   Other..........................                 5.2    8.8   14.3     14.6
                                                ------ ------ ------   ------
       Total......................              $327.9 $337.1 $358.2   $364.4
                                                ====== ====== ======   ======

Grupo TFM. In June 1996, the Company and TMM formed Grupo TFM to participate in the privatization of the Mexican rail industry. On December 6, 1996, Grupo TFM, TMM and the Company announced that the Mexican government had awarded to Grupo TFM the right to purchase 80% of the common stock of TFM for approximately
11.072 billion Mexican pesos (approximately $1.4 billion based on the U.S. dollar/Mexican peso exchange rate on the award date). TFM holds the concession to operate Mexico's "Northeast Rail Lines" for 50 years, with the option of a 50-year extension (subject to certain conditions).

TFM is a strategically important rail link to Mexico and the NAFTA corridor. TFM's rail lines are estimated to transport approximately 40% of Mexico's rail cargo and are located next to primary north/south truck routes. They directly link Mexico City and Monterrey, as well as Guadalajara (through trackage rights), with the ports

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

of Lazaro Cardenas, Veracruz, Tampico, and the cities of Matamoros and Nuevo Laredo. Nuevo Laredo is a primary transportation gateway between Mexico and the United States. TFM connects in Laredo, Texas to the UP and Tex-Mex. Tex-Mex links with KCSR at Beaumont, Texas through trackage rights. With the KCSR and Tex-Mex interchange at Beaumont, and through KCSR's connections with major rail carriers at various other points, the Company has developed a NAFTA rail system to participate in the economic integration of the North American marketplace.

On January 31, 1997, Grupo TFM paid the first installment of the purchase price (approximately $565 million based on the U.S. dollar/Mexican peso exchange rate) to the Mexican government, representing approximately 40% of the purchase price. Grupo TFM funded the initial installment of the TFM purchase price through capital contributions from TMM and the Company. The Company contributed approximately $298 million to Grupo TFM, of which approximately $277 million was used by Grupo TFM as part of the initial installment payment. The Company financed this contribution using borrowings under then-existing lines of credit.

On June 23, 1997, Grupo TFM completed the purchase of 80% of TFM through the payment of the remaining $835 million to the Mexican government. This payment was funded by Grupo TFM using a significant portion of the funds obtained from:
(i) senior secured term credit facilities ($325 million); (ii) senior notes and senior discount debentures ($400 million); (iii) proceeds from the sale of 24.6% of Grupo TFM to the Mexican government (approximately $199 million based on the U.S. dollar/Mexican peso exchange rate on June 23, 1997); and (iv) additional capital contributions from TMM and the Company (approximately $1.4 million from each partner). Additionally, Grupo TFM entered into a $150 million revolving credit facility for general working capital purposes. The Mexican government's interest in Grupo TFM is in the form of limited voting right shares, and the purchase agreement includes a call option for TMM and the Company, which is exercisable at the original amount (in U.S. dollars) paid by the Mexican government plus interest based on one-year U.S. Treasury securities.

On or after October 31, 2003, the Mexican government has the option to sell its 20% interest in TFM (1) through a public offering or (2) to Grupo TFM at the initial share price paid by Grupo TFM plus interest computed at the Mexican Base Rate (the Unidades de Inversion ("UDI") published by Banco de Mexico). In the event that Grupo TFM does not purchase the Mexican government's 20% interest in TFM, the Mexican government may require the Company and TMM, or either the Company or TMM alone, to purchase its interest. The Company and TMM have cross indemnities in the event the Mexican government requires only the Company or TMM to purchase its interest. The cross indemnities allow the party required to purchase the Mexican government's interest to require the other party to purchase its pro rata portion of such interest. However, if the Company were required to purchase the Mexican government's interest in TFM and TMM could not meet its obligations under the cross-indemnity, then the Company would be obligated to pay the total purchase price for the Mexican government's interest.

In April 1997, the Company realized a $3.8 million pretax gain in connection with forward contracts entered into in first quarter 1997. This gain was deferred, and has been accounted for as a component of the Company's investment in Grupo TFM. These forward contracts were intended to hedge only a portion of the Company's exposure to foreign currency risk related to the final installment of the purchase price and not any other transactions or balances.

The Company and its subsidiary, KCSR, paid certain expenses on behalf of Grupo TFM during 1997. In addition, the Company has a management services agreement with Grupo TFM to provide certain consulting and management services. At December 31, 2000, $2.4 million is reflected as an account receivable in the Company's consolidated balance sheet.

At December 31, 2000, the Company's investment in Grupo TFM was approximately $306.0 million. The Company's interest in Grupo TFM is approximately 36.9% (with TMM and a TMM affiliate owning 38.5% and

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

the Mexican government owning the remaining 24.6%). The Company accounts for its investment in Grupo TFM under the equity method.

Southern Capital. In 1996, the Company and GATX completed the transaction for the formation and financing of a joint venture, Southern Capital, to perform certain leasing and financing activities. Concurrent with the formation of this joint venture, the Company entered into operating leases with Southern Capital for substantially all the locomotives and rolling stock contributed or sold to Southern Capital at rental rates which management believes reflect market conditions. KCSR paid Southern Capital $25.1, $27.0, and $27.3 million under these operating leases in 1998, 1999 and 2000, respectively. In connection with the formation of Southern Capital, the Company received cash that exceeded the net book value of assets contributed to the joint venture by approximately $44.1 million. Accordingly, this excess fair value over book value is being recognized as a reduction in lease rental expense over the terms of the leases (approximately $4.4, $5.6 and $5.8 million in 1998, 1999 and 2000, respectively). During 1998 and 2000, the Company received a dividend of $5.0 million from Southern Capital. No dividends were received from Southern Capital during 1999.

Additionally, prior to the sale of the loan portfolio (discussed below), the Company entered into agreements with Southern Capital to manage the loan portfolio assets held by Southern Capital, as well as to perform general administrative and accounting functions for the joint venture. Payments under these agreements were approximately $1.7, $0.5 and $0.1 million in 1998, 1999 and 2000, respectively. GATX also entered into an agreement to manage the rail portfolio assets, as well as to perform certain general and administrative services.

In April 1999, Southern Capital sold its loan portfolio assets (comprised primarily of finance receivables in the amusement and other non-rail transportation industries) to Textron Financial Corporation. The purchase price for these assets approximated $52.8 million resulting in a gain of approximately $2.7 million. The proceeds from the sale were used to reduce outstanding indebtedness of the joint venture as mandated by its loan agreement.

Mexrail, Inc. In November 1995, the Company purchased a 49% interest in Mexrail, which owns 100% of Tex-Mex. Tex-Mex and TFM operate the international rail traffic bridge at Laredo spanning the Rio Grande River. This bridge is a significant entry point for rail traffic between Mexico and the United States. Tex-Mex also is comprised of a 521-mile rail network between Laredo and Beaumont, Texas (including 157 owned miles from Laredo to Corpus Christi, Texas and 364 miles, via trackage rights, from Corpus Christi to Houston and Beaumont, Texas). Tex-Mex connects with KCSR via trackage rights at Beaumont, Texas, with TFM at Laredo, Texas (the single largest rail freight transfer point between the United States and Mexico), as well as with other Class I railroads at various locations. The Company accounts for its investment in Mexrail using the equity method of accounting.

Other. Other investments are comprised primarily of PCRC. The Company's investment in PCRC was $0.9 million, $4.5 and $9.5 million at December 31, 1998, 1999 and 2000, respectively. See Note 3.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Financial Information. Combined financial information of all unconsolidated affiliates that the Company and its subsidiaries account for under the equity method follows. Amounts shown for Grupo TFM are reflected on a U.S. GAAP basis. (dollars in millions)

                                                December 31, 1998
                                     -----------------------------------------
                                      Grupo    Southern
                                       TFM     Capital  Mexrail Other  Total
                                     --------  -------- ------- ----- --------
   Investment in unconsolidated
    affiliates...................... $  285.1   $ 24.6   $13.0  $ 0.8 $  323.5
   Equity in net assets of
    unconsolidated affiliates.......    281.7     24.6    13.2    3.0    322.5
   Dividends and distributions
    received from unconsolidated
    affiliates......................      --       5.0     --     --       5.0
   Financial Condition:
     Current assets................. $  109.9   $  1.6   $23.3  $ 1.6 $  136.4
     Non-current assets.............  1,974.7    228.6    47.3    6.0  2,256.6
                                     --------   ------   -----  ----- --------
       Assets....................... $2,084.6   $230.2   $70.6  $ 7.6 $2,393.0
                                     ========   ======   =====  ===== ========
     Current liabilities............ $  233.9   $  0.1   $25.1  $ 0.1 $  259.2
     Non-current liabilities........    745.0    180.9    18.5    1.0    945.4
     Minority interest..............    342.4      --      --     --     342.4
     Equity of stockholders and
      partners......................    763.3     49.2    27.0    6.5    846.0
                                     --------   ------   -----  ----- --------
       Liabilities and equity....... $2,084.6   $230.2   $70.6  $ 7.6 $2,393.0
                                     ========   ======   =====  ===== ========
   Operating results:
     Revenues....................... $  431.3   $ 31.1   $48.2  $ 0.8 $  511.4
                                     --------   ------   -----  ----- --------
     Costs and expenses............. $  354.7   $ 27.1   $52.2  $ 0.4 $  434.4
                                     --------   ------   -----  ----- --------
     Net income (loss).............. $   (7.3)  $  4.0   $(2.4) $ 0.3 $   (5.4)
                                     --------   ------   -----  ----- --------

                                                December 31, 1999
                                     -----------------------------------------
                                      Grupo    Southern
                                       TFM     Capital  Mexrail Other  Total
                                     --------  -------- ------- ----- --------
   Investment in unconsolidated
    affiliates...................... $  286.5   $ 28.1   $13.7  $ 4.5 $  332.8
   Equity in net assets of
    unconsolidated affiliates.......    283.2     28.1    14.0    4.1    329.4
   Financial Condition:
     Current assets................. $  134.4   $  0.1   $23.1  $ 5.4 $  163.0
     Non-current assets.............  1,905.7    274.5    43.6   12.3  2,236.1
                                     --------   ------   -----  ----- --------
       Assets....................... $2,040.1   $274.6   $66.7  $17.7 $2,399.1
                                     ========   ======   =====  ===== ========
     Current liabilities............ $  255.9   $  --    $32.7  $ 1.7 $  290.3
     Non-current liabilities........    672.9    218.4     5.5    5.8    902.6
     Minority interest..............    343.9      --      --     --     343.9
     Equity of stockholders and
      partners......................    767.4     56.2    28.5   10.2    862.3
                                     --------   ------   -----  ----- --------
       Liabilities and equity....... $2,040.1   $274.6   $66.7  $17.7 $2,399.1
                                     ========   ======   =====  ===== ========
   Operating results:
     Revenues....................... $  524.5   $ 26.0   $50.0  $ 0.9 $  601.4
                                     --------   ------   -----  ----- --------
     Costs and expenses............. $  404.8   $ 22.3   $48.3  $ 0.8 $  476.2
                                     --------   ------   -----  ----- --------
     Net income..................... $    4.1   $  7.0   $ 1.6  $ 0.1 $   12.8
                                     --------   ------   -----  ----- --------

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                                  December 31, 2000
                                       ----------------------------------------
                                        Grupo   Southern
                                         TFM    Capital  Mexrail Other  Total
                                       -------- -------- ------- ----- --------
   Investment in unconsolidated
    affiliates........................ $  306.0  $ 24.6   $13.3  $ 9.8 $  353.7
   Equity in net assets of
    unconsolidated affiliates.........    303.0    24.6    14.0    8.9    350.5
   Dividends and distributions
    received from unconsolidated
    affiliates........................      --      5.0     --     --       5.0
   Financial Condition:
     Current assets................... $  190.9  $  1.2   $23.4  $ 4.8 $  220.3
     Non-current assets...............  1,885.6   375.0    43.8   51.1  2,355.5
                                       --------  ------   -----  ----- --------
     Assets........................... $2,076.5  $376.2   $67.2  $55.9 $2,575.8
                                       ========  ======   =====  ===== ========
     Current liabilities.............. $   80.5  $114.6   $38.7  $ 0.2 $  234.0
     Non-current liabilities..........    817.8   212.5     --    33.5  1,063.8
     Minority interest................    357.2     --      --     --     357.2
     Equity of stockholders and
      partners........................    821.0    49.1    28.5   22.2    920.8
                                       --------  ------   -----  ----- --------
       Liabilities and equity......... $2,076.5  $376.2   $67.2  $55.9 $2,575.8
                                       ========  ======   =====  ===== ========
   Operating results:
     Revenues......................... $  640.5  $ 31.1   $57.6  $ 0.8 $  730.0
                                       --------  ------   -----  ----- --------
     Costs and expenses............... $  476.3  $ 27.1   $57.6  $ 0.6 $  561.6
                                       --------  ------   -----  ----- --------
     Net income....................... $   44.8  $  4.0   $ --   $ 0.2 $   49.0
                                       --------  ------   -----  ----- --------

Generally, the difference between the carrying amount of the Company's investment in unconsolidated affiliates and the underlying equity in net assets is attributable to certain equity investments whose carrying amounts have been reduced to zero, and report a net deficit. With respect to the Company's investment in Grupo TFM, the effects of foreign currency transactions and capitalized interest prior to June 23, 1997, which are not recorded on the investee's books, also result in these differences.

The deferred income tax calculations for Grupo TFM are significantly impacted by fluctuations in the relative value of the Mexican peso versus the U.S. dollar and the rate of Mexican inflation, and can result in significant variances in the amount of equity earnings (losses) reported by the Company.

Note 6. Other Balance Sheet Captions

Accounts Receivable. Accounts receivable include the following allowances (in millions):

                                                 December 31,
                                             ----------------------   March 31,
                                              1998    1999    2000      2001
                                             ------  ------  ------  -----------
                                                                     (Unaudited)
      Accounts receivable................... $137.6  $140.2  $140.2    $146.3
      Allowance for doubtful accounts.......   (5.8)   (8.0)   (5.2)     (6.0)
                                             ------  ------  ------    ------
      Accounts receivable, net.............. $131.8  $132.2  $135.0    $140.3
                                             ======  ======  ======    ======
      Doubtful accounts expense............. $  0.9  $  1.7  $ (0.6)   $  1.1
                                             ======  ======  ======    ======

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Other Current Assets. Other current assets include the following items (in millions):

                                                     December 31,
                                                   -----------------  March 31,
                                                   1998  1999  2000     2001
                                                   ----- ----- ----- -----------
                                                                     (Unaudited)
      Deferred income taxes....................... $14.7 $ 8.7 $ 9.3    $ 9.3
      Receivable--Duncan case (Note 11)...........   --    --    7.0      7.0
      Prepaid expenses............................   2.2   2.5   1.0      0.9
      Other.......................................   8.9  12.7   8.6      6.5
                                                   ----- ----- -----    -----
          Total................................... $25.8 $23.9 $25.9    $23.7
                                                   ===== ===== =====    =====

Properties. Properties and related accumulated depreciation and amortization are summarized below (in millions):

                                                             December 31,
                                                      --------------------------
                                                        1998     1999     2000
                                                      -------- -------- --------
      Properties, at cost
        Road properties.............................. $1,321.1 $1,367.9 $1,394.8
        Equipment....................................    283.1    279.8    295.5
        Equipment under capital leases...............      6.7      6.7      6.7
        Other........................................     55.2     54.5     32.4
                                                      -------- -------- --------
          Total......................................  1,666.1  1,708.9  1,729.4
      Accumulated depreciation and amortization......    535.0    578.0    622.9
                                                      -------- -------- --------
          Total......................................  1,131.1  1,130.9  1,106.5
      Construction in progress.......................     98.2    146.5    221.3
                                                      -------- -------- --------
          Net Properties............................. $1,229.3 $1,277.4 $1,327.8
                                                      ======== ======== ========

Accrued Liabilities. Accrued liabilities include the following items (in millions):

                                                  December 31
                                              ---------------------  March 31,
                                               1998    1999   2000     2001
                                              ------  ------ ------ -----------
                                                                    (Unaudited)
      Claims reserves........................ $ 34.8  $ 35.7 $ 45.7   $ 31.4
      Prepaid freight charges due other
       railroads.............................   30.4    25.1   24.5     30.0
      Duncan case liability (Note 11)........    --      --    14.2      --
      Car hire per diem......................   12.1    13.5   12.1     12.9
      Vacation accrual.......................    7.9     8.0    8.5      8.6
      Other non-income related taxes.........    3.9     6.2    5.3      5.6
      Federal income taxes payable
       (receivable)..........................   (7.2)    4.8    3.5     (5.6)
      Interest payable.......................    1.3    12.5    7.4     17.6
      Other..................................   50.5    62.7   38.7     63.8
                                              ------  ------ ------   ------
          Total.............................. $133.7  $168.5 $159.9   $164.3
                                              ======  ====== ======   ======

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Note 7. Long-Term Debt

Indebtedness Outstanding. Long-term debt and pertinent provisions follow (in millions):

                                                                      March 31,
                                               1998    1999    2000     2001
                                              ------  ------  ------ -----------
                                                                     (Unaudited)
      KCSI
        Competitive Advance & Revolving
         Credit Facilities, Rates: Below
         Prime..............................  $315.0  $250.0  $  --    $ 15.0
        Notes and Debentures, due July 2002
         to December 2025 Rates: 6.625% to
         8.80%..............................   400.0   400.0     1.6      1.6
        Unamortized discount................    (2.4)   (2.1)    --       --
      KCSR
        Term Loans, variable interest rates
         9.20% to 9.45% due December 2005 to
         December 2006......................     --      --    400.0    394.4
        Senior Notes, 9.5% interest rate,
         due October 1, 2008................     --      --    200.0    200.0
        Equipment Trust Certificates 8.56%
         to 9.68% due serially to December
         15, 2006...........................    74.4    64.7    54.9     53.1
        Capital Lease Obligations, 7.15% to
         9.00%, due serially to September
         30, 2009...........................     4.4     3.9     3.5      3.5
      Gateway Western
        Revolving Credit Facility, variable
         interest rate (5.52% and 7.31% at
         December 31, 1998 and 1999
         respectively)......................    28.0    28.0     --       --
        Term Loans with State of Illinois,
         3% to 5% due serially to 2017......     6.1     5.8     5.3      4.9
      Other
        Industrial Revenue Bond.............     5.0     5.0     4.0      4.0
        Mortgage Note.......................     5.8     5.6     5.3      5.2
                                              ------  ------  ------   ------
          Total.............................   836.3   760.9   674.6    681.7
      Less: debt due within one year........    10.7    10.9    36.2     38.7
                                              ------  ------  ------   ------
      Long-term debt........................  $825.6  $750.0  $638.4   $643.0
                                              ======  ======  ======   ======

Debt Refinancing and Re-capitalization of the Company's Debt Structure.

 . During the third quarter of 2000, the Company completed a $200 million private offering of debt securities through its wholly owned subsidiary, KCSR. The offering, completed pursuant to Rule 144A under the Securities Act of 1933 in the United States and Regulation S outside the United States, consisted of 8-year Senior Unsecured Notes. The Notes bear a fixed annual interest rate of 9.5% and are due on October 1, 2008. These Notes contain certain covenants typical of this type of debt instrument similar to those described below for the KCS Credit Facility. Net proceeds from the offering of $196.5 million were used to refinance existing bank term debt, which was scheduled to mature on January 11, 2001 (see below). Costs related to the issuance of these notes of approximately $4.1 million were deferred and are being amortized over the eight-year term of the Notes.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

 In connection with this refinancing, the Company reported an extraordinary loss on the extinguishment of the bank term debt due January 11, 2001. The extraordinary loss was $1.1 million (net of income taxes of $0.7 million).

 On January 25, 2001, the Company filed a Form S-4 Registration Statement with the Securities and Exchange Commission ("SEC") registering exchange notes under the Securities Act of 1933. The Company filed Amendment No. 1 to this Registration Statement and the SEC declared this Registration Statement effective on March 15, 2001, thereby providing the opportunity for holders of the initial Notes to exchange them for registered notes. The registration exchange offer expires on April 16, 2001, unless extended by the Company.

 . Also during the third quarter of 2000, Grupo TFM accomplished a refinancing of approximately $285 million of its Senior Secured Credit Facility through the issuance of a U.S. Commercial Paper ("USCP") program backed by a letter of credit. The USCP is a 2-year program for up to a face value of $310 million. The average discount rate for the first issuance was 6.54%. This refinancing provides the ability for Grupo TFM to pay limited dividends.

 As a result of this refinancing, Grupo TFM recorded approximately $9.2 million in pretax extraordinary debt retirement costs. KCSI reported $1.7 million (net of income taxes of $0.1 million) as its proportionate share of these costs as an extraordinary item.

 . In preparation for the Spin-off, the Company re-capitalized its debt structure in January 2000 through a series of transactions as follows:

 Bond Tender and Other Debt Repayment. On December 6, 1999, KCSI commenced offers to purchase and consent solicitations with respect to any and all of the Company's outstanding 7.875% Notes due July 1, 2002, 6.625% Notes due March 1, 2005, 8.8% Debentures due July 1, 2022, and 7% Debentures due December 15, 2025 (collectively "Debt Securities" or "notes and debentures").

 Approximately $398.4 million of the $400 million outstanding Debt Securities were validly tendered and accepted by the Company. Total consideration paid for the repurchase of these outstanding notes and debentures was $401.2 million. Funding for the repurchase of these Debt Securities and for the repayment of $264 million of borrowings under then-existing revolving credit facilities was obtained from two new credit facilities (the "KCS Credit Facility" and the "Stilwell Credit Facility", or collectively "New Credit Facilities"), each of which was entered into on January 11, 2000. These New Credit Facilities, as described further below, provided for total commitments of $950 million.

 The Company reported an extraordinary loss on the extinguishment of the Company's notes and debentures of approximately $5.9 million (net of income taxes of approximately $3.2 million).

 KCS Credit Facility. The KCS Credit Facility provided for a total commitment of $750 million, comprised of three separate term loans totaling $600 million and a revolving credit facility available until January 11, 2006 ("KCS Revolver"). The term loans are comprised of the following: $200 million, which was due January 11, 2001 prior to its refinancing (see discussion above), $150 million due December 30, 2005 and $250 million due December 30, 2006. The availability under the KCS Revolver was reduced from $150 million to $100 million on January 2, 2001. Letters of credit are also available under the KCS Revolver up to a limit of $15 million. Borrowings under the KCS Credit Facility are secured by substantially all of KCSI's assets and guaranteed by a majority of its subsidiaries.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

 On January 11, 2000, KCSR borrowed the full amount ($600 million) of the term loans and used the proceeds to repurchase the Debt Securities, retire other debt obligations and pay related fees and expenses. No funds were initially borrowed under the KCS Revolver. Proceeds of future borrowings under the KCS Revolver are to be used for working capital and for other general corporate purposes. The letters of credit under the KCS Revolver may be used for general corporate purposes.

 At December 31, 2000, the Company had financing available through the KCS Revolver of $150 million, subject to any limitations within existing financial covenants. This availability was reduced to $100 million on January 2, 2001 as described above.

 Interest on the outstanding loans under the KCS Credit Facility shall accrue at a rate per annum based on the London interbank offered rate ("LIBOR") or the prime rate, as the Company shall select. Following completion of the refinancing of the January 11, 2001 term loan discussed above, each remaining loan under the KCS Credit Facility shall accrue interest at the selected rate plus an applicable margin. The applicable margin is determined by the type of loan and the Company's leverage ratio (defined as the ratio of the Company's total debt to consolidated earnings before interest, taxes, depreciation and amortization excluding the equity earnings of unconsolidated affiliates for the prior four fiscal quarters). Based on the Company's current leverage ratio, the term loan maturing in 2005 and all loans under the KCS Revolver have an applicable margin of 2.50% per annum for LIBOR priced loans and 1.50% per annum for prime rate priced loans. The term loan maturing in 2006 currently has an applicable margin of 2.75% per annum for LIBOR priced loans and 1.75% per annum for prime rate based loans.

 The KCS Credit Facility also requires the payment to the banks of a commitment fee of 0.50% per annum on the average daily, unused amount of the KCS Revolver. Additionally a fee equal to a per annum rate equal to 0.25% plus the applicable margin for LIBOR priced revolving loans will be paid on any letter of credit issued under the KCS Credit Facility.

 The term loans are subject to a mandatory prepayment with, among other things:

  . 100% of the net proceeds of (1) certain asset sales or other dispositions of property, (2) the sale or issuance of certain indebtedness or equity securities and (3) certain insurance recoveries.

  . 50% of excess cash flow (as defined in the KCS Credit Facility)

 The KCS Credit Facility contains certain covenants that, among others, restrict the Company's ability to:

  . incur additional indebtedness,

  . incur additional liens,

  . enter into sale and leaseback transactions,

  . enter into certain transactions with affiliates,

  . enter into agreements that restrict the ability to incur liens or pay dividends,

  . make investments, loans, advances, guarantees or acquisitions,

  . make certain restricted payments and dividends,

  . make other certain indebtedness, or

  . make capital expenditures.

 In addition KCSI is required to comply with specific financial ratios including minimum interest expense coverage and leverage ratios. The KCS Credit Facility also contains certain customary events of default. These covenants, along with other provisions, could restrict maximum utilization of the facility. The

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

 Company was in compliance with these various provisions, including the financial covenants, as of December 31, 2000.

 In accordance with a provision requiring the Company to manage its interest rate risk through hedging activity, in 2000 the Company entered into five separate interest rate cap agreements for an aggregate notional amount of $200 million expiring on various dates in 2002. The interest rate caps are linked to LIBOR. $100 million of the aggregate notional amount provides a cap on the Company's interest rate of 7.25% plus the applicable spread, while $100 million limits the interest rate to 7% plus the applicable spread. Counterparties to the interest rate cap agreements are major financial institutions who participate in the New Credit Facilities. The Company believes that credit loss from counterparty non-performance is remote.

 Issue costs relating to the KCS Credit Facility of approximately $17.6 million were deferred and are being amortized over the respective term of the loans. In conjunction with the refinancing of the $200 million term loan previously due January 11, 2001, approximately $1.8 million of these deferred costs were immediately recognized. After consideration of amortization and this $1.8 million write-off, the remaining balance of these deferred costs was approximately $11.3 million at December 31, 2000.

 As a result of the debt refinancing transactions discussed above, extraordinary items totaled $8.7 million (net of income taxes of $4.0 million) for the year ended December 31, 2000.

 Stilwell Credit Facility. On January 11, 2000, KCSI also arranged a new $200 million 364-day senior unsecured competitive Advance/Revolving Credit Facility ("Stilwell Credit Facility"). KCSI borrowed $125 million under this facility and used the proceeds to retire debt obligations as discussed above. Stilwell assumed this credit facility, including the $125 million borrowed thereunder, and upon completion of the Spin-off, KCSI was released from all obligations thereunder. Stilwell repaid the $125 million in March 2000.

Public Debt Transactions. As discussed above, in January 2000, the Company re-capitalized its debt structure through the tender of its outstanding notes and debentures. Following completion of this transaction, approximately $1.6 million of the Company's public debt remained outstanding. During February 2001 exchange notes for the $200 million Senior Notes due October 1, 2008 were registered with the SEC as described further above. During 1998, $100 million of 5.75% Notes, which matured on July 1, 1998, were repaid using borrowings under existing lines of credit.

KCSR Indebtedness. KCSR has purchased rolling stock under conditional sales agreements, equipment trust certificates and capitalized lease obligations. The equipment has been pledged as collateral for the related indebtedness.

Other Agreements, Guarantees, Provisions and Restrictions. The Company has debt agreements containing restrictions on subsidiary indebtedness, advances and transfers of assets, and sale and leaseback transactions, as well as requiring compliance with various financial covenants. At December 31, 2000, the Company was in compliance with the provisions and restrictions of these agreements. Because of certain financial covenants contained in the credit agreements, however, maximum utilization of the Company's available lines of credit may be restricted.

Leases and Debt Maturities. The Company and its subsidiaries lease transportation equipment, as well as office and other operating facilities under various capital and operating leases. Rental expenses under operating leases were $48.0, $44.0 and $48.9 million for the years 1998, 1999 and 2000, respectively.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Minimum annual payments and present value thereof under existing capital leases, other debt maturities, and minimum annual rental commitments under noncancellable operating leases are as follows (in millions):

                     Capital Leases                        Operating Leases
                -------------------------               -----------------------
                Minimum             Net
                 Lease     Less   Present Other  Total             Third
                Payments Interest  Value   Debt   Debt  Affiliates Party Total
                -------- -------- ------- ------ ------ ---------- ----- ------
2001...........   $0.8     $0.3    $0.5   $ 35.7 $ 36.2   $ 35.0   $17.8 $ 52.8
2002...........    0.7      0.2     0.5     45.9   46.4     35.0    13.3   48.3
2003...........    0.8      0.2     0.6     49.7   50.3     35.0    11.7   46.7
2004...........    0.6      0.1     0.5     40.7   41.2     31.6     6.3   37.9
2005...........    0.5      0.1     0.4     49.0   49.4     27.0     4.9   31.9
Later years....    1.2      0.2     1.0    450.1  451.1    195.3    20.9  216.2
                  ----     ----    ----   ------ ------   ------   ----- ------
    Total......   $4.6     $1.1    $3.5   $671.1 $674.6   $358.9   $74.9 $433.8
                  ====     ====    ====   ====== ======   ======   ===== ======

Fair Value of Long-Term Debt. Based upon the borrowing rates currently available to the Company and its subsidiaries for indebtedness with similar terms and average maturities, the fair value of long-term debt (after consideration of the January 11, 2000 transaction) was approximately $685 and $766 million at December 31, 2000 and 1999, respectively. The fair value of long-term debt was $867 million at December 31, 1998.

Note 8. Income Taxes

Under the liability method of accounting for income taxes specified by Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," the provision for income tax expense is the sum of income taxes currently payable and deferred income taxes. Currently payable income taxes represents the amounts expected to be reported on the Company's income tax return, and deferred tax expense or benefit represents the change in deferred taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse.

Tax Expense. Income tax provision (benefit) attributable to continuing operations consists of the following components (in millions):

                                                          1998   1999    2000
                                                          -----  -----  ------
      Current
        Federal.......................................... $(8.5) $(3.4) $(26.7)
        State and local..................................   0.1    0.6    (0.2)
        Foreign withholding taxes........................   --     --      0.2
                                                          -----  -----  ------
          Total current..................................  (8.4)  (2.8)  (26.7)
                                                          -----  -----  ------
      Deferred
        Federal..........................................  30.7    9.4    23.4
        State and local..................................   4.8    0.4    (0.3)
                                                          -----  -----  ------
          Total deferred.................................  35.5    9.8    23.1
                                                          -----  -----  ------
          Total income tax provision (benefit)........... $27.1  $ 7.0  $ (3.6)
                                                          =====  =====  ======

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

The federal and state deferred tax liabilities (assets) attributable to continuing operations at December 31 are as follows (in millions):

                                    1998    1999    2000
                                   ------  ------  ------
      Liabilities:
        Depreciation.............. $312.7  $333.3  $351.0
        Other, net................    1.4    (1.4)    6.3
                                   ------  ------  ------
          Gross deferred tax
           liabilities............  314.1   331.9   357.3
                                   ------  ------  ------
      Assets:
        NOL and AMT credit
         carryovers...............   (6.6)   (2.3)   (8.8)
        Book reserves not
         currently deductible for
         tax......................  (25.6)  (33.2)  (22.3)
        Vacation accrual..........   (2.6)   (2.9)   (2.5)
        Other, net................   (8.8)   (4.8)   (0.8)
                                   ------  ------  ------
          Gross deferred tax
           assets.................  (43.6)  (43.2)  (34.4)
                                   ------  ------  ------
      Net deferred tax liability.. $270.5  $288.7  $322.9
                                   ======  ======  ======

Based upon the Company's history of operating income and its expectations for the future, management has determined that operating income of the Company will, more likely than not, be sufficient to recognize fully the gross deferred tax assets set forth above.

Tax Rates. Differences between the Company's effective income tax rates applicable to continuing operations and the U.S. federal income tax statutory rates of 35% are as follows (in millions):

                                                         1998   1999   2000
                                                         -----  -----  -----
      Income tax provision using the Statutory rate in
       effect........................................... $22.8  $ 5.6  $ 7.6
      Tax effect of:
        Earnings of equity investees....................   1.5   (0.7)  (7.2)
        Research and development tax credit.............   --     --    (0.5)
      1990-1992 IRS exam settlement.....................   --     --    (3.3)
      Other, net........................................  (2.1)   1.1    0.1
                                                         -----  -----  -----
      Federal income tax provision (benefit)............  22.2    6.0   (3.3)
      State and local income tax expense................   4.9    1.0   (0.5)
      Foreign withholding taxes.........................   --     --     0.2
                                                         -----  -----  -----
          Total......................................... $27.1  $ 7.0  $(3.6)
                                                         =====  =====  =====
      Effective tax rate................................  41.5%  40.7% (16.5)%
                                                         =====  =====  =====

Temporary Difference Attributable to Grupo TFM Investment. At December 31, 2000, the Company's book basis exceeded the tax basis of its investment in Grupo TFM by $5.2 million. The Company has not provided a deferred income tax liability for the income taxes, if any, which might become payable on the realization of this basis difference because the Company intends to indefinitely reinvest in Grupo TFM the financial statement earnings which gave rise to the basis differential. Moreover, the Company has no other plans to realize this basis differential by a sale of its investment in Grupo TFM. If the Company were to realize this basis difference in the future by a receipt of dividends or the sale of its interest in Grupo TFM, the Company would incur gross federal income taxes of $1.8 million, which might be partially or fully offset by Mexican income taxes and could be available to reduce such federal income taxes at such time.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Tax Carryovers. At December 31, 1999, the Company had $3.4 million of alternative minimum tax credit carryover generated by MidSouth prior to acquisition by the Company.

The amount of federal NOL carryover generated by MidSouth and Gateway Western prior to acquisition was $67.8 million. The Company utilized approximately $1.5 and $25.0 million of these NOL's in 2000 and 1998, respectively. The Company did not utilize any NOL's during 1999. $32.6 million of the NOL carryover was utilized in pre-1998 years leaving approximately $8.7 million of carryover available at December 31, 2000, with expiration dates beginning in the year 2008. The use of preacquisition net operating losses and tax credit carryovers is subject to limitations imposed by the Internal Revenue Code. The Company does not anticipate that these limitations will affect utilization of the carryovers prior to their expiration.

Tax Examinations. The IRS is currently in the process of examining the consolidated federal income tax returns for the years 1993 through 1996. For years prior to 1993, the statute of limitations has closed. In addition, other taxing authorities are currently examining the years 1994 through 1999 and have proposed additional tax assessments for which the Company believes it has recorded adequate reserves.

Since most of these asserted tax deficiencies represent temporary differences, subsequent payments of taxes will not require additional charges to income tax expense. In addition, accruals have been made for interest (net of tax benefit) for estimated settlement of the proposed tax assessments. Thus, management believes that final settlement of these matters will not have a material adverse effect on the Company's consolidated results of operations or financial condition.

As noted in the rate reconciliation above, the Company relieved $3.3 million of income taxes previously accrued as a result of the favorable resolution of the federal tax examination for the years 1990-1992.

Note 9. Stockholders' Equity

Reverse Stock Split. On July 12, 2000, KCSI completed a reverse stock split whereby every two shares of KCSI common stock was converted into one share of KCSI common stock. All periods presented in the accompanying consolidated financial statements reflect this one-for-two reverse stock split, which had previously been approved by KCSI common stockholders.

Pro Forma Fair Value Information for Stock-Based Compensation Plans. Under FAS 123, companies must either record compensation expense based on the estimated grant date fair value of stock options granted or disclose the impact on net income as if they had adopted the fair value method (for grants subsequent to December 31, 1994). If KCSI had measured compensation cost for the KCSI stock options granted to its employees and shares subscribed by its employees under the KCSI employee stock purchase plan, under the fair value based method prescribed by FAS 123, net income and earnings per share would have been as follows:

                                                            1998   1999   2000
                                                           ------ ------ ------
      Net income (loss) (in millions):
        As reported....................................... $190.2 $323.3 $380.5
        Pro Forma.........................................  179.0  318.0  375.8
      Earnings (loss) per Basic share:
        As reported....................................... $ 3.47 $ 5.86 $ 6.71
        Pro Forma.........................................   3.28   5.76   6.63
      Earnings (loss) per Diluted share:
        As reported....................................... $ 3.32 $ 5.57 $ 6.42
        Pro Forma.........................................   3.16   5.48   6.37

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Stock Option Plans. During 1998, various existing Employee Stock Option Plans were combined and amended as the Kansas City Southern Industries, Inc. 1991 Amended and Restated Stock Option and Performance Award Plan (as amended and restated effective July 15, 1998). The Plan provides for the granting of options to purchase up to 20.6 million shares of the Company's common stock by officers and other designated employees. Options granted under this Plan have been granted at 100% of the average market price of the Company's stock on the date of grant and generally may not be exercised sooner than one year or longer than ten years following the date of the grant, except that options outstanding with limited rights ("LRs") or limited stock appreciation rights ("LSARs"), become immediately exercisable upon certain defined circumstances constituting a change in control of the Company. The Plan includes provisions for stock appreciation rights, LRs and LSARs. All outstanding options include LRs, except for options granted to non-employee Directors.

For purposes of computing the pro forma effects of option grants under the fair value accounting method prescribed by SFAS 123, the fair value of each option grant is estimated on the date of grant using a version of the Black-Scholes option pricing model. The following assumptions were used for the various grants depending on the date of grant, nature of vesting and term of option:

                                         1998           1999           2000
                                    -------------- -------------- --------------
      Dividend Yield...............   .34% to .56%   .25% to .36%             0%
      Expected Volatility..........     30% to 42%     42% to 43%     34% to 50%
      Risk-free Interest Rate...... 4.74% to 5.64% 4.67% to 5.75% 5.92% to 6.24%
      Expected Life................        3 years        3 years        3 years

Effect of Spin-off on Existing Stock Options

FIN 44 addresses the issues surrounding fixed stock option plans resulting from an equity restructuring, including spin-offs. This guidance indicates that changes to fixed stock option grants made to restore the option holder's economic position as a result of a spin-off do not result in additional compensation expense if certain criteria are met as follows: i) aggregate intrinsic value (difference between the market value per share and exercise price) of the options immediately after the change is not greater than the aggregate intrinsic value of the options immediately before the change; ii) the ratio of the exercise price per option to the market value per share is not reduced; and iii) the vesting provisions and option period of the original option grant remain the same.

As part of the Spin-off, generally holders of an option to purchase one share of KCSI common stock received options to purchase two shares of Stilwell common stock. The option exercise price for the KCSI and Stilwell stock options was prorated based on the market value for KCSI common stock and Stilwell common stock on the date of the Spin-off. The exercise prices for periods subsequent to the Spin-off have accordingly been reduced to reflect this amount. See below.

The changes made to the Company's fixed stock option grants as a result of the Spin-off resulted in the option holder having the same economic position both before and after the Spin-off. In accordance with the provisions of FIN 44, the Company, therefore, did not record additional compensation expense.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Summary of Company's Stock Option Plans

A summary of the status of the Company's stock option plans as of December 31, 1998, 1999 and 2000, and changes during the years then ended, is presented below. The number of shares presented, the weighted average exercise price and the weighted average fair value of options granted have been restated to reflect the reverse stock split on July 12, 2000 described further above. However, the weighted average exercise price and the weighted average fair value of options have not been restated to reflect the impact of the Spin-off for periods prior to the Spin-off.

                                             1998                  1999
                                      -------------------- ---------------------
                                                 Weighted              Weighted
                                                  Average               Average
                                                 Exercise              Exercise
                                       Shares      Price     Shares      Price
                                      ---------  --------- ----------  ---------
      Outstanding at January 1......  4,946,291    $24.24   4,713,971   $30.70
      Exercised.....................   (800,415)    26.14    (636,482)   31.82
      Canceled/Expired..............    (20,467)    43.50     (42,266)   85.78
      Granted.......................    588,562     79.24     245,358    99.46
                                      ---------            ----------
      Outstanding at December 31....  4,713,971     30.70   4,280,581    33.94
                                      =========            ==========
      Exercisable at December 31....  4,111,391    $24.02   3,834,393   $27.06
      Weighted-Average Fair Value of
       options granted during the
       period.......................               $24.62               $33.28

                                      1/1/2000-7/12/2000   7/13/2000-12/31/2000
                                      -------------------- ---------------------
                                                 Weighted-             Weighted-
                                                  Average               Average
                                                 Exercise              Exercise
                                       Shares      Price     Shares      Price
                                      ---------  --------- ----------  ---------
      Outstanding at beginning of
       period.......................  4,280,581   $ 33.94   4,165,692    $1.26
      Exercised.....................   (394,803)    47.14  (2,469,667)    0.76
      Canceled/Expired..............     (1,800)    89.13    (388,686)    4.82
      Granted.......................    281,714    142.08   5,554,697     5.81
                                      ---------            ----------
      Outstanding at end of period..  4,165,692   $ 39.98   6,862,036     4.92
                                      =========            ==========
      Exercisable at December 31....                        1,355,464    $1.41
      Weighted-Average Fair Value of
       options granted during the
       period.......................              $ 49.88                $1.54

The following table summarizes information about stock options outstanding at December 31, 2000:


                           Outstanding                      Exercisable
               --------------------------------------  ------------------------
                              Weighted-
                               Average     Weighted-                 Weighted-
   Range of                   Remaining     Average                   Average
   Exercise      Shares      Contractual   Exercise      Shares      Exercise
    Prices     Outstanding      Life         Price     Exercisable     Price
   --------    -----------   -----------   ---------   -----------   ---------
    $.20-1        728,052     4.1 years      $0.85        728,052      $0.85
       1-2        326,383     6.2             1.33        326,383       1.33
       2-4        320,875     7.9             2.79        283,161       2.77
       4-7      5,390,150     9.5             5.75         17,868       4.17
       7-9         96,576     9.7             8.21            --         --
                ---------                               ---------
     .20-9      6,862,036     8.7             4.92      1,355,464       1.41
                =========                               =========

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Shares available for future grants under the stock option plan are 7,078,232.

Stock Purchase Plan. The ESPP, established in 1977, provides to substantially all full-time employees of the Company, certain subsidiaries and certain other affiliated entities, the right to subscribe to an aggregate of 11.4 million shares of common stock. The purchase price for shares under any stock offering is to be 85% of the average market price on either the exercise date or the offering date, whichever is lower, but in no event less than the par value of the shares. At December 31, 2000, there were approximately 5.1 million shares available for future offerings.

The following table summarizes activity related to the various ESPP offerings:

                                     Date      Shares          Shares    Date
                                   Initiated Subscribed Price  Issued   Issued
                                   --------- ---------- ------ ------- ---------
   Twelfth Offering...............   2000     705,797   $ 7.31     --    2002
   Eleventh Offering..............   1998     106,913    71.94  94,149 1999/2000
   Tenth Offering.................   1996     125,540    26.70 116,567 1997/1998

For purposes of computing the pro forma effects of employees' purchase rights under the fair value accounting method prescribed by SFAS 123, the fair value of the Twelfth and Eleventh Offering under the ESPP is estimated on the date of grant using a version of the Black-Scholes option pricing model. The following weighted-average assumptions were used for the Twelfth and Eleventh Offerings, respectively: i) dividend yield of 0.00% and .95%; ii) expected volatility of 38% and 42%; iii) risk-free interest rate of 5.77% and 4.63%; and iv) expected life of one year. The weighted-average fair value of purchase rights granted under the Twelfth and Eleventh Offerings of the ESPP were $2.19 and $21.52, respectively. There were no offerings in 1999.

New Compensation Program. In connection with the Spin-off, KCSI adopted a new compensation program (the "Compensation Program") under which (1) certain senior management employees were granted performance based KCSI stock options and (2) all management employees and those directors of KCSI who are not employees (the "Outside Directors") became eligible to purchase a specified number of KCSI restricted shares and were granted a specified number of KCSI stock options for each restricted share purchased.

The performance stock options have an exercise price of $5.75 per share, which was the mean trading price of KCSI common stock on the New York Stock Exchange (the "NYSE") on July 13, 2000. The performance stock options vest and become exercisable in equal installments as KCSI's stock price achieves certain thresholds and after one year following the grant date. All performance thresholds have been met for these performance stock options and all will be exercisable on July 13, 2001. These stock options expire at the end of 10 years, subject to certain early termination events. Vesting will accelerate in the event of death, disability, or a KCSI board-approved change in control of KCSI.

The purchase price of the restricted shares, and the exercise price of the stock options granted in connection with the purchase of restricted shares, is based on the mean trading price of KCSI common stock on the NYSE on the date the employee or Outside Director purchased restricted shares under the Compensation Program. Each eligible employee and Outside Director was allowed to purchase the restricted shares offered under the Compensation Program on one date out of a selection of dates offered. With respect to management employees, the number of shares available for purchase and the number of options granted in connection with shares purchased were based on the compensation level of the employees. Each Outside Director was granted the right to purchase up to 3,000 restricted shares of KCSI, with two KCSI stock options granted in connection with each restricted share purchased. Shares purchased are restricted from sale and the options are not exercisable for a period of three years for senior management and the Outside Directors and two years for other management employees. KCSI provided senior management and the Outside Directors with the option of using

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

a sixty-day interest-bearing full recourse note to purchase these restricted shares. These loans accrued interest at 6.49% per annum and were all fully repaid by September 11, 2000.

Management employees purchased 475,597 shares of KCSI restricted stock under the Compensation Program and 910,697 stock options were granted in connection with the purchase of those restricted shares. Outside Directors purchased a total of 9,000 shares of KCSI restricted stock under the Compensation Program and 18,000 KCSI stock options were granted in connection with the purchase of those shares.

Employee Plan Funding Trust ("EPFT" or "Trust"). Effective September 30, 1998, the Company terminated the EPFT, which was established by KCSI as a grantor trust for the purpose of holding shares of Series B Preferred stock for the benefit of various KCSI employee benefit plans, including the ESOP, Stock Option Plans and ESPP (collectively, "Benefit Plans"). The EPFT was administered by an independent bank trustee ("Trustee") and included in the Company's consolidated financial statements.

In accordance with the Agreement to terminate the EPFT, the Company received 872,362 shares of Series B Preferred stock in full repayment of the indebtedness from the Trust. In addition, the remaining 127,638 shares of Series B Preferred stock were converted by the Trustee into KCSI common stock, at the rate of 6 to 1, resulting in the issuance to the EPFT of 765,828 shares of such common stock. The Trustee then transferred this common stock to KCSI and the Company has set these shares aside for use in connection with the 1991 KCSI Stock Option and Performance Award Plan, as amended and restated effective July 15, 1998. Following the foregoing transactions, the EPFT was terminated. The impact of the termination of the EPFT on the Company's consolidated condensed financial statements was a reclassification among the components of the stockholder's equity accounts, with no change in the consolidated assets and liabilities of the Company.

Treasury Stock. Shares of common stock in Treasury at December 31, 1998 totaled 18,461,663 compared with 18,082,201 at December 31, 1999 and 15,221,844 at
December 31, 2000. The Company issued shares of common stock from Treasury-- 831,675 in 1998, 609,462 in 1999 and 2,375,760 in 2000--to fund the exercise of options and subscriptions under various employee stock option and purchase plans. In 1998, approximately 33,500 shares were issued in conjunction with the acquisition of a subsidiary of Stilwell. In 2000 the Company issued 484,597 of restricted stock in connection with the New Compensation Program (see above). Treasury stock previously acquired had been accounted for as if retired. The 765,828 shares received in connection with the termination of the EPFT were added to Treasury stock during 1998. The Company repurchased 230,000 shares in 1999. Shares repurchased during 1998 and 2000 were not material.

Note 10. Profit Sharing and Other Postretirement Benefits

The Company maintains various plans for the benefit of its employees as described below. The Company's employee benefit expense for these plans aggregated $3.4, $4.2 and $2.3 million in 1998, 1999 and 2000, respectively.

Profit Sharing. Qualified profit sharing plans are maintained for most employees not included in collective bargaining agreements. Contributions for the Company and its subsidiaries are made at the discretion of the Boards of Directors in amounts not to exceed the maximum allowable for federal income tax purposes. During 2000, the Company combined the Profit Sharing Plan and the Company's 401(k) Plan into the KCSI Profit Sharing and 401(k) Plan. This allows employees to direct their profit sharing accounts into selected investments.

401(k) Plan. The Company's 401(k) plan permits participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. The Company matches contributions up to a

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

maximum of 3% of compensation. During 2000, the Company combined the Profit Sharing Plan and the Company's 401(k) Plan into the KCSI Profit Sharing and 401(k) Plan.

Employee Stock Ownership Plan. KCSI established the ESOP for employees not covered by collective bargaining agreements. KCSI contributions to the ESOP are based on a percentage (determined by the Compensation Committee of the Board of Directors) of wages earned by eligible employees.

Other Postretirement Benefits. The Company and several of its subsidiaries provide certain medical, life and other postretirement benefits other than pensions to its retirees. With the exception of the Gateway Western plans, which are discussed below, the medical and life plans are available to employees not covered under collective bargaining arrangements, who have attained age 60 and rendered ten years of service. Individuals employed as of December 31, 1992 were excluded from a specific service requirement. The medical plan is contributory and provides benefits for retirees, their covered dependents and beneficiaries. Benefit expense begins to accrue at age 40. The medical plan was amended effective January 1, 1993 to provide for annual adjustment of retiree contributions, and also contains, depending on the plan coverage selected, certain deductibles, co-payments, coinsurance and coordination with Medicare. The life insurance plan is non-contributory and covers retirees only. The Company's policy, in most cases, is to fund benefits payable under these plans as the obligations become due. However, certain plan assets (e.g., money market funds) do exist with respect to life insurance benefits.

During 1998, the Company adopted Statement of Financial Accounting Standards No. 132 "Employers' Disclosure about Pensions and Other Postretirement Benefits--an amendment of FASB Statements No. 87, 88, and 106" ("SFAS 132"). SFAS 132 establishes standardized disclosure requirements for pension and other postretirement benefit plans, requires additional information on changes in the benefit obligations and fair values of plan assets, and eliminates certain disclosures that are no longer considered useful. The standard does not change the measurement or recognition of pension or postretirement benefit plans.

Reconciliation of the accumulated postretirement benefit obligation, change in plan assets and funded status, respectively, at December 31 follows (in millions):

                                                          1998   1999   2000
                                                          -----  -----  -----
      Accumulated postretirement benefit obligation at
       beginning of year................................. $13.5  $13.2  $14.6
      Service cost.......................................   0.4    0.4    0.3
      Interest cost......................................   0.9    0.9    1.1
      Actuarial and other (gain) loss....................  (0.5)   1.2   (1.8)
      Benefits paid (i)..................................  (1.1)  (1.1)  (1.1)
                                                          -----  -----  -----
      Accumulated postretirement benefit obligation at
       end of year.......................................  13.2   14.6   13.1
                                                          -----  -----  -----
      Fair value of plan assets at beginning of year.....   1.3    1.4    1.3
      Actual return on plan assets.......................   0.2    0.1    0.1
      Benefits paid (i)..................................  (0.1)  (0.2)  (0.2)
                                                          -----  -----  -----
      Fair value of plan assets at end of year...........   1.4    1.3    1.2
                                                          -----  -----  -----
      Funded status and accrued benefit cost............. $11.8  $13.3  $11.9
                                                          =====  =====  =====

--------
(i) Benefits paid for the reconciliation of accumulated postretirement benefit obligation include both medical and life insurance benefits, whereas benefits paid for the fair value of plan assets reconciliation include only life insurance benefits. Plan assets relate only to the life insurance benefits. Medical benefits are funded as obligations become due.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Net periodic postretirement benefit cost included the following components (in millions):

                                                            1998   1999   2000
                                                            -----  -----  -----
      Service cost......................................... $ 0.4  $ 0.4  $ 0.3
      Interest cost........................................   0.9    0.9    1.1
      Expected return on plan assets.......................  (0.1)  (0.1)  (0.1)
                                                            -----  -----  -----
      Net periodic postretirement benefit cost............. $ 1.2  $ 1.2  $ 1.3
                                                            =====  =====  =====

The Company's health care costs, excluding Gateway Western and certain former employees of the MidSouth, are limited to the increase in the Consumer Price Index ("CPI") with a maximum annual increase of 5%. Accordingly, health care costs in excess of the CPI limit will be borne by the plan participants, and therefore assumptions regarding health care cost trend rates are not applicable.

The following assumptions were used to determine the postretirement obligations and costs for the years ended December 31:

                                                               1998  1999  2000
                                                               ----  ----  ----
      Annual increase in the CPI.............................. 2.50% 3.00% 3.00%
      Expected rate of return on life insurance plan assets... 6.50  6.50  6.50
      Discount rate........................................... 6.75  8.00  7.50
      Salary increase......................................... 4.00  4.00  3.00

Gateway Western's benefit plans are slightly different from those of the Company and other subsidiaries. Gateway Western provides contributory health, dental and life insurance benefits to substantially all of its active and retired employees, including those covered by collective bargaining agreements. Effective January 1, 1998, existing Gateway Western management employees converted to the Company's benefit plans. In 2000, the assumed annual rate of increase in health care costs for non-management Gateway Western employees was 10%, decreasing over six years to 5.5% in 2007 and thereafter. An increase or decrease in the assumed health care cost trend rates by one percent in 1998, 1999 and 2000 would not have a significant impact on the accumulated postretirement benefit obligation. The effect of this change on the aggregate of the service and interest cost components of the net periodic postretirement benefit is not significant.

Note 11. Commitments and Contingencies

Litigation. In the opinion of management, claims or lawsuits incidental to the business of the Company and its subsidiaries have been adequately provided for in the consolidated financial statements.

 Duncan Case

In 1998, a jury in Beauregard Parish, Louisiana returned a verdict against KCSR in the amount of $16.3 million. This case arose from a railroad crossing accident that occurred at Oretta, Louisiana on September 11, 1994, in which three individuals were injured. Of the three, one was injured fatally, one was rendered quadriplegic and the third suffered less serious injuries.

Subsequent to the verdict, the trial court held that the plaintiffs were entitled to interest on the judgment from the date the suit was filed, dismissed the verdict against one defendant and reallocated the amount of that verdict to the remaining defendants. The resulting total judgment against KCSR, together with interest, was approximately $27.0 million as of December 31, 1999.

On November 3, 1999, the Third Circuit Court of Appeals in Louisiana affirmed the judgment. Subsequently KCSR sought and obtained review of the case in the Supreme Court of Louisiana. On October 30, 2000 the

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Supreme Court of Louisiana entered its order affirming in part and reversing in part the judgment. The net effect of the Louisiana Supreme Court action was to reduce the allocation of negligence to KCSR and reduce the judgment, with interest, against KCSR from approximately $28 million to approximately $14.2 million (approximately $9.7 million of damages and $4.5 million of interest), which is in excess of KCSR's insurance coverage of $10 million for this case. KCSR filed an application for rehearing in the Supreme Court of Louisiana which was denied on January 5, 2001. KCSR then sought a stay of judgment in the Louisiana court. The Louisiana court denied the stay application on January 12, 2001. KCSR reached an agreement as to the payment structure of the judgment in this case and payment of the settlement was made on March 7, 2001.

KCSR had previously recorded a liability of approximately $3.0 million for this case. Based on the Supreme Court of Louisiana's decision, management recorded an additional liability of $11.2 million and a receivable in the amount of $7.0 million representing the amount of the insurance coverage. This resulted in recording $4.2 million of net operating expense in the accompanying consolidated financial statements for the year ended December 31, 2000.

 Bogalusa Cases

In July 1996, KCSR was named as one of twenty-seven defendants in various lawsuits in Louisiana and Mississippi arising from the explosion of a rail car loaded with chemicals in Bogalusa, Louisiana in October 1995. The explosion released nitrogen dioxide and oxides of nitrogen into the atmosphere over parts of Bogalusa and the surrounding area allegedly causing evacuations and injuries. Approximately 25,000 residents of Louisiana and Mississippi have asserted claims to recover damages allegedly caused by exposure to the released chemicals.

KCSR neither owned nor leased the rail car or the rails on which it was located at the time of the explosion in Bogalusa. KCSR did, however, move the rail car from Jackson to Vicksburg, Mississippi, where it was loaded with chemicals, and back to Jackson, where the car was tendered to the IC. The explosion occurred more than 15 days after we last transported the rail car. The car was loaded in excess of its standard weight, but under its capacity, when it was transported to interchange with the IC.

The trial of a group of twenty plaintiffs in the Mississippi lawsuits arising from the chemical release resulted in a jury verdict and judgment in our favor in June 1999. The jury found that we were not negligent and that the plaintiffs had failed to prove that they were damaged. The trial of the Louisiana class action is scheduled to commence on June 11, 2001. The trial of a second group of Mississippi plaintiffs is scheduled for January 2002.

Management believes the probability of liability for damages in these cases to be remote. If the Company were to be found liable for punitive damages in these cases, such a judgment could have a material adverse effect on the Company's results of operations, financial position and cash flows.

 Houston Cases

In August 2000 KCSR and certain of its affiliates were added as defendants in lawsuits pending in Jefferson and Harris Counties, Texas. These lawsuits allege damage to approximately 3,000 plaintiffs as a result of an alleged toxic chemical release from a tank car in Houston, Texas on August 21, 1998. Litigation involving the shipper and the delivering carrier had been pending for some time, but KCSR, which handled the car during the course of its transport, had not previously been named a defendant. On information currently available, management believes the Company's probability of liability for damages in these cases to be remote.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

 Jaroslawicz Class Action

On October 3, 2000, a lawsuit was filed in the New York State Supreme Court purporting to be a class action on behalf of the Company's preferred shareholders, and naming KCSI, its Board of Directors and Stilwell Financial Inc. as defendants. This lawsuit seeks a declaration that the Spin-off was a defacto liquidation of KCSI, alleges violation of directors' fiduciary duties to the preferred shareholders and also seeks a declaration that the preferred shareholders are entitled to receive the par value of their shares and other relief. The Company filed a motion to dismiss with prejudice in the New York State Supreme Court on December 22, 2000; the plaintiff filed its brief in opposition to the motion to dismiss on February 1, 2001, and the Company served reply papers on March 7, 2001. The motion to dismiss is now fully briefed and a ruling has not been rendered. Management believes the suit to be groundless and will continue to defend the matter vigorously.

Diesel Fuel Commitments and Hedging Activities. Fuel expense is a significant component of the Company's operating expenses. Fuel costs are affected by (i) traffic levels, (ii) efficiency of operations and equipment, and (iii) fuel market conditions. Controlling fuel expenses is a concern of management, and expense control remains a top priority. As a result, the Company has established a program to hedge against fluctuations in the price of its diesel fuel purchases to protect the Company's operating results against adverse fluctuations in fuel prices. KCSR enters into forward diesel fuel purchase commitments and commodity swap transactions (fuel swaps or caps) as a means of fixing future fuel prices. These transactions are accounted for as hedges and are correlated to market benchmarks. Hedge positions are monitored to ensure that they will not exceed actual fuel requirements in any period.

At the end of 1997, the Company had purchase commitments for approximately 27% of expected 1998 diesel fuel usage, as well as fuel swaps for approximately 37% of expected 1998 usage. As a result of actual fuel prices remaining below both the purchase commitment price and the swap price during 1998, the Company's fuel expense was approximately $4.0 million higher. The purchase commitments resulted in a higher cost of approximately $1.7 million, while the Company made payments of approximately $2.3 million related to the 1998 fuel swap transactions. At December 31, 1998, the Company had purchase commitments and fuel swap transactions for approximately 32% and 16%, respectively, of expected 1999 diesel fuel usage. In 1999, KCSR saved approximately $0.6 million as a result of these purchase commitments. The fuel swap transactions resulted in higher fuel expense of approximately $1 million. At December 31, 1999, the Company had no outstanding purchase commitments for 2000 and had entered into two diesel fuel cap transactions for a total of six million gallons (approximately 10% of expected 2000 usage) at a cap price of $0.60 per gallon. These hedging instruments expired on March 31, 2000 and June 30, 2000. The Company received approximately $0.8 million during 2000 related to these diesel fuel cap transactions and recorded the proceeds as a reduction of diesel fuel expenses. At December 31, 2000, KCSR had purchase commitments for approximately 12.6% of budgeted gallons of fuel for 2001. There are currently no diesel fuel cap or swap transactions. See Note 2.

In accordance with the provision of the KCS Credit Facilities requiring the Company to manage its interest rate risk through hedging activity, at December 31, 2000 the Company has five separate interest rate cap agreements for an aggregate notional amount of $200 million expiring on various dates in 2002. The interest rate caps are linked to LIBOR. $100 million of the aggregate notional amount provides a cap on the Company's interest rate of 7.25% plus the applicable spread, while $100 million limits the interest rate to 7% plus the applicable spread. Counterparties to the interest rate cap agreements are major financial institutions who also participate in the New Credit Facilities. Credit loss from counterparty non-performance is not anticipated. See Note 2.

Foreign Exchange Matters. In connection with the Company's investment in Grupo TFM, matters arise with respect to financial accounting and reporting for foreign currency transactions and for translating foreign currency financial statements into U.S. dollars. The Company follows the requirements outlined in Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation" ("SFAS 52"), and related authoritative

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

guidance. In 1997, the Company entered into foreign currency contracts in order to reduce the impact of fluctuations in the value of the Mexican peso on its investment in Grupo TFM. These contracts were intended to hedge only a portion of the Company's exposure related to the final installment of the purchase price and not any other transactions or balances. In April 1997, the Company recorded a gain in connection with these contracts and such gain was deferred and has been accounted for as a component of the Company's investment in Grupo TFM.

Prior to January 1, 1999, Mexico's economy was classified as "highly inflationary" as defined in SFAS 52. Accordingly, under the highly inflationary accounting guidance in SFAS 52, the U.S. dollar was used as Grupo TFM's functional currency, and any gains or losses from translating Grupo TFM's financial statements into U.S. dollars were included in the determination of its net income (loss). Equity earnings (losses) from Grupo TFM included in the Company's results of operations reflected the Company's share of such translation gains and losses.

Effective January 1, 1999, the SEC staff declared that Mexico should no longer be considered a highly inflationary economy. Accordingly, the Company performed an analysis under the guidance of SFAS 52 to determine whether the U.S. dollar or the Mexican peso should be used as the functional currency for financial accounting and reporting purposes for periods subsequent to December 31, 1998. Based on the results of the analysis, management believes the U.S. dollar to be the appropriate functional currency for the Company's investment in Grupo TFM; therefore, the financial accounting and reporting of the operating results of Grupo TFM will be performed using the U.S. dollar as Grupo TFM's functional currency.

Because the Company is required to report equity in Grupo TFM under GAAP and Grupo TFM reports under International Accounting Standards, fluctuations in deferred income tax calculations occur based on translation requirements and differences in accounting standards. The deferred income tax calculations are significantly impacted by fluctuations in the relative value of the Mexican peso versus the U.S. dollar and the rate of Mexican inflation, and can result in significant variances in the amount of equity earnings (losses) reported by the Company.

The Company continues to evaluate existing alternatives with respect to utilizing foreign currency instruments to hedge its U.S. dollar investment in Grupo TFM as market conditions change or exchange rates fluctuate. At December 31, 1998, 1999 and 2000, the Company had no outstanding foreign currency hedging instruments.

Environmental Liabilities. The Company's transportation operations are subject to extensive regulation under environmental protection laws and its land holdings have been used for transportation purposes or leased to third parties for commercial and industrial purposes. The Company records liabilities for remediation and restoration costs related to past activities when the Company's obligation is probable and the costs can be reasonably estimated. Costs of ongoing compliance activities to current operations are expensed as incurred.

The Company's recorded liabilities for these issues represent its best estimates (on an undiscounted basis) of remediation and restoration costs that may be required to comply with present laws and regulations. At December 31, 1998, 1999 and 2000 these recorded liabilities were not material. Although these costs cannot be predicted with certainty, management believes that the ultimate outcome of identified matters will not have a material adverse effect on the Company's consolidated results of operations or financial condition.

Panama Canal Railway Company. In January 1998, the Republic of Panama awarded PCRC, a joint venture between KCSR and Mi-Jack, the concession to reconstruct and operate the Panama Canal Railway. The 47-mile railroad runs parallel to the Panama Canal and, upon reconstruction, will provide international shippers with an important complement to the Panama Canal. Under certain limited conditions, the Company is a guarantor for

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

up to $15 million of cash deficiencies associated with project completion. Additionally, if the Company or its partner terminate the concession contract without the consent of the IFC, the Company is a guarantor for up to 50% of the outstanding senior loans. The total cost of the reconstruction project is estimated to be $75 million with an equity commitment from KCSR not to exceed $16.5 million. See Note 3.

Automotive and Intermodal Facility at the Former Richards-Gebaur Airbase. In conjunction with the construction of an intermodal and automotive facility at the former Richards-Gebaur airbase in Kansas City, Missouri, KCSR expects to spend approximately $20 million for site improvements and infrastructure. Additionally, KCSR has negotiated a lease arrangement with the City of Kansas City, Missouri for a period of fifty years. Lease payments are expected to approximate $665,000 per year and will be adjusted for inflation based on agreed-upon formulas.

Note 12. Control

Subsidiaries and Affiliates. The Company is party to certain agreements with TMM covering the Grupo TFM and Mexrail ventures, which contain "change of control" provisions, provisions intended to preserve Company's and TMM's proportionate ownership of the ventures, and super majority provisions with respect to voting on certain significant transactions. Such agreements also provide a right of first refusal in the event that either party initiates a divestiture of its equity interest in Grupo TFM or Mexrail. Under certain circumstances, such agreements could affect the Company's ownership percentage and rights in these equity affiliates.

Employees. The Company and certain of its subsidiaries have entered into agreements with employees whereby, upon defined circumstances constituting a change in control of the Company or subsidiary, certain stock options become exercisable, certain benefit entitlements are automatically funded and such employees are entitled to specified cash payments upon termination of employment.

Assets. The Company and certain of its subsidiaries have established trusts to provide for the funding of corporate commitments and entitlements of officers, directors, employees and others in the event of a specified change in control of the Company or subsidiary. Assets held in such trusts at December 31, 2000 were not material. Depending upon the circumstances at the time of any such change in control, the most significant factor of which would be the highest price paid for KCSI common stock by a party seeking to control the Company, funding of the Company's trusts could be very substantial.

Debt. Certain loan agreements and debt instruments entered into or guaranteed by the Company and its subsidiaries provide for default in the event of a specified change in control of the Company or particular subsidiaries of the Company.

Stockholder Rights Plan. On September 19, 1995, the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of the Company's common stock, $.01 par value per share (the "Common stock"), to the stockholders of record on October 12, 1995. Each Right entitles the registered holder to purchase from the Company 1/1,000th of a share of Series A Preferred Stock (the "Preferred Stock") or in some circumstances, Common stock, other securities, cash or other assets as the case may be, at a price of $210 per share, subject to adjustment.

The Rights, which are automatically attached to the Common stock, are not exercisable or transferable apart from the Common stock until the tenth calendar day following the earlier to occur of (unless extended by the Board of Directors and subject to the earlier redemption or expiration of the Rights):
(i) the date of a public announcement that an acquiring person acquired, or obtained the right to acquire, beneficial ownership of 20 percent or more of the outstanding shares of the Common stock of the Company (or 15 percent in the case that

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

such person is considered an "adverse person"), or (ii) the commencement or announcement of an intention to make a tender offer or exchange offer that would result in an acquiring person beneficially owning 20 percent or more of such outstanding shares of Common stock of the Company (or 15 percent in the case that such person is considered an "adverse person"). Until exercised, the Right will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. In connection with certain business combinations resulting in the acquisition of the Company or dispositions of more than 50% of Company assets or earnings power, each Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of the highest priority voting securities of the acquiring company (or certain of its affiliates) that at the time of such transaction would have a market value of two times the exercise price of the Right. The Rights expire on October 12, 2005, unless earlier redeemed by the Company as described below.

At any time prior to the tenth calendar day after the first date after the public announcement that an acquiring person has acquired beneficial ownership of 20 percent (or 15 percent in some instances) or more of the outstanding shares of the Common stock of the Company, the Company may redeem the Rights in whole, but not in part, at a price of $0.005 per Right. In addition, the Company's right of redemption may be reinstated following an inadvertent trigger of the Rights (as determined by the Board) if an acquiring person reduces its beneficial ownership to 10 percent or less of the outstanding shares of Common stock of the Company in a transaction or series of transactions not involving the Company.

The Series A Preferred shares purchasable upon exercise of the Rights will have a cumulative quarterly dividend rate set by the Board of Directors or equal to 1,000 times the dividend declared on the Common stock for such quarter. Each share will have the voting rights of one vote on all matters voted at a meeting of the stockholders for each 1/1,000th share of preferred stock held by such stockholder. In the event of any merger, consolidation or other transaction in which the common shares are exchanged, each Series A Preferred share will be entitled to receive an amount equal to 1,000 times the amount to be received per common share. In the event of a liquidation, the holders of Series A Preferred shares will be entitled to receive $1,000 per share or an amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of Common stock. The shares will not be redeemable. The vote of holders of a majority of the Series A Preferred shares, voting together as a class, will be required for any amendment to the Company's Certificate of Incorporation that would materially and adversely alter or change the powers, preferences or special rights of such shares.

Note 13. Quarterly Financial Data (Unaudited) (in millions, except per share amounts):

Spin-off of Stilwell

The quarterly information presented herein for the first quarter of 2000 and each 1999 quarter differs from that presented in the Company's Form 10-Q filings for the applicable quarter as a result of the classification of Stilwell as a discontinued operation and the reverse stock split.

Restatement of Financial Statements. The Company restated its consolidated statements of income for the three months ended September 30, 2000 to present the $4.2 million attributed to interest in the Duncan Case judgment in "Cost and Expenses". This amount had previously been classified as "Interest Expense". These revisions had no impact on income from continuing operations, net income, earnings per share or on total shareholders' equity as previously reported.

Reverse Stock Split. On July 12, 2000, KCSI completed a reverse stock split of its common shares whereby every two shares of KCSI common stock was converted into one share of KCSI common stock. The quarterly Per Share Data presented for 1999 and 2000 herein reflects this reverse stock split for all periods presented. Additionally, the range of stock prices for common stock reflect this reverse stock split for all periods presented and the Spin-off for periods subsequent to July 12, 2000.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                                           2000
                                             -----------------------------------
                                             Fourth    Third    Second    First
                                             Quarter  Quarter   Quarter  Quarter
                                             -------  --------  -------  -------
                                                      Restated
Revenues.................................... $134.8   $ 144.1   $ 144.4  $ 148.9
Costs and expenses..........................  114.2     115.8     111.7    116.6
Depreciation and amortization...............   13.7      13.8      14.3     14.3
                                             ------   -------   -------  -------
  Operating income..........................    6.9      14.5      18.4     18.0
Equity in net earnings (losses) of
 unconsolidated affiliates:
  Grupo TFM.................................    2.8       2.6       8.0      8.2
  Other.....................................   (1.1)      1.5       1.2      0.6
Interest expense............................  (11.6)    (18.3)    (18.4)   (17.5)
Other, net..................................    1.2       1.2       0.9      2.7
                                             ------   -------   -------  -------
Income from continuing operations before
 income taxes...............................   (1.8)      1.5      10.1     12.0
Income taxes provision (benefit)............   (5.4)     (1.1)      1.3      1.6
                                             ------   -------   -------  -------
Income from continuing operations...........    3.6       2.6       8.8     10.4
Income from discontinued operations, net of
 income taxes...............................    --       23.4     151.7    188.7
                                             ------   -------   -------  -------
Income before extraordinary item............    3.6      26.0     160.5    199.1
Extraordinary items, net of income taxes
  Debt retirement costs--KCSI...............    --       (1.1)      --      (5.9)
  Debt retirement costs--Grupo TFM..........    --       (1.7)      --       --
                                             ------   -------   -------  -------
Net income..................................    3.6      23.2     160.5    193.2
                                             ======   =======   =======  =======
Per Share Data (i)
  Basic Earnings per Common share
  Continuing operations..................... $ 0.06   $  0.05   $  0.16  $  0.18
  Discontinued operations...................    --       0.40      2.72     3.40
                                             ------   -------   -------  -------
    Basic Earnings per Common share before
     extraordinary item.....................   0.06      0.45      2.88     3.58
  Extraordinary item, net of income taxes...    --      (0.05)      --     (0.10)
                                             ------   -------   -------  -------
      Total Basic Earnings per Common share. $ 0.06   $  0.40   $  2.88  $  3.48
                                             ======   =======   =======  =======
  Diluted Earnings per Common share
  Continuing operations..................... $ 0.06   $  0.05   $  0.15  $  0.18
  Discontinued operations...................    --       0.39      2.59     3.24
                                             ------   -------   -------  -------
    Diluted Earnings per Common share before
     extraordinary item.....................   0.06      0.44      2.74     3.42
  Extraordinary item, net of income taxes...    --      (0.05)      --     (0.10)
                                             ------   -------   -------  -------
      Total Diluted Earnings per Common
       share................................ $ 0.06   $  0.39   $  2.74  $  3.32
                                             ======   =======   =======  =======
Dividends per share:
  Preferred................................. $ 0.25   $  0.25   $  0.25  $  0.25
  Common.................................... $  --    $   --    $   --   $   --
Stock Price Ranges:
  Preferred--High........................... $20.88   $ 20.00   $ 19.50  $ 16.00
  --Low.....................................  20.31     18.63     14.75    14.25
  Common--High..............................  10.31    191.50    177.75   187.75
  --Low.....................................   7.36      5.13    117.75   127.75

--------
(i) The accumulation of 2000's four quarters for Basic and Diluted earnings
    (loss) per share data does not total the respective earnings per share for the year ended December 31, 2000 due to rounding and the impact of the timing of the Spin-off related to changes in weighted average shares.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                                        1999
                                           ----------------------------------
                                           Fourth    Third   Second    First
                                           Quarter  Quarter  Quarter  Quarter
                                           -------  -------  -------  -------
Revenues.................................. $ 151.7  $ 149.1  $ 148.7  $ 151.9
Costs and expenses........................   132.4    120.2    114.6    113.2
Depreciation and amortization.............    13.9     14.3     14.4     14.3
                                           -------  -------  -------  -------
  Operating income........................     5.4     14.6     19.7     24.4
Equity in net earnings (losses) of
 unconsolidated affiliates:
  Grupo TFM...............................    (3.3)     3.8      0.5      0.5
  Other...................................     0.2      1.3      1.6      0.6
Interest expense..........................   (14.1)   (14.7)   (14.6)   (14.0)
Other, net................................     2.1      1.3      1.0      0.9
                                           -------  -------  -------  -------
Income from continuing operations before
 income taxes.............................    (9.7)     6.3      8.2     12.4
Income taxes provision (benefit)..........    (2.5)     1.7      3.0      4.8
                                           -------  -------  -------  -------
Income from continuing operations.........    (7.2)     4.6      5.2      7.6
Income from discontinued operations, net
 of income taxes..........................    98.5     82.7     70.9     61.0
                                           -------  -------  -------  -------
Net income................................ $  91.3  $  87.3  $  76.1  $  68.6
                                           =======  =======  =======  =======
Per Share Data (i)
  Basic Earnings per Common share
    Continuing operations................. $ (0.13) $  0.08  $  0.09  $  0.14
    Discontinued operations...............    1.78     1.50     1.29     1.11
                                           -------  -------  -------  -------
      Total Basic Earnings per Common
       share.............................. $  1.65  $  1.58  $  1.38  $  1.25
                                           =======  =======  =======  =======
  Diluted Earnings per Common share
    Continuing operations................. $ (0.13) $  0.08  $  0.09  $  0.13
    Discontinued operations...............    1.78     1.43     1.22     1.06
                                           -------  -------  -------  -------
      Total Diluted Earnings per Common
       share.............................. $  1.65  $  1.51  $  1.31  $  1.19
                                           =======  =======  =======  =======
Dividends per share:
  Preferred............................... $  0.25  $  0.25  $  0.25  $  0.25
  Common.................................. $  0.08  $  0.08  $  0.08  $  0.08
Stock Price Ranges:
  Preferred--High......................... $ 16.00  $ 16.25  $ 16.50  $ 16.25
  --Low...................................   14.00    13.50    13.75    14.88
  Common--High............................  150.00   131.88   132.88   114.75
  --Low...................................   75.00    86.63   100.50    86.63

--------
(i) The accumulation of 1999's four quarters for Diluted earnings (loss) per share data does not total the respective earnings per share for the year ended December 31, 1999 due to share repurchases and the anti-dilutive nature of options in the fourth quarter 1999 calculation.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Note 14. Condensed Consolidating Financial Information

As discussed in Note 7, in September 2000 KCSR issued $200 million 9.5% Senior Notes due 2008. These notes are unsecured obligations of KCSR, however, they are also jointly and severally and fully and unconditionally guaranteed on an unsecured senior basis by KCSI and certain of the subsidiaries (all of which are wholly-owned) within the KCSI consolidated group. KCSI has registered exchange notes with substantially identical terms and associated guarantees with the SEC.

The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 "Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered." This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles.

Condensed Consolidating Statements of Income

                                 Three months ended March 31, 2001 (dollars in millions)
                          -----------------------------------------------------------------------
                                                       (unaudited)
                                                              Non-
                                  Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          ------  ---------- ------------ ------------ ------------- ------------
Revenues................  $ --      $130.2      $16.2        $ 5.5        $ (7.9)       $144.0
Costs and expenses......    2.4      125.2       12.6          5.6          (7.9)        137.9
                          -----     ------      -----        -----        ------        ------
  Operating income
   (loss)...............   (2.4)       5.0        3.6         (0.1)          --            6.1
Equity in net earnings
 of Unconsolidated
 affiliates and
 Subsidiaries...........    8.0       12.5        --          11.6         (20.9)         11.2
Interest expense........   (0.2)     (14.8)      (0.8)        (0.1)          0.7         (15.2)
Other, net..............    --         1.7        --           --           (0.7)          1.0
                          -----     ------      -----        -----        ------        ------
  Income from continuing
   operations before
   income taxes.........    5.4        4.4        2.8         11.4         (20.9)          3.1
Income tax provision
 (benefit)..............   (0.9)      (3.5)       1.1          0.1           --           (3.2)
                          -----     ------      -----        -----        ------        ------
Income before cumulative
 effect of Accounting
 change.................    6.3        7.9        1.7         11.3         (20.9)          6.3
                          -----     ------      -----        -----        ------        ------
Cumulative effect of
 accounting Change, net
 of income taxes........   (0.4)      (0.4)       --           --            0.4          (0.4)
                          -----     ------      -----        -----        ------        ------
Net income..............  $ 5.9     $  7.5      $ 1.7        $11.3        $(20.5)       $  5.9
                          =====     ======      =====        =====        ======        ======

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                 Three months ended March 31, 2000 (dollars in millions)
                          -----------------------------------------------------------------------
                                                       (unaudited)
                                                              Non-
                                  Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          ------  ---------- ------------ ------------ ------------- ------------
Revenues................  $  --     $135.4      $16.5        $  2.4       $  (5.4)      $148.9
Costs and expenses......     3.4     116.8       13.9           2.2          (5.4)       130.9
                          ------    ------      -----        ------       -------       ------
  Operating income
   (loss)...............    (3.4)     18.6        2.6           0.2           --          18.0
Equity in net earnings
 of unconsolidated
 affiliates and
 subsidiaries...........    12.1       8.7        --            8.6         (20.6)         8.8
Interest expense........    (2.4)    (17.0)      (1.0)         (0.7)          3.6        (17.5)
Other, net..............     3.2       3.1        --            --           (3.6)         2.7
                          ------    ------      -----        ------       -------       ------
  Income from continuing
   operations before
   income taxes.........     9.5      13.4        1.6           8.1         (20.6)        12.0
Income tax provision
 (benefit)..............    (0.9)      1.5        0.6           0.4           --           1.6
                          ------    ------      -----        ------       -------       ------
Income from continuing
 operations.............    10.4      11.9        1.0           7.7         (20.6)        10.4
Income from discontinued
 operations.............   188.7       --         --          188.7        (188.7)       188.7
                          ------    ------      -----        ------       -------       ------
Income before
 extraordinary items....   199.1      11.9        1.0         196.4        (209.3)       199.1
Extraordinary items, net
 of income taxes........    (5.9)      --         --            --            --          (5.9)
                          ------    ------      -----        ------       -------       ------
Net income..............  $193.2    $ 11.9      $ 1.0        $196.4       $(209.3)      $193.2
                          ======    ======      =====        ======       =======       ======

                                         December 31, 2000 (dollars in millions)
                          -----------------------------------------------------------------------
                                                              Non-
                                  Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          ------  ---------- ------------ ------------ ------------- ------------
Revenues................  $  --     $521.9      $61.6        $ 11.0       $ (22.3)      $572.2
Costs and expenses......    10.0     465.1       51.0          10.6         (22.3)       514.4
                          ------    ------      -----        ------       -------       ------
  Operating income
   (loss)...............   (10.0)     56.8       10.6           0.4           --          57.8
Equity in net earnings
 (losses) of
 unconsolidated
 affiliates and
 subsidiaries...........    31.3      28.2        --           22.9         (58.6)        23.8
Interest expense........    (2.6)    (65.1)      (4.2)         (1.1)          7.2        (65.8)
Other, net..............     4.0       8.7        0.5           --           (7.2)         6.0
                          ------    ------      -----        ------       -------       ------
  Income (loss) from
   continuing operations
   before income taxes..    22.7      28.6        6.9          22.2         (58.6)        21.8
Income tax provision
 (benefit)..............    (2.7)     (0.9)      (1.3)          1.3           --          (3.6)
                          ------    ------      -----        ------       -------       ------
Income (loss) from
 continuing operations..    25.4      29.5        8.2          20.9         (58.6)        25.4
Income (loss) from
 discontinued
 operations.............   363.8       --         --          363.8        (363.8)       363.8
                          ------    ------      -----        ------       -------       ------
Income (loss) before
 extraordinary items....   389.2      29.5        8.2         384.7        (422.4)       389.2
Extraordinary items, net
 of income taxes........    (8.7)     (1.1)       --           (1.7)          2.8         (8.7)
                          ------    ------      -----        ------       -------       ------
Net income (loss).......  $380.5    $ 28.4      $ 8.2        $383.0       $(419.6)      $380.5
                          ======    ======      =====        ======       =======       ======

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                         December 31, 1999 (dollars in millions)
                          -----------------------------------------------------------------------
                                                              Non-
                                  Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          ------  ---------- ------------ ------------ ------------- ------------
Revenues................  $  --     $544.9      $73.4        $ 10.3       $ (27.2)      $601.4
Costs and expenses......    12.7     474.3       66.9          10.6         (27.2)       537.3
                          ------    ------      -----        ------       -------       ------
  Operating income
   (loss)...............   (12.7)     70.6        6.5          (0.3)          --          64.1
Equity in net earnings
 (losses) of
 unconsolidated
 affiliates and
 subsidiaries...........    18.0      (5.0)       --            2.0          (9.8)         5.2
Interest expense........   (48.7)    (35.2)      (2.9)        (19.3)         48.7        (57.4)
Other, net..............    49.8       3.4        0.7           0.1         (48.7)         5.3
                          ------    ------      -----        ------       -------       ------
  Income (loss) from
   continuing operations
   before income taxes..     6.4      33.8        4.3         (17.5)         (9.8)        17.2
Income tax provision
 (benefit)..............    (3.8)     15.8        1.6          (6.6)          --           7.0
                          ------    ------      -----        ------       -------       ------
Income (loss) from
 continuing
 operations.............    10.2      18.0        2.7         (10.9)         (9.8)        10.2
Income (loss) from
 discontinued
 operations.............   313.1       --         --          313.1        (313.1)       313.1
                          ------    ------      -----        ------       -------       ------
Income (loss) before
 extraordinary items....   323.3      18.0        2.7         302.2        (322.9)       323.3
Extraordinary items, net
 of income taxes........     --        --         --            --            --           --
                          ------    ------      -----        ------       -------       ------
Net income (loss).......  $323.3    $ 18.0      $ 2.7        $302.2       $(322.9)      $323.3
                          ======    ======      =====        ======       =======       ======

                                         December 31, 1998 (dollars in millions)
                          -----------------------------------------------------------------------
                                                              Non-
                                  Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          ------  ---------- ------------ ------------ ------------- ------------
Revenues................  $  --     $549.9      $87.4        $ 11.1       $ (34.9)      $613.5
Costs and expenses......    11.0     436.1       72.1          11.0         (34.9)       495.3
                          ------    ------      -----        ------       -------       ------
  Operating income
   (loss)...............   (11.0)    113.8       15.3           0.1           --         118.2
Equity in net earnings
 (losses) of
 unconsolidated
 affiliates and
 subsidiaries...........    48.1      (5.5)       0.2          (2.9)        (42.8)        (2.9)
Interest expense........   (53.5)    (37.7)      (3.0)        (19.0)         53.6        (59.6)
Other, net..............    50.2       3.6        2.0           3.9         (50.3)         9.4
                          ------    ------      -----        ------       -------       ------
  Income (loss) from
   continuing operations
   before income taxes..    33.8      74.2       14.5         (17.9)        (39.5)        65.1
Income tax provision
 (benefit)..............    (4.2)     31.8        5.6          (6.1)          --          27.1
                          ------    ------      -----        ------       -------       ------
Income (loss) from
 continuing
 operations.............    38.0      42.4        8.9         (11.8)        (39.5)        38.0
Income (loss) from
 discontinued
 operations.............   152.2       --         --          152.2        (152.2)       152.2
                          ------    ------      -----        ------       -------       ------
Income (loss) before
 extraordinary items....   190.2      42.4        8.9         140.4        (191.7)       190.2
Extraordinary items, net
 of income taxes........     --        --         --            --            --           --
                          ------    ------      -----        ------       -------       ------
Net income (loss).......  $190.2    $ 42.4      $ 8.9        $140.4       $(191.7)      $190.2
                          ======    ======      =====        ======       =======       ======

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Condensed Consolidating Balance Sheets

                                       As of March 31, 2001 (dollars in millions)
                         ----------------------------------------------------------------------
                                                      (unaudited)
                                                            Non-
                                Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                         Parent   Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                         ------ ---------- ------------ ------------ ------------- ------------
Assets:
  Current assets........ $  5.3  $  186.2     $ 35.6       $ 10.1      $   (12.8)    $  224.4
  Investments held for
   operating purposes
   and investments in
   subsidiaries.........  671.6     447.3        0.7        353.1       (1,108.3)       364.4
  Properties, net.......    0.4   1,230.3       94.1          2.0            --       1,326.8
  Intangibles and other
   assets...............    0.3      28.3       14.1          0.1           (2.0)        40.8
                         ------  --------     ------       ------      ---------     --------
    Total assets........ $677.6  $1,892.1     $144.5       $365.3      $(1,123.1)    $1,956.4
                         ======  ========     ======       ======      =========     ========
Liabilities and Equity:
  Current liabilities... $  7.6  $  214.3     $ 23.0       $ 15.2      $   (12.7)    $  247.4
  Long-term debt........    1.6     629.0        7.4          5.0            --         643.0
  Payable to affiliates.    5.8       --        32.9          --           (38.7)         --
  Deferred income taxes.    7.8     316.7       10.1          4.3           (2.0)       336.9
  Other liabilities.....    5.2      67.4        7.1          --            (0.2)        79.5
  Stockholders' equity..  649.6     664.7       64.0        340.8       (1,069.5)       649.6
                         ------  --------     ------       ------      ---------     --------
    Total liabilities
     and equity......... $677.6  $1,892.1     $144.5       $365.3      $(1,123.1)    $1,956.4
                         ======  ========     ======       ======      =========     ========

                                        December 31, 2000 (dollars in millions)
                         ----------------------------------------------------------------------
                                                            Non-
                                Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                         Parent   Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                         ------ ---------- ------------ ------------ ------------- ------------
Assets:
  Current assets........ $ 16.9  $  179.7     $ 32.6       $ 10.1      $   (22.9)    $  216.4
  Investments held for
   operating purposes
   and investments in
   subsidiaries.........  666.3     445.0        0.7        343.8       (1,097.6)       358.2
  Properties, net.......    0.3   1,230.1       95.2          2.2            --       1,327.8
  Intangibles and other
   assets...............    0.2      29.1       14.5          0.3           (2.0)        42.1
                         ------  --------     ------       ------      ---------     --------
    Total assets........ $683.7  $1,883.9     $143.0       $356.4      $(1,122.5)    $1,944.5
                         ======  ========     ======       ======      =========     ========
Liabilities and Equity:
  Current liabilities... $ 21.8  $  221.1     $ 21.2       $  7.8      $   (22.9)    $  249.0
  Long-term debt........    1.6     624.0        7.7          5.1            --         638.4
  Payable to affiliates.    3.4       --        32.8          --           (36.2)         --
  Deferred income taxes.    7.2     313.4        9.7          3.9           (2.0)       332.2
  Other liabilities.....    6.3      65.8        9.4          --             --          81.5
  Stockholders' equity..  643.4     659.6       62.2        339.6       (1,061.4)       643.4
                         ------  --------     ------       ------      ---------     --------
    Total liabilities
     and
     equity............. $683.7  $1,883.9     $143.0       $356.4      $(1,122.5)    $1,944.5
                         ======  ========     ======       ======      =========     ========

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                         December 31, 1999 (dollars in millions)
                         ------------------------------------------------------------------------
                                                              Non-
                                  Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                         -------- ---------- ------------ ------------ ------------- ------------
Assets:
  Current assets........ $    9.9  $  165.6     $ 34.9      $   19.4     $   (21.3)    $  208.5
  Investments held for
   operating purposes
   and investments in
   subsidiaries.........  1,148.0      55.7        0.7         290.4      (1,157.7)       337.1
  Properties, net.......      0.4   1,180.6       93.8           2.6           --       1,277.4
  Intangibles and other
   assets...............      8.0      14.1       14.7           0.2          (2.6)        34.4
  Net assets of
   discontinued
   operations...........    814.6       --         --          814.6        (814.6)       814.6
                         --------  --------     ------      --------     ---------     --------
    Total assets........ $1,980.9  $1,416.0     $144.1      $1,127.2     $(1,996.2)    $2,672.0
                         ========  ========     ======      ========     =========     ========
Liabilities and Equity:
  Current liabilities... $   34.7  $  202.7     $ 26.4      $   11.7     $   (21.3)    $  254.2
  Long-term debt........    647.8      58.6       38.3           5.3           --         750.0
  Payable to affiliates.      3.9     394.2        4.5         335.7        (738.3)         --
  Deferred income taxes.      4.9     280.9       12.6           1.6          (2.6)       297.4
  Other liabilities.....      6.5      71.8        9.0           --            --          87.3
  Stockholders equity...  1,283.1     407.8       53.3         772.9      (1,234.0)     1,283.1
                         --------  --------     ------      --------     ---------     --------
    Total liabilities
     and
     equity............. $1,980.9  $1,416.0     $144.1      $1,127.2     $(1,996.2)    $2,672.0
                         ========  ========     ======      ========     =========     ========

                                         December 31, 1998 (dollars in millions)
                         ------------------------------------------------------------------------
                                                              Non-
                                  Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                         -------- ---------- ------------ ------------ ------------- ------------
Assets:
  Current assets........ $    4.6  $  173.7     $ 32.3      $   12.4     $   (12.8)    $  210.2
  Investments held for
   operating purposes
   and investments in
   subsidiaries.........  1,125.4      76.0        0.5         307.4      (1,181.4)       327.9
  Properties, net.......      0.4   1,124.0       90.7          14.2           --       1,229.3
  Intangibles and other
   assets...............      5.2      13.6       16.6           1.5          (7.5)        29.4
  Net assets of
   discontinued
   operations...........    540.2       --         --          540.2        (540.2)       540.2
                         --------  --------     ------      --------     ---------     --------
    Total assets........ $1,675.8  $1,387.3     $140.1      $  875.7     $(1,741.9)    $2,337.0
                         ========  ========     ======      ========     =========     ========
Liabilities and Equity:
  Current liabilities... $   21.4  $  189.9     $ 19.6      $    9.7     $   (32.1)    $  208.5
  Long-term debt........    712.5      68.6       38.8           5.7           --         825.6
  Payable to affiliates.      3.8     403.6        5.6         318.8        (731.8)         --
  Deferred income taxes.      --      265.2       15.7           8.9          (4.6)       285.2
  Other liabilities.....      6.8      70.0       10.1           3.0          (3.4)        86.5
  Stockholders equity...    931.3     390.0       50.3         529.6        (970.0)       931.2
                         --------  --------     ------      --------     ---------     --------
    Total liabilities
     and
     equity............. $1,675.8  $1,387.3     $140.1      $  875.7     $(1,741.9)    $2,337.0
                         ========  ========     ======      ========     =========     ========

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Condensed Consolidating Statements of Cash Flows

                                Three months ended March 31, 2001 (dollars in millions)
                         -----------------------------------------------------------------------
                                                      (unaudited)
                                                             Non-
                                 Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                         Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                         ------  ---------- ------------ ------------ ------------- ------------
Net cash flows provided
 by (used
 for) operating
 activities............. $(2.9)    $11.3        $5.6        $ 0.3         $(0.5)       $13.8
                         -----     -----        ----        -----         -----        -----
Investing activities:
  Property acquisitions.   --      (13.2)       (0.7)         --            --         (13.9)
  Investments in and
   loans to affiliates..   --        --          --          (2.8)          2.4         (0.4)
  Other, net............   --        0.2         0.7          --           (0.2)         0.7
                         -----     -----        ----        -----         -----        -----
    Net.................   --      (13.0)        --          (2.8)          2.2        (13.6)
                         -----     -----        ----        -----         -----        -----
Financing activities:
  Proceeds from issuance
   of
   long-term debt.......   --       15.0         --           --            --          15.0
  Repayment of long-term
   debt.................   --       (7.5)       (0.4)         --            --          (7.9)
  Proceeds from loans
   from affiliates......   2.4       --          --           --           (2.4)         --
  Proceeds from stock
   plans................   0.8       --          --           --            --           0.8
  Cash dividends paid...  (0.1)      --          --           --            --          (0.1)
  Other, net............  (1.3)      2.5        (2.0)         --           (0.1)        (0.9)
                         -----     -----        ----        -----         -----        -----
    Net.................   1.8      10.0        (2.4)         --           (2.5)         6.9
                         -----     -----        ----        -----         -----        -----
Cash and equivalents:
  Net increase
   (decrease)...........  (1.1)      8.3         3.2         (2.5)         (0.8)         7.1
  At beginning of
   period...............   1.5      17.4         2.1          0.5           --          21.5
                         -----     -----        ----        -----         -----        -----
  At end of period...... $ 0.4     $25.7        $5.3        $(2.0)        $(0.8)       $28.6
                         =====     =====        ====        =====         =====        =====

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                 Three months ended March 31, 2000 (dollars in millions)
                          -----------------------------------------------------------------------
                                                       (unaudited)
                                                              Non-
                                  Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          ------  ---------- ------------ ------------ ------------- ------------
Net cash flows provided
 by (used for) operating
 activities.............  $(11.0)  $  (0.4)     $  3.3       $(2.3)       $   0.1      $ (10.3)
                          ------   -------      ------       -----        -------      -------
Investing activities:
  Property acquisitions.     --      (19.2)       (1.1)        --             --         (20.3)
  Investments in and
   loans to affiliates..   (22.6)      --          --          --            20.9         (1.7)
  Repayment of loans to
   affiliates...........   530.7       --          --          --          (530.7)         --
  Other, net............     --       (3.4)        0.6         0.2            5.0          2.4
                          ------   -------      ------       -----        -------      -------
    Net.................   508.1     (22.6)       (0.5)        0.2         (504.8)       (19.6)
                          ------   -------      ------       -----        -------      -------
Financing activities:
  Proceeds from issuance
   of
   long-term debt.......   125.0     635.0         --          --             --         760.0
  Repayment of long-term
   debt.................  (648.3)    (21.4)      (28.4)        --             --        (698.1)
  Proceeds from loans
   from affiliates......    37.4       --         27.4         --           (64.8)         --
  Repayment of loans
   from affiliates......     --     (572.3)        --          --           572.3          --
  Debt issuance costs...     --      (13.4)        --          --             --         (13.4)
  Proceeds from stock
   plans................    15.2       --          --          --             --          15.2
  Cash dividends paid...    (4.7)      --          --          --             --          (4.7)
  Other, net............    (0.1)     (2.8)        0.4         2.1           (2.8)        (3.2)
                          ------   -------      ------       -----        -------      -------
    Net.................  (475.5)     25.1        (0.6)        2.1          504.7         55.8
                          ------   -------      ------       -----        -------      -------
Cash and equivalents:
  Net increase..........    21.6       2.1         2.2         --             --          25.9
  At beginning of
   period...............     5.2       4.2         2.2         0.3            --          11.9
                          ------   -------      ------       -----        -------      -------
  At end of period......  $ 26.8   $   6.3      $  4.4       $ 0.3        $   --       $  37.8
                          ======   =======      ======       =====        =======      =======

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                          December 31, 2000 (dollars in millions)
                          ------------------------------------------------------------------------
                                                               Non-
                                   Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent     Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          -------  ---------- ------------ ------------ ------------- ------------
Net cash flows provided
 by (used for) operating
 activities.............  $   3.5   $  80.4      $  7.0       $13.7        $ (27.4)    $    77.2
                          -------   -------      ------       -----        -------     ---------
Investing activities:
  Property acquisitions.      --      (97.9)       (6.6)        --             --         (104.5)
  Investments in and
   loans to affiliates..    (43.0)      5.6         --         (4.6)          37.8          (4.2)
  Repayment of loans to
   affiliates...........    544.8       --          --          --          (544.8)          --
  Other, net............      1.1      (3.1)        0.7         --             8.2           6.9
                          -------   -------      ------       -----        -------     ---------
    Net.................    502.9     (95.4)       (5.9)       (4.6)        (498.8)       (101.8)
                          -------   -------      ------       -----        -------     ---------
Financing activities:
  Proceeds from issuance
   of
   long-term debt.......    125.0     927.0         --          --             --        1,052.0
  Repayment of long-term
   debt.................   (648.3)   (337.1)      (29.5)       (0.2)          (0.3)     (1,015.4)
  Proceeds from loans
   from affiliates......      --       46.2        32.9         --           (79.1)          --
  Repayment of loans
   from affiliates......      --     (577.6)        --          --           577.6           --
  Debt issuance costs...      --      (17.6)        --          --             --          (17.6)
  Proceeds from stock
   plans................     17.9       --          --          --             --           17.9
  Stock repurchased.....      --        --          --          --             --            --
  Cash dividends paid...     (4.8)    (15.2)       (4.8)       (8.7)          28.7          (4.8)
  Other, net............      0.1       2.5         0.2          --           (0.7)          2.1
                          -------   -------      ------       -----        -------     ---------
    Net.................   (510.1)     28.2        (1.2)       (8.9)         526.2          34.2
                          -------   -------      ------       -----        -------     ---------
Cash and equivalents:
  Net increase
   (decrease)...........     (3.7)     13.2        (0.1)        0.2            --            9.6
  At beginning of
   period...............      5.2       4.2         2.2         0.3            --           11.9
                          -------   -------      ------       -----        -------     ---------
  At end of year........  $   1.5   $  17.4      $  2.1       $ 0.5        $   --      $    21.5
                          =======   =======      ======       =====        =======     =========

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                         December 31, 1999 (dollars in millions)
                          -----------------------------------------------------------------------
                                                              Non-
                                  Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          ------  ---------- ------------ ------------ ------------- ------------
Net cash flows provided
 by (used for) operating
 activities.............  $ 21.3    $137.1      $10.2        $ 0.6        $  8.8       $ 178.0
                          ------    ------      -----        -----        ------       -------
Investing activities:
  Property acquisitions.     --      (97.8)      (8.4)         --            --         (106.2)
  Investments in and
   loans to affiliates..    (3.9)      0.1        --           --           (0.1)         (3.9)
  Repayment of loans to
   affiliates...........    55.6       --         --           --          (39.0)         16.6
  Other, net............     0.3       2.0        0.7          0.1          (6.8)         (3.7)
                          ------    ------      -----        -----        ------       -------
    Net.................    52.0     (95.7)      (7.7)         0.1         (45.9)        (97.2)
                          ------    ------      -----        -----        ------       -------
Financing activities:
  Proceeds from issuance
   of
   long-term debt.......    21.8       --         --           --            --           21.8
  Repayment of long-term
   debt.................   (86.8)    (10.2)      (0.3)        (0.2)          --          (97.5)
  Proceeds from loans
   from affiliates......     --        --         --           --            --            --
  Repayment of loans
   from affiliates......     --      (37.1)      (1.6)        (1.9)         40.6           --
  Debt issuance costs...    (4.2)      --         --           --            --           (4.2)
  Proceeds from stock
   plans................    37.0       --         --           --            --           37.0
  Stock repurchased.....   (24.6)      --         --           --            --          (24.6)
  Cash dividends paid...   (17.6)      --         --           --            --          (17.6)
  Other, net............     6.1       6.7       (0.9)        (1.8)          0.5          10.6
                          ------    ------      -----        -----        ------       -------
    Net.................   (68.3)    (40.6)      (2.8)        (3.9)         41.1         (74.5)
                          ------    ------      -----        -----        ------       -------
Cash and equivalents:
  Net increase
   (decrease)...........     5.0       0.8       (0.3)        (3.2)          4.0           6.3
  At beginning of year..     0.2       3.4        2.5          3.5          (4.0)          5.6
                          ------    ------      -----        -----        ------       -------
  At end of year........  $  5.2    $  4.2      $ 2.2        $ 0.3        $  --        $  11.9
                          ======    ======      =====        =====        ======       =======

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                          December 31, 1998 (dollars in millions)
                          ------------------------------------------------------------------------
                                                               Non-
                                   Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent     Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          -------  ---------- ------------ ------------ ------------- ------------
Net cash flows provided
 by (used for) operating
 activities.............  $  30.0    $ 86.0      $ 19.9       $ 8.5        $(2.8)       $ 141.6
                          -------    ------      ------       -----        ------       -------
Investing activities:
  Property acquisitions.      --      (64.3)       (5.4)       (0.2)          --          (69.9)
  Investments in and
   loans to affiliates..      --        --         (0.7)        --            --           (0.7)
  Repayment of loans to
   affiliates...........     34.9       --          --          --          (34.9)          --
  Other, net............     (0.9)      6.6         2.5         0.9           --            9.1
                          -------    ------      ------       -----        ------       -------
    Net.................     34.0     (57.7)       (3.6)        0.7         (34.9)        (61.5)
                          -------    ------      ------       -----        ------       -------
Financing activities:
  Proceeds from issuance
   of
   long-term debt.......    146.7       5.0         --          --            --          151.7
  Repayment of long-term
   debt.................   (213.5)    (15.2)       (3.1)       (0.2)          --         (232.0)
  Proceeds from loans
   from affiliates......      --       13.0         --          --          (13.0)          --
  Repayment of loans
   from affiliates......      --      (37.6)       (0.2)       (9.5)         47.3           --
  Debt issuance costs...      --        --          --          --            --            --
  Proceeds from stock
   plans................     17.9       --          --          --            --           17.9
  Stock repurchased.....      --        --          --          --            --            --
  Cash dividends paid...    (17.8)      --        (22.5)        --           22.5         (17.8)
  Other, net............      2.6       8.9        (0.7)        --          (10.0)          0.8
                          -------    ------      ------       -----        ------       -------
    Net.................    (64.1)    (25.9)      (26.5)       (9.7)         46.8         (79.4)
                          -------    ------      ------       -----        ------       -------
Cash and equivalents:
  Net increase
   (decrease)...........     (0.1)      2.4       (10.2)       (0.5)          9.1           0.7
  At beginning of year..      0.3       1.0        12.7         4.0         (13.1)          4.9
                          -------    ------      ------       -----        ------       -------
  At end of year........  $   0.2    $  3.4      $  2.5       $ 3.5        $ (4.0)      $   5.6
                          =======    ======      ======       =====        ======       =======

Note 15. Subsequent Events (unaudited)

Derivative Instruments and Hedging Activities. The Company currently has five separate interest rate cap agreements for an aggregate notional amount of $200 million designated as a cash flow hedge. The Company's objective is to manage its interest rate risk through the use of these interest rate caps or other such derivative instruments in accordance with the provisions of its credit facilities. These interest rate cap agreements are designed to hedge the Company's exposure to movements in the London Inter-bank Offered Rate ("LIBOR") on which the Company's variable rate interest is calculated. $100 million of the aggregate notional amount provides a cap on the Company's LIBOR interest rate of 7.25% plus the applicable spread, while $100 million limits the LIBOR interest rate to 7% plus the applicable spread. By holding these interest rate cap agreements, the Company is able to limit the risk of rising interest rates on its variable rate debt.

KCSI adopted the provisions of SFAS 133 effective January 1, 2001. As a result of this change in the method of accounting for derivative financial instruments, the Company recorded an after-tax charge to earnings of $0.4 million in the first quarter of 2001. This charge is presented as a cumulative effect of an accounting change in

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

the accompanying financial statements. This amount represents the ineffective portion of interest rate cap agreements. The Company recorded an additional $0.1 million during the first quarter for changes in the fair value of its interest rate cap instruments from January 1, 2001 to March 31, 2001.

In addition, the Company recorded a reduction to its stockholders' equity (accumulated other comprehensive income) of approximately $2.3 million for its portion of the amount recorded by Southern Capital for the adjustment to the fair value of interest rate swap transactions. The Company also reduced its investment in Southern Capital by the same amount.

Waiver for Bank Debt Covenants. Due to the impact of the recent economic slow-down in the United States on the operations of the Company, the Company requested and received from lenders a waiver from certain of the financial and coverage covenant provisions outlined in the credit agreement of the Company's $750 million Senior Secured Credit Facilities. This waiver was granted from lenders of these credit facilities on March 19, 2001 and is effective until May 15, 2001. In addition, the Company requested an amendment to the applicable covenant provisions of the credit agreement. The amendment temporarily revises certain of the covenant provisions (including financial and coverage provisions) for a period of four quarters to provide the Company with sufficient time to strengthen its financial position and pursue various financing alternatives. The lenders approved and executed the amendment to the credit agreement on May 10, 2001. At March 31, 2001, the Company had $409 million borrowed under these facilities, comprised of $394 million of term debt and $15 million under the revolving credit facility.

Cost Reduction Plan. During the first quarter of 2001, KCSI announced a cost reduction strategy designed to keep the Company competitive during the existing economic slow-down. The cost reduction strategy resulted in a reduction of approximately 5% of the Company's total workforce (both management and union employees). Additionally, KCSI implemented a voluntary, temporary salary reduction for middle and senior management and temporarily suspended certain management benefits. The Company also delayed the implementation of its new computer system, Management Control System ("MCS"), until economic conditions improve (currently expected to be implemented in stages in late 2001) and appropriate training can be administered without significant disruption to the operations of the railroad. Further, the planned capital expenditures for 2001 have been reduced by approximately $21 million. These capital reductions will not affect the planned maintenance for the physical structure of the railroad, but will limit the amount of discretionary expenditures for projects such as capacity improvements. During the first quarter of 2001, the Company recorded approximately $1.3 million of costs related to severance benefits associated with the workforce reduction. As of March 31, 2001, the amount of severance benefits paid and charged against the liability relating to employees actually terminated was not material. It is anticipated that the majority of these employees will be terminated in second quarter 2001.

Purchase of Janus common stock by Stilwell. On May 1, 2001, Stilwell announced that it completed its purchase of 600,000 shares of Janus common stock from Mr. Bailey under the terms and conditions of the Janus Stock Purchase Agreement. With the closing of this transaction, Mr. Bailey's ownership in Janus was reduced to approximately 6.2%.

Prospectus

Kansas City Southern Industries, Inc.
Common Stock, Stock Purchase Contracts, Stock Purchase Units, and Debt
Securities*
The Kansas City Southern Railway Company
Debt Securities*

*Guaranteed, to the extent described herein, by Kansas City Southern Industries, Inc. or The Kansas City Southern Railway Company, and certain subsidiaries of Kansas City Southern Industries, Inc.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus sup-plement carefully before you invest.

The common stock of Kansas City Southern Industries, Inc., or KCSI, is listed on the New York Stock Exchange under the symbol "KSU." On May 11, 2001, the last reported sale price of KCSI's common stock was $13.49 per share.

Investing in the securities involves certain risks. See "Risk Factors" beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a pro-spectus supplement.

The date of this prospectus is June 5, 2001

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus......................................................   1
Where You Can Find More Information........................................   1
Forward-Looking Statements.................................................   2
Risk Factors...............................................................   3
The Company................................................................  11
Use of Proceeds............................................................  12
Earnings to Fixed Charges Ratio............................................  12
Description of Debt Securities.............................................  13
Description of Common Stock................................................  17
Description of Stock Purchase Contracts and Stock Purchase Units...........  18
Plan of Distribution.......................................................  19
Legal Matters..............................................................  20
Experts....................................................................  20

                             ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Using this process, we may offer the securities described in this prospectus, either separately or in units, in one or more offerings up to a total amount of $450,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement, in addition to the information contained in the documents we refer you to under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

Kansas City Southern Industries, Inc. ("KCSI") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). The reports and other information filed by KCSI with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of such information can be obtained by mail from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. The reports and other information filed by KCSI can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the following documents by reference:

  1. Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and the amended Annual Report for the fiscal year ended December 31, 2000 on Form 10-K/A filed with the SEC on May 11, 2001;

  2. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed on May 15, 2001;

  3. Current Report on Form 8-K filed with the SEC on March 27, 2001; and

  4. Description of KCSI's common stock contained in KCSI's Registration Statement No. 1-4717-1, filed on December 21, 1962, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and the associated Series A Preferred Stock Purchase Rights in KCSI's Form 8-A filed on May 19, 1986, as amended by KCSI's Form 8-A12B/A (Amendment No.
     1) filed on November 6, 1995.

In addition, all reports and other documents we subsequently file pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the initial filing of the registration statement that contains this prospectus and until the time that we sell all the securities described in this prospectus (other than reports, documents or information furnished pursuant to Regulation FD) shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of the filing of such reports and documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated in this prospectus by reference shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

These filings have not been included in or delivered with this prospectus.

You may request a copy of any or all of the documents incorporated by reference in this prospectus at no cost, by writing or telephoning the Corporate Secretary of Kansas City Southern Industries, Inc., 114 West 11th Street, Kansas City, Missouri 64105, (816) 983-1538.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities described in this prospectus. As permitted by the SEC rules, this prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and the securities described in this prospectus.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecasts," and similar terms. These statements represent our intentions, plans, expectations and beliefs and are subject to risks, uncertainties and other factors. Many of these factors are outside our control and could cause actual results to differ materially from such forward-looking statements. These factors include, among others:

  . our ability to execute our business strategy;

  . competition;

  . our dependence on joint venture partners;

  . our dependence on interchange, trackage rights, haulage rights and marketing agreements with other railroads and third parties;

  . foreign currency fluctuations, political and social instability and cultural and economic differences in Mexico and Panama;

  . potential required capital investments in an affiliate;

  . railroad industry and environmental regulation;

  . reliance on unionized labor;

  . fuel costs and shortages;

  . general economic and weather conditions;

  . catastrophe, collision, property loss or service interruption; and

  .  loss of any of our significant customers.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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

                                  RISK FACTORS

Our substantial leverage could adversely affect our ability to fulfill our obligations under our debt securities and operate our business.

We are highly leveraged and have significant debt service obligations. As of March 31, 2001, we had total debt of approximately $681.7 million (excluding unused commitments) and total stockholders' equity of approximately $649.6 million, giving us a total debt to equity ratio of 1.05 to 1.00. Our interest expense for the three-month period ended March 31, 2001 was $15.2 million. For the 12-month period ended March 31, 2001, our ratio of earnings to fixed charges was less than 1.00 to 1.00. In addition, we may incur additional debt from time to time to finance acquisitions, investments or capital expenditures or for other purposes, subject to the restrictions contained in our current credit agreement with a syndicate of banks and other financial institutions, referred to as the KCS Credit Facilities, and the indenture under which $200,000,000 of our outstanding 9 1/2% Senior Notes due 2008 were issued, referred to as the Indenture.

Our high level of debt could have important consequences, including the following:

  . we may have difficulty borrowing money in the future for working capital, capital expenditures or other purposes;

  . we will need to use a large portion of the money earned by us and our subsidiaries to pay principal and interest on our debt, which will reduce the amount of money available to us to finance our operations and other business activities;

  . some of our debt, including borrowings under the KCS Credit Facilities, has a variable rate of interest, which exposes us to the risk of increased interest rates;

  . we have a much higher level of debt to equity than some of our competitors, which may put us at a competitive disadvantage;

  . our debt level makes us more vulnerable to general economic downturns and adverse industry conditions;

  . our debt level could reduce our flexibility in planning for, or responding to, changing business and economic conditions, including increased competition in the railroad industry;

  . our level of debt may prevent us from raising the funds necessary to repurchase all of our debt securities tendered to us upon the occurrence of a change of control, which would constitute an event of default under the debt securities; and

  . our failure to comply with the financial and other restrictive covenants in our debt instruments, which, among other things, require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects.

Servicing our debt requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

We expect to obtain the money to make payments on and to refinance our debt and to fund working capital, capital expenditures and other general corporate requirements in part from our operations and the operations of our subsidiaries. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot be certain that the cash earned by us and our subsidiaries will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations or to fund our other liquidity needs. If we do not have enough cash we may be required to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing all or part of our existing debt or seeking additional equity capital. We cannot assure you that any of these remedies can be effected on commercially reasonable terms or at all. In addition, the terms of existing or future debt agreements, including the credit agreement relating to the KCS Credit Facilities and the Indenture, may restrict us from adopting any of these alternatives.

Despite our substantial leverage, we will be able to incur more debt, which may intensify the risks associated with our substantial leverage, including our ability to service our debt.

The KCS Credit Facilities and the Indenture permit us, subject to certain conditions, to incur a significant amount of additional debt. In addition, as of March 31, 2001, $85 million remained available under the revolving credit facility. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, could intensify.

Restrictions imposed by the KCS Credit Facilities and the Indenture may limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest.

The Indenture imposes, and the terms of any future debt may impose, operating and other restrictions on us. These restrictions affect, and in many respects limit or prohibit, among other things, our ability to:

  . incur additional debt;

  . pay dividends or make distributions;

  . repurchase equity interests;

  . redeem subordinated debt;

  . make other restricted payments, including, without limitation, investments;

  . sell or otherwise dispose of assets, including capital stock of subsidiaries;

  . create liens;

  . enter into agreements that restrict dividends from subsidiaries;

  . merge or consolidate; and

  . enter into transactions with affiliates.

In addition, the KCS Credit Facilities include other and more restrictive covenants and prohibit us from prepaying our other debt, while debt under the KCS Credit Facilities is outstanding. The KCS Credit Facilities also require us to achieve certain financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in the Indenture and the KCS Credit Facilities could:

  . limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; or

  . adversely affect our ability to finance our operations, acquisitions, investments or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the KCS Credit Facilities. If a default occurs, the lenders under the KCS Credit Facilities may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, which would result in an event of default under our outstanding debt securities. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further financing. If we are unable to repay the borrowings when due, the lenders under the KCS Credit Facilities will also have the right to proceed against the collateral granted to them to secure the debt. If the debt under the KCS Credit Facilities and our debt securities was to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the debt under the KCS Credit Facilities and our other debt.

Our operating results and financial condition will depend on execution of our business strategy. If we fail to execute our business strategy, it may negatively impact our financial condition.

Our operating results and financial condition will depend in large measure on our ability to successfully execute our business strategy. Our business strategy includes capitalizing on the North American Free Trade

Agreement, or NAFTA, trade to generate traffic and increase revenues, exploiting our domestic opportunities, establishing new and expanding existing strategic alliances and marketing agreements, and providing superior customer service. Successful implementation of this strategy depends on many factors, including factors beyond our control. There can be no assurance that we will be able to implement our strategy on a timely basis or at all or that, if implemented, such strategy will achieve the desired results.

We compete against other railroads, truck carriers and other modes of transportation. If we are unable to compete successfully, it could have a material adverse effect on our business, financial conditions and results of operation.

Our rail operations compete against other railroads, many of which are much larger and have significantly greater financial and other resources than us. Since 1994, there has been significant consolidation among major North American rail carriers. As a result of this consolidation, the railroad industry is now dominated by a few "mega-carriers." Further consolidation has been suspended since March 2000, when the Surface Transportation Board, or STB, imposed a 15-month moratorium on Class I railroad merger activities while it reviews and rewrites the rules applicable to railroad consolidation. The STB rulemaking proceedings are scheduled to be completed on June 11, 2001 and the moratorium is expected to end June 17, 200l. In April 2001, the Canadian National Railway Company and Wisconsin Central Transportation Corporation and certain of their respective affiliates filed a merger application with the STB seeking approval for the acquisition of control by Canadian National Railway Company and Grand Trunk Corporation of Wisconsin Central Transportation Company and its rail carrier subsidiaries. The STB determined the proposed transaction to be a "minor transaction" and is expected to issue its final decision by September 7, 2001.

We believe that our revenues were negatively affected by the merger of Burlington Northern, Inc. and Santa Fe Pacific Corporation in 1995 and the merger of the Union Pacific Railroad Company, or UP, and the Southern Pacific Railroad in 1996, which both led to diversions of rail traffic away from our lines, and by congestion resulting from the purchase of the assets of Consolidated Rail Corporation, or Conrail, by Norfolk Southern Railway Co. and CSX Corporation in 1998. We also regard the larger western railroads, in particular, as significant competitors to our operations and prospects because of their substantial resources.

Truck carriers have eroded the railroad industry's share of total transportation revenues. Changing regulations, subsidized highway improvement programs and favorable labor regulations have improved the competitive position of trucks in the United States as an alternative mode of surface transportation for many commodities. In the United States, the truck industry generally is more cost and transit-time competitive than railroads, particularly for distances of less than 300 miles. We are also subject to competition from barge lines and other maritime shipping. Mississippi and Missouri River barge traffic, among others, compete with us in the transportation of bulk commodities such as grains, steel and petroleum products.

Increased competition has resulted in downward pressure on freight rates. Competition with other railroads and other modes of transportation is generally based on the rates charged, the quality and reliability of the service provided and the quality of the carrier's equipment for certain commodities. Continuing competitive pressures and declining margins could have a material adverse effect on our business, financial condition and results of operations.

Our business strategy, operations and growth rely significantly on joint ventures and other strategic alliances.

Operation of our integrated rail network and our plans for growth and expansion rely significantly on joint ventures and other strategic alliances. Two strategically significant railroad companies, The Texas-Mexican Railway Company, or Tex-Mex, and TFM, S.A. de C.V., or TFM, are companies in which we hold a minority interest through Mexrail, Inc. and Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V., or Grupo TFM, respectively. As a minority shareholder, we are not in a position to control operations, strategies or financial decisions without the concurrence of Transportacion Maritima Mexicana, S.A. de C.V. , or TMM, the largest shareholder in each of Mexrail, Inc. and Grupo TFM. In addition, conflicts may arise between our business objectives and those of TMM. Resolution of any such conflicts in our favor may be difficult or impossible given our minority ownership position. Our interests in these companies are subject to restrictions on disposition.

Our operations are also dependent on interchange, trackage rights, haulage rights and marketing agreements with other railroads and third parties that enable us to exchange traffic and utilize trackage we do not own. These agreements extend our network and provide strategically important rail links to Mexico, the northern midwest United States and Canada. Our ability to provide comprehensive rail service to our customers depends in large part upon our ability to maintain these agreements with other railroads and third parties. The termination of these agreements could adversely affect our business, financial condition and results of operations. There can be no assurance that these agreements will be renewed after their expiration and the failure to renew any of them could adversely affect our business, financial condition and results of operations. In addition, we are dependent in part upon the financial health and efficient performance of other railroads. For example, much of Tex-Mex's traffic moves over the UP's lines via trackage rights, and a significant portion of our grain shipments originate with I&M Rail Link, LLC pursuant to our marketing agreement with it. The Burlington Northern and Santa Fe Railway Company, or BNSF, is our largest partner in the interchange of rail traffic. There can be no assurance that we will not be materially affected adversely by operational or financial difficulties of other railroads.

Our success will depend upon our ability to retain and attract qualified management personnel.

Our operations and the continued execution of our business strategy are dependent upon the continued employment of our senior management team. Recruiting, motivating and retaining qualified management personnel, particularly those with expertise in the railroad industry, are vital to our operations and ultimate success. There is substantial competition for qualified management personnel and there can be no assurance that we will be able to attract or retain qualified personnel. If Michael R. Haverty, KCSI's Chairman of the Board, President and Chief Executive Officer, or other members of our senior management team become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected.

Our Mexican investments subject us to political and economic risks.

We have invested approximately $300 million for an approximate 37% interest in Grupo TFM. Our investments in Mexico involve a number of risks. The Mexican government exercises significant influence over the Mexican economy and its actions could have a significant impact on TFM. Our Mexican investments may also be adversely affected by currency fluctuations, price instability, inflation, interest rates, regulations, taxation, cultural differences, social instability, labor disputes and other political, social and economic developments in or affecting Mexico. Moreover, TFM's commercial success is heavily dependent on expected increases in U.S.-Mexico trade and will be strongly influenced by the effect of NAFTA on such trade. Downturns in either of the U.S. or Mexican economies or in trade between the United States and Mexico would be likely to adversely impact TFM's business, financial condition and results of operations. There can be no assurances that the various risks associated with operating in Mexico can be effectively and economically mitigated by TFM. Additionally, no assurances can be given that the value of our investments in Mexico will not become impaired.

TFM holds the concession to operate Mexico's Northeast Rail Lines for 50 years, beginning in 1997, and, subject to certain conditions, has a 50-year extension option. The concession is subject to certain mandatory trackage rights and is only exclusive for 30 years. Additionally, the Mexican government may revoke exclusivity after 20 years if it determines that there is insufficient competition and may terminate the concession as a result of certain conditions or events, including (1) TFM's failure to meet its operating and financial obligations with regard to the concession under applicable Mexican law, (2) a statutory appropriation by the Mexican government for reasons of public interest and (3) liquidation or bankruptcy of TFM. TFM's assets and its rights under the concession may also be seized temporarily by the Mexican government. Revocation or termination of the concession would materially adversely affect TFM's operations and its ability to make payments on its debt. Further, even though TFM would be entitled to compensation for a statutory appropriation or temporary seizure, any such compensation might be insufficient to cover TFM's losses. The loss of the concession would materially adversely impact TFM's business, financial condition and results of operations which, in turn, would materially adversely impact the value of and return on our investment in Grupo TFM and our ability to market our U.S. operations on the basis of our access to Mexican locations.

Currently, Grupo TFM is limited in the amount of dividends it may pay because of bond covenants and as of the date of this prospectus, we have not received any dividends from Grupo TFM and do not expect to receive any dividends from Grupo TFM in the foreseeable future. An absence of dividends from Grupo TFM will, or limited dividends may, negatively impact our ability to obtain a current cash return on our investment in Grupo TFM.

Our Panamanian investment subjects us to political and economic risks.

We have entered into a joint venture with Mi-Jack Products, Inc. through which we own 50% of the common stock of the Panama Canal Railway Company. As of April 24, 2001, we have invested approximately $12.5 million and we may invest up to an additional approximately $4 million. Panama Canal Railway Company will operate a railroad between Panama City and Colon, Panama. In addition, we have formed with Mi-Jack Products, Inc. the Panarail Tourism Company, which will operate a tourist and commuter railway service in conjunction with and over the lines of the Panama Canal Railway Company. We have agreed to guarantee a loan to Panarail Tourism Company up to an amount not to exceed $2 million. Our investments in the Panama Canal Railway Company and the Panarail Tourism Company subject us to risks associated with operating in Panama, including, among others, cultural differences, varying labor and operating practices, political risks and differences between the U.S. and Panamanian economies. There can be no assurances that the risks associated with operating in Panama can be effectively and economically mitigated by the Panama Canal Railway Company and the Panarail Tourism Company. Additionally, no assurances can be given that the value of our investments in the Panama Canal Railway Company and the Panarail Tourism Company will not become impaired.

We may be required to make additional investments in TFM.

On or after October 31, 2003, the Mexican government has the option to sell its 20% interest in TFM (1) through a public offering or (2) to Grupo TFM at the initial share price paid by Grupo TFM plus interest computed at the Mexican Base Rate (the Unidades de Inversion published by Banco de Mexico). In the event that Grupo TFM does not purchase the Mexican government's 20% interest in TFM, the Mexican government may require TMM and us, or either TMM or us alone, to purchase its interest. We and TMM have cross indemnities in the event the Mexican government requires only one of us or TMM to purchase its interest. The cross indemnities allow the party required to purchase the Mexican government's interest to require the other party to purchase its pro rata portion of such interest. However, if we were required to purchase the Mexican government's interest in TFM and TMM could not meet its obligations under the cross-indemnity, then we would be obligated to pay the total purchase price for the Mexican government's interest. If we and TMM, or either us or TMM alone, had been required to purchase the Mexican government's 20% interest in TFM as of March 31, 2001, the total purchase price would have been approximately $487.2 million.

We may be required to purchase stock of Janus Capital Corporation, a subsidiary of Stilwell Financial Inc., from certain minority stockholders of Janus Capital Corporation. The amounts required to purchase this stock could be material.

We would be required under certain agreements with minority stockholders of Janus Capital Corporation, or Janus, to purchase their shares of Janus common stock in the event Stilwell Financial Inc., or Stilwell (a former subsidiary of KCSI which currently holds an approximate 90.2% interest in Janus), were unable to meet its obligations with respect to these agreements. KCSI believes, based on discussions with Stilwell management, that Stilwell has adequate financial resources available to fund these obligations. If we were required to purchase those shares of Janus common stock under these agreements, it would have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to extensive railroad industry regulation and rely upon unionized labor.
Labor relations in the U.S. railroad industry are subject to extensive governmental regulation under the Railway Labor Act. Railroad industry personnel are covered by the Railroad Retirement Act instead of the Social Security Act and by the Federal Employers' Liability Act rather than state workers' compensation systems. These federal labor regulations are often more burdensome and expensive than regulations governing other industries and may place us at a competitive disadvantage relative to other industries that are not subject to these regulations.

Approximately 84% of the employees of The Kansas City Southern Railway Company, or KCSR, and Gateway Western Railway Company, or Gateway Western, which are wholly-owned subsidiaries of KCSI, are covered under various collective bargaining agreements. Although national labor contracts governing KCSR and the majority of Gateway Western's employees were negotiated with all major railroad unions in 1996, these contracts opened for renegotiation on December 31, 1999 and formal negotiations have begun with all unions on revising these agreements. The 1996 labor contracts will remain in effect until new agreements are reached. Unions representing certain Gateway Western employees are operating under 1994 contracts and are currently in negotiations to extend these contracts. We have reached new agreements with all but one union representing former employees of MidSouth Corporation, which was merged into KCSR on January 1, 1994. Discussions with this union are ongoing. We may be subject to work stoppages in the future as a result of labor disputes and may be subject to terms and conditions in amended or future labor agreements that could have a material adverse affect on our results of operations, financial position and cash flows. Moreover, because such agreements are generally negotiated on an industry-wide basis, determination of the terms and conditions of future labor agreements could be beyond our control. Railroads continue to be restricted by certain remaining restrictive work rules and are thus prevented from achieving optimum productivity with existing technology and systems.

Utility industry deregulation may reduce our coal freight revenues or margins.

Historically, coal has been an important commodity handled by us. In 2000, coal revenues comprised approximately 20.1% of KCSR and Gateway Western's combined total carload revenues all of which result from deliveries to utility customers. The utility industry is undergoing a process of deregulation which will likely cause utilities to become more competitive and thus more aggressive in negotiating with coal transportation companies to reduce costs. This could create downward pressure on utility coal transportation rates and increase service requirements. While we believe we can improve our performance in these areas, continuing competitive pressures and declining margins could have a material adverse effect on our business, financial condition and results of operations.

Utilities will also have greater flexibility in selling electricity to, and buying electricity from, other regional markets. This could have a material adverse effect on our utility customers if such customers are not able to compete effectively with new utility companies that enter their respective markets. As a result, the pattern of coal shipments in a particular market may shift to an alternative utility company that does not use us to deliver its coal requirements. While we are working to help our utility customers remain competitive in this evolving environment, changes in the pattern of coal movements could have a material adverse impact on our business, financial condition and results of operations.

We are vulnerable to increases in fuel costs and decreases in fuel supplies. Any significant increase in the cost of fuel, or severe disruption of fuel supplies, could have a material adverse effect on our business, results of operations and financial conditions.

We incur substantial fuel costs in our railroad operations. During the three-year period ended December 31, 2000, locomotive fuel expenses represented an average of 7.9% of KCSR and Gateway Western's combined total operating costs. Fuel costs are affected by traffic levels, efficiency of operations and equipment, and petroleum market conditions. The supply and cost of fuel are subject to market conditions and are influenced by numerous factors beyond our control, including general economic conditions, world markets, government programs and regulations and competition. Fuel prices increased significantly in 2000 and represented 9.7% of total KCSR and Gateway Western operating costs in 2000. We have attempted to minimize the effects of fuel price fluctuations through forward purchase contracts, but we cannot guarantee that those arrangements will be beneficial to us. Any significant increase in the cost of fuel could have a material adverse effect on our business, results of operations and financial condition. Our operations, as well as those of our competitors, could also be affected by any limitation in the fuel supply or by any imposition of mandatory allocation or rationing regulations. In the event of a severe disruption of fuel supplies resulting from supply shortages, political unrest, war or otherwise, the operations of rail and truck carriers, including us, could be adversely affected.

We are subject to regulation by federal, state and local regulatory agencies. Our failure to comply with various federal, state and local regulations could have a material adverse effect on our business, financial conditions and results of operations.

In addition to safety, health and other regulations generally, our U.S. rail subsidiaries, like other rail common carriers, are subject to regulation by the Surface Transportation Board, the Federal Railroad Administration, the Occupational Safety and Health Administration, state departments of transportation and other state and local regulatory agencies. Government regulation of the railroad industry is a significant determinant of the competitiveness and profitability of railroads. While deregulation of rates and services in the United States has substantially increased the flexibility of railroads to respond to market forces, the deregulated environment has also resulted in highly competitive rates. Our material noncompliance with these various regulatory requirements or changes in regulation of the industry through legislative, administrative, judicial or other action could have a material adverse effect on our business, financial condition and results of operations, including limitations on our operating activities until compliance with applicable requirements is completed.

Environmental liabilities could require us to incur material costs and temporarily suspend operations that violate environmental laws.

Our operations are subject to extensive federal, state and local environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters, waste management, hazardous substance transportation, handling and storage, decommissioning of underground storage tanks and soil and groundwater contamination. Those laws and regulations can (1) impose substantial fines and criminal sanctions for violations, (2) require us to upgrade equipment or make operational changes to limit pollution emissions or decrease the likelihood of accidental hazardous substance releases or (3) temporarily prohibit us from conducting operations that violate applicable requirements. We incur, and expect to continue to incur, significant environmental compliance costs, including, in particular, costs necessary to maintain compliance with requirements governing our chemical and hazardous material shipping operations, our refueling operations and our repair facilities.

Many of our current and former properties are or have been used for industrial purposes, including, for example, hazardous material storage, waste disposal and treatment, foundry operations, drum reconditioning services and chemical treatment of wood products. Accordingly, we also are subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. Such liabilities could relate to properties that we owned or operated in the past, as well as any of our currently owned or operated properties. Such liabilities also could relate to third-party sites to which we or our predecessors sent waste for treatment or disposal or which otherwise were affected by our operations. For example, we are conducting investigation and cleanup activities at several properties which we own or which we or our predecessors owned or operated in the past. We also are investigating and remediating several third-party sites that were affected by spills from our rail car operations and have been identified as a potentially responsible party at several third-party disposal sites to which we sent waste and other materials in the past. In addition, we are a defendant in a class action lawsuit alleging personal injuries and property damage from a chemical rail car explosion in 1995.

Although we have recorded liabilities for estimated environmental remediation and other environmental costs, actual expenditures or liabilities could exceed estimated amounts and could have a material adverse effect on our consolidated results of operations or financial position. New laws and regulations, stricter enforcement of existing requirements, new spills, releases or violations or the discovery of previously unknown contamination could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, results of operations or financial condition.

We may be adversely affected by changes in general economic, weather or other conditions.

Our operations may be adversely affected by changes in the economic conditions of the industries and geographic areas that produce and consume the freight we transport. Additionally, our operations may be affected by adverse weather conditions. A weak harvest in the midwest, for example, may substantially reduce the volume of business we traditionally handle for our agricultural products customers. Many of the goods and commodities we carry experience cyclical demand. Our results of operations can be expected to reflect this cyclicality because of the significant fixed costs inherent in railroad operations. Our revenues may be affected by prevailing economic conditions and, if an economic slowdown or recession occurs in our key markets, the volume of rail shipments we carry is likely to be reduced. For example, the recent economic slowdown has had an adverse effect on our revenues, particularly in the agricultural and mineral, paper and forest and certain chemical markets. Significant reductions in our volume of rail shipments could have a material adverse effect on our business, financial condition and results of operations.

We may suffer a catastrophe, collision, property loss or service interruption.

The operation of any railroad carries with it an inherent risk of catastrophe, collision and property loss. In the course of train operations, service interruptions, derailments, spills, explosions, leaks, other environmental mishaps, cargo loss or damage and business interruption resulting from adverse weather conditions or natural phenomena could result in loss of revenues, increased liabilities or increased costs. Significant environmental mishaps can cause serious bodily injury, death and extensive property damage, particularly when such accidents occur in heavily populated areas. For example, during the first quarter of 2001, our casualty and insurance costs increased approximately $8.5 million compared to first quarter 2000, as a result of several significant derailments and the settlement of a significant personal injury claim. These derailments had a residual effect on our service levels due to mainline downtime, which resulted in some operating inefficiencies and additional operating expenses. We maintain insurance (including self-insurance) consistent with industry practice against accident-related risks involved in the operation of our business. However, there can be no assurance that such insurance would be sufficient to cover the cost of damages suffered by us or damages to others or that such insurance will continue to be available at commercially reasonable rates. Moreover, our insurance coverage for events occurring prior to 1996 did not extend to punitive damage awards, which are increasingly being levied in civil cases related to environmental accidents. Further, there can be no assurance that any accident or natural disaster would not cause a significant interruption in our operations or materially adversely affect our business, financial condition and results of operations.

One of our coal customers accounts for approximately 11% of KCSR/Gateway Western's total revenues.

SWEPCO, our largest coal customer, accounted for approximately 64% of KCSR/Gateway Western's combined coal revenues and 11% of KCSR/Gateway Western's total revenues for the year ending December 31, 2000 and approximately 12% of KCSR/Gateway Western's total revenues for the three months ended March 31, 2001. The loss of all or a significant part of SWEPCO's business or a service outage at one or more of SWEPCO's facilities could materially adversely effect our financial condition and results of operations.

If KCSI is required to recognize gain on its distribution of Stilwell common stock, it could have a negative impact on KCSI's financial condition and deter potential combinations that could benefit KCSI.

On July 9, 1999, KCSI received a tax ruling from the IRS to the effect that, for United States federal income tax purposes, the spin-off of Stilwell qualifies as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). Additionally, in February 2000, KCSI received a favorable supplementary tax ruling from the IRS to the effect that the assumption of $125 million of KCSI indebtedness by Stilwell would have no effect on the previously issued tax ruling. However, KCSI may nevertheless be required to recognize gain on its distribution of Stilwell common stock to KCSI stockholders if such distribution is part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly a 50% or greater equity interest in KCSI or Stilwell. Moreover, if one or more persons acquire such a 50% equity interest during the four-year period that begins two years before the distribution and ends two years after the distribution, then the acquisition is treated as pursuant to such a plan unless it is established that the distribution and the acquisition are not pursuant to a plan or series of related transactions. On January 3, 2001, regulations were proposed which implement Code (S) 355(e), and which include certain safe harbors. However, the proposed regulations apply only to distributions occurring after the regulations are published in final form, and so will not apply to the spin-off of Stilwell. The potential negative impact on KCSI's financial condition if it is required to recognize gain on its distribution of Stilwell common stock may deter potential combinations that could benefit KCSI.

                                  THE COMPANY

We own one of eight Class I railroads in the United States and, along with our subsidiaries and joint ventures, own and operate a rail network comprised of approximately 6,000 miles of main and branch lines that link key commercial and industrial markets in the United States and Mexico. Through our strategic alliance with Canadian National Railway Company and Illinois Central Corporation (together "CN/IC"), we have created a contiguous rail network of approximately 25,000 miles of main and branch lines connecting Canada, the United States and Mexico. We believe that, as a result of the strategic position of our railway, we are poised to continue to benefit from the growing north/south trade between the United States, Mexico and Canada promoted by the implementation of NAFTA. We offer services to companies in a wide range of markets including the coal, chemicals and petroleum, paper and forest, agricultural and mineral, and intermodal and automotive markets. For the year ended December 31, 2000, we generated total revenues of $572.2 million, $57.8 million of operating income and $119.9 million of EBITDA (defined as income
(loss) from continuing operations before income taxes plus equity in net losses and minus equity in net earnings of unconsolidated affiliates plus interest expense, depreciation and amortization). EBITDA as presented excludes our equity in net earnings of unconsolidated affiliates of $23.8 million for the year ended December 31, 2000.

Our principal subsidiary, KCSR, founded in 1887, operates a rail network of approximately 2,700 miles of main and branch lines running on a north/south axis from Kansas City, Missouri to the Gulf of Mexico and on an east/west axis from Meridian, Mississippi to Dallas, Texas. In addition to KCSR, our operations include Gateway Western, a wholly-owned subsidiary, an approximate 37% interest in Grupo TFM, and a 49% interest in Mexrail, Inc. ("Mexrail"), which wholly owns Tex-Mex. In addition, Mexrail owns the northern half of the rail bridge at Laredo, Texas which spans the Rio Grande River into Mexico. TFM operates the southern half of the bridge. Gateway Western, a regional rail carrier, operates approximately 400 miles of main and branch lines running from East St. Louis, Illinois to Kansas City, Missouri. Grupo TFM owns 80% of TFM, which operates a railroad of approximately 2,700 miles of main and branch lines running from the U.S./Mexican border at Laredo, Texas to Mexico City and serves three of the four major shipping ports in Mexico. Tex-Mex operates approximately 150 miles of main and branch lines between Laredo and the port city of Corpus Christi, Texas. We also own 50% of the common stock of the Panama Canal Railway Company, which holds the concession to operate a 47-mile railroad located adjacent to the Panama Canal. That railroad is currently being reconstructed and is expected to resume operations in 2001. Additionally, we own 50% of the stock of Panarail Tourism Company, which is expected to commence operation of a tourism and commuter railway in conjunction with the Panama Canal Railway Company in 2001.

Our expanded rail network interconnects with all other Class I railroads and provides customers with an effective alternative to other railroad routes, giving direct access to Mexico and the southwestern United States through less congested interchange hubs. Eastern railroads and their customers can bypass the congested gateways at Chicago, Illinois, St. Louis, Missouri, Memphis, Tennessee and New Orleans, Louisiana by interchanging with us at Meridian and Jackson, Mississippi and East St. Louis. Other railroads can also interconnect with us at our other gateways at Kansas City, Birmingham, Alabama, Shreveport, Louisiana, Dallas, New Orleans, Beaumont, Texas and Laredo. Our rail network links directly to major trading centers in northern Mexico through TFM at Laredo, where more than 50% of all rail and truck traffic between the two countries crosses the border.

Our network is further expanded through marketing agreements with Norfolk Southern Railway Co. ("Norfolk Southern") and I&M Rail Link, LLC. Our marketing agreements with Norfolk Southern allow us to capitalize on our east/west "Meridian Speedway," which runs from Meridian to Dallas, to gain incremental traffic volume between the southeast and the southwest United States. Our agreement with I&M Rail Link provides us with access to major midwestern interchange hubs in Minneapolis and Chicago and to originations of corn and other grain in Iowa, Minnesota and Illinois.

KCSI, a holding company with principal operations in rail transportation, was incorporated in Delaware in 1962. KCSR is incorporated in Missouri. Our principal executive offices (which include KCSR's principal executive offices) are at 114 West 11th Street, Kansas City, Missouri 64105. Our telephone number is 816-983-1303.

                                USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities described in this prospectus to repay term loan indebtedness under the KCS Credit Facilities. The amount and timing of sales of the securities described in this prospectus will depend on market conditions and the availability to us of other funds. The interest rate on the Tranche A term loan under the KCS Credit Facilities is 275 basis points over the London Inter-bank Offered Rate ("LIBOR"), and the maturity date is December 30, 2005. The interest rate on the Tranche B term loan under the KCS Credit Facilities is 300 basis points over LIBOR, and the maturity date is December 30, 2006.

                        EARNINGS TO FIXED CHARGES RATIO

The following table sets forth the ratio of our earnings to fixed charges for the periods indicated:

                                                                           Three
                                                                          Months
                                                                           ended
                                      Year ended December 31,            March 31,
                                      ---------------------------------  ----------
                                      1996  1997    1998  1999     2000  2000  2001
                                      ----  ----    ----  ----     ----  ----  ----
Ratio of earnings to fixed charges
 (1)................................. 1.4x  -- (2)  1.9x  1.2x(3)  1.0x  1.2x  -- (4)

--------
(1) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose "earnings" represent the sum of (i) pretax income from continuing operations adjusted for income (loss) from unconsolidated affiliates, (ii) fixed charges, (iii) distributed income from unconsolidated affiliates and (iv) amortization of capitalized interest, less capitalized interest. "Fixed charges" represent the sum of
    (i) interest expensed, (ii) capitalized interest, (iii) amortization of deferred debt issuance costs and (iv) one third of our annual rental expense which management believes is representative of the interest component of rental expense.

(2) Due to the restructuring, asset impairment and other charges of $178.0 million, the 1997 coverage ratio was less than 1:1. The ratio of earnings to fixed charges would have been 1:1 if a deficiency of $148.4 million was eliminated. Excluding the $178.0 million, the ratio for 1997 would have been 1.4x.
(3) Includes unusual costs of $12.7 million. Excluding these items the ratio for 1999 would have been 1.3x.
(4) The ratio of earnings to fixed charges for the three months ended March 31, 2001 was less than 1:1, but would have been 1:1 if a deficiency of $6.1 million was eliminated.

                         DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of the debt securities ("Debt Securities"). The Debt Securities will be issued by either KCSI or KCSR. When we offer to sell a particular series of Debt Securities, we will describe the specific terms of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of Debt Securities. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of Debt Securities and other securities described in this prospectus.

The Debt Securities will be issued under an indenture (the "Indenture") as amended or supplemented from time to time, to be entered into between us and the trustee named in the applicable prospectus supplement. The following summaries of certain proposed provisions of the Indenture do not purport to be complete. Except to the extent set forth in a prospectus supplement with respect to a particular issue of Debt Securities, the Indenture, as amended or supplemented from time to time, for the Debt Securities will be substantially similar to the one described below.

If the Debt Securities are issued by KCSI, they will be guaranteed by KCSR and certain other subsidiaries of KCSI. If the Debt Securities are issued by KCSR, they will be guaranteed by KCSI and certain subsidiaries of KCSI. Each company that guarantees the Debt Securities is referred to in this section as a "Guarantor." Each such guarantee is termed a "Guarantee."

General

 Overview of the Debt Securities and the Guarantees

The Debt Securities will be:

  . general unsecured obligations of the issuer;

  . ranked equally in right of payment with all existing and future senior indebtedness of the issuer;

  . senior in right of payment to all future subordinated obligations of the issuer;

  . effectively subordinated to all secured indebtedness of KCSI and its subsidiaries to the extent of the value of the assets securing such indebtedness; and

  . effectively subordinated to all liabilities (including trade payables) and preferred stock of each subsidiary of KCSI (other than KCSR, if it is the issuer) that is not a Guarantor.

The Guarantees:

  Debt Securities issued by KCSI will be guaranteed by KCSR and certain of KCSI's other existing subsidiaries. Debt Securities issued by KCSR will be guaranteed by KCSI and certain of KCSI's existing subsidiaries. The Guarantors (other than KCSR or KCSI, as applicable) will be:

    Gateway Eastern Railway Company;
    Gateway Western Railway Company;
    SIS Bulk Holding, Inc.;
    PABTEX GP, LLC;

    PABTEX, L.P.;
    KCS Transportation Company;
    Mid-South Microwave, Inc.;
    Rice-Carden Corporation;
    Southern Development Company;
    Southern Industrial Services, Inc.; and
    Trans-Serve, Inc.

The Guarantee of each Guarantor:

  . will be a general unsecured obligation of such Guarantor;

  . will rank equally in right of payment with all existing and future senior indebtedness of such Guarantor;

  . will be senior in right of payment to all future subordinated obligations of such Guarantor; and

  . will be effectively subordinated to all secured indebtedness of KCSI and its subsidiaries to the extent of the value of the assets securing such indebtedness.

Initially, the Debt Securities will not be guaranteed by Caymex Transportation Inc., SCC Holdings Inc., The Kansas City Northern Railway Company, Veals, Inc. and any Subsidiaries of the Parent that do not Guarantee the Bank Indebtedness. Caymex Transportation, Inc. is a holding company that indirectly owns our investments in Grupo TFM and TFM (through Nafta Rail S.A. de C.V.), Panama Canal Railway Company and Panarail Tourism Company. SCC Holdings, Inc. is a holding company that owns our investment in Southern Capital LLC. The Kansas City Northern Railway Company and Veals, Inc. are inactive and do not hold any material assets.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  . the title of the series of debt securities;

  . the aggregate principal amount (or any limit on the aggregate principal amount) of the series of debt securities and, if any debt securities of a series are to be issued at a discount from their face amount, the method of computing the accretion of such discount;

  . the interest rate or method of calculation of the interest rate;

  . the date from which interest will accrue;

  . the record dates for interest payable on debt securities of the series;

  . the dates when, place where and manner in which principal and interest are payable;

  . the securities registrar if other than the trustee;

  . the terms of any mandatory (including any sinking fund requirements) or optional redemption by us;

  . the terms of any repurchase or remarketing rights of third parties;

  . the terms of any redemption at the option of holders of debt securities of a series;

  . the denominations in which debt securities are issuable;

  . whether debt securities will be issued in registered or bearer form and the terms of any such forms of debt securities;

  . whether any debt securities will be represented by a global security and the terms of any such global security;

  . the currency or currencies (including any composite currency) in which principal or interest or both may be paid;

  . if payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

  . provisions for electronic issuance of debt securities or issuance of debt securities in uncertificated form;

  . any events of default, covenants and/or defined terms;

  . whether and upon what terms debt securities may be defeased;

  . the form of the debt securities;

  . any terms that may be required by or advisable under applicable law;

  . the percentage of the principal amount of the debt securities which is payable if the maturity of the debt securities is accelerated in the case of debt securities issued at a discount from their face amount;

  . whether any debt securities will have guarantees; and

  . any other terms in addition to or different from those described herein.

The debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold or deemed to be sold at a discount below their stated principal amount. With respect to any debt securities as to which we have the right to defer interest, the holders of such debt securities may be allocated interest income for federal and state income tax purposes without receiving equivalent, or any, interest payments. Any material federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in a prospectus supplement.

Global Debt Securities

If any debt securities are represented by one or more global securities, the applicable supplement will describe the terms of the depositary arrangement with respect to such global securities.

Book-Entry, Delivery and Form

Except as may otherwise be set forth in an accompanying prospectus supplement, the Indenture will provide that the Debt Securities will initially be issued in the form of one or more registered notes in global form (the "Global Notes"). Each Global Note will be deposited on the date of the closing of the sale of the Debt Securities with, or on behalf of, The Depository Trust Company ("DTC"), as depositary, and registered in the name of Cede & Co., as DTC's nominee.

DTC is a limited-purpose trust company created to hold securities for its participants (the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchase of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

We expect that pursuant to procedures established by DTC, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes and
(ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes may hold their interests therein directly through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interest to persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the debt securities, see "--Exchange of Book-Entry Debt Securities for Certificated Debt Securities" below.

Except as described below, owners of interests in the Global Notes will not have Debt Securities registered in their name, will not receive physical delivery of Debt Securities in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the Global Notes registered in the name of DTC or its nominee will be payable by the trustee to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the trustee will treat the persons in whose names the Debt Securities, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all purposes whatsoever. Consequently, neither the trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Note or
(ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC's current practice, upon receipt of any payment in respect of securities such as the debt securities, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Global Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the debt securities, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except as may otherwise be set forth in an accompanying prospectus supplement, DTC will take any action permitted to be taken by a holder of the debt securities only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the Global Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default, DTC reserves the right to exchange the Global Notes for Debt Securities in certificated form and to distribute such Debt Securities to its Participants.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we have not independently determined the accuracy thereof. We will not have any responsibility for the performance by DTC or its Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book Entry Debt Securities for Certificated Debt Securities

Except as may otherwise be set forth in an accompanying prospectus supplement, a Global Note is exchangeable for debt securities in registered certificated form if (i) DTC notifies us that it is unwilling or unable to continue as clearing agency for the Global Note or has ceased to be a clearing agency registered under the Exchange Act and we thereupon fail to appoint a successor clearing agency within 90 days, (ii) we in our sole discretion elect to cause the issuance of definitive certificated debt securities or (iii) there has occurred and is continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default under the indenture. In addition, beneficial interests in a Global Note may be exchanged for certificated debt securities upon request but only upon at least 20 days, prior written notice given to the trustee by or on behalf of DTC in accordance with customary procedures. In all cases certificated debt securities delivered in exchange for any Global Note or beneficial interest therein will be registered in the names, and issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof, requested by or on behalf of the clearing agency (in accordance with its customary procedures).

Concerning the Trustee

Unless otherwise stated in the applicable prospectus supplement, (i) the trustee may also be the trustee under any other indenture for debt securities and (ii) any trustee or its affiliates may lend money to us, including under our principal credit facility, and may from time to time have lender or other business arrangements with us. The Indenture will contain certain limitations on the rights of the trustee, should it or its affiliates then be our creditors, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

Governing Law

Unless otherwise specified in an accompanying prospectus supplement, the Indenture and the Debt Securities will be governed by New York law.

                          DESCRIPTION OF COMMON STOCK

KCSI may issue, from time to time, shares of one or more series or classes of its common stock. The following summary description sets forth some of the general terms and provisions of the common stock. We will describe the specific terms of any series of stock that we issue as part of this offering in an applicable prospectus supplement. To the extent the description contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the stock, you should refer to the provisions of KCSI's certificate of incorporation, as amended (as so amended, the "certificate of incorporation"), bylaws, as amended (as so amended, the "bylaws"), and the applicable prospectus supplement before you purchase these securities.

General

Under its certificate of incorporation, KCSI is authorized to issue (i) 400,000,000 shares of common stock, par value $0.01 per share, (ii) 840,000 shares of preferred stock, par value $25.00 per share, and (ii) 2,000,000 shares of new series preferred stock, par value $1.00 per share. As of March 31, 2001, 58,301,600 shares of common stock were issued and outstanding, 242,170 shares of preferred stock were issued and outstanding, and no shares of new series preferred stock were outstanding. No other classes of capital stock are authorized under KCSI's certificate of incorporation. The issued and outstanding shares of common stock and preferred stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, provided that, if any shares of series preferred stock or preferred stock are outstanding, no dividends or other distributions may be made with respect to the common stock unless full required dividends on the shares of series preferred stock and preferred stock have been paid, including accumulated dividends in the case of any series of series preferred stock designated to receive cumulative dividends.

Holders of common stock are entitled to one vote per share multiplied by the number of directors to be elected in an election of directors, which may be cast cumulatively, and to one vote per share on any other matter, voting as a single class. In certain instances, holders of series preferred stock or preferred stock may have special class voting rights. Holders of preferred stock are entitled to one vote per share multiplied by the number of directors to be elected in an election of directors, which may be cast cumulatively, and to one vote per share on other matters. Holders of preferred stock vote as a single class with the holders of common stock and any series of series preferred stock having voting rights; however, whenever dividends are in arrears on the preferred stock for six quarters, the holders of preferred stock have the right to vote as a class to elect two directors at the next annual stockholders' meeting at which directors are elected and have such right until dividends have been paid on the preferred stock for four consecutive quarters. The vote of the holders of two-thirds of preferred stock voting together as a class is required for any amendment to KCSI's certificate of incorporation which would materially and adversely alter or change the powers, preferences or special rights of such stock.

In the event of the voluntary or involuntary dissolution, liquidation or winding up of KCSI, holders of common stock are entitled to receive pro rata, after satisfaction in full of the prior rights of creditors (including holders of KCSI's indebtedness) and holders of series preferred stock and preferred stock, all the remaining assets of KCSI available for distribution.

The issuance of additional shares of series preferred stock or preferred stock may result in a dilution of the voting power and relative equity interests of the holders of common stock and would subject the common stock to the prior dividend and liquidation rights of the series preferred stock and preferred stock issued. The common stock is not redeemable and has no preemptive rights.

Any shares of common stock sold hereunder shall be fully paid and nonassessable and will be listed on the New York Stock Exchange.

Classified Board of Directors

KCSI's certificate of incorporation provides that the board of directors shall be divided into three classes as nearly equal in number as possible. Each class of directors serves for a term of three years and such terms commence in three consecutive years so that one class of directors is elected at the annual stockholders' meeting each year. KCSI's certificate of incorporation also provides that the vote of 70% of the shares entitled to vote in the election of directors is required to amend the certificate of incorporation to increase the number of directors to more than eighteen, abolish cumulative voting for directors and abolish the classification of the board. The same vote requirement is imposed by the certificate of incorporation on certain transactions involving mergers, consolidations, sales or leases of assets having a fair market value of $2,000,000 or more, with or to certain owners of more than 5% of the stock of KCSI entitled to vote in the election of directors, unless the board of directors has approved a memorandum of understanding with any such owner prior to its becoming such a 5% holder. These provisions could have the effect of delaying, deferring or preventing a change in control of KCSI.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as "stock purchase contracts." The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

We may offer and sell or exchange the securities described in this prospectus:

  . through agents,

  . through one or more underwriters,

  . through one or more dealers,

  . directly to one or more purchasers (through a specific bidding or auction process or otherwise), or

  . through a combination of any such methods of sale.

The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions either:

  . at a fixed price or prices, which may be changed,

  . at market prices prevailing at the time of sale,

  . at prices relating to such prevailing market prices,

  . at negotiated prices, or

  . at a fixed exchange ratio in return for other of our securities.

Offers to purchase or exchange the securities may be solicited by agents designated by us from time to time. Any such agent will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If an underwriter or underwriters are utilized in the sale of the securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities.

If a dealer is utilized in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement relating thereto.

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Offers to purchase or exchange the securities may be solicited directly by us and sales or exchanges thereof may be made by us directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement relating thereto.

We may enter into agreements with agents, underwriters and dealers under which we may agree to indemnify them against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof. The terms and conditions of such indemnification or contribution will be described in the applicable supplement. Certain of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

Sonnenschein Nath & Rosenthal, Kansas City, Missouri, will issue an opinion to us relating to the legality of the securities being offered by this prospectus. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters of an offering of the securities, that counsel will be named in the prospectus supplement relating to that offering.

                                    EXPERTS

The consolidated financial statements of Kansas City Southern Industries, Inc. and subsidiaries as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. and subsidiary ("Grupo TFM") as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated in this prospectus by reference to the Kansas City Southern Industries, Inc. Annual Report on Form 10-K/A for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers, S.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                     4,600,000 Mandatory Convertible Units

                     Kansas City Southern Industries, Inc.

                                 [KCSI Logo]
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                       PRELIMINARY PROSPECTUS SUPPLEMENT

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  Until      , 2001 (90 days after the date of this prospectus), all dealers effecting transactions in the Mandatory Convertible Units, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                        , 2001

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